As filed with the Securities and Exchange Commission on April 22, 2005

Registration No. 333-123162

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEFÓNICA, S.A.

(Exact Name of Registrant as Specified in Its Charter)

Kingdom of Spain	4813	Not applicable
(Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Gran Vía, 28

28013 Madrid, Spain

011-34-91-584-0040

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Maria Dolores Pizarro Figueroa

TLD Puerto Rico

Metro Office Park, Calle 2, Edificio 17,

Suite 600

Guaynabo, Puerto Rico 00968

(787) 273 5629

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Diane G. Kerr Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 1-212-450-4000	Michael J. Willisch Davis Polk & Wardwell Marqués de la Ensenada 2 28004 Madrid, Spain 011-34-91-702-2680

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount Of Registration Fee
Ordinary Shares, nominal value €1.00 per ordinary share	3,610,786	$19.42	$70,121,464	$8,253	*

(1)	American Depositary Receipts evidencing American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6, Registration No. 333-12182.
(2)	Includes the maximum number of Telefónica ordinary shares expected to be delivered to Terra Networks securityholders resident in the United States pursuant to the merger plan. This number is based on the (a) 16,248,539 ordinary shares and ADSs of Terra Networks held by U.S. residents expected to be exchanged in the merger and (b) an exchange ratio of 9 ordinary shares of Terra Networks for every 2 ordinary shares of Telefónica. The securities to be delivered in connection with the merger outside the United States are not registered under this registration statement.
(3)	The Proposed Maximum Aggregate Offering Price per ordinary share (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act) is based on a price of €14.89 per Telefónica ordinary share. The Telefónica price per ordinary share is based on the merger ratio of 2 ordinary shares of Telefónica to be received for every 9 ordinary shares of Terra Networks and a market value of ordinary shares of Terra Networks of €3.31 per ordinary share, calculated pursuant to Rule 457(c) by taking the average of the high and low prices of Terra Networks ordinary shares as reported on the Automated Quotation System of the Spanish stock exchanges on April 18, 2005. The Telefónica price per ordinary share was converted into U.S. dollars based on an exchange rate of €1.00=U.S.$1.3037, the Noon Buying Rate on April 18, 2005.
*	Of which $7,427 was paid in connection with the initial filing of this registration statement on March 7, 2005 and $1,035 was paid in connection with the filing of Amendment No. 1 to the registration statement on April 14, 2005. Accordingly, no additional filing fee is due in connection with the filing of this Amendment No. 2 to the registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER BY ABSORPTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

At meetings held on February 23, 2005, the Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. approved a merger plan which provides for the merger of the two companies and prepared their respective balance sheets as of December 31, 2004, which we will refer to as the “merger balance sheets” and which will be submitted to their respective annual general shareholders’ meetings for their approval.

In the merger, Terra Networks will be merged into Telefónica with Telefónica being the surviving entity. If the merger is consummated the ordinary shares and ADSs of Terra Networks will cease to be traded on any exchange or quotation system, including the Spanish stock exchanges in the case of Terra Networks ordinary shares and the Nasdaq National Market in the case of Terra Networks ADSs.

If the merger is completed, holders of Terra Networks ordinary shares will receive 2 Telefónica ordinary shares for every 9 ordinary shares of Terra Networks they hold and holders of Terra Networks ADSs will receive 2 Telefónica ADSs for every 27 Terra Networks ADSs they hold. Each Terra Networks ADS represents one Terra Networks ordinary share, and each Telefónica ADS represents three Telefónica ordinary shares.

Telefónica will deliver approximately 29,274,686 ordinary shares of Telefónica (including ordinary shares in the form of ADSs) to Terra Networks shareholders in the merger. The ordinary shares of Telefónica to be delivered to Terra Networks shareholders in the merger will represent approximately 0.6% of the outstanding ordinary shares of Telefónica after the merger.

Telefónica will not deliver fractional ordinary shares or ADSs. Terra Networks shareholders and ADS holders will receive cash in lieu of any fractional ordinary shares or ADSs. Telefónica shareholders and ADS holders will continue to own their existing ordinary shares and ADSs after the merger.

We are asking shareholders and ADS holders of Telefónica to approve Telefónica’s merger balance sheets, the merger on the terms and conditions set forth in the merger plan and related matters.

We are asking shareholders and ADS holders of Terra Networks to approve Terra Networks’ merger balance sheets, the merger on the terms and conditions set forth in the merger plan and related matters.

An English-language translation of the merger plan, deposited with the Madrid Commercial Registry, is attached as Annex A-1 to this joint information statement/prospectus.

We cannot complete the merger unless shareholders of both companies approve it.

This joint information statement/prospectus has been prepared for shareholders of Telefónica and Terra Networks residing in the United States and for holders of Telefónica and Terra Networks ADSs to provide information about the merger described herein which is to be voted on at the annual general shareholders’ meetings of Telefónica’s and Terra Networks’ shareholders.

Under Spanish law, if a quorum is not obtained on the first date for which the meeting is called, the meeting is adjourned until the date and time specified in the meeting notice for the second call, if any. On the second call of a meeting, the quorum requirements are lower than those for the first call.

The dates, times and places of the annual general shareholders’ meeting on the first call or on the second call, if required, are:

For Telefónica shareholders:

First Call: May 30, 2005

Second Call: May 31, 2005

12:00 Noon, Local Time

Madrid, at IFEMA (Feria de Madrid), Campo de las Naciones, Parque Ferial Juan Carlos I, Pabellón 3

For Terra Networks shareholders:

First Call: June 2, 2005

12:00 Noon, Local Time

Barcelona, at Palau Sant Jordi, Barcelona ‘92 Room, Passeig Olímpic 5-7 de Barcelona

For Telefónica and Terra Networks shareholders, approval of the merger on the terms and conditions set forth in the merger plan, the merger balance sheets and related matters described herein requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting of Telefónica or Terra Networks, as the case may be, if a quorum of at least 50% is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% of the subscribed capital of Telefónica or Terra Networks, as the case may be, entitled to vote but at least 25% of the subscribed share capital entitled to vote. At February 23, 2005, Telefónica owned 75.87% of the outstanding Terra Networks ordinary shares and, accordingly, there will be only one call for the Terra Networks annual general shareholders’ meeting. Telefónica intends to vote its Terra Networks ordinary shares in favor of the merger.

The holders of at least 300 ordinary shares of Telefónica and at least 25 ordinary shares of Terra Networks, or holders who join a group of shareholders who hold in the aggregate at least the required number of ordinary shares, will be allowed to attend and vote at the annual general shareholders’ meeting if those holders are recorded on the applicable book-entry registry of shareholders on May 25, 2005, and May 28, 2005, five days prior to the date of Telefónica and Terra Networks’ annual general shareholders’ meetings, respectively. Shareholders holding fewer ordinary shares may vote by proxy. The holders of ADSs representing ordinary shares of Telefónica and Terra Networks will be allowed to vote by proxy in accordance with the procedures set forth in their respective ADS deposit agreements, which are described below, if those holders are recorded on the ADS depositaries’ registries on April 22, 2005.

The principal market on which Telefónica ordinary shares trade is the Spanish stock exchanges, where they trade under the symbol “TEF”. Telefónica ADSs, each representing three ordinary shares, are listed on the New York Stock Exchange under the symbol “TEF”. The principal market on which Terra Networks ordinary shares trade is the Spanish stock exchanges, where they trade under the symbol “TRR”. Terra Networks ADSs, each representing one ordinary share, are traded on the Nasdaq National Market under the symbol “TRRA”.

This joint information statement/prospectus provides detailed information about the proposed merger and important information about the Telefónica ordinary shares and ADSs to be offered to Terra Networks shareholders and ADS holders pursuant to the merger. You are encouraged to read everything in this document, including the list of risk factors relating to the merger that begins on page II-1.

César Alierta Izuel	Joaquín Faura Batlle
Executive Chairman	Executive Chairman
Telefónica, S.A.	Terra Networks, S.A.
Joint information statement/prospectus dated April 22, 2005, and first mailed to shareholders on April 25, 2005.

Information Incorporated by Reference

This joint information statement/prospectus incorporates by reference business and financial information about Telefónica and Terra Networks that is not included in or delivered in this joint information statement/prospectus. We may also incorporate by reference some of the reports on Form 6-K that we or Terra Networks furnishes to the SEC between the date of this joint information statement/prospectus and the date of the annual general shareholders’ meetings. You may obtain documents incorporated by reference in this joint information statement/prospectus without charge by requesting them in writing or by telephone from the appropriate party at the following address:

Georgeson Shareholder

17 State Street, 10th Floor

New York, NY 10004

Toll Free: (877) 278-4794

Banks & Brokers: (212) 440-9800

To obtain timely delivery of these documents, you must request them no later than May 24, 2005. For a list of those documents that are incorporated by reference into this joint information statement/prospectus, see “Part Eight—Additional Information for Shareholders—Where You Can Find More Information.”

TELEFÓNICA, S.A.

Annual General Shareholders’ Meeting

The Board of Directors of Telefónica, S.A. has resolved to call the annual general shareholders’ meeting of the company, to be held in Madrid, at IFEMA (Feria de Madrid), Campo de las Naciones, Parque Ferial Juan Carlos I, Pabellón 3 on May 30, 2005 at 12:00 Noon on first call and on May 31, 2005 at 12:00 Noon on second call in the same place, if the necessary legal quorum is not reached on the first call.

The purpose of this call is to submit to the consideration and approval of the annual general shareholders’ meeting the items stated in the Agenda below.

AGENDA

I. Examination and approval, if applicable, of the Annual Accounts and Management Report of Telefónica, S.A. and its consolidated group of companies, as well as the proposal for the application of the results of Telefónica, S.A., and that of the management of the company’s Board of Directors, all for the 2004 financial year.

II. Shareholder remuneration: A) distribution of dividends with a charge to the additional paid-in capital reserve and B) extraordinary non-cash distribution of additional paid-in capital.

III. Examination and approval, as the case may be, of the merger plan between Telefónica, S.A. and Terra Networks, S.A. and approval, as the Merger Balance Sheet, of Telefónica, S.A.’s Balance Sheet closed as of December 31, 2004. Approval of the merger between Telefónica, S.A. and Terra Networks, S.A. by absorption (absorción) of Terra Networks, S.A. by Telefónica, S.A. with the dissolution without liquidation of Terra Networks, S.A. and the en bloc transfer, by universal succession, of all of its assets and liabilities to Telefónica, S.A., stating that the exchange of shares will be fully satisfied by means of the delivery of Telefónica, S.A.’s treasury shares, all in accordance with the merger plan. Application of the special tax regime set forth in Chapter VIII of Title VII of the Restated Text of the Companies Income Tax Law in connection with the merger. Establishment of procedures to facilitate the exchange of shares as a result of the merger. Delegation of powers.

IV. Appointment of Directors.

V. Designation of the Accounts Auditor for Telefónica, S.A. and its consolidated group of companies, under the provisions of article 42 of the Spanish Commerce Code (Código de Comercio) and article 204 of the Spanish Corporations Act (Ley de Sociedades Anónimas).

VI. Authorization for the acquisition of treasury stock, directly or through group companies.

VII. Reduction of share capital through the amortization of treasury stock, with the exclusion of the right to opposition by creditors, through the redrafting of the article in the bylaws that refers to the share capital.

VIII. Delegation of powers to formalize, construe, correct and execute the resolutions adopted by the annual general shareholders’ meeting.

TERRA NETWORKS, S.A.

Annual General Shareholders’ Meeting

The Board of Directors of Terra Networks, S.A. has resolved to call the annual general shareholders’ meeting of the company, to be held in Barcelona, at Palau Sant Jordi, Barcelona ‘92 Room, Passeig Olímpic 5-7 de Barcelona on June 2, 2005 at 12:00 Noon on the first, and only, call.

The purpose of this call is to submit to the consideration and approval of the annual general shareholders’ meeting the items stated in the Agenda below.

AGENDA

I. Examination and, if appropriate, approval of the financial statements and management report, both of Terra Networks, S.A. (parent company) and of its consolidated group, as well as the proposed distribution of income and the conduct of business by its Board of Directors, all in relation to 2004.

II. Reappointment, ratification and, if appropriate, appointment of Directors.

III. Shareholders’ remuneration: distribution of dividends with a charge to the additional paid-in capital reserve.

IV. Designation of auditor for Terra Networks, S.A. and its consolidated group of companies.

V. Examination and approval, if applicable, of the merger plan of Telefónica, S.A. and Terra Networks, S.A. and approval, as the merger balance sheet, of Terra Networks, S.A.’s balance sheet closed on December 31, 2004. Approval of the merger between Telefónica, S.A. and Terra Networks, S.A. by means of the absorption (absorción) of the latter by the former with the extinction of Terra Networks, S.A. and the en bloc transfer, by universal succession, of all of its assets and liabilities to Telefónica, S.A., stating that the exchange of shares will be fully satisfied by means of the delivery of Telefónica, S.A.’s treasury shares, all in accordance with the merger plan. Application of the special tax regime set forth in Chapter VIII of Title VII of the Restated Text of the Companies Income Tax Law in connection with the merger. Establishment of procedures to facilitate the exchange of shares. Delegation of powers.

VI. To consent to and approve, as far as necessary, the resolutions to be adopted by the annual shareholders’ meeting of Telefónica, S.A. under items IV and VII of the Agenda for the Meeting relating to: (i) appointment of Directors and (ii) capital reduction by means of the retirement of treasury stock, with the exclusion of the right of creditors to object, rewording the Article in the corporate bylaws relating to capital stock.

VII. Delegation of powers to formalize, interpret, rectify and implement the resolutions adopted by the shareholders’ meeting.

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Annexes
Annex A-1	Merger Plan
Annex A-2	Telefónica, S.A. Merger Balance Sheets
Annex A-3	Terra Networks, S.A. Merger Balance Sheets
Annex B-1	Opinion of Morgan Stanley & Co. Limited
Annex B-2	Opinion of Lehman Brothers Europe Limited
Annex B-3	Opinion of Citigroup Global Markets Limited
Annex C-1	English-language translation of Report of the Spanish Independent Expert
Annex C-2	English-language translation of Report of the Board of Directors of Telefónica
Annex C-3	English-language translation of Report of the Board of Directors of Terra Networks

The contents of Telefónica’s and Terra Networks’ World Wide Web sites are not part of this joint information statement/prospectus.

Glossary

The terms below are used as follows throughout this joint information statement/prospectus:

•	“Telefónica” means Telefónica, S.A. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. In addition, references to “we”, “us” and “our” are to Telefónica, S.A. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

•	“Terra Networks” means Terra Networks, S.A. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

•	“Telefónica’s Consolidated Financial Statements” means Telefónica’s audited consolidated financial statements at December 31, 2004 and 2003 and for the three years ended December 31, 2004, as included in Telefónica’s 2004 Form 20-F.

•	“Terra Networks’ Consolidated Financial Statements” means Terra Networks’ audited consolidated financial statements at December 31, 2004 and 2003 and for the three years ended December 31, 2004, as included in Terra Networks’ 2004 Form 20-F.

•	“Telefónica Merger Balance Sheets” means the Spanish statutory audited balance sheets of Telefónica, S.A. at December 31, 2004, included in Annex A-2.

•	“Terra Networks Merger Balance Sheets” means the Spanish statutory audited balance sheets of Terra Networks, S.A. at December 31, 2004, included in Annex A-3.

•	“Telefónica’s 2004 Form 20-F” means Telefónica’s annual report on Form 20-F for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on April 18, 2005, as amended on April 22, 2005, and incorporated by reference into this joint information statement/prospectus.

•	“Terra Networks’ 2004 Form 20-F” means Terra Networks’ annual report on Form 20-F for the year ended December 31, 2004 as filed with the Securities and Exchange Commission and incorporated by reference into this joint information statement/prospectus.

Cautionary Statement Regarding

Forward-Looking Statements

This document contains statements that constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document can be identified in some instances, by the use of words such as “expects”, “aims”, “hopes”, “anticipates”, “intends”, “believes” and similar language or the negative thereof or by the forward-looking nature of discussions of strategy, plans or intentions. These statements appear in a number of places in this document including, without limitation, certain statements made in “Questions and Answers About the Merger,” “Summary,” “The Merger—Background of the Merger,” “The Merger—Our Reasons for the Merger,” “The Merger—Other Expenses,” “Opinion of Morgan Stanley & Co. Limited,” “Opinion of Lehman Brothers Europe Limited,” “Opinion of Citigroup Global Markets Limited,” “Opinion of the Spanish Independent Expert,” “Information about Telefónica” and “Information about Terra Networks.” The sections of documents incorporated by reference which contain forward-looking statements include “Operating and Financial Review and Prospects” and “Quantitative and Qualitative Disclosures About Market Risk” in Telefónica’s 2004 Form 20-F and Terra Networks’ 2004 Form 20-F. Other forward-looking statements contained herein or therein include statements regarding our intent, belief or current expectations with respect to, among other things:

•	the effect on our results of operations of increased competition in the Spanish telecommunications market and our other principal markets;

•	trends affecting our financial condition or results of operations;

•	acquisitions or investments which we may make in the future;

•	our capital expenditures plan;

•	supervision and regulation of the Spanish telecommunications sector and in other countries where we have significant operations;

•	our strategic partnerships;

•	the potential for growth and competition in current and anticipated areas of our business; and

•	the adoption of International Financial Reporting Standards in preparing Telefónica, S.A.’s consolidated financial statements beginning January 1, 2005.

Such forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties, and actual results may differ materially from those anticipated in the forward-looking statements as a result of various factors. The risks and uncertainties involved in our businesses that could affect the matters referred to in such forward-looking statements include but are not limited to:

•	changes in general economic, business, or political conditions in the domestic or international markets in which we operate or have material investments that may affect demand for our services;

•	changes in currency exchange rates and interest rates;

•	the impact of current, pending or future legislation and regulation in Spain, other countries where we operate and the European Union;

•	the impact of new pronouncements from the International Accounting Standards Board regarding International Financial Reporting Standards on Telefónica, S.A.’s consolidated financial statements beginning January 1, 2005;

•	the actions of existing and potential competitors in each of our markets; and

•	the potential effects of technological changes.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this document. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date of this document, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

You should understand that the following important factors, in addition to those discussed above and elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Telefónica and Terra Networks, and of Telefónica after the closing of the merger, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

•	our ability to integrate the businesses of Telefónica and Terra Networks successfully after the merger;

•	the challenges inherent in diverting management’s focus and resources from other strategic opportunities and from operational matters during the integration process;

•	the process of, or conditions imposed in connection with, obtaining regulatory approvals for the merger;

•	the outcome of negotiations with partners and governments;

•	the growth of free internet access in many core markets that may increase competition;

•	the need to establish and maintain strategic relationships with content providers, e-commerce merchants and technology providers;

•	declining prices for our services; and

•	reliance on third-party content providers.

Questions and Answers about the Merger

Q: When and where are the shareholders’ meetings?

A: Telefónica’s annual general shareholders’ meeting will take place on May 30, 2005 or May 31, 2005, if a quorum is not obtained at the first call, in Madrid, Spain. Terra Networks’ annual general shareholders’ meeting will take place on June 2, 2005 in Barcelona, Spain. For the address of each meeting, see “Part Four—Information about the Meetings and Voting—Matters Relating to the Meetings.”

Q: What do I need to do now if I hold Telefónica or Terra Networks ordinary shares?

A: All holders of at least 300 Telefónica ordinary shares will be allowed to attend the Telefónica meeting and vote. All holders of at least 25 Terra Networks ordinary shares will be allowed to attend the Terra Networks meeting and vote.

Holders of fewer than 300 Telefónica ordinary shares or fewer than 25 Terra Networks ordinary shares may join other shareholders to form a group owning at least the minimum required ordinary shares and appoint a shareholder representative to vote their ordinary shares. In addition, holders of fewer than 300 Telefónica ordinary shares may also grant a proxy to a holder who already has sufficient ordinary shares to attend the meeting.

In order to attend the meetings, shareholders must request an admission ticket from the Spanish depositary for their ordinary shares.

Q: What do I need to do now if I hold Telefónica or Terra Networks ADSs?

A: If you hold Telefónica or Terra Networks ADSs representing Telefónica or Terra Networks ordinary shares and wish to vote, you must complete the voting instruction card provided by the relevant depositary. Please contact the relevant depositary for more information about these procedures.

Q: How many votes will I get for each ordinary share of Telefónica or Terra Networks?

A: Holders of Telefónica ordinary shares will be entitled to one vote for every ordinary share they own and that is represented at Telefónica’s annual general shareholders’ meeting. Holders of Terra Networks ordinary shares will be entitled to one vote for every ordinary share they own and that is represented at Terra Networks’ annual general shareholders’ meeting.

However, each shareholder of Telefónica, including any affiliates of that shareholder, is limited to a maximum number of votes representing 10% of the paid-in capital of Telefónica entitled to vote.

Q: How many votes will I get for each Telefónica or Terra Networks ADS?

A: If you hold Telefónica or Terra Networks ADSs representing Telefónica or Terra Networks ordinary shares and you complete the voting instruction card and return it, in the case of the Telefónica ADSs, to the Telefónica depositary by May 27, 2005, and in the case of the Terra Networks ADSs, to the Terra Networks depositary by May 31, 2005, you will be entitled to three votes for each Telefónica ADS held and one vote for each Terra Networks ADS held.

Q: Can I vote by proxy?

A: Telefónica shareholders may vote by proxy by executing a written instrument in favor of another person, including a director of Telefónica. Terra Networks shareholders may vote by proxy by executing a written instrument in favor of another person, including a director of Terra Networks. A proxy may be appointed for only one single meeting, including the first and second calls relating to such meeting.

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Q: Will my depositary vote the ordinary shares represented by my ADSs for me?

A: If you own Terra Networks ADSs, the Terra Networks depositary will, subject to certain conditions, vote the ordinary shares represented by your ADSs in accordance with the Board of Directors’ recommendation unless you provide the Terra Networks depositary with instructions to the contrary.

If you own Telefónica ADSs, the Telefónica depositary will, subject to certain conditions, vote the ordinary shares represented by your ADSs in accordance with the Board of Directors’ recommendation unless you provide the Telefónica depositary with instructions to the contrary.

Q: What will I receive in the merger for my Terra Networks ordinary shares and ADSs?

A: Terra Networks shareholders will receive 2 ordinary shares of Telefónica for every 9 ordinary shares of Terra Networks, and holders of Terra Networks ADSs will receive 2 Telefónica ADSs for every 27 Terra Networks ADSs.

Telefónica will not deliver any fractional ordinary shares or ADSs. Terra Networks shareholders and ADS holders will receive cash in lieu of any ordinary shares or ADSs Terra Networks that do not entitle them to receive one ordinary share or ADS of Telefónica.

Q: What happens to my future dividends?

A: The merger plan describes that the holders of ordinary shares of Telefónica and Terra Networks will receive separate dividends prior to the merger as follows: (1) holders of Telefónica ordinary shares and ADSs will receive €0.23 per Telefónica ordinary share as interim dividends with respect to the fiscal year ended December 31, 2004; (2) holders of Terra Networks ordinary shares and ADSs will receive €0.60 per Terra Networks ordinary share; and (3) holders of Telefónica ordinary shares and ADSs will receive a dividend of one Telefónica ordinary share for every 25 Telefónica ordinary shares already held. The dividends described under (2) and (3) above are subject to the final approval of the annual general shareholders’ meetings of the relevant company. The determination of the exchange ratio took into consideration the dividends that both companies are expected to distribute. Other than the dividends described in (1), (2) and (3) above, which will be paid prior to the merger, the holders of Telefónica ordinary shares and ADSs received in connection with the merger will be entitled to receive dividends on an equal basis with current holders of Telefónica ordinary shares and ADSs with respect to the year beginning January 1, 2005, including a dividend declared by the Board of Directors of Telefónica on November 24, 2004 in the amount of €0.27 per Telefónica ordinary share payable on November 11, 2005, subject to final approval by the annual general shareholders’ meeting of Telefónica. To compare dividends paid by each of Telefónica and Terra Networks, see “Part One—Summary—Summary Comparative per Ordinary Share Data.”

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. We hope to complete the merger within two months of the date of the annual general shareholders’ meetings.

Q: What do I have to do in order to exchange my ordinary shares of Terra Networks for ordinary shares in Telefónica?

A: Nothing. If the merger is approved, your Terra Networks ordinary shares will be automatically exchanged for ordinary shares of Telefónica.

Q: What do I have to do in order to exchange my Terra Networks ADSs for ADSs of Telefónica?

A: Nothing. If the merger is approved, the Terra Networks ordinary shares represented by your ADSs will be automatically exchanged for ordinary shares of Telefónica and ADSs representing Telefónica ordinary shares will be delivered to you.

If you hold your Terra Networks ADSs in the form of ADR certificate(s), you must surrender your ADR certificate(s) for cancellation and obtain a new ADR certificate representing the Telefónica ADSs you are entitled to received in the merger.

Q: Who do I call if I have questions about the meetings or the merger?

A: Telefónica shareholders and ADS holders may call Telefónica’s Shareholder Assistant Service, at 011-34-900-11-1004.

Terra Networks shareholders and ADS holders may call 011-34-900-50-0525.

Q: If I own ADSs, how do I contact the depositary?

A: If you own Telefónica ADSs, you should contact Citibank, N.A. at the address and number provided in the instructions to your voting card.

If you own Terra Networks ADSs, you should contact Citibank, N.A. at the address and number provided in the instructions to your voting card.

Part One—Summary

Part One—Summary

This summary highlights selected information from this joint information statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document and the documents we have referred you to carefully. See “Part Eight—Additional Information for Shareholders—Where You Can Find More Information.”

The Companies

Telefónica, S.A.

The registered offices of Telefónica are at Gran Vía, 28, 28013 Madrid, Spain; the telephone number of Telefónica’s registered offices is 011-34-900-11-1004.

We are a diversified telecommunications group which provides a comprehensive range of services in Spain and Latin America through one of the world’s largest and most modern telecommunications networks. We are also the leading provider of fixed line public voice telephone services, wireless communications services, Internet access services and data transmission services in Spain and one of the largest telecommunications operators in Latin America, with operations principally in Brazil, Argentina, Chile, Peru, Mexico, Colombia, Ecuador, Nicaragua, Panama, Uruguay, Venezuela, El Salvador and Guatemala.

Our group is organized according to seven principal lines of business: Spanish fixed line business, Latin American fixed line business, mobile business, directories business, Internet portal business, call centers and content and media business.

At December 31, 2004, we had approximately 43.2 million access lines in service and 74.4 million wireless subscribers. In addition, we have 0.4 million pay television subscribers. We had a total of approximately 118.1 million clients at December 31, 2004, more than half of which were in Latin America.

Terra Networks, S.A.

The registered offices of Terra Networks are at Calle Nicaragua, 54, 08029, Barcelona, Spain; the telephone number of Terra Networks’ registered offices is 011-34-93-493-2300. The main offices of Terra Networks are at Via de las Dos Castillas, 33, 28224, Pozuelo de Alarcón, Madrid, Spain; the telephone number of Terra Networks’ main offices is 011-34-91-452-3000.

Terra Networks is a leading portal to Spanish- and Portuguese-speaking markets. Terra Networks offers a suite of Internet services in a variety of languages that provides users throughout our markets in Europe, Latin America and North America with:

•	access to the Internet (in Spain and certain countries in Latin America);

•	portal and network services that incorporate a wide variety of individually-tailored content for each market and featuring enhanced functionality;

•	a range of online advertising, marketing and e-commerce opportunities;

•	multiple solutions for our customers’ Internet needs, such as web design and hosting and communication; and

•	consulting services such as web audit, web rationalization and web maintenance.

Through Terra Networks’ portals and network of websites and joint venture partnerships, it has one of the largest global footprints of any Internet portal or network, with portals in 27 countries. Terra Networks holds a

Part One—Summary

leading position in the following markets: Spain, Latin America and the U.S. Hispanic market. Terra Networks is also a leading interactive services provider in Spain and Latin America, offering Internet access and local-language interactive content and services to more than 6 million pay customers in Spain, the United States, Brazil, Mexico, Peru, Chile and Central America.

Telefónica and Terra Networks’ Reasons for the Merger

Telefónica and Terra Networks believe that by combining Terra Networks’ Internet access and portal services with Telefónica’s fixed-line telephony network and broadband services, the two companies can create more shareholder value than could be achieved by the companies on their own. This is the fundamental reason for the merger.

Telefónica and Terra Networks believe that the strategy of independently developing telecommunications and Internet businesses is no longer attractive, particularly in light of the recent growth in penetration of broadband technology in many of the markets in which the two companies operate. As a result of the success of broadband technology, a new market dynamic has developed in which Internet access and connection and telephony services offered in one integrated package is the business model that best serves customers’ increasing desire to obtain these services from one telecommunications provider.

For Telefónica and Terra Networks, the integration of Telefónica’s telecommunications business, and in particular its fixed-line telephony network infrastructure, with the requisite technical and human capital to operate such network, and broadband capability, with Terra Networks’ Internet access and portal services, provides greater growth opportunities for the companies as an integrated unit than as independent operators. As an integrated telephony and Internet services provider, Telefónica will be able to provide a complete package of services in order to compete successfully with other integrated operators, such as cable companies.

In addition, after the merger, Telefónica and Terra Networks believe that:

•	The two companies’ competitive position will be stronger as a result of an increased capability to compete with the integrated telephony, internet service and content packages offered by competitors;

•	The two companies will be better positioned to develop new services that optimize the use of Terra Networks’ network or that require significant resources;

•	The two companies will improve their ability to leverage each company’s client relationships by creating global strategies based on client segment, rather than product line, reducing customer churn through the sale of packaged services and increasing cross-selling; and

•	The two companies’ costs and expenses will decrease as a result of, among other measures, integrating their networks and platforms, eliminating duplicative marketing and advertising and reducing corporate overhead.

Telefónica and Terra Networks believe the combined company can be run more efficiently and can compete more effectively and use its capital more profitably than either company on its own. Of course, these benefits and the other benefits described above depend on our ability to obtain the necessary approvals for the merger, to integrate the businesses of Telefónica and Terra Networks successfully after the merger and on other uncertainties.

Merger Recommendations to Shareholders

To Telefónica Shareholders:

The Board of Directors of Telefónica has approved the merger plan, an English-language translation of which is attached as Annex A-1, and the holders of Telefónica ordinary shares and Telefónica ADSs are being invited to approve the merger on the terms and conditions set forth in the merger plan at the Telefónica annual

Part One—Summary

general shareholders’ meeting. In accordance with Spanish law, Telefónica’s Board of Directors has prepared a report to shareholders which explains certain legal and financial aspects of the merger. See “Part Three—The Merger—Report of the Board of Directors of Telefónica” for a description of such report. An English-language translation of the report is attached as Annex C-2 to this joint information statement/prospectus.

To Terra Networks Shareholders:

The Board of Directors of Terra Networks has approved the merger plan, an English-language translation of which is attached as Annex A-1, and the holders of Terra Networks ordinary shares and Terra Networks ADSs are being invited to approve the merger plan at the Terra Networks annual general shareholders’ meeting. In accordance with Spanish law, Terra Networks’ Board of Directors has prepared a report to shareholders which explains certain legal and financial aspects of the merger. See “Part Three—The Merger—Report of the Board of Directors of Terra Networks” for a description of such report. An English-language translation of the report is attached as Annex C-3 to this joint information statement/prospectus.

The Merger

In the merger, Terra Networks will be merged into Telefónica with Telefónica being the surviving entity. If the merger is consummated the ordinary shares and ADSs of Terra Networks will cease to be traded on any exchange or quotation system, including the Spanish stock exchanges in the case of the Terra Networks ordinary shares and the Nasdaq National Market in the case of the Terra Networks ADSs.

The English-language translation of the merger plan is attached as Annex A-1 to this joint information statement/prospectus. We encourage you to read the merger plan because it is the document that governs the merger.

What Holders of Terra Networks Ordinary Shares and ADSs Will Receive

As a result of the merger, Terra Networks shareholders will receive 2 ordinary shares of Telefónica for every 9 ordinary shares of Terra Networks, and holders of Terra Networks ADSs will receive 2 Telefónica ADSs for every 27 Terra Networks ADSs.

Telefónica will not deliver any fractional ordinary shares or ADSs. Terra Networks shareholders and ADS holders will receive cash in lieu of any ordinary shares or ADSs of Terra Networks that do not entitle them to receive one ordinary share or ADS of Telefónica.

Comparative Per Ordinary Share and ADS Market Price Information

Telefónica and Terra Networks ordinary shares are both listed on the Automated Quotation System of the Spanish stock exchanges. On February 11, 2005, the last full trading day prior to the public announcement of negotiations relating to the proposed merger, Telefónica ordinary shares closed at €14.46 and Terra Networks ordinary shares closed at €3.19. On April 21, 2005 Telefónica ordinary shares closed at €13.12 and Terra Networks ordinary shares closed at €3.32.

Telefónica ADSs are listed on the New York Stock Exchange. Terra Networks ADSs are traded on the Nasdaq National Market. On February 11, 2005, the last full trading day prior to the public announcement of negotiations relating to the proposed merger, Telefónica ADSs closed at U.S.$55.91 and Terra Networks ADSs closed at U.S.$4.07. On April 21, 2005, Telefónica ADSs closed at U.S.$51.98 and Terra Networks ADSs closed at U.S.$4.29.

Listing of New Telefónica ADSs

The new Telefónica ADSs will be listed on the New York Stock Exchange under the ticker symbol “TEF,” subject to approval by the NYSE of Telefónica’s application to list such ADSs.

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Ownership of Telefónica After the Merger

Telefónica will deliver approximately 29,274,686 ordinary shares of Telefónica (including ordinary shares in the form of ADSs) to Terra Networks shareholders in the merger. The ordinary shares of Telefónica to be delivered to Terra Networks shareholders in the merger will represent approximately 0.6% of the outstanding ordinary shares of Telefónica after the merger.

Shareholder Vote Required to Approve the Merger Proposals

For Telefónica shareholders: Approval of the merger balance sheets, the merger on the terms and conditions set forth in the merger plan and related matters requires the affirmative vote of a majority of the ordinary shares present or represented by proxy at the first or second call of the annual general shareholders’ meeting if a quorum of at least 50% of the issued share capital of Telefónica entitled to vote is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% but at least 25%.

For Terra Networks shareholders: Approval of the merger balance sheets, the merger on the terms and conditions set forth in the merger plan and related matters requires the affirmative vote of a majority of the ordinary shares present or represented by proxy at the first or second call of the annual general shareholders’ meeting if a quorum of at least 50% of the issued share capital of Terra Networks entitled to vote is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% but at least 25%.

At February 23, 2005, Telefónica owned 75.87% of the outstanding Terra Network ordinary shares. Telefónica intends to vote its Terra Networks ordinary shares in favor of the merger.

Appraisal Rights

The holders of Telefónica and Terra Networks ordinary shares and ADSs do not have any right to an appraisal of the value of their ordinary shares in connection with the merger. However, an independent expert appointed by the Madrid Commercial Registry (Registro Mercantil) has prepared a report concerning the merger and whether the share exchange ratio is justified. See “Part Three—The Merger—Report of the Spanish Independent Expert” for a description of such report. An English-language translation of this report is attached as Annex C-1 to this joint information statement/prospectus.

Board of Directors of Telefónica After the Merger

Following the merger, the Board of Directors of Telefónica will remain unchanged with 19 members.

Accounting Treatment

The merger by absorption of Terra Networks with and into Telefónica will be accounted for as a transaction of entities under common control in the consolidated financial statements of Telefónica under both Spanish and U.S. GAAP except for the acquisition of the noncontrolling equity interests in Terra Networks, which will be accounted for under the “pooling of interests” method under Spanish GAAP and under the “purchase method” under U.S. GAAP (purchase of the noncontrolling equity interests).

Material Spanish and U.S. Federal Income Tax Consequences of the Merger

Holders of Terra Networks ordinary shares or ADSs (except those who reside in certain “tax haven jurisdictions,” as defined by Spanish tax regulations) generally will not recognize any gain or loss for Spanish tax

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purposes on the exchange of their Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs in the merger, except for any gain or loss recognized in connection with the receipt of cash in lieu of fractional ordinary shares. In addition, the companies will not recognize gain or loss as a result of the merger.

Based on certain factual representations made by Telefónica and assuming that (a) there will not be any changes in facts or in law between the date of this joint information statement/prospectus and the date on which the merger is completed and (b) the merger is completed in accordance with the current terms of the merger plan and any other related agreements, although there is no authority that directly addresses a reorganization that has facts similar to that of the merger where an acquired company in which the acquiror has a significant pre-existing ownership interest pays an extraordinary dividend prior to the reorganization and therefore it is not certain, for U.S. federal income tax purposes, the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger should qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, even if the merger qualifies as a reorganization under Section 368(a) of the Code, gains realized by U.S. Holders on the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger may be subject to tax under proposed Treasury regulations, which are not yet effective but which are proposed to be effective from April 11, 1992, if Terra Networks was a passive foreign investment company (“PFIC”) for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADSs. Terra Networks cannot provide any assurance that it will not be a PFIC for the current taxable year or that it has not been a PFIC in prior taxable years. Furthermore, the U.S. Internal Revenue Service (the “IRS”) or the courts may disagree with the conclusion that the merger should qualify as a reorganization under Section 368(a) of the Code. If that were the case, the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger would be treated as a taxable exchange for U.S. federal income tax purposes. See “Part Three—The Merger—Material Spanish and U.S. Federal Income Tax Consequences.”

Your tax consequences will depend upon your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Conditions to the Completion of the Merger

The completion of the merger depends upon meeting a number of conditions, including the conditions described below. For a more detailed discussion of conditions to the merger, see “Part Three—The Merger—Conditions to the Completion of the Merger”:

•	approval of the merger on the terms and conditions set forth in the merger plan by the shareholders of Telefónica and Terra Networks at their respective annual general shareholders’ meetings;

•	approval by the shareholders of Telefónica of its merger balance sheets and approval by the shareholders of Terra Networks of its merger balance sheets at their respective annual general shareholders’ meetings;

•	approval by the shareholders of Telefónica and Terra Networks of any other applicable resolutions related to the merger at their respective annual shareholders’ meetings;

•	compliance with all corporate requirements under Spanish law, including registration of the merger deed with the Madrid Commercial Registry;

•	Telefónica’s registration statement on Form F-4, which includes this joint information statement/prospectus, being effective and not subject to any stop order by the SEC; and

•	approval for the listing on the NYSE of the Telefónica ADSs to be issued in the merger.

We can give no assurance as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with any such approvals and consents, or the consequences of failing to obtain and approvals and consents.

Part One—Summary

Opinions of Financial Advisors

In deciding to approve the merger plan, each Board of Directors considered the opinion of one or more financial advisors. The Board of Directors of Terra Networks received opinions from (i) Lehman Brothers Europe Limited, that based upon and subject to the matters stated therein, as of February 23, 2005, from a financial point of view, the exchange ratio to be offered in the proposed merger was fair to the shareholders of Terra Networks (other than Telefónica) and (ii) Citigroup Global Markets Limited, that, based upon and subject to the assumptions and qualifications set forth therein, as of February 23, 2005, the exchange ratio was fair, from a financial point of view, to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates). In connection with rendering their opinions, each of Lehman Brothers Europe Limited and Citigroup Global Markets Limited assumed, among other things, payment of the proposed dividend of €0.60 per Terra Networks ordinary share to be paid to all Terra Networks shareholders prior to the merger. The Board of Directors of Telefónica received an opinion from Morgan Stanley & Co. Limited as to the fairness from a financial point of view to Telefónica of the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan as of February 23, 2005, based upon and subject to the matters stated in its opinion. These opinions are attached as Annex B-2, Annex B-3 and Annex B-1, respectively. We encourage you to read these opinions in their entirety.

Directors’ Reports on the Merger plan

In accordance with the Spanish Corporations Law, the Boards of Directors of each of Telefónica and Terra Networks have prepared Directors’ reports on the merger plan. These reports describe certain of the merger plan’s legal and economic aspects, including the exchange ratio and the procedure for the valuation of the companies. See “Part Three—The Merger—Report of the Board of Directors of Telefónica” and “Part Three—The Merger—Report of the Board of Directors of Terra Networks” for a description of these reports. English-language translations of the Directors’ reports are attached as Annexes C-2 and C-3, respectively, to this joint information statement/prospectus.

Summary Selected Historical Financial Data

We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Telefónica and Terra Networks at and for the years ended December 31, 2000 through 2004. The information is only a summary and you should read it together with the annual reports and other information that we have filed with the SEC and incorporated by reference and information that we incorporate by reference in the future. See “Part Eight—Additional Information for Shareholders—Where You Can Find More Information.”

Part One—Summary

Summary Selected Historical Consolidated Financial Data of Telefónica

For important information concerning the preparation and presentation of the financial statements from which these data have been selected, see “Part Eight—Additional Information for Shareholders—Presentation of Financial Information.

	At and for the year ended December 31,
	2000	2001	2002	2003	2004
	(in millions of euro, except per ordinary share and per ADS data)
INCOME STATEMENT DATA
Amounts in accordance with Spanish GAAP:
Revenues from operations	28,485.5	31,052.6	28,411.3	28,399.8	30,321.9
Other operating revenues(1)	266.7	254.7	297.6	288.9	381.7
Internal expenditures capitalized	899.1	730.4	496.7	530.3	474.3
Increase (decrease) in inventories (net)	112.3	(103.9)	(18.1)	(135.5)	32.9

Total Revenues	29,763.6	31,933.8	29,187.5	29,083.5	31,210.8
Goods purchased	(6,045.2)	(7,111.9)	(6,953.6)	(6,276.6)	(7,558.69)
External services and local taxes	(5,786.1)	(5,534.3)	(4,976.7)	(5,082.7)	(5,601.63)
Personnel expenses	(5,111.7)	(5,390.3)	(4,793.8)	(4,641.3)	(4,411.81)
Provision for depreciation and amortization	(6,960.8)	(7,374.0)	(6,692.4)	(6,274.2)	(5,980.15)
Trade provisions	(761.1)	(1,023.8)	(645.6)	(420.6)	(336.16)
Other operating expenses	(140.7)	(69.3)	(93.7)	(60.3)	(87.20)

Total operating costs before financial expenses and goodwill amortization	(24,805.6)	(26,503.6)	(24,155.7)	(22,755.7)	(23,975.6)
Operating profit	4,958.0	5,430.2	5,031.8	6,327.9	7,235.3
Amortization of goodwill and reversal of negative goodwill	(500.6)	(841.6)	(665.4)	(442.5)	(432.6)
Financial income (expense)	(1,611.8)	(1,608.4)	(1,589.3)	(1,555.9)	(1,240.21)
Exchange gains (losses), net	(248.5)	(782.7)	(632.3)	495.8	56.41
Income (losses) from associated companies	(161.4)	(376.5)	(527.9)	(212.6)	(56.11)

Profit from ordinary activities	2,435.7	1,821.1	1,616.8	4,612.2	5,562.8
Extraordinary revenues	4,302.3	1,167.1	474.6	1,167.2	409.0
Losses on fixed assets	(239.9)	(233.0)	(9,614.6)	(55.3)	(49.71)
Extraordinary expenses	(3,630.5)	(721.3)	(7,078.0)	(2,361.6)	(1,525.1)

Income (loss) before tax and minority interest	2,867.6	2,033.9	(14,601.1)	3,362.5	4,397.0
Corporate income tax	(242.2)	(198.1)	3,228.7	(913.4)	(1,138.7)
Minority interest	(120.6)	271.0	5,795.6	(245.5)	(381.0)

Net income (loss)	2,504.8	2,106.8	(5,576.8)	2,203.6	2,877.3

Net income (loss) per ordinary share(2)	0.59	0.43	(1.13)	0.45	0.60
Weighted average number of ordinary shares (thousands)	4,269,839	4,916,564	4,948,037	4,960,125	4,795,892
Net income (loss) per ADS(2)(3)	1.76	1.28	(3.38)	1.35	1.80
Weighted average number of ADSs (thousands)	1,423,280	1,638,855	1,649,346	1,653,375	1,598,631

Part One—Summary

	At and for the year ended December 31,
	2000	2001	2002	2003	2004
	(in millions of euro, except per ordinary share and per ADS data)
Amounts in accordance with U.S. GAAP:
Total revenues	27,326.1	31,577.2	28,912.6	27,708.4	29,854.9
Income (loss) before tax	1,549.7	(6,713.6)	(8,593.5)	3,804.9	3,979.2
Corporate income tax	295	(477.8)	3,387.5	(1,114.6)	(1,401.2)
Net income	1,844.6	(7,191.3)	(5,206.1)	2,690.3	2,578.0
Net income per ordinary share(2)(5)	0.43	(1.46)	(1.05)	0.54	0.55
Net income per ADS(2)(3)(5)	1.30	(4.39)	(3.16)	1.63	1.64

BALANCE SHEET DATA
Amounts in accordance with Spanish GAAP:
Cash	765.6	621.9	543.9	336.4	855.0
Property plant and equipment	38,721.9	36,606.1	27,099.7	24,315.8	23,348.1
Total assets	92,377.3	86,422.6	68,041.3	62,075.2	63,466.3
Total long term debt	24,692.9	27,692.4	21,726.1	18,495.4	16,003.7
Total shareholders’ equity	25,930.5	25,861.6	16,996.0	16,756.6	16,225.1
Amounts in accordance with U.S. GAAP (4):
Cash	678.7	619.6	517.5	336.4	827.5
Property, plant and equipment	38,277.9	35,563.2	25,282.7	27,718.4	21,823.2
Total assets	107,884.6	90,930.9	67,211.0	61,600.4	62,519.3
Total long term debt	20,618.5	27,771.2	21,778.0	18,310.0	14,881.9
Total shareholders’ equity	44,225.3	31,659.6	16,973.7	17,224.0	16,314.6

CASH FLOW DATA
Amounts in accordance with Spanish GAAP:
Net cash provided by operating activities	8,996.9	8,828.8	8,814.6	9,191.1	10,186.8
Net cash used in (provided by) investing activities	(17,719.5)	(9,895.4)	(5,780.2)	(5,171.7)	(8,978.7)
Net cash used in (received from) financing activities(6)	14,320.9	(1,321.1)	(2,101.1)	(4,178.9)	(1,961.2)
Amounts in accordance with U.S. GAAP:
Net cash provided by operating activities	16,370.1	8,995.8	9,019.5	9,558.7	10,042.7
Net cash used in (provided by) investing activities	(25,572.6)	(9,528.5)	(5,585.4)	(5,462.8)	(8,543.1)
Net cash used in (received from) financing activities(6)	14,689.4	(1,347.0)	(2,082.0)	(4,220.0)	(2,264.6)

(1)	Includes internal capitalized expenditures on fixed assets and increase in inventories (net).
(2)	The per ordinary share and per ADS computations for all periods presented have been adjusted to reflect the stock split and stock dividends which occurred during the periods presented.
(3)	Each ADS represents the right to receive three Telefónica ordinary shares. Figures do not include any charges of the depositary.
(4)	U.S. GAAP data for the years ended December 31, 2000, 2001, 2002, and 2003 have been restated retroactively to record our investment in Portugal Telecom, SGPS under the equity method. See Note 25.7 to our Consolidated Financial Statements incorporated by reference herein. The effect of the change on net income in 2003, 2002, 2001 and 2000 was an increase or (decrease) of €4.2 million, €8.4 million, (€9.0) million and (€11.4) million, respectively. The effect of the change on Shareholders equity in 2003, 2002, 2001 and 2000 was a decrease of €67.3 million, €15.6 million, €110.2 million and €132.5 million, respectively.
(5)	U.S. GAAP earnings per ordinary share and per ADS have been computed using the weighted average number of ordinary shares outstanding for each period.
(6)	Includes net cash outflow for capital expenditures and for investments in affiliates.

Part One—Summary

Summary Selected Historical Consolidated Financial Data of Terra Networks

For important information concerning the preparation and presentation of the financial statements from which these data have been selected, see “Part Eight—Additional Information for Shareholders—Presentation of Information.”

	Year ended December 31,
	2000	2001	2002	2003	2004
	(in thousands of euro, except per ordinary share data)
Consolidated Statement of Operations Data:
Amounts in accordance with Spanish GAAP:
Revenues:
Access	117,666	200,451	220,416	216,492	236,501
Advertising and E-commerce	145,328	389,142	281,362	143,021	119,661
Communication and Portal Services	2,017	33,936	66,638	119,023	122,304
Corporate Services	29,306	46,130	43,657	58,581	59,633
Other	13,212	23,853	9,718	9,510	2,379
Total revenues	307,529	693,512	621,791	546,627	540,478
Operating expenses
Goods purchased	(193,626)	(352,039)	(293,619)	(265,836)	(256,307)
Personnel expenses	(116,868)	(204,969)	(165,433)	(119,653)	(95,785)
Depreciation and amortization	(83,513)	(157,426)	(142,718)	(78,742)	(79,513)
Other	(356,281)	(396,522)	(304,433)	(200,622)	(167,520)
Total operating expenses before financial expenses	(750,288)	(1,110,956)	(906,203)	(664,853)	(599,125)
Operating loss	(442,759)	(417,444)	(284,412)	(118,226)	(58,627)
Financial income (expense), net	35,487	126,262	63,544	57,743	18,277
Amortization of goodwill(1)	(253,484)	(386,332)	(254,157)	(83,269)	(65,577)
Reversal of negative goodwill in Consolidation	—	2,825	1,602	972	729
Equity share of affiliate losses, net	(54,721)	(181,732)	(148,902)	(34,734)	(14,559)
Loss from ordinary activities	(715,477)	(856,421)	(622,325)	(177,514)	(119,777)
Extraordinary income (expense)(2)	(89,710)	(74,847)	(1,046,332)	4,534	(25,773)
Corporate income tax	248,142	363,350	(342,625)	(266)	306,456
Minority interest	691	1,620	2,412	536	3,066
Net income (loss)	(556,354)	(566,298)	(2,008,870)	(172,710)	163,972
Basic and diluted net income (loss) per ordinary share	(1.61)	(1.02)	(3.59)	(0.31)	0.292
Weighted average ordinary shares outstanding	344,819,216	557,603,245	559,298,611	560,532,170	562,157,469
Dividends per ordinary share	—	—	—	—	2.00
Amounts in accordance with U.S. GAAP
Net income (loss)	(1,236,441)	(11,411,749)	(1,597,689)	(219,033)	(977,799)
Basic and diluted net income (loss) per ordinary share	(3.59)	(20.47)	(2.86)	(0.39)	(1.74)

(1)	Under U.S. GAAP, goodwill amortization is included in operating expenses. Under U.S. GAAP, goodwill is not amortized after 2001.
(2)	Extraordinary income (expense) items under Spanish GAAP would not qualify as extraordinary items under U.S. GAAP.

Part One—Summary

	Year ended December 31,
	2000	2001	2002	2003	2004
	(in thousands of euro, except ordinary share data)
Selected Consolidated Balance Sheet Data:
Amounts in accordance with Spanish GAAP:
Cash and cash equivalents	2,673,384	2,190,124	1,761,088	1,599,521	854,182
Working capital(1)	2,467,155	1,980,947	1,675,746	1,563,973	837,784
Total assets	6,738,237	6,107,331	3,497,508	2,987,218	1,852,210
Total long-term obligations	159,888	97,877	36,235	52,802	67,817
Shareholders’ equity	6,126,833	5,556,792	3,190,887	2,720,541	1,634,736
Capital stock (excluding long-term debt and redeemable preferred stock)	1,242,532	1,242,532	1,216,321	1,202,936	1,149,883
Amounts in accordance with U.S. GAAP
Total assets	16,958,819	4,743,246	2,691,526	2,518,171	1,507,867
Shareholders’ equity	16,409,923	4,220,453	2,346,243	2,207,834	1,249,295

(1)	Working capital is defined as total current assets minus total current liabilities.

Summary Comparative Per Ordinary Share Data

Set forth below are net income, cash dividends and book value per ordinary share data for Telefónica and Terra Networks on a historic basis and on a per Terra Networks equivalent ordinary share basis. The exchange ratio for the merger is 2 ordinary shares of Telefónica for every 9 ordinary shares of Terra Networks. The Terra Networks per Telefónica equivalent ordinary share data shows the effect of the merger from the perspective of an owner of Terra Networks ordinary shares and was calculated by multiplying Telefónica’s net income, cash dividends and book value by the exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares.

You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See “Part Eight —Additional Information for Shareholders—Where You Can Find More Information”.

Year ended December 31, 2004
(in euro)
Spanish GAAP
Telefónica Historic per Ordinary Share Data:
Net income	0.60
Cash dividends	0.40
Book value	3.38
U.S. GAAP
Telefónica Historic per Ordinary Share Data:
Net income	0.54
Cash dividends	0.40
Book value	3.40
Spanish GAAP
Terra Networks Historic per Ordinary Share Data:
Net income	0.29
Cash dividends	2.00
Book value	2.91
U.S. GAAP
Terra Networks Historic per Ordinary Share Data:
Net income (loss)	(1.74)

Part One—Summary

Year ended December 31, 2004
(in euro)
Cash dividends	2.00
Book value	2.22
Spanish GAAP
Terra Networks per Telefónica Equivalent Ordinary Share Data:
Net income	0.13
Cash dividends	0.09
Book value	0.75
U.S. GAAP
Terra Networks per Telefónica Equivalent Ordinary Share Data:
Net income	0.12
Cash dividends	0.09
Book value	0.76

Comparative Market Price Data

The following table presents the per ordinary share closing prices for Telefónica ordinary shares and Terra Networks ordinary shares as quoted on the Automated Quotation System of the Spanish stock exchanges. These prices are presented on the following dates:

February 11, 2005, the last full trading day prior to the public announcement of negotiations relating to the proposed merger; and April 21, 2005, the latest practicable date before the date of this joint information statement/prospectus.

The table also presents implied equivalent per ordinary share values for Terra Networks ordinary shares by multiplying the price per Telefónica ordinary share, converted into U.S. dollars, on each of the two dates by the merger exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares.

	Telefónica ordinary share price (in €)	Telefónica ordinary share price (in U.S. dollars)	Terra Networks ordinary share price (in €)	Terra Networks ordinary share price (in U.S. dollars)	Implied value per Terra Networks ordinary share (in U.S. dollars)
February 11, 2005	14.46	18.60	3.19	4.10	4.13
April 21, 2005	13.12	17.18	3.32	4.35	3.82

You are urged to obtain current market quotations for Telefónica ordinary shares and Terra Networks ordinary shares before making a decision with respect to the merger.

Part Two—Risk Factors

Part Two—Risk Factors Relating Specifically to the Merger

Telefónica’s 2003 Form 20-F and current reports on Form 6-K that are incorporated by reference into this joint information statement/prospectus describe a variety of risks relevant to Telefónica’s business and financial condition, which you are urged to read. The following discussion concerns risk factors relating specifically to the merger.

The merger agreement was negotiated between Telefónica and its subsidiary, which may result in actual or perceived conflicts of interest relating to the merger.

The merger agreement was negotiated between Telefónica and its 75.87% -owned subsidiary, Terra Networks, which may result in actual or perceived conflicts of interest relating to the merger. To address conflicts of interest relating to the merger, Terra Networks’ Board of Directors created a Merger Committee comprised solely of independent Directors with no relationship with Telefónica to analyze and negotiate the merger. In addition, Terra Networks’ Board of Directors received opinions from two investment banks regarding the fairness of the consideration to be received by Terra Networks’ shareholders in the merger. In connection with the merger, the Boards of Directors of each of Telefónica and Terra Networks have issued Directors’ reports on the merger plan describing certain of the merger plan’s legal and economic aspects, including the exchange ratio and the procedure used for the valuation of the companies, and an independent expert appointed by the Madrid Commercial Registry (Registro Mercantil) has prepared a report concerning the merger and whether the exchange ratio is justified.

Telefónica has the power to establish a quorum at the annual general shareholders’ meeting and approve the merger at such duly constituted meeting.

Approval of the merger balance sheets and the merger on the terms and conditions set forth in the merger plan requires the affirmative vote of a majority of the ordinary shares present or represented by proxy at the first or second call of Terra Networks’ annual general shareholders’ meeting if a quorum of at least 50% of the issued share capital of Terra Networks entitled to vote is present or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% but at least 25%. As of February 23, 2005, we owned 75.87% of the outstanding ordinary shares of Terra Networks and, as a result, have the power to establish a quorum at the annual general shareholders’ meeting and approve the merger at such duly constituted meeting. We intend to vote in favor of the merger.

We may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities and synergies from fully integrating the businesses of Telefónica with the businesses of Terra Networks. To realize the anticipated benefits of this combination, members of the management team of Telefónica must develop strategies and implement a business plan that will:

•	effectively and efficiently integrate the policies, procedures and operations of Telefónica and Terra Networks;

•	successfully retain and attract key employees of the combined company, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market;

•	and achieve the benefits described in “Part Three—The Merger—Telefónica and Terra Networks’ Reasons for the Merger”.

If members of the management team of Telefónica are not able to develop strategies and implement a business plan that achieves these objectives, among others, the anticipated benefits of the combination may not

Part Two—Risk Factors

be realized. In particular, anticipated growth in operating profit before depreciation and amortization and cash flow may not be realized, which would have an adverse impact on Telefónica and the market price of ordinary shares and ADSs of Telefónica.

The market price of Telefónica ordinary shares and ADSs may decrease significantly between the time you vote on the merger plan and the time the merger is completed. As a result, at the time you vote on the merger plan you will not know the market value you will receive for your Terra Networks ordinary shares and ADSs.

The merger exchange ratio is fixed, and the merger plan does not contain a mechanism to adjust the merger exchange ratio in the event that the market price of the Telefónica ordinary shares or ADSs declines. As a result, if the market price of Telefónica ordinary shares or ADSs at the completion of the merger is lower than their market prices on the date of the Terra Networks annual general shareholders’ meeting, the market value of the Telefónica ordinary shares or ADSs that you receive in the merger will be less than the market value on the date of the Terra Networks annual general shareholders’ meeting and may be less than you paid for your Terra Networks ordinary shares or ADSs. We expect that the closing of the merger will occur in July, 2005, but it may occur at some other time.

The trading market for Terra Networks ordinary shares or ADSs after the merger plan has been approved by the requisite shareholders’ meetings may be severely impaired or disrupted. As a result, until the merger closes and you receive Telefónica ordinary shares or ADSs, the liquidity of the Terra Networks ordinary shares or ADSs may decline and their volatility may increase.

Following approval of the merger plan by the requisite shareholders’ meetings and prior to registration of the merger deed in the Madrid Commercial Registry, the trading volume of Terra Networks ordinary shares or ADSs and the liquidity of the ordinary shares or ADSs could decrease. This could result in substantial fluctuations in the trading price for Terra Networks ordinary shares or ADSs.

Following the registration of the merger deed in the Madrid Commercial Registry, Terra Networks will cease to exist and we intend to solicit the delisting of the Terra Networks ADSs from the Nasdaq National Market and terminate Terra Networks’ reporting obligations in the United States.

Investors who wished to own Terra Networks ordinary shares or ADSs but who do not wish to hold Telefónica ordinary shares or ADSs may sell the Telefónica ordinary shares or ADSs they receive or expect to receive in the merger. This may put downward pressure on the market price of the Telefónica ordinary shares or ADSs that you will receive in the merger. Arbitrageurs may also adversely influence the price of the ordinary shares or ADSs.

For a number of reasons, some shareholders of Terra Networks may wish to sell their Terra Networks ordinary shares or ADSs prior to completion of the merger, or the Telefónica ordinary shares or ADSs that they will receive in the merger. In addition, the market price of the Telefónica ordinary shares or ADSs may be adversely affected by arbitrage activities prior to the completion of the merger. These sales or the prospect of future sales, as well as arbitrage activity, could adversely affect the market price for Terra Networks ordinary shares or ADSs and Telefónica ordinary shares or ADSs.

The merger may be taxable for U.S. federal income tax purposes

While the merger should qualify as a tax free reorganization under Section 368(a) of the Code, such treatment is not certain because there is no authority which directly addressees a reorganization that has facts similar to that of the merger where an acquired company in which the acquiror has a significant pre-existing ownership interest pays an extraordinary dividend prior to the reorganization. Even if the merger qualifies as a

Part Two—Risk Factors

reorganization under Section 368(a) of the Code, gains realized by U.S. Holders on the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger may be subject to tax under proposed Treasury regulations, which are not yet effective but which are proposed to be effective from April 11, 1992, if Terra Networks was a PFIC for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADSs. Terra Networks cannot provide any assurance that it will not be a PFIC for the current taxable year or that it has not been a PFIC in prior taxable years. Furthermore, the IRS or the courts could disagree with the conclusion that the merger should qualify as a reorganization under Section 368(a) of the Code. If that were the case, the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger would be a taxable exchange for U.S. federal income tax purposes and a U.S. Holder would recognize gain or loss for U.S. federal income tax purposes equal to the difference between the fair market value of the Telefónica ordinary shares or ADSs received, plus the amount of any cash received in lieu of a fractional Telefónica ordinary share or ADS, and such U.S. Holders tax basis in the Terra Networks ordinary shares or ADSs exchanged therefor.

See “Part Three—The Merger—Material Spanish and U.S. Federal Income Tax Consequences.”

Possible adverse tax consequences if Terra Networks is or was a PFIC

Terra Networks cannot provide any assurance that it will not be a PFIC for the current taxable year or that it has not been a PFIC in one or more prior years. If Terra Networks was a PFIC for any taxable year during which a U.S. Holder held ordinary shares or ADSs, (i) under proposed Treasury regulations which are not yet in effect but which are proposed to be effective from April 11, 1992, gain realized on the U.S. Holder’s exchange of such Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger may be taxable under the PFIC rules and (ii) the proposed €0.60 per Terra Networks ordinary share distribution would, unless the U.S. Holder acquired its Terra Networks ordinary shares or ADSs in the current taxable year, be treated as an “Excess Distribution” under the PFIC rules to the extent it exceeds 125 percent of the average of the annual distributions on the Terra Networks ordinary shares received by the U.S. Holder during the preceding three years or, if shorter, the U.S. Holder’s holding period. Under the PFIC rules, any such gain or Excess Distribution would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or ADSs. The amount allocated to the current taxable year and any year before Terra Networks became a PFIC would be taxed as ordinary income. Amounts allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to each such taxable year.

See “Part Three—The Merger—Material Spanish and U.S. Federal Income Tax Consequences.”

The merger exchange ratio that was agreed in the merger plan by the Boards of Directors of Telefónica and Terra Networks was based on a valuation methodology routinely used in mergers in the telecommunications sector. You should not assume that the methodology employed produces values that everyone would agree are intrinsically correct or representative of fair value. You should also not assume that they are indicative of future market prices or valuations.

The merger exchange ratio that was agreed in the merger plan by the Boards of Directors of Telefónica and Terra Networks was based on a valuation methodology routinely used in mergers in the telecommunications sector. An independent expert appointed by the Madrid Commercial Registry has prepared a report on the merger plan and on the net worth contributed by Terra Networks to Telefónica. Such report address, among other matters, whether (i) the exchange ratio is justified, (ii) what methods were used to establish the exchange ratio, (iii) whether such methods were adequate and (iv) the valuations that are produced by such methodologies, including whether any issues relating to the valuation arose. Notwithstanding the methodologies discussed in the independent expert’s report, you should be aware that other valuation methodologies may have produced

Part Two—Risk Factors

different results, particularly if the assumptions underlying the valuation methodologies are modified. You should make your own assessment concerning the Telefónica ordinary shares and the merger exchange ratio, calling on your advisors as you deem appropriate. You should not assume that everyone would agree that relative valuations applied are intrinsically correct or representative of fair value. You should also not assume that they are indicative of future market prices or valuations. See “Part Three—The Merger—Report of the Spanish Independent Expert” for a description of the Spanish Independent Expert’s report. An English-language translation of the report is attached as Annex C-1 to this joint information statement/prospectus.

Part Three—The Merger

Part Three—The Merger

General

The Board of Directors of each of Telefónica and Terra Networks is using this joint information statement/prospectus to solicit proxies from the holders of Telefónica and Terra Networks ordinary shares and Telefónica and Terra Networks ADSs for use at their respective annual general shareholders’ meetings.

Telefónica Proposals

At the Telefónica annual general shareholders’ meeting, holders of Telefónica ordinary shares and Telefónica ADSs will be asked to vote upon:

I.	Examination and approval, if applicable, of the Annual Accounts and Management Report of Telefónica, S.A. and its consolidated group of companies, as well as the proposal for the application of the results of Telefónica, S.A., and that of the management of the company’s Board of Directors, all for the 2004 financial year.

II.	Shareholder remuneration: A) distribution of dividends with a charge to the additional paid-in capital reserve and B) extraordinary non-cash distribution of additional paid-in capital.

III.	Examination and approval, as the case may be, of the merger plan between Telefónica, S.A. and Terra Networks, S.A. and approval, as the Merger Balance Sheet, of Telefónica, S.A.’s Balance Sheet closed as of December 31, 2004. Approval of the merger between Telefónica, S.A. and Terra Networks, S.A. by absorption (absorción) of Terra Networks, S.A. by Telefónica, S.A. with the dissolution without liquidation of Terra Networks, S.A. and the en bloc transfer, by universal succession, of all of its assets and liabilities to Telefónica, S.A., stating that the exchange of shares will be fully satisfied by means of the delivery of Telefónica, S.A.’s treasury shares, all in accordance with the merger plan. Application of the special tax regime set forth in Chapter VIII of Title VII of the Restated Text of the Companies Income Tax Law in connection with the merger. Establishment of procedures to facilitate the exchange of shares as a result of the merger. Delegation of powers.

IV.	Appointment of Directors.

V.	Designation of the Accounts Auditor for Telefónica, S.A. and its consolidated group of companies, under the provisions of article 42 of the Spanish Commerce Code (Código de Comercio) and article 204 of the Spanish Corporations Act (Ley de Sociedades Anónimas).

VI.	Authorization for the acquisition of treasury stock, directly or through group companies.

VII.	Reduction of share capital through the amortization of treasury stock, with the exclusion of the right to opposition by creditors, through the redrafting of the article in the bylaws that refers to the share capital.

VIII.	Delegation of powers to formalize, construe, correct and execute the resolutions adopted by the annual general shareholders’ meeting.

The merger will not be completed unless proposal (III) is approved by Telefónica’s shareholders at the annual general shareholders’ meeting.

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Part Three—The Merger

Terra Networks Proposals

At the Terra Networks annual general shareholders’ meeting, holders of Terra Networks ordinary shares and Terra Networks ADSs will be asked to vote upon:

I.	Examination and, if appropriate, approval of the financial statements and management report, both of Terra Networks, S.A. (parent company) and of its consolidated group, as well as the proposed distribution of income and the conduct of business by its Board of Directors, all in relation to 2004.

II.	Reappointment, ratification and, if appropriate, appointment of Directors.

III.	Shareholders’ remuneration: distribution of dividends with a charge to the additional paid-in capital reserve.

IV.	Designation of auditor for Terra Networks, S.A. and its consolidated group of companies.

V.	Examination and approval, if applicable, of the merger plan of Telefónica, S.A. and Terra Networks, S.A. and approval, as the merger balance sheet, of Terra Networks, S.A.’s balance sheet closed on December 31, 2004. Approval of the merger between Telefónica, S.A. and Terra Networks, S.A. by means of the absorption (absorción) of the latter by the former with the extinction of Terra Networks, S.A. and the en bloc transfer, by universal succession, of all of its assets and liabilities to Telefónica, S.A., stating that the exchange of shares will be fully satisfied by means of the delivery of Telefónica, S.A.’s treasury shares, all in accordance with the merger plan. Application of the special tax regime set forth in Chapter VIII of Title VII of the Restated Text of the Companies Income Tax Law in connection with the merger. Establishment of procedures to facilitate the exchange of shares. Delegation of powers.

VI.	To consent to and approve, as far as necessary, the resolutions to be adopted by the annual shareholders’ meeting of Telefónica, S.A.’s under items IV and VII of the Agenda for the Meeting relating to: (i) appointment of Directors and (ii) capital reduction by means of the retirement of treasury stock, with the exclusion of the right of creditors to object, rewording the Article in the corporate bylaws relating to capital stock.

VII.	Delegation of powers to formalize, interpret, rectify and implement the resolutions adopted by the shareholders’ meeting.

The merger will not be completed unless proposal V is approved by Terra Networks’ shareholders at the annual general shareholders’ meeting.

Background of the Merger

General Background

Terra Networks was created as a subsidiary of Telefónica in December 1998 to operate the Spanish residential and small office/home office Internet access business carried out by the Telefónica Group since 1995. In November 1999, Terra Networks issued approximately 66 million Terra Networks ordinary shares, or approximately 24% of Terra Networks’ capital stock, in an initial public offering. Following the initial public offering, Terra Networks’ ordinary shares have traded on the Spanish stock exchanges and been quoted on the Nasdaq National Market. In May 2000, Terra Networks entered into a strategic alliance agreement with Bertelsmann, one of the largest media companies in the world, as well as Telefónica and Lycos, Inc., then one of

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Part Three—The Merger

the leading Internet multi-brand networks, pursuant to which Bertelsmann agreed to purchase content and services from Terra Networks beginning in November 2000 and Telefónica agreed to subscribe to a rights offering by Terra Networks. In September 2000, pursuant to such agreement, Terra Networks completed a €2.2 billion rights offering, substantially all of which was subscribed by Telefónica. In October 2000, Terra Networks acquired 100% of the outstanding shares of Lycos, Inc. in a stock-for-stock exchange. On February 12, 2003 Telefónica and Terra Networks entered into a strategic alliance framework agreement to replace the Bertelsmann strategic alliance agreement.

On May 28, 2003, Telefónica launched a tender offer for 100% of the outstanding ordinary shares of Terra Networks that it did not own and on June 19, 2003, the CNMV approved the prospectus for the tender offer. The offer price was €5.25 per ordinary share, payable in cash. The offer was subject to Telefónica owning at least 75% of the total share capital of Terra Networks on the closing date of the offer. Terra Networks shareholders owning 33.6% of the outstanding ordinary shares of Terra Networks accepted the offer, which, following Telefónica’s waiver of the 75% minimum ownership condition, resulted in Telefónica holding 71.97% of Terra Networks’ capital stock. During 2004, Terra Networks distributed a €2.00 per ordinary share cash dividend and Telefónica purchased in the open market an additional 3,753,140 ordinary shares of Terra Networks and sold in the open market 432,092 ordinary shares. As of February 23, 2005, Telefónica held 75.87% of Terra Networks’ share capital.

Background of the Merger

The management of each of Telefónica and Terra Networks continually review their companies’ respective positions in light of the changing competitive environment of the telecommunications and Internet industries in Spain, Europe and Latin America, with the objective of determining what alternatives are available to further enhance shareholder value. Terra Networks began operations with a business model based on the separation of traditional telecommunications and Internet service providers. However, in the past several years a new business model has emerged based on combining traditional telecommunications, internet and broadband services. The emergence of this new model has significantly changed the competitive environment for Internet service providers. In this context, both Telefónica and Terra Networks have considered a range of options to improve their competitive positions, including acquisitions or dispositions of assets, possible partnerships, alliances or other significant transactions.

On February 9, 2005, the Executive Committee of Telefónica met and, following an analysis of the opportunity to merge Telefónica and Terra Networks, resolved to initiate all necessary actions to execute the transaction. As the first step, on that date, Mr. César Alierta, Executive Chairman of Telefónica, sent a letter to Mr. Kim Faura, Executive Chairman of Terra Networks, inviting the latter to jointly explore the possibility of merging both companies in order to successfully face the challenges of technological changes, evolving clients needs and the telecommunication industry’s evolution. The letter enclosed a form of the merger plan with proposed terms and conditions, which included an exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares. The Telefónica Executive Committee decision took into account, among other matters, the advice of Morgan Stanley & Co. Limited, as financial advisor, and, regarding matters of Spanish telecommunications and antitrust law, the advice of Uría & Menéndez, as external Spanish legal counsel, to Telefónica.

On February 10, 2005, at a special meeting of the Terra Networks Board of Directors, it was agreed that the three Directors appointed by Telefónica and one independent Director were subject to a conflict of interest and, accordingly, would abstain from participating in any meetings or discussions regarding, and from voting on, the merger plan. It was further agreed that the remaining five members of the Terra Networks Board of Directors not subject to a conflict of interest would create a Merger Committee comprised solely of independent Directors,

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Part Three—The Merger

with no relationship with Telefónica, namely, Mr. Moreno de Alborán y de Vierna and Mr. Badía Almirall, charged with the responsibility of negotiating the merger and determining the full Board of Directors’ position regarding the merger. The remaining three Directors, Mr. Faura, Mr. Merry del Val Gracie and Mr. Fernández-Prida Méndez-Núñez agreed unconditionally to vote on all matters relating to the merger plan according to the Merger Committee’s recommendation. The Board of Directors of Terra Networks agreed that the Merger Committee should initiate a phase of analysis and negotiation of the transaction.

On February 10 and February 16, 2005, the Terra Networks Merger Committee of the Board of Directors resolved and ratified the appointment of Lehman Brothers Europe Limited and Citigroup Global Markets Limited as financial advisors to the Board of Directors. Mr. Faura Battle, Mr. Merry del Val Gracie and Mr. Fernández-Prida Méndez-Núñez voted unanimously in accordance with the recommendation of the Merger Committee.

On February 11, 2005, Mr. Faura addressed a letter to Mr. Alierta acknowledging the receipt of Mr. Alierta’s letter, and informing Mr. Alierta of the willingness of the Board of Directors of Terra Networks to study and evaluate the proposed transaction.

On February 14, 2005, Telefónica issued a press release stating that its Executive Committee, in its meeting held February 9, 2005, agreed to propose to Terra Networks the initiation of negotiations leading to a potential merger of the two companies. On the same date, Terra Networks issued a press release stating that it had received Telefónica’s proposal, and that its Board of Directors was studying the proposed transaction.

On February 23, 2005, the two companies agreed that prior to the merger Terra Networks would issue to holders of Terra Networks ordinary shares and ADSs a dividend of €0.60 per Terra Networks ordinary share.

On February 23, 2005, the Board of Directors of Terra Networks met to consider the proposed transaction. At this meeting (i) Lehman Brothers Europe Limited rendered its oral opinion, subsequently confirmed in writing, that based upon and subject to the matters set forth therein, as of February 23, 2005, from a financial point of view, the exchange ratio to be offered in the proposed merger was fair to the shareholders of Terra Networks (other than Telefónica) and (ii) Citigroup Global Markets Limited delivered its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the qualifications and assumptions set forth therein, as of February 23, 2005, the exchange ratio was fair, from a financial point of view, to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates). In connection with rendering their opinions, each of Lehman Brothers Europe Limited and Citigroup Global Markets Limited assumed, among other things, payment of the proposed dividend of €0.60 per Terra Networks ordinary share to be paid to all Terra Networks shareholders prior to the merger. The Merger Committee of the Terra Networks Board of Directors approved the merger plan, subject to shareholder approval at the annual general shareholders’ meeting, and the three Terra Networks Directors not subject to a conflict of interest, Mr. Faura, Mr. Merry del Val Gracie and Mr. Fernández-Prida Méndez-Núñez, voted in accordance with the Merger Committee’s recommendation.

On February 23, 2005, the Board of Directors of Telefónica met to consider the proposed transaction. At this meeting, the Board of Directors was presented with the written fairness opinion rendered by Morgan Stanley & Co. Limited to the effect that, as of February 23, 2005 and based upon and subject to the matters stated in its opinion, the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan was fair, from a financial point of view, to Telefónica. After considering the opinion of Morgan Stanley & Co. Limited, among other matters, the Telefónica Board of Directors approved the merger plan, subject to shareholder approval at the annual general shareholders’ meeting.

After finalizing the merger plan on February 23, 2005, representatives of Telefónica and Terra Networks executed the merger plan and each company issued a press release announcing the proposed merger of Telefónica and Terra Networks.

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Part Three—The Merger

Telefónica and Terra Networks’ Reasons for the Merger

Telefónica and Terra Networks believe that by combining Terra Networks’ Internet access and portal services with Telefónica’s fixed-line telephony network and broadband services, the two companies can create more shareholder value than could be achieved by the companies on their own. This is the fundamental reason for the merger.

Telefónica and Terra Networks believe that the strategy of independently developing telecommunications and Internet businesses is no longer attractive, particularly in light of the recent growth in penetration of broadband technology in many of the markets in which the two companies operate. As a result of the success of broadband technology, a new market dynamic has developed in which Internet access and connection and telephony services offered in one integrated package is the business model that best serves customers’ increasing desire to obtain these services from one telecommunications provider.

For Telefónica and Terra Networks, the integration of Telefónica’s telecommunications business, and in particular its fixed-line telephony network infrastructure, with the requisite technical and human capital to operate such network, and broadband capability, with Terra Networks’ Internet access and portal services, provides greater growth opportunities for the companies as an integrated unit than as independent operators. As an integrated telephony and Internet services provider, Telefónica will be able to provide a complete package of services in order to compete successfully with other integrated operators, such as cable companies.

In addition, after the merger, Telefónica and Terra Networks believe that:

•	The two companies’ competitive position will be stronger as a result of an increased capability to compete with the integrated telephony, internet service and content packages offered by competitors;

•	The two companies will be better positioned to develop new services that optimize the use of Terra Networks’ network or that require significant resources;

•	The two companies will improve their ability to leverage each company’s client relationships by creating global strategies based on client segment, rather than product line, reducing customer churn through the sale of packaged services and increasing cross-selling; and

•	The two companies’ costs and expenses will decrease as a result of, among other measures, integrating their networks and platforms, eliminating duplicative marketing and advertising and reducing corporate overhead.

Telefónica and Terra Networks believe the combined company can be run more efficiently and can compete more effectively and use its capital more profitably than either company on its own. Of course, these benefits and the other benefits described above depend on our ability to obtain the necessary approvals for the merger, to integrate the businesses of Telefónica and Terra Networks successfully after the merger and on other uncertainties.

For additional information regarding the reasons the Boards of Directors of Telefónica and Terra Networks approved the merger plan, see section 1.1 of the English-language translation of the merger plan attached hereto as Annex A-1.

Accounting Treatment

The merger by absorption of Terra Networks with and into Telefónica will be accounted for as a transaction of entities under common control in the consolidated financial statements of Telefónica under both Spanish and U.S. GAAP except for the acquisition of the noncontrolling equity interests in Terra, which will be accounted for under the “pooling of interests” method under Spanish GAAP and under the “purchase method” under U.S. GAAP (purchase of the noncontrolling equity interests).

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Part Three—The Merger

Material Spanish and U.S. Federal Income Tax Consequences

In the opinion of Uría & Menendez, Spanish counsel to Telefónica, with respect to taxes imposed by the Kingdom of Spain, and Davis Polk & Wardwell, U.S. counsel to Telefónica (“U.S. counsel”), with respect to U.S. federal income taxes, the following are the material Spanish tax consequences and the material U.S. federal income tax consequences of the merger and of the ownership and disposition of the Telefónica ordinary shares or ADSs to U.S. Holders (as defined below). However, the following is not a complete discussion of all potential tax consequences that might be relevant to the merger or the ownership of Telefónica ordinary shares or ADSs and it does not address all of the tax consequences that may be relevant to investors subject to special rules, including U.S. expatriates, insurance companies, tax-exempt organizations, certain financial institutions, partnerships, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, persons who acquired their ordinary shares or ADSs pursuant to the exercise of employee stock options or otherwise as compensation, persons whose functional currency is not the U.S. dollar, persons who own Telefónica or Terra Networks ordinary shares or ADSs as part of an integrated investment (including a straddle) comprised of such ordinary shares or ADSs and one or more other positions for tax purposes, or persons who will own 5 percent or more of the stock of Telefónica immediately following the merger. Such holders may be subject to U.S. federal income tax consequences different from those set forth below. This tax section also does not address the Spanish tax consequences applicable to “look-through” (entidades en régimen de atribución de rentas) entities that may be subject to the tax regime applicable to such entities under the Spanish Non-Resident Income Tax Law.

As used herein, the term “U.S. Holder” means a beneficial owner of one or more Telefónica or Terra Networks ordinary shares or ADSs:

(a)	who is, for U.S. federal income tax purposes, one of the following:

i.	a citizen or resident of the United States,

ii.	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, or

iii.	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

(b)	who is entitled to the benefits of the Treaty (defined below) under the Limitation on Benefits provisions contained in the Treaty;

(c)	who holds the ordinary shares or ADSs as capital assets for U.S. federal income tax purposes;

(d)	who owns, directly, indirectly or by attribution, less than 5 percent of the share capital or voting stock of Telefónica or Terra Networks; and

(e)	whose holding is not effectively connected with a permanent establishment in Spain.

If a partnership holds ordinary shares or ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds ordinary shares or ADSs is urged to consult its own tax advisor regarding the specific tax consequences of the merger and of acquiring, owning and disposing of Telefónica ordinary shares or ADSs.

This summary is based upon Spanish tax laws, U.S. tax laws, including the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, rulings, judicial decisions, administrative pronouncements, and the Convention Between the United States of America and the Kingdom of Spain for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income, signed February 22, 1990, together with related protocol (the “Treaty”), all as currently in effect and all of which are subject to change or changes in interpretation, possibly with retroactive effect. In addition, the summary is based in part on representations of the depositary and assumes that each obligation provided for in, or otherwise contemplated by, the deposit agreement or any other related document will be performed in accordance with its terms.

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Part Three—The Merger

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the availability of foreign tax credits to U.S. Holders of ADSs and the reduced tax rate for dividends received by certain non-corporate U.S. Holders, both as described below, could be affected by future actions that may be taken by parties to whom ADSs are pre-released.

For purposes of the Treaty and for U.S. federal income tax purposes, U.S. Holders of American Depositary Receipts will generally be treated as owners of the ADSs evidenced thereby and the ordinary shares represented by such ADSs.

This discussion assumes that Telefónica is not, and will not become, a passive foreign investment company (“PFIC”), as discussed below under “Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks -U.S. Federal Income Tax Considerations- Telefónica-Passive Foreign Investment Company Considerations.”

U.S. Holders of ordinary shares or ADSs should consult their own tax advisors concerning the specific Spanish and U.S. federal, state and local tax consequences of the merger and of the ownership and disposition of Telefónica ordinary shares or ADSs in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction. In particular, U.S. Holders are urged to consult their own tax advisors concerning whether they are eligible for benefits under the Treaty.

Income Tax Consequences of the Merger

Spanish Taxation

Under Spanish general merger regulations, shareholders of Terra Networks would be taxed on the capital gain realized upon the exchange of their ordinary shares, which is equal to the difference between the fair market value of the ordinary shares of Telefónica received in exchange for the ordinary shares of Terra Networks and the shareholder’s basis in such Terra Networks ordinary shares as determined under Spanish tax law.

However, the merger plan provides that Telefónica and Terra Networks will opt for the special tax regime applicable to mergers provided in Chapter VIII, Title VII of Spanish Corporate Income Tax Law (approved by Royal Decree Legislative 4/2004 of March 5, 2004).

According to this law, income derived from the receipt of ordinary shares of Telefónica in exchange for ordinary shares of Terra Networks will not be taxable in Spain for shareholders since the ordinary shares received pertain to a participation in the capital of an entity resident in Spain for tax purposes.

However, this special tax regime will not apply to Terra Networks investors who reside in tax haven territories (the United States is not a tax haven territory for this purpose), as defined by Spanish Royal Decree 1080/1991. Such residents will be taxed in Spain at a rate of 35 percent on any capital gain realized from the merger. The special tax regime described above shall apply at the option of Telefónica and Terra Networks and must be communicated to the Ministry of Finance within the three-month period following the registration of the merger in the Madrid Commercial Registry. The special tax regime will not apply if the merger is not effected for valid economic reasons. Telefónica and Terra Networks have described the economic reasons for the merger above under “—Telefónica and Terra Networks’ Reasons For the Merger.”

Based on the above, to the extent Telefónica duly communicates its election to consider the merger as falling under the special tax regime:

•	The holders of Terra Networks ordinary shares or Terra Networks ADSs not residing in a tax-haven jurisdiction, as defined under Spanish tax law, will not incur any tax obligation in Spain upon the

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Part Three—The Merger

exchange of their Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs. For Spanish tax purposes, these shareholders’ tax basis and the acquisition date of the Telefónica ordinary shares or ADSs received will be the same as those of the Terra Networks ordinary shares or ADSs exchanged.

•	The holders of Terra Networks ordinary shares or ADSs residing in a tax haven jurisdiction will be taxed at a rate of 35 percent in Spain on the capital gain realized upon the exchange of their ordinary shares or ADSs.

•	The special tax regime does not apply to the sale of fractional ordinary shares or ADSs. Consequently, capital gains realized upon the sale of ordinary shares or ADSs of Terra Networks that do not entitle the holder to one ordinary share or ADS of Telefónica will be taxed as explained below under “Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks-Spanish Tax Considerations-Taxation of Capital Gains.”

United States Taxation

U.S. counsel is unable to opine that U.S. Holders will not be subject to U.S. federal income tax on the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger because (a) there is no authority which directly addresses a reorganization that has facts similar to that of the merger where an acquired company in which the acquiror has a significant pre-existing ownership interest pays an extraordinary dividend prior to the reorganization and, therefore, while the merger should qualify as a reorganization under Section 368(a) of the Code, due to the lack of authority qualification is not certain, and (b) even if the merger qualifies as a reorganization under Section 368(a) of the Code, gains realized by U.S. Holders on the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger may be subject to tax under proposed Treasury regulations, which are not yet effective but which are proposed to be effective from April 11, 1992 (the “Proposed Regulations”), if Terra Networks was a PFIC for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADSs. Terra Networks cannot provide any assurance that it will not be a PFIC for the current taxable year or that it has not been a PFIC in prior taxable years. See “Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks-U.S. Federal Income Tax Considerations-Terra Networks-Passive Foreign Investment Company Considerations” below.

Under the Proposed Regulations, if Terra Networks was a PFIC for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADSs, any gain realized by a U.S. Holder on the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger would be taxable under the PFIC rules unless Telefónica were a PFIC for the 2005 taxable year, which is not expected to be the case. If the exchange of shares were to be taxable under this PFIC rule, any gain realized by a U.S. Holder on the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger (generally, the excess, if any, of the value of Telefónica ordinary shares or ADSs and cash in lieu of fractional ordinary shares or ADSs received over the U.S. Holder’s tax basis in the Terra Networks ordinary shares or ADSs surrendered) would be allocated ratably over the U.S. Holder’s holding period for the Terra Networks ordinary shares or ADSs. The amount allocated to the current taxable year and to any year before Terra Networks became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest change would be imposed on the amount allocated to each such taxable year. In addition, the U.S. Holder’s holding period for its Telefónica ordinary shares or ADSs received in the exchange would begin the day after they were received, and such Telefónica ordinary shares or ADSs would have a tax basis equal to their fair

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Part Three—The Merger

market value on the date the exchange of shares occurred. U.S. Holders are urged to consult their own tax advisors regarding any PFIC considerations with respect to the exchange of Terra Networks ordinary shares or ADSs pursuant to the merger that may be relevant to their particular circumstances.

If the exchange of ordinary shares or ADSs qualifies as a reorganization under Section 368(a) of the Code and Terra Networks was not a PFIC for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADSs, for U.S. federal income tax purposes:

•	A U.S. Holder of Terra Networks ordinary shares or ADSs would not recognize any gain or loss upon its exchange pursuant to the merger of such ordinary shares or ADSs for Telefónica ordinary shares or ADSs.

•	If a U.S. Holder of Terra Networks ordinary shares or ADSs receives cash in respect of a fractional ordinary share or ADS, the U.S. Holder would recognize gain or loss, measured by the difference between the amount of cash received in respect of that fractional ordinary share or ADS and the portion of the U.S. Holder’s tax basis allocable to that fractional ordinary share or ADS. This gain or loss would be capital gain or loss, and would be long-term capital gain or loss if the U.S. Holder had held the Terra Networks ordinary shares or ADSs exchanged for more than one year at the time the share exchange occurs.

•	A U.S. Holder of Terra Networks ordinary shares or ADSs would have a tax basis in the Telefónica ordinary shares or ADSs received in the exchange of Terra Networks ordinary shares or ADSs pursuant to the merger equal to (1) the U.S. Holder’s tax basis in the Terra Networks ordinary shares or ADSs exchanged by that U.S. Holder pursuant to the merger, reduced by (2) the tax basis that is allocable to any fractional ordinary share or ADS for which cash is received.

•	The holding period for the Telefónica ordinary shares or ADSs received in exchange for Terra Networks ordinary shares or ADSs would include the holding period for such Terra Networks ordinary shares or ADSs so exchanged.

In general, any cash received by a U.S. Holder in respect of a fractional ordinary share or ADS may be subject to backup withholding under circumstances comparable to those described under “Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks-U.S. Federal Income Tax Considerations-Telefónica-Information Reporting and Backup Withholding” below. Furthermore, if a U.S. Holder realizes gain or loss on a sale or other disposition of euro it receives with respect to a fractional ordinary share or ADS, it will be U.S. source ordinary income or loss.

The foregoing discussion is based on U.S. counsel’s opinion that, although there is no authority that directly addresses a reorganization that has facts similar to that of the merger where an acquired company in which the acquiror has a significant pre-existing ownership interest pays an extraordinary dividend prior to the reorganization and therefore the conclusion is not certain, the exchange of Terra Networks ordinary shares and ADSs for Telefónica ordinary shares and ADSs pursuant to the merger should qualify as a reorganization under Section 368(a) of the Code. This opinion is based on certain factual representations made by Telefónica and assumes that (a) there will not be any changes in facts or in law between the date of this joint information statement/prospectus and the date on which the merger is completed and (b) the merger will be completed in accordance with the current terms of the merger plan and any other related agreements. If any of the representations or assumptions described above are inaccurate, the U.S. federal income tax consequences may differ from those described herein.

An opinion of counsel is not binding upon the IRS or the courts, either or both of which could reach a contrary conclusion with respect to the qualification of the merger as a reorganization under Section 368(a) of the Code. If that were the case, the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary

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Part Three—The Merger

shares or ADSs pursuant to the merger would be treated as taxable for U.S. federal income tax purposes and a U.S. Holder would recognize gain or loss equal to the difference between the fair market value of the Telefónica ordinary shares or ADSs received, plus the amount of any cash received in lieu of a fractional ordinary share or ADS, and such U.S. Holder’s tax basis in the Terra Networks ordinary shares or ADSs exchanged therefor. Such gain or loss would be capital gain or loss and would be long-term if the U.S. Holder has held such Terra Networks ordinary shares or ADSs for more than one year at the time the share exchange occurs, unless Terra Networks was treated as a PFIC for any taxable year during which the U.S. Holder held such Terra Networks ordinary shares or ADS. If Terra Networks was treated as a PFIC for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADS, gain recognized by such U.S. Holder on the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger would be allocated ratably over the U.S. Holder’s holding period for the Terra Networks ordinary shares or ADSs. The amount allocated to the current taxable year and to any year before Terra Networks became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest change would be imposed on the amount allocated to each such taxable year. In addition, the U.S. Holder’s holding period for its Telefónica ordinary shares or ADSs received in the exchange would begin the day after they were received, and such Telefónica ordinary shares or ADSs would have a tax basis equal to their fair market value on the date the exchange of shares occurred.

Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks

Spanish Tax Considerations

Taxation of Dividends

Under Spanish law, dividends paid by a Spanish resident company to a U.S. Holder of ordinary shares or ADSs are subject to Spanish Non-Resident Income Tax, approved by Royal Decree Legislative 5/2004 of March 5, 2004 (“NRIT”), withheld at source on the gross amount of dividends, currently at a tax rate of 15 percent.

Taxation of Extraordinary Distributions

The merger plan describes that the holders of ordinary shares and ADSs of Telefónica and Terra Networks will receive separate dividends as follows: (1) prior to the merger holders of Telefónica ordinary shares and ADSs will receive €0.23 per Telefónica ordinary share in connection with the fiscal year ended December 31, 2004; (2) prior to the merger holders of Terra Networks ordinary shares and ADSs will receive (subject to the approval of the shareholders at the annual general shareholders’ meeting of Terra Networks) €0.60 per Terra Networks ordinary share, which will be treated as a distribution of paid-in surplus (reserva de prima de emisión); and (3) prior to the merger holders of Telefónica ordinary shares or ADSs will receive (subject to the approval of the shareholders at the annual general shareholders’ meeting of Telefónica) a dividend of one Telefónica ordinary share for every 25 Telefónica ordinary shares already held, which will be treated as a distribution of paid-in surplus (reserva de prima de emisión). This share dividend will not be paid in respect of Telefónica ordinary shares to be received in connection with the merger.

In addition, subject to the approval of the shareholders at the annual general shareholders’ meeting of Telefónica, holders of Telefónica ordinary shares and ADSs received in connection with the merger will be entitled to receive (along with all other shareholders of Telefónica) a dividend declared by the Board of Directors of Telefónica on November 24, 2004 in the amount of €0.27 per Telefónica ordinary share consisting of a distribution of paid-in surplus (reserva de prima de emisión) and payable on November 11, 2005.

Under Spanish law, these distributions of paid-in surplus (reserva de prima de emisión) are subject to special tax treatment. In general, the amount of these distributions received in cash or in shares is not taxable

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Part Three—The Merger

under Spanish income tax law but instead reduces the tax acquisition cost of the ordinary shares or ADSs on which it was distributed for Spanish tax purposes (i.e., in the event of a subsequent sale or disposition of such ordinary shares or ADSs, the amount of gain realized will be greater). In the case of the distribution of Telefónica ordinary shares, the amount by which a U.S. Holder must reduce the tax acquisition cost of its Telefónica ordinary shares or ADSs will be the market value of the ordinary shares or ADSs received. However, if the amount of the distributions received in cash or in shares is greater than the U.S. Holder’s adjusted tax acquisition cost for the Telefónica shares or ADSs, then the amount by which the distributions exceed the U.S. Holder’s adjusted tax acquisition cost generally will be subject to tax in Spain at a 15 percent tax rate and such U.S. Holder will be required to file a Spanish Form 210 within one month of the distribution. No amount will be withheld by Telefónica in respect of Spanish taxes on those distributions of paid-in surplus.

Taxation of Capital Gains

Under Spanish law, any capital gains derived from securities issued by persons residing in Spain for Spanish tax purposes are considered to be Spanish source income and, therefore, are taxable in Spain. Spanish income tax is generally levied at a 35 percent tax rate on capital gains of non-residents of Spain who are not entitled to the benefit of any applicable treaty for the avoidance of double taxation and who do not operate through a fixed base or a permanent establishment in Spain.

Under the Treaty, capital gains realized by U.S. Holders arising from the disposition of Telefónica ordinary shares or ADSs will not be taxed in Spain provided that the seller has not maintained a direct or indirect holding of 25 percent of the company’s capital during the twelve months preceding the disposition of the stock. U.S. Holders will be required to establish that they are entitled to the exemption from tax under the Treaty by providing to the relevant Spanish tax authorities Spanish Form 210 and a certificate of residence on IRS Form 6166 from the IRS stating that to the best knowledge of the IRS such U.S. Holder is a U.S. resident within the meaning of the Treaty. Spanish law requires that both of these forms be filed within one month from the date on which the capital gain is realized. U.S. Holders must request the IRS Form 6166 certificate of residence by filing IRS Form 8802 with the IRS. The U.S. Holder must attach to IRS Form 8802 a statement declaring that it was or will be a resident of the United States for the period for which the Treaty benefit is claimed.

Spanish Wealth Tax

Individual U.S. Holders who hold ordinary shares or ADSs located in Spain or rights attached to such ordinary shares or ADSs exercisable in Spain are subject to the Spanish Wealth Tax (Impuesto sobre el Patrimonio) (Spanish Law 19/1991), which imposes tax on property and rights located in Spain, or that can be exercised within the Spanish territory, on the last day of any year. Therefore, U.S. Holders who held Telefónica ordinary shares or ADSs on the last day of any year are subject to the Spanish Wealth Tax for such year at marginal rates varying between 0.2 percent and 2.5 percent of the average market value of such ordinary shares or ADSs during the last quarter of such year, as published by the Spanish Ministry of Economic Affairs. U.S. Holders should consult their tax advisors with respect to the Spanish Wealth Tax.

Spanish Inheritance and Gift Taxes

Transfers of ordinary shares or ADSs upon death and by gift to individuals not resident in Spain for tax purposes are subject to Spanish inheritance and gift taxes (Impuesto sobre Sucesiones y Donaciones) (Spanish Law 29/1987), respectively, if the ordinary shares or ADSs are located in Spain or the rights attached to such ordinary shares or ADSs are exercisable in Spain at the time of death or gift, regardless of the residence of the heir or the beneficiary. The applicable tax rate, after applying all relevant factors, ranges from between 7.65 percent and 81.6 percent for individuals. Gifts of ordinary shares granted to U.S. Holders that are not individuals

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Part Three—The Merger

will be subject to the NRIT at a 35 percent tax rate on the fair market value of the ordinary shares as a capital gain. However, if the donee is a U.S. Holder entitled to the benefits of the Treaty, the exclusions available under the Treaty described under “-Taxation of Capital Gains” above will be applicable.

Expenses of Transfer

Transfers of ordinary shares or ADSs will be exempt from Transfer Tax (Impuesto sobre Transmisiones Patrimoniales) and Value Added Tax. Additionally, no Stamp Duty will be levied on such transfers.

U.S. Federal Income Tax Considerations

Terra Networks

Passive Foreign Investment Company Considerations

A foreign company is considered a PFIC for any taxable year if either: (i) 75 percent or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50 percent or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For these purposes, the foreign company is treated as owning its proportionate share of the assets and receiving its proportionate share of the income of each company in which it owns directly or indirectly at least 25 percent by value of the stock (“25 percent owned companies”).

Accordingly, Terra Networks’ PFIC status is dependent upon the composition of its and its 25 percent owned companies’ income and assets and the value of its and its 25 percent owned companies’ assets from time to time. Because there are uncertainties in the application of the PFIC rules to companies such as Terra Networks and its 25 percent owned companies and the law regarding the classification of certain assets as active or passive is unclear, and the value of assets is uncertain, Terra Networks cannot provide any assurance that it will not be a PFIC for the current taxable year or that it has not been a PFIC in prior taxable years.

Taxation of Extraordinary Distributions

Terra Networks cannot provide any assurance that it will not be a PFIC for the current taxable year or that it has not been a PFIC in one or more prior years. If Terra Networks was a PFIC for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADSs then, unless the U.S. Holder acquired its Terra Networks ordinary shares or ADSs in the current taxable year, the proposed €0.60 per Terra Networks ordinary share distribution will be treated as an “Excess Distribution” to the extent it exceeds 125 percent of the average of the annual distributions on the Terra Networks ordinary shares or ADSs received by the U.S. Holder during the preceding three years or, if shorter, the U.S. Holder’s holding period. The Excess Distribution would be allocated ratably over the U.S. Holder’s holding period for the Terra Networks ordinary shares or ADSs. The amount allocated to the current taxable year and to any year before Terra Networks became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest change would be imposed on the amount allocated to each such taxable year.

Subject to the PFIC discussion above, distributions, including the proposed €0.60 per Terra Networks ordinary share distribution, received by a U.S. Holder on Terra Networks ordinary shares or ADSs, including the amount of any Spanish taxes withheld, will constitute foreign source dividend income to the extent paid out of Terra Networks’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of current or accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s basis in the Terra Networks ordinary shares or ADSs and then as capital gain. Terra Networks has not calculated, and does not intend to calculate, its earnings and profits for U.S. federal income tax purposes.

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Part Three—The Merger

The amount of a dividend a U.S. Holder is required to include in income will equal the U.S. dollar value of the euro, calculated by reference to the exchange rate in effect on the date the payment is received by the depositary (in the case of ADSs) or by the U.S. Holder (in the case of ordinary shares) regardless of whether the payment is converted into U.S. dollars on the date of receipt. If a U.S. Holder realizes gain or loss on a sale or other disposition of euro, it will be U.S. source ordinary income or loss. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by Terra Networks. Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders in taxable years beginning before January 1, 2009 will be taxable at a maximum rate of 15 percent, provided Terra Networks is not a PFIC for the taxable year in which the dividend is paid or the prior taxable year. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

Spanish taxes withheld from the proposed €0.60 per Terra Networks ordinary share distribution will be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to applicable restrictions and limitations that may vary depending upon the U.S. Holder’s circumstances. Instead of claiming a credit, a U.S. Holder may elect to deduct such Spanish taxes in computing its taxable income, subject to generally applicable limitations. The limitation of foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex. Therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Telefónica

Taxation of Dividends

Distributions received by a U.S. Holder on Telefónica ordinary shares or ADSs, including the amount of any Spanish taxes withheld, other than certain pro rata distributions of Telefónica ordinary shares to all shareholders (including ADS holders), will constitute foreign source dividend income to the extent paid out of Telefónica’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The amount of the dividend a U.S. Holder will be required to include in income will equal the U.S. dollar value of the euro, calculated by reference to the exchange rate in effect on the date the payment is received by the depositary (in the case of ADSs) or by the U.S. Holder (in the case of ordinary shares) regardless of whether the payment is converted into U.S. dollars on the date of receipt. If a U.S. Holder realizes gain or loss on a sale or other disposition of euro, it will be U.S. source ordinary income or loss. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by Telefónica. Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders in taxable years beginning before January 1, 2009 will be taxable at a maximum rate of 15 percent. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

Spanish taxes withheld from dividends on Telefónica ordinary shares or ADSs at a rate not exceeding the rate provided in the Treaty will be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to applicable restrictions and limitations that may vary depending upon the U.S. Holder’s circumstances. Instead of claiming a credit, a U.S. Holder may elect to deduct such Spanish taxes in computing its taxable income, subject to generally applicable limitations. The limitation of foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex. Therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Pro rata distributions of ordinary shares to all shareholders (including ADS holders) are not generally subject to U.S. federal income tax provided that no shareholder may elect to receive cash or other property in lieu of receiving ordinary shares.

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Part Three—The Merger

Taxation Upon Sale or Other Disposition of Telefónica Ordinary Shares or ADSs

A U.S. Holder will generally recognize capital gain or loss on the sale or other disposition of Telefónica ordinary shares or ADSs, which will be long-term capital gain or loss if the U.S. Holder has held such ordinary shares or ADSs for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between such U.S. Holder’s tax basis in the ordinary shares or ADSs sold or otherwise disposed of and the amount realized on the sale or other disposition. Any gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

As discussed under “Spanish Tax Considerations-Taxation of Capital Gains” above, gain realized by a U.S. Holder on the sale or other disposition of Telefónica ordinary shares or ADSs may be subject to Spanish tax unless the U.S. Holder provides the relevant Spanish tax authorities with both a certificate of U.S. tax residence on IRS Form 6166 and Spanish Form 210. Spanish law requires that both of these forms be filed within one month from the date on which the capital gain is realized. Applicants are advised to submit IRS Form 8802 and the accompanying declaration to the IRS well in advance of the date on which the IRS Form 6166 that will be issued by the IRS may be required by the Spanish tax authorities, as there may be delays in obtaining the necessary forms. U.S. Holders should consult their own tax advisors regarding the potential Spanish tax consequences of a sale or other disposition of Telefónica ordinary shares or ADSs and the procedures available for an exemption from such tax.

Passive Foreign Investment Company Considerations

Telefónica believes that it was not a PFIC for its most recent taxable year and does not expect to become a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that it will not be considered a PFIC for any taxable year. If Telefónica were treated as a PFIC for any taxable year during which a U.S. Holder held Telefónica ordinary shares or ADSs, certain adverse tax consequences could apply to the U.S. Holder.

If Telefónica were treated as a PFIC for any taxable year during which a U.S. Holder held Telefónica ordinary shares or ADSs, gains recognized by such U.S. Holder on a sale or other disposition of Telefónica ordinary shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for such ordinary shares or ADSs. The amount allocated to the taxable year of the sale or other disposition and to any year before Telefónica became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to each such taxable year. Further, any distribution in respect of Telefónica ordinary shares or ADSs in excess of 125 percent of the average of the annual distributions on such ordinary shares or ADSs received by a U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter (an “Excess Distribution”), would be subject to taxation as described above.

If Telefónica were treated as a PFIC for any taxable year during which a U.S. Holder held Telefónica ordinary shares or ADS and the ordinary shares or ADSs are “regularly traded” on a “qualified exchange,” such U.S. Holder may make a mark-to-market election, which may mitigate some of the adverse tax consequences resulting from Telefónica’s PFIC status. The ordinary shares and ADSs will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of ordinary shares or ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. A “qualified exchange” includes certain exchanges in the United States, including the New York Stock Exchange where Telefónica ADSs are traded, and foreign exchanges that are regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The IRS has not yet identified specific foreign exchanges that are “qualified” for this purpose.

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If a U.S. Holder makes the mark-to-market election, for each year in which Telefónica is a PFIC, the U.S. Holder generally will include as ordinary income the excess, if any, of the fair market value of the Telefónica ordinary shares or ADSs at the end of the taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the Telefónica ordinary shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, such U.S. Holder’s basis in the Telefónica ordinary shares or ADSs will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of Telefónica ordinary shares or ADSs will be treated as ordinary income.

Regardless of whether a mark-to-market election is made, dividends paid by a PFIC will not be eligible for the preferential rates applicable to dividends received by certain non-corporate U.S. Holders, as discussed above.

U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to their ownership of Telefónica ordinary shares or ADSs.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Appraisal Rights

The holders of Telefónica and Terra Networks ordinary shares and ADSs do not have any right to an appraisal of the value of their ordinary shares in connection with the merger. However, an independent expert appointed by the Madrid Commercial Registry (Registro Mercantil) has prepared a report concerning the merger and whether the share exchange ratio is justified. See “—Report of the Spanish Independent Expert” and Annex C-1 for an English-language translation of the report.

U.S. Federal Securities Laws Consequences

This joint information statement/prospectus does not cover any resales of the ordinary shares of Telefónica or Telefónica ADSs to be received by the shareholders of Terra Networks upon completion of the merger, and no person is authorized to make any use of this joint information statement/prospectus in connection with any such resale.

Relationship between Telefónica and Terra Networks

Telefónica Board of Directors Representation

As of February 23, 2005, Telefónica beneficially owned 436,205,419 Terra Networks ordinary shares, which represented 75.87% of the voting power of Terra Networks’ voting securities. As a result of our ownership of 75.87% of Terra Networks’ ordinary shares, we have the power to appoint at least 7 out of 9 members of Terra Networks’ Board of Directors. In addition, Mr. Isidro Fainé Casas, a member of Telefónica’s Board of Directors, beneficially owned 3,546 ordinary shares of Terra Networks as of April 22, 2005.

Terra Networks is part of Telefónica’s consolidated group for accounting purposes and, since 2004, has been included in Telefónica’s consolidated tax group.

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Part Three—The Merger

Strategic Alliance with Terra Networks

On February 12, 2003 Telefónica and Terra Networks entered into a Strategic Alliance Framework Agreement to replace a strategic alliance agreement dated May 16, 2000 to which Bertelsmann AG was also a party.

The Strategic Alliance Framework Agreement’s term is for a period of six years ending on December 31, 2008 and will be renewed automatically on an annual basis thereafter, unless expressly terminated by the parties.

The following are the main characteristics of the Strategic Alliance Framework Agreement:

Terra Networks is to be the:

•	Exclusive provider of essential portal elements within the Telefónica Group: the use of the brand, the aggregator of broad–and narrowband Internet content and services aimed at household, SoHo and, when agreed, SME market segments in connection with Internet access and connectivity services offered by Telefónica Group companies.

•	Preferred supplier of audit, consultancy, management and maintenance services for the Telefónica Group’s country portals.

•	Exclusive provider of online training services for the Telefónica Group’s employees.

•	Preferred supplier of comprehensive online marketing services for the companies of the Telefónica Group.

•	Telefónica Group’s exclusive provider of advanced network services and platforms necessary for developing services offered to household, SoHo and, when agreed, SME clients in both broad– and narrowband, under most favored customer treatment, as allowed by regulations.

Pursuant to the Strategic Alliance Framework Agreement, Telefónica Group companies are required to acquire a minimum amount of online advertising space from Terra Networks Group companies and Terra Networks Group companies are required to purchase wholesale Internet access and connectivity services exclusively from Telefónica Group companies, provided, however, that such purchases are undertaken under the most favored customer treatment allowed by regulations. In addition, pursuant to the Strategic Alliance Framework Agreement, Terra Networks Group companies are to provide to Telefónica Group companies management of all or part of the service and/or operation of the network access elements for providing Internet access to the Telefónica Group companies’ household, SoHo and, when agreed, SME clients, under most favored customer treatment, as allowed by regulations.

Throughout its term, the Strategic Alliance Framework Agreement guarantees the Terra Networks Group at least €78.5 million per year in value, which represents the difference between the revenues arising from the services provided under the Strategic Alliance Framework Agreement and the costs and capital expenditures directly associated with those revenues. In compliance with the terms of the Strategic Alliance Framework Agreement, the annual minimum value was generated for the Terra Networks Group in 2003 and 2004.

Comparative per Ordinary Share and per ADS Market Price Information

The ordinary shares of Telefónica are listed on the Spanish stock exchanges in Madrid, Bilbao, Barcelona and Valencia and are traded on the Automated Quotation System of the Spanish stock exchanges. The ordinary shares of Terra Networks are listed on the Spanish stock exchanges in Madrid, Bilbao, Barcelona and Valencia and are traded on the Automated Quotation System of the Spanish stock exchanges.

ADSs representing ordinary shares of Telefónica are listed on the New York Stock Exchange. Each Telefónica ADS represents 3 ordinary shares of Telefónica. ADSs representing ordinary shares of Terra

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Networks are traded on Nasdaq National Market. Each Terra Networks ADS represents 1 ordinary share of Terra Networks. Citibank, N.A. is Telefónica’s depositary issuing ADRs evidencing the Telefónica ADSs. Citibank, N.A. is Terra Networks’ depositary issuing ADRs evidencing the Terra Networks ADSs. Telefónica’s ticker symbol on the NYSE is “TEF” and Terra Networks’ ticker symbol on the Nasdaq National Market is “TRRA”.

The following table shows, for the periods indicated, the high and low of the last reported closing prices per Telefónica and Terra Networks ordinary share and ADS, as reported on the Automated Quotation System, the NYSE and the Nasdaq National Market (as reported on the consolidated tape), respectively. All ordinary share and ADS prices are adjusted to reflect stock splits.

	Telefónica Ordinary Shares		Telefónica ADSs		Terra Networks Ordinary shares		Terra Networks ADSs
	High	Low	High	Low	High	Low	High	Low
	(euro)		(U.S. dollars)		(euro)		(U.S. dollars)
2002
First Quarter	15.75	12.35	39.43	30.83	10.07	7.95	9.0	6.85
Second Quarter	13.20	8.15	33.63	23.10	8.85	4.17	7.85	4.07
Third Quarter	10.04	7.54	28.75	21.47	7.22	3.95	7.24	3.76
Fourth Quarter	10.31	7.45	29.52	21.97	5.50	3.71	5.32	3.60
2003
First Quarter	10.18	7.82	31.39	26.08	5.03	3.96	5.66	4.3
Second Quarter	10.40	8.70	36.61	28.54	5.50	4.38	6.95	4.67
Third Quarter	11.11	9.83	37.26	33.32	5.31	4.60	6.20	5.22
Fourth Quarter	11.78	10.23	44.38	35.84	5.09	4.60	6.0	5.35
2004
First Quarter	13.44	11.98	51.67	43.70	5.34	4.80	6.63	5.85
Second Quarter	13.06	11.33	46.95	40.59	5.21	4.82	6.25	5.70
Third Quarter	12.37	11.11	45.50	40.75	4.96	2.75	6.06	3.25
Fourth Quarter	14.08	12.11	56.94	46.12	3.05	2.77	3.98	3.34
2005
First Quarter	14.61	13.32	56.89	51.86	3.67	2.85	4.75	3.71
Second Quarter (through April 21)	13.49	13.04	52.32	50.61	3.43	3.32	4.49	4.24

On February 11, 2005, the last full trading day prior to the public announcement of negotiations relating to the proposed merger, the last reported closing price, as reported on the Automated Quotation System was €14.46 for Telefónica ordinary shares and €3.19 for Terra Networks ordinary shares (or €3.21 per Telefónica-equivalent ordinary share, calculated by multiplying the Telefónica ordinary share price by the exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares). The last reported closing price on such day on the NYSE (as reported on the consolidated tape) was U.S.$55.91 for Telefónica ADSs and on the Nasdaq National Market was U.S.$4.07 for Terra Networks ADSs (or U.S.$4.14 per Telefónica-equivalent ADS, calculated by multiplying the Telefónica ADS price by the exchange ratio of 2 Telefónica ADSs for every 27 Terra Networks ADSs).

On April 21, 2005, the most recent practicable date prior to the date of this joint information statement/prospectus, the last reported closing price, as reported on the Automated Quotation System was €13.12 for Telefónica ordinary shares and €3.32 for Terra Networks ordinary shares (or €2.92 per Telefónica-equivalent ordinary share, calculated by multiplying the Telefónica ordinary share price by the exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares). The last closing price on such day on the

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NYSE (as reported on the consolidated tape) was U.S.$51.98 for Telefónica ADSs and on the Nasdaq National Market was U.S.$4.29 for Terra Networks ADSs (or U.S.$3.85 per Telefónica-equivalent ADS, calculated by multiplying the Telefónica ADS price by the exchange ratio of 2 Telefónica ADSs for every 27 Terra Networks ADSs ). We urge you to obtain current market quotations prior to making any decision with respect to the merger.

The Telefónica ADSs to be issued in the merger, like the currently issued Telefónica ADSs, will be listed on the NYSE, subject to approval by the NYSE of Telefónica’s application to list such ADSs.

The merger plan describes that the holders of ordinary shares of Telefónica and Terra Networks will receive separate dividends prior to the merger as follows: (1) holders of Telefónica ordinary shares and ADSs will receive €0.23 per Telefónica ordinary share as interim dividends with respect to the fiscal year ended December 31, 2004; (2) holders of Terra Networks ordinary shares and ADSs will receive €0.60 per Terra Networks ordinary share; and (3) holders of Telefónica ordinary shares and ADSs will receive a dividend of 1 Telefónica ordinary share for every 25 Telefónica ordinary shares already held. The determination of the exchange ratio took into consideration the dividends that both companies are expected to distribute. The dividends described under (2) and (3) above are subject to the final approval of the annual general shareholders’ meetings of each company.

Telefónica expects to continue to pay dividends on the ordinary shares of Telefónica and the Telefónica ADSs after completion of the merger. The payment of dividends by Telefónica in the future, however, will depend on business conditions, Telefónica’s financial condition and earnings and other factors. Other than the dividends described in (1), (2) and (3) above, which will be paid prior to the merger, the holders of Telefónica ordinary shares and ADSs delivered in connection with the merger will be entitled to receive dividends on an equal basis with current holders of Telefónica ordinary shares and ADSs with respect to the year beginning January 1, 2005, including a dividend declared by the Board of Directors of Telefónica on November 24, 2004 in the amount of €0.27 per Telefónica ordinary share payable on November 11, 2005, subject to final approval by the annual general shareholders’ meeting of Telefónica.

Report of the Spanish Independent Expert Appointed Pursuant to Spanish Law

On March 3, 2005, pursuant to Section 236 of the Spanish Corporations Law (Ley de Sociedades Anonimas), an independent expert was appointed by the Madrid Commercial Registry to prepare a report (the “Spanish Independent Expert’s Report”) on the merger plan and on the net worth contributed by Terra Networks.

A free English-language translation of the full text of the Spanish Independent Expert’s Report to the Boards of Directors of Telefónica and Terra Networks, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to this joint information statement/prospectus as Annex C-1. We encourage you to read this report carefully in its entirety. The Spanish Independent Expert’s Report was provided to the Boards of Directors of Telefónica and Terra Networks in connection with its evaluation of the exchange ratio and relates only to the adequacy of the valuation methodologies used to determine the exchange ratio of the ordinary shares and the assessment of the net equity transferred by the company being dissolved. The Spanish Independent Expert’s Report does not address any other aspect of the transaction, does not express an opinion regarding the fairness of the transaction or the value of the securities and does not constitute a recommendation to any holder of Telefónica’s or Terra Networks’ ordinary shares as to how such shareholder should vote at its annual general shareholders’ meeting. The summary of the independent expert’s report in this document is qualified in its entirety by reference to the full text of the report. The independent expert has consented to the inclusion of its report in this joint information statement/prospectus. By giving such consent, the independent expert has not admitted it is an expert with respect to any part of this joint information statement/prospectus within the meaning of the term “expert” as used in, or that the independent

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expert comes within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The independent expert has assumed responsibility for its work as an independent expert and prepared its report in accordance with the applicable provisions of Spanish law.

Subject to the assumptions made and limitations on the review undertaken in the Spanish Independent Expert’s Report, and taking into account the matters described in section 4 of the report, the Spanish Independent Expert’s Report considered that:

•	the valuation methodologies used by the Board of Directors to determine the actual value of Telefónica and Terra Networks are appropriate in the context and the circumstances of the proposed transaction, and justify the share exchange ratio proposed in the merger plan and

•	the net equity transferred by Terra Networks is at least equal to the maximum increase in capital of Telefónica as foreseen in the merger plan.

Report of the Board of Directors of Telefónica

Pursuant to Section 237 of the Spanish Corporations Law (Ley de Sociedades Anonimas), the Board of Directors of Telefónica has prepared and approved a report regarding the merger plan (the “Telefónica Report”) which, in accordance with the provisions of Section 237, provides a detailed explanation of the legal and financial aspects of the merger.

An English-language translation of the Telefónica Report is attached to this joint information statement/prospectus as Annex C-2. We encourage you to read this report carefully in its entirety. The Telefónica Report is divided into three parts. The first part contains the strategic rationale for the merger, which includes a discussion of recent changes in the telephony and Internet businesses and the Telefónica Board of Directors’ reasons for, and objectives of, the merger. The second part of the Telefónica Report contains a review of the legal aspects of the merger, including the legal structure of the merger, an analysis of legal aspects of the merger plan, the procedure for the exchange of shares, implementation of the legal process of a merger by absorption and a description of the information that will be made available to Telefónica shareholders prior to the annual general shareholders’ meeting. The third part of the Telefónica Report contains a discussion of the financial aspects of the merger, including the determination of the exchange ratio and the actual values of Telefónica and Terra Networks and valuation methodologies and procedures (which includes a discussion of the procedures employed by Morgan Stanley & Co. Limited in rendering its fairness opinion to the Board of Directors of Telefónica).

For the reasons stated therein, the Telefónica Report states that the Directors of Telefónica conclude “that:

•	the merger plan which is the subject of this Report is highly appropriate for both entities and the shareholders thereof, given that the merger will allow for the integration of the telephony and Internet businesses and thereby ensure success in facing the challenges raised by the development of the industry, technological change and new customer needs and

•	the exchange ratio proposed in the merger plan is justified, and is fair for the shareholders of both entities, as confirmed by the reports of the financial advisors and the independent expert appointed by the Commercial Registry.”

Report of the Board of Directors of Terra Networks

Also pursuant to Section 237 of the Spanish Corporations Law (Ley de Sociedades Anonimas), the Board of Directors of Terra Networks has prepared and approved a report regarding the merger plan (the “Terra Networks Report”) which, in accordance with the provisions of Section 237, provides a detailed explanation of the legal and financial aspects of the merger.

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An English-language translation of the Terra Networks Report is attached to this joint information statement/prospectus as Annex C-3. We encourage you to read this report carefully in its entirety. The Terra Networks Report is divided into two parts. The first part discusses the legal aspects of the merger, including the legal procedures for effecting the merger, the information that will be made available to Terra Networks shareholders prior to the annual general shareholders’ meeting, the procedure for the exchange of shares, treatment of the Terra Networks stock option plans and the tax treatment applicable to the merger. The second part of the Terra Networks Report contains a discussion of the financial aspects of the merger, including the strategic rationale for the merger and the Terra Networks Board of Director’s reasons for, and objectives of, the merger, the determination of the exchange ratio and the actual values of Telefónica and Terra Networks and valuation methodologies and procedures (which includes a discussion of the procedures employed by Lehman Brothers Europe Limited and Citigroup Global Markets Limited in rendering their fairness opinions to the Board of Directors of Terra Networks).

For the reasons stated therein, the Terra Networks Report states that the Directors of Terra Networks “conclude:

•	that the merger examined in this Report is highly advisable for both merging companies and their shareholders, since the merger will permit the integration of the telephone and Internet businesses and thus enable the two companies to deal successfully with the challenges posed by the development of the industry, technological change and customers’ new needs and

•	that the exchange ratio was calculated on the basis of the actual values of the two merging Companies, and that the exchange ratio is deemed fair for the shareholders of Terra other than its majority shareholder, Telefónica, as confirmed by the financial advisors.”

Management Share Ownership and Stock Option Plans

In the merger, each stock option to buy Terra Networks ordinary shares granted under Terra Networks’ stock option plans, including stock option plans assumed by Terra Networks from Lycos Inc., that is outstanding and not yet exercised immediately before completing the merger will be transferred to Telefónica and Telefónica will issue as of the completion of the merger, in exchange therefor, an option to purchase Telefónica ordinary shares or ADSs, as applicable. The number of Telefónica ordinary shares and ADSs subject to each new option, as well as the exercise price of such option, will be adjusted to reflect the exchange ratio.

As of April 22, 2005, Terra Networks officers and directors and their affiliates beneficially owned (as defined in the rules promulgated under the Securities Exchange Act of 1934) an aggregate of 400 ordinary shares of Terra Networks, or less than 0.0001% of the issued and outstanding ordinary shares of Terra Networks. All of these ordinary shares will be treated in the merger in the same manner as ordinary shares of Terra Networks held by other shareholders of Terra Networks. As of December 31, 2004, options to purchase a total of 650,000 ordinary shares of Terra Networks, at exercise prices ranging from €4.48 to €17.78, were held by officers of Terra Networks under Terra Networks’ stock option plan. As of the same date, options to purchase 12,512,009 ordinary shares of Terra Networks, at exercise prices ranging from €0.00 to €24.00, were held by other beneficiaries of Terra Networks’ stock option plans.

Stock Option Plan Purchase

In December 2003 the Board of Directors of Terra Networks approved the acquisition of 4.41% of its capital stock owned by Citibank, N.A. as the agent bank for the stock option plans assumed by Terra Networks as part of the integration of Lycos Inc. The Terra Networks ordinary shares acquired from Citibank, N.A. were amortized following a resolution of the Terra Networks annual general shareholders’ meeting held on June 22, 2004

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approving such action. Following the foregoing acquisition and amortization, the Terra Networks ordinary shares issuable under Terra Networks’ stock option plans were covered by 6.9 million ordinary shares held by La Caixa and 7.0 million ordinary shares held by Barclays Bank (formerly Banco Zaragozano).

On July 15, 2004, Terra Networks acquired the 7.0 million ordinary shares held by Barclays Bank. These ordinary shares are being held in treasury pending approval of a resolution at the annual general shareholders’ meeting to decrease Terra Networks’ share capital and amortize the 7.0 million ordinary shares.

Following the payment by Terra Networks of a dividend of €2.00 (U.S.$2.399) per ordinary share, on July 22, 2004, the Board of Directors of Terra Networks approved a resolution decreasing the strike price of Terra Networks’ stock options by €2.00 per ordinary share.

As of December 31, 2004, stock options to purchase 12,512,009 Terra Networks shares had been granted, the majority of which were out of the money, and were covered by 6.8 million Terra Networks ordinary shares held by La Caixa.

Summary of Opinion of Morgan Stanley & Co. Limited

Telefónica retained Morgan Stanley & Co. Limited to provide it with financial advisory services and a financial opinion in connection with its merger with Terra Networks. Telefónica selected Morgan Stanley & Co. Limited to act as its financial advisor based on Morgan Stanley & Co. Limited’s qualifications, expertise and reputation. On February 23, 2005, Morgan Stanley & Co. Limited rendered its written opinion, that, as of that date, based upon and subject to the various considerations set forth in the opinion, the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan was fair from a financial point of view to Telefónica.

The full text of the written opinion of Morgan Stanley & Co. Limited, dated as of February 23, 2005, is attached to this joint information statement/prospectus statement as Annex B-1. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley & Co. Limited in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley & Co. Limited’s opinion is directed to Telefónica’s Board of Directors and addresses only the fairness from a financial point of view of the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan to Telefónica as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Telefónica or Terra Networks ordinary shares as to how to vote at their annual general shareholders’ meetings. The summary of the opinion of Morgan Stanley & Co. Limited set forth in this joint information statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley has consented to the inclusion of its opinion and the summary of its opinion in this joint information statement/prospectus statement. By giving such consent Morgan Stanley has not admitted that it is an expert with respect to any part of this joint information statement/prospectus statement within the meaning of the term “expert” as used in, or that Morgan Stanley comes within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

In connection with rendering its opinion, Morgan Stanley & Co. Limited, among other things:

a) reviewed certain publicly available financial statements and other business and financial information relating to Telefónica and Terra Networks respectively;

b) reviewed the reported prices and trading activity for the ordinary shares of Telefónica and Terra Networks respectively;

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c) compared the financial performance of Terra Networks and Telefónica and the prices and trading activity of the ordinary shares of each of Telefónica and Terra Networks with that of certain other comparable publicly-traded companies comparable with Telefónica and Terra Networks, respectively and their securities;

d) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

e) reviewed certain equity research reports prepared by a number of investment banks relating to Telefónica and Terra Networks respectively;

f) reviewed certain equity research reports prepared by a number of investment banks relating to certain publicly-traded companies comparable with Telefónica and Terra Networks respectively;

g) reviewed certain internal financial statements and other financial and operating information concerning Telefónica and Terra Networks respectively;

h) reviewed Terra Networks’ management business plan dated February 14, 2005;

i) discussed the past, current and future operations of Terra Networks with the management of Telefónica;

j) reviewed the pro-forma impact of the merger on Telefónica’s earnings per share;

k) reviewed the merger plan and certain related documents; and

l) considered such other factors, reviewed such other information and performed such other analyses as Morgan Stanley & Co. Limited deemed appropriate.

In arriving at its opinion, Morgan Stanley & Co. Limited assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to internal financial statements, the financial projections and other financial data, Morgan Stanley & Co. Limited assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Terra Networks and Telefónica. Morgan Stanley & Co. Limited discussed with the management of Telefónica the strategic rationale for the merger and the perceived strategic, financial and operating benefits of the merger for Telefónica if the merger is consummated. Morgan Stanley & Co. Limited did not make any independent valuation or appraisal of the assets or liabilities of Telefónica or Terra Networks, nor was it furnished with any such appraisals. Further, in accordance with Telefónica’s instructions, Morgan Stanley & Co. Limited only conducted a limited due diligence review for the purposes of its opinion and, in particular, Morgan Stanley & Co. Limited was not provided with, or had, access to the management of Terra Networks. With respect to legal, tax and accounting matters relating to the merger, Morgan Stanley & Co. Limited relied upon the information provided by and the judgments made by Telefónica and its legal, tax and accounting advisors. In arriving at its opinion, Morgan Stanley & Co. Limited was not authorized to solicit, and did not solicit, interest from any party with respect to the merger. Morgan Stanley & Co. Limited’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley & Co. Limited’s opinion and the assumptions used in preparing it, and Morgan Stanley & Co. Limited did not assume any obligation to update, revise or reaffirm its opinion. In addition, Morgan Stanley & Co. Limited assumed that the merger will be consummated in accordance with the terms set forth in the merger plan without any waiver, amendment or delay of any terms or conditions.

The following is a brief summary of the material analyses performed by Morgan Stanley & Co. Limited in connection with the preparation of its written opinion letter dated February 23, 2005. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley & Co. Limited, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

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Part Three—The Merger

The various analyses summarized below were based on closing prices for the ordinary shares of Telefónica and Terra Networks as of February 21, 2005, adjusted to reflect the announced dividend distributions by each of the two companies:

i) Telefónica’s share price: adjusted for a total of €0.80 per share in dividends declared by Telefónica (and which will not be payable to Terra Networks’ current shareholders with respect to the Telefónica shares they will receive following the merger, pursuant to the merger plan) as follows: (a) €0.23 per share cash dividend payable to Telefónica’s current shareholders on May 13, 2005; and, (b) one Telefónica share for each 25 Telefónica shares to be distributed to current Telefónica’s shareholders following the 2005 annual general shareholders’ meeting to be held on May 30, 2005 (estimated at €0.57 per share at Telefónica’s closing share price as of February 21, 2005);

ii) Terra Networks’ share price: adjusted for the €0.60 per share cash dividend announced by Terra Networks’ Board of Directors on February 23, 2005, which will be distributed to Terra Networks’ current shareholders prior to the merger.

Trading Range Analysis

Morgan Stanley & Co. Limited reviewed the range of closing prices of Telefónica and Terra Networks ordinary shares for various periods ending on February 21, 2005. Morgan Stanley & Co. Limited observed the following:

Period Ending February 21, 2005	Telefónica	Terra Networks
Last Three Months	€12.18 - €13.76	€2.20 - €2.70
Last Six Months	€10.66 - €13.76	€2.17 - €2.70
Last Twelve Months	€10.40 - €13.76	€2.17 - €2.70

Morgan Stanley & Co. Limited calculated that the exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares pursuant to the merger plan represented a 15% price premium to the unaffected share price of Terra Networks ordinary shares as of February 11, 2005, and a 14% price premium to the 30 trading days average of Terra Networks ordinary shares prior to February 21, 2005.

Comparable Companies Analysis

Morgan Stanley & Co. Limited compared certain financial information of Telefónica and Terra Networks with publicly available consensus financial estimates for other companies that shared similar business characteristics to Telefónica and Terra Networks, respectively. The companies used in this comparison included the following companies:

i) With respect to Telefónica: Belgacom, British Telecom, Deutsche Telekom, France Telecom, KPN, Hellenic Telecommunications (OTE), Portugal Telecom, Swisscom, Tele Danmark (TDC), Telecom Italia, TeliaSonera, Telekom Austria and Telenor; and

ii) With respect to Terra Networks: using as reference the “unaffected” closing share price of T-Online as of October 8, 2004 (prior to Deutsche Telekom’s announcement of a minority buy out tender offer followed by a statutory merger with T-Online).

For the purposes of this analysis, Morgan Stanley & Co. Limited analyzed the ratio of aggregate value (defined as market capitalization plus total debt less cash and cash equivalents, plus other adjustments) to estimated calendar year 2005 earnings before interest, taxes, depreciation and amortization for Telefónica and to estimated calendar year 2006 earnings before interest, taxes, depreciation and amortization for Terra Networks. Morgan Stanley & Co. Limited applied this multiple to Telefónica’s 2005 and Terra Networks’ 2006 earnings

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before interest, taxes, depreciation and amortization, utilizing as information sources for Telefónica, publicly available consensus financial forecasts, and for Terra Networks, financial forecasts prepared by the management of Terra Networks.

Based on Telefónica’s and Terra Networks’ current outstanding ordinary shares and options, Morgan Stanley & Co. Limited estimated the implied value per Telefónica and Terra Networks ordinary share, respectively, as of February 21, 2005, as follows:

Calendar Year Financial	Financial Statistic	Comparable Companies Multiple Statistic	Implied Value Per Share
Telefónica Aggregate Value to Estimated 2005 Earnings Before Interest, Taxes, Depreciation and Amortization	€14,301 MM	5.6x - 6.6x	€10.89 - €13.77
Terra Networks Aggregate Value to Estimated 2006 Earnings Before Interest, Taxes, Depreciation and Amortization	€60 MM	12.6	€2.67

No company utilized in the comparable companies analysis is identical to Telefónica or Terra Networks. In evaluating comparable companies, Morgan Stanley & Co. Limited made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Telefónica or Terra Networks, such as the impact of competition on the businesses of Telefónica or Terra Networks and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Telefónica or Terra Networks or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley & Co. Limited calculated the range of equity values per ordinary share for each of Telefónica and Terra Networks based on a discounted cash flow analysis. With respect to Telefónica, Morgan Stanley & Co. Limited relied on publicly available consensus financial forecasts for calendar years 2005 through 2010 and extrapolations from such projections for calendar years 2011 through 2014. In arriving at a range of equity values per share of Telefónica ordinary shares, Morgan Stanley & Co. Limited calculated the terminal value by applying a range of perpetual growth rates ranging from 1.0% to 1.5% . The unlevered free cash flows from calendar year 2005 through 2014 and the terminal value were then discounted to present values using a range of discount rates of 8.0% to 9.0% . With respect to Terra Networks, Morgan Stanley relied on Terra Networks’ financial projections provided by the management of Telefónica (as received by them from Terra Networks) for calendar years 2005 through 2008 and extrapolations from such projections for calendar years 2009 through 2014. With respect to those financial projections and other information and data relating to Terra Networks, including information as to Terra Networks’ material tax attributes, Morgan Stanley & Co. Limited was advised by the Telefónica management that such forecasts and other information and data were reasonably prepared on bases reflecting the best current estimates and judgments of the management of Telefónica as to the future financial performance of Terra Networks and the expected realization by Terra Networks of its material tax attributes. In arriving at a range of equity values per share of Terra Networks ordinary shares, Morgan Stanley & Co. Limited calculated the terminal value by applying a range of perpetual growth rates from 3.0% to 4.0% . The unlevered free cash flows from calendar year 2005 through 2014 and the terminal value were then discounted to present values using a range of discount rates of 11.5% to 12.5% . The unlevered free cash flows included the benefits to Telefónica resulting from future tax or business or other savings as well as payments to be received by Terra Networks under its strategic agreement with Telefónica.

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The following table summarizes the results of Morgan Stanley & Co. Limited’s analysis:

Key Assumptions	Implied Equity Value (€MM)	Implied Equity Value Per Share
Telefónica: 1.0% - 1.5% perpetual growth rate, 8.0% - 9.0% discount rate	€69,928 - €88,215	€14.11 - €17.80
Terra Networks: 3.0% - 4.0% perpetual growth rate, 11.5% - 12.5% discount rate	€1,448 - €1,522	€2.55 - €2.68

Equity Research Analysts’ Price Targets

Morgan Stanley & Co. Limited reviewed and analyzed future public market trading price targets for Telefónica and Terra Networks ordinary shares prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Telefónica and Terra Networks ordinary shares. The range of equity analyst price targets reviewed for Telefónica and Terra Networks were €13.70 - €15.70 and €2.30 - €2.65, respectively.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Telefónica or Terra Networks ordinary shares and these estimates are subject to uncertainties, including the future financial performance of Telefónica and Terra Networks and future financial market conditions.

Analysis of Precedent Transactions

Morgan Stanley & Co. Limited reviewed Deutsche Telekom’s minority buy out tender offer for the 26% free float of T-Online it did not own and the follow-on statutory merger between Deutsche Telekom and T-Online announced on October 9, 2004.

For the purposes of this analysis, Morgan Stanley & Co. Limited analyzed the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents plus other adjustments, to estimated calendar year 2005 earnings before interest, taxes, depreciation and amortization and applied this multiple to Terra Networks’ 2005 earnings before interest, taxes, depreciation and amortization, included in the financial forecasts prepared by the management of Terra Networks. Based on Terra Networks’ current outstanding ordinary shares and options, Morgan Stanley & Co. Limited estimated the implied value per Terra Networks ordinary share as of February 21, 2005 as follows:

Valuation Statistic and Calendar Year	Financial Statistic	Comparable Company Multiple Statistic	Implied Value Per Share Range for Terra Networks
Aggregate Value to Estimated 2005 Earnings Before Interest, Taxes, Depreciation and Amortization	€52 MM	17.7x	€2.96

No company or transaction utilized in the precedent transaction analyses was identical to Terra Networks or the merger. In evaluating the precedent transactions, Morgan Stanley & Co. Limited made judgments and assumptions with regards to general business, market and financial conditions and other matters, which are beyond the control of Terra Networks, such as the impact of competition on the business of Terra Networks or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Terra Networks or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

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Exchange Ratio Analysis

Morgan Stanley & Co. Limited reviewed the ratios of the closing prices of Terra Networks ordinary stock divided by the corresponding closing prices of Telefónica ordinary stock over various periods ending February 21, 2005. Morgan Stanley & Co. Limited examined the premiums represented by the merger exchange ratio of 0.2222, as set forth in the merger plan, over the benchmarks mentioned below and found them to be as follows:

	Telefónica (€/share)		Terra Networks (€/share)		Implied Exchange Ratio	Implied Premium[1]
Last Twelve Months Avge.	€10.40 -	€13.76	€2.17 -	€2.70	0.196 - 0.209	6% - 13%
Last Six Months Avge.	€10.66 -	€13.76	€2.17 -	€2.70	0.196 - 0.204	9% - 13%
Last 90 Days Avge.	€12.18 -	€13.76	€2.20 -	€2.70	0.181 - 0.196	23% - 13%

[1]	Implied premium defined as announced exchange ratio of 0.2222 divided by implied exchange ratio for each trading average.

In connection with the review of the merger by Telefónica’s Board of Directors, Morgan Stanley & Co. Limited performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley & Co. Limited considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley & Co. Limited believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley & Co. Limited may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley & Co. Limited’s view of the actual value of Telefónica or Terra Networks. In performing its analyses, Morgan Stanley & Co. Limited made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Telefónica. Any estimates contained in Morgan Stanley & Co. Limited’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley & Co. Limited conducted the analyses described above solely as part of its analysis of the fairness of the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan from a financial point of view to Telefónica and in connection with the delivery of its opinion to Telefónica’s Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of ordinary shares of Telefónica or Terra Networks might actually trade.

The merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, was determined through arm’s-length negotiations between Telefónica and Terra Networks and was approved by Telefónica’s Board of Directors. Morgan Stanley & Co. Limited provided advice to Telefónica during these negotiations. Morgan Stanley & Co. Limited did not, however, recommend any specific merger consideration to Telefónica or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley & Co. Limited’s opinion and its presentation to Telefónica’s Board of Directors was one of many factors taken into consideration by Telefónica’s Board of Directors in deciding to approve, adopt and authorize the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Telefónica’s board of directors with respect to the merger consideration or of whether Telefónica’s Board of Directors would have been willing to agree to a different merger consideration.

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Telefónica’s Board of Directors retained Morgan Stanley & Co. Limited based upon Morgan Stanley & Co. Limited’s qualifications, experience and expertise. Morgan Stanley & Co. Limited is an internationally recognized investment banking and advisory firm. Morgan Stanley & Co. Limited, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley & Co. Limited or its affiliates may actively trade the equity securities of Telefónica and its listed subsidiaries, including Terra Networks, for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

Under the terms of its engagement letter, Morgan Stanley & Co. Limited provided Telefónica with financial advisory services and a financial opinion in connection with the merger, and Telefónica agreed to pay Morgan Stanley & Co. Limited a fee of €1 million, which is contingent upon completion of the merger. Telefónica has also agreed to reimburse Morgan Stanley & Co. Limited for its expenses incurred in performing its services. In addition, Telefónica has agreed to indemnify Morgan Stanley & Co. Limited and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley & Co. Limited or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley & Co. Limited’s engagement. In the past, Morgan Stanley & Co. Limited and its affiliates have provided financial advisory and financing services for Telefónica and have received fees in connection with such services.

Summary of Opinion of Lehman Brothers Europe Limited

The Board of Directors of Terra Networks engaged Lehman Brothers Europe Limited to act as its financial advisor in connection with a possible business combination transaction with Telefónica. As part of its engagement, Lehman Brothers Europe Limited was asked to render an opinion to Terra Networks’ Board of Directors with respect to the fairness, from a financial point of view, to the shareholders of Terra Networks (other than Telefónica) of the exchange ratio to be offered in the merger. On February 23, 2005, Lehman Brothers Europe Limited rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors of Terra Networks that based upon and subject to matters stated therein, as of the date of its opinion, from a financial point of view, the exchange ratio of two Telefónica ordinary shares per each nine Terra Networks ordinary shares to be offered in the proposed merger was fair to the shareholders of Terra Networks (other than Telefónica). In connection with rendering its opinion, Lehman Brothers Europe Limited assumed, among other things, payment of the proposed dividend of €0.60 per Terra Networks ordinary share to be paid to all Terra Network shareholders prior to the merger.

The full text of Lehman Brothers Europe Limited’s written opinion, dated February 23, 2005, is attached as Annex B-2 to this joint information statement/prospectus. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers Europe Limited in rendering its opinion. The following is a summary of Lehman Brother’s opinion and the methodology that Lehman Brothers Europe Limited used to render its fairness opinion. Lehman Brothers Europe Limited has consented to the inclusion of its opinion in this joint information statement/prospectus. By giving such consent Lehman Brothers Europe Limited has not thereby admitted that they are experts with respect to any part of the joint information statement/prospectus within the meaning of the term “expert” as used in, or that they come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

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Lehman Brothers Europe Limited’s opinion was provided for the information and assistance of the Board of Directors of Terra Networks in connection with its consideration of the proposed merger. Lehman Brothers Europe Limited’s opinion is not intended to be and does not constitute a recommendation to any shareholder of Terra Networks as to how such shareholder should vote with respect to the proposed merger, whether such shareholder should hold or sell any of such shareholder’s Terra Networks ordinary shares prior to the completion of the merger or whether such shareholder should hold or sell any Telefónica ordinary shares received in the merger. Lehman Brothers Europe Limited was not requested to opine as to, and Lehman Brothers Europe Limited’s opinion does not in any manner address, Terra Networks’ underlying business decision to proceed with or effect the proposed merger.

In arriving at its opinion and in relation to Terra Networks, Lehman Brothers Europe Limited reviewed and analyzed:

(1) a draft of the merger plan and the specific terms of the proposed merger;

(2) publicly available information concerning Terra Networks that Lehman Brothers Europe Limited believed to be relevant to its analysis;

(3) financial and operating information with respect to the business, operations and prospects of Terra Networks furnished to Lehman Brothers Europe Limited by Terra Networks;

(4) a trading history of Terra Networks’ ordinary shares since its initial public offering to the date of its opinion and a comparison of that trading history with those of other companies that Lehman Brothers Europe Limited deemed relevant; and

(5) a comparison of the financial terms of the proposed merger with the financial terms of certain other recent transactions that Lehman Brothers Europe Limited deemed relevant.

In addition, Lehman Brothers Europe Limited had discussions with the management of Terra Networks concerning Terra Networks’ business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers Europe Limited deemed appropriate.

In arriving at its opinion and in relation to Telefónica, Lehman Brothers Europe Limited reviewed and analyzed such publicly available information as Lehman Brothers Europe Limited deemed relevant and, in particular the consensus price targets for Telefónica ordinary shares published by research analysts and an analysis of the recent trading performance of Telefónica ordinary shares. Lehman Brothers Europe Limited did not have access to non-public information relating to Telefónica nor did Lehman Brothers Europe Limited meet with Telefónica’s management team to assess its future prospects.

In arriving at its opinion, Lehman Brothers Europe Limited assumed and relied upon the accuracy and completeness of the financial and other information provided to Lehman Brothers Europe Limited without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Terra Networks that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. At the request of Terra Networks’ Board of Directors, Lehman Brothers Europe Limited also retained independent counsel to advise it on certain matters relating to the material tax attributes of Terra Networks and the effect of the proposed merger on those attributes, and Lehman Brothers Europe Limited relied on that advice. With respect to the financial projections of Terra Networks, including information as to Terra Networks’ material tax attributes, upon advice of Terra Networks, Lehman Brothers Europe Limited assumed that such projections and information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of, and information available to, the management of Terra Networks as to the future financial performance and tax attributes of Terra Networks. However, for purposes of its analysis, Lehman Brothers Europe Limited also utilised its own sector wide and company specific

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assumptions and estimates which resulted in certain adjustments to the projections of Terra Networks. Lehman Brothers Europe Limited discussed these adjusted projections with the management of Terra Networks and management agreed with the logic of the use of such adjusted projections in arriving at Lehman Brothers Europe Limited’s opinion.

In arriving at its opinion, Lehman Brothers Europe Limited (i) took into account, among other factors, the proposed dividend of €0.23 to be paid by Telefónica to its shareholders in respect of 2004 and the proposed distribution by Telefónica of one Telefónica share for each 25 Telefónica shares, in which Terra Networks shareholders will not participate, and (ii) did not conduct a physical inspection of the properties and facilities of Terra Networks and did not make or obtain any evaluations or appraisals of the assets or liabilities of Terra Networks. In addition, Lehman Brothers Europe Limited was not asked or authorized to solicit, and Lehman Brothers Europe Limited did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Terra Networks’ business. Lehman Brothers Europe Limited’s opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

In connection with rendering its opinion, Lehman Brothers Europe Limited performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Accordingly, Lehman Brothers Europe Limited believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers Europe Limited made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Terra Networks and Telefónica. None of Terra Networks, Telefónica, Lehman Brothers Europe Limited or any other person assumes responsibility if future results are materially different from those discussed or assumed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

The following is a summary of the material financial analyses used by Lehman Brothers Europe Limited in connection with providing its opinion to Terra Networks’ Board of Directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Lehman Brothers Europe Limited, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers Europe Limited’s opinion.

Terra Networks Valuation

Sum-of-the-Parts Analysis

Lehman Brothers Europe Limited reviewed the stand-alone valuation of Terra Networks on the basis of a sum-of-the-parts approach, utilizing different valuation methodologies depending on the type of asset. For Terra Networks’ cash position, Lehman Brothers Europe Limited used book value as of December 31, 2004. For financial investments and interest in other companies, Lehman Brothers Europe Limited used market value, option value or net present value of future proceeds from the sale of interests subject to an offer or a commitment

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to buy from a third party. For the strategic alliance contract between Terra Networks and Telefónica and Terra Networks’ joint venture interests, operating assets and tax credits, Lehman Brothers Europe Limited used discounted cash flow valuation, pursuant to which forecasted free cash flows attributable to such assets were discounted to net present value by weighted cost of capital rates.

In addition to being valued on a discounted cash flow basis, as a supplemental comparison, Terra Networks’ Spanish operating assets were also valued by using a comparable companies approach, pursuant to which multiples derived from implied values from transactions involving companies in comparable businesses and from EBITDA and revenue of comparable companies were applied to Terra Networks’ Spanish access business and its other Spanish business. Multiples derived from subscriber acquisition costs and gross margins of companies in comparable businesses were also applied to Terra Networks’ Spanish access business.

The result of Lehman Brother’s sum-of-the-parts analysis was an implied value per Terra Networks ordinary share of €3.18.

Other Value Effects

Lehman Brothers Europe Limited then observed that potential synergies, loss of historical tax credits and the potential ability to realize value from a tax credit relating to Terra Networks’ sale of Lycos Inc. were other potential sources of value or loss of value not included in the sum-of-the parts analysis of Terra Networks. Accordingly, Lehman Brothers Europe Limited calculated an adjustment to its sum-of-the-parts implied value per Terra Networks ordinary share described above to take into account an estimate of the aggregate impact of these other potential effects on value to arrive at an adjusted merger value per Terra Networks ordinary share of €3.57.

Comparable Companies Analysis

Lehman Brothers Europe Limited compared Terra Networks as a whole against the following eight other companies:

•	easynet

•	freenet.de

•	Iliad

•	TI Media

•	T-Online

•	Tiscali

•	United Internet

•	Web.de

Lehman Brothers Europe Limited applied the average multiple of the listed companies’ enterprise values to forecasted EBITDA for each of 2005 and 2006 to Terra Networks’ forecasted EBITDA for such years to calculate implied firm values for Terra Networks, and then made adjustments to such firm values for other assets and liabilities. The results of this analysis were implied equity values of €3.05 and €3.18 per Terra Networks ordinary share based on Terra Networks’ forecasted EBITDA for 2005 and 2006, respectively.

Lehman Brothers Europe Limited noted that, while the review of comparable companies served as comparative information, due to the different profitability and risk profile of Terra Networks, the comparable companies analysis should not be deemed a meaningful valuation methodology.

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Broker Views

Lehman Brothers Europe Limited also reviewed brokers’ target prices for Terra Networks ordinary shares in reports published between April 2004 and February 8, 2005. Lehman Brothers Europe Limited adjusted two of the target prices published in April 2004 for the €2.00 dividend on Terra Networks ordinary shares paid in July 2004. The average of these target prices was €3.00 and the median was €3.00.

Telefónica Valuation

As noted above, Lehman Brothers Europe Limited was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica. Therefore, Lehman Brothers Europe Limited analyzed Telefónica’s valuation using a market-based approach.

Broker Views

Lehman Brothers Europe Limited reviewed brokers’ target prices for Telefónica ordinary shares in reports published between November 11, 2004 and February 21, 2005. The average of these target prices was €14.92 and the median was €14.55.

Historical Share Price Performance

Lehman Brothers Europe Limited reviewed the historical share price performance and trading volumes of Telefónica ordinary shares from May 25, 2003, the launch date of Telefónica’s 2003 tender offer for Terra Networks shares, through to February 14, 2005, the date that Telefónica announced its intention to make an offer for a business combination transaction with Terra Networks. Lehman Brothers Europe Limited also calculated the average market price of Telefónica ordinary shares for the one-month, six-month and one-year periods prior to February 14, 2005 and for the period from May 25, 2003 to February 14, 2005. The following table sets forth the results of this analysis:

Period	Average Share Price (€)
1 month	14.02
6 months	13.05
1 year	12.67
Since Launch of Tender Offer on May 28, 2003	11.52

Relative Valuation

Lehman Brothers Europe Limited performed a relative analysis of the historical share price performance for both Terra Networks and Telefónica by comparing market prices of Terra Networks ordinary shares (as adjusted for a dividend payment of €2.00 per share on July 29, 2004) to market prices of Telefónica ordinary shares during the period from May 28, 2003 to February 1, 2005. Lehman Brothers Europe Limited also calculated the average ratio of the market price of a Telefónica ordinary share to the adjusted price of a Terra Networks ordinary share for the month of January 2005, the six-month period of August 2004 through January 2005, the one-year period of February 2004 through January 2005 and for the period from May 25, 2003 to January 4, 2005. The following table sets forth the results of this analysis:

Period	Average Ratio
1 month	4.49:1
6 months	4.45:1
1 year	4.30:1
Since Launch of Tender Offer on May 28, 2003	4.02:1

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Lehman Brothers Europe Limited noted that the ratios set forth in the table above were not adjusted to include the effect of the anticipated cash dividend of €0.60 to be paid to Terra Networks shareholders, including Telefónica, prior to consummation of the merger.

Public Market Valuation of Consideration

Lehman Brothers Europe Limited then analyzed the implied offer price for the proposed merger based on the exchange ratio of 4.5:1 for the proposed merger, the high and low market prices for Telefónica ordinary shares during the one month period prior to February 22, 2005 and the market price on such date, and adding the effect of the €0.60 anticipated dividend on Terra Network ordinary shares. The results of this analysis are set forth in the table below:

	Low	High	As of February 22, 2005
Implied Terra Networks Share Price in Offer (€)	3.59	3.84	3.69

Lehman Brothers Europe Limited observed that the range of the implied offer price set forth in the table above is greater than the adjusted merger value of €3.57 per Terra Networks ordinary share discussed above under the heading “—Terra Networks Valuation—Other Value Effects”.

Miscellaneous

Lehman Brothers Europe Limited is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Terra Networks’ Board of Directors selected Lehman Brothers Europe Limited because of its expertise, reputation and familiarity with Terra Networks and its industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, Lehman Brothers Europe Limited received a fee of €1 million upon delivery of its opinion. In addition, Terra Networks has agreed to reimburse Lehman Brothers Europe Limited for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers Europe Limited and its related parties for certain liabilities that may arise out of its engagement by Terra Networks and the rendering of Lehman Brothers Europe Limited’s opinion.

Lehman Brothers Europe Limited and its affiliates in the past have provided, and currently provide, services to Terra Networks and Telefónica, including in connection with mergers and acquisitions other than the proposed merger. An affiliate of Lehman Brothers Europe Limited has provided a two-year €100 million revolving credit facility to Telefónica which remains undrawn as of the date of Lehman Brothers Europe Limited’s opinion. In the ordinary course of its business, Lehman Brothers Europe Limited and its affiliates may actively trade in the debt or equity securities of Terra Networks and Telefónica or their affiliates for their own accounts or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Summary of Opinion of Citigroup Global Markets Limited

Terra Networks retained Citigroup Global Markets Limited to act as its joint financial advisor in connection with a possible business combination transaction with Telefónica. In connection with its engagement, Terra Networks instructed Citigroup Global Markets Limited to evaluate the fairness, from a financial point of view, to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates) of the exchange ratio. At

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the February 23, 2005 meeting of the Board of Directors of Terra Networks, Citigroup Global Markets Limited delivered its oral opinion to the Board of Directors of Terra Networks, subsequently confirmed in writing, to the effect that, based upon and subject to the qualifications and assumptions set forth therein, as of the date thereof, the exchange ratio of 2/9ths of an ordinary share of Telefónica for each ordinary share of Terra Networks was fair, from a financial point of view, to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates). In connection with rendering its opinion, Citigroup Global Markets Limited assumed, among other things, payment of the proposed dividend of €0.60 per Terra Networks ordinary share to be paid to all Terra Network shareholders prior to the merger.

The full text of Citigroup Global Markets Limited’s opinion dated February 23, 2005 is attached as Annex B-3 to this prospectus. We urge you to read this opinion in its entirety for assumptions made, procedures followed, matters considered and limits of the review by Citigroup Global Markets Limited in arriving at its opinion. The following summary of the opinion of Citigroup Global Markets Limited is qualified in its entirety by reference to the full text of Citigroup Global Markets Limited’s opinion. Citigroup Global Markets Limited has consented to the inclusion of its opinion in this joint information statement/prospectus. By giving such consent Citigroup Global Markets Limited has not thereby admitted that they are experts with respect to any part of the joint information statement/prospectus within the meaning of the term “expert” as used in, or that they come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Citigroup Global Markets Limited’s opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates) and is not intended and does not constitute a recommendation to any Terra Networks shareholder as to how such shareholder should vote at the annual general shareholders’ meeting of Terra Networks or whether such shareholder should hold or sell any of such shareholder’s Terra Networks ordinary shares prior to the completion of the merger. Except as described below, no limitations were imposed by Terra Networks or Telefónica upon Citigroup Global Markets Limited with respect to the investigations made or procedures followed by it in rendering its opinion. Although Citigroup Global Markets Limited evaluated the financial terms of the merger and participated in discussions concerning the determination of the exchange ratio, Citigroup Global Markets Limited was not asked to and did not recommend this exchange ratio, which was the result of negotiations between Terra Networks and Telefónica.

In connection with rendering its opinion, Citigroup Global Markets Limited, among other things:

•	reviewed a draft dated February 23, 2005, of the merger plan;

•	held discussions with certain senior officers, directors and other representatives and advisors of Terra Networks concerning the businesses, operations and prospects of Terra Networks;

•	examined certain publicly available business and financial information relating to Terra Networks and Telefónica as well as certain financial forecasts and other information and data relating to Terra Networks, including information as to Terra Networks’ material tax attributes, which were provided to or discussed with Citigroup Global Markets Limited by the management of Terra Networks;

•	reviewed the financial terms of the merger in relation to, among other things:

•	current and historical market prices of Terra Networks ordinary shares and Telefónica ordinary shares,

•	the historical and projected earnings and other operating data of Terra Networks and Telefónica (Citigroup Global Markets Limited, however, was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica); and

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•	the capitalization and financial condition of Terra Networks and Telefónica;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup Global Markets Limited considered relevant in evaluating the merger;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup Global Markets Limited considered relevant in evaluating those of Terra Networks and Telefónica;

•	took into account, among other factors, the proposed dividend of €0.23 per Telefónica ordinary share in respect of 2004 and the proposed distribution by Telefónica of one Telefónica ordinary share for each 25 Telefónica ordinary shares, in which the holders of Terra Networks ordinary shares will not participate, and the proposed dividend of €0.60 per Terra Networks ordinary share to be paid by Terra Networks to all holders of Terra Networks ordinary shares; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup Global Markets Limited deemed appropriate.

In rendering its opinion, Citigroup Global Markets Limited assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup Global Markets Limited and upon the assurances of the management of Terra Networks that it was not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup Global Markets Limited. With respect to financial forecasts and other information and data relating to Terra Networks, including information as to Terra Networks’ material tax attributes, provided to or otherwise reviewed by or discussed with Citigroup Global Markets Limited, Citigroup Global Markets Limited was advised by the management of Terra Networks that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Terra Networks as to the future financial performance of Terra Networks and the expected realization by Terra Networks of its material tax attributes. At the request of Terra Networks’ Board of Directors, Citigroup Global Markets Limited also retained independent counsel of international standing to advise Citigroup Global Markets Limited on certain matters relating to the material tax attributes of Terra Networks and the effect of the merger on those attributes, and Citigroup Global Markets Limited relied on that advice.

Citigroup Global Markets Limited’s opinion relates to the relative values of Terra Networks and Telefónica. Citigroup Global Markets Limited’s opinion and analyses are not intended to be and do not constitute a recommendation as to whether any Terra Networks shareholder should hold or sell any Telefónica ordinary shares received in the merger. Citigroup Global Markets Limited did not express any opinion as to what the value of the Telefónica ordinary shares actually will be when issued pursuant to the merger or the price at which the Telefónica ordinary shares will trade at any time. Citigroup Global Markets Limited did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Terra Networks or Telefónica (other than material tax attributes of Terra Networks, referred to above), nor did Citigroup Global Markets Limited make any physical inspection of the properties or assets of Terra or Telefónica. Citigroup Global Markets Limited was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Terra Networks. Citigroup Global Markets Limited expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Terra Networks or the effect of any other transaction in which Terra Networks might engage. In particular, Citigroup Global Markets Limited took into account the fact that Telefónica currently controls Terra Networks. Citigroup Global Markets Limited’s opinion was necessarily based upon information available to Citigroup Global Markets Limited, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

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Part Three—The Merger

Citigroup Global Markets Limited’s opinion and financial analyses were only one of many factors considered by Terra Networks’ Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of Terra Networks’ Board of Directors with respect to the merger or the exchange ratio provided for in the transaction.

In preparing its opinion, Citigroup Global Markets Limited performed a variety of financial and comparative analyses. The preparation of a financial opinion is a complex analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Accordingly, Citigroup Global Markets Limited believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

The following is a summary of the material financial analyses performed by Citigroup Global Markets Limited in connection with the preparation of its opinion and presented to the Board of Directors of Terra Networks at its meeting on February 23, 2005.

Historical Share Price Performance

Citigroup Global Markets Limited reviewed the relationship between movements in prices of Terra Networks ordinary shares and Telefónica ordinary shares and the implied offer price for the merger for the period from July 25, 2003, the date on which Telefónica officially announced to the CNMV the number of Terra Networks ordinary shares it acquired in the tender offer, through February 11, 2005, the last trading day before Telefónica publicly announced its intention to make an offer for a business combination transaction with Terra Networks. The implied offer price for the merger was calculated by multiplying the adjusted Telefónica share price by the exchange ratio of 2/9 and then adding €0.60 for the effect of the anticipated dividend on Terra Network ordinary shares to be paid before consummation of the merger. The adjusted Telefónica share price was arrived at by subtracting the anticipated cash dividend of €0.23 from the Telefónica unadjusted share price and then adjusting the result for the anticipated stock dividend on Telefónica ordinary shares of one share for every 25 outstanding shares, in which cash and stock dividends Terra Networks shareholders will not participate. Citigroup Global Markets Limited also adjusted the Terra Networks share price for the €2.00 cash dividend per Terra Networks ordinary share paid in July 2004 in the period prior to the payment of such dividend.

In addition, Citigroup Global Markets Limited compared the implied offer price with the trading price of a Terra Networks ordinary share on February 11, 2005 (the last trading day prior to the public announcement of Telefónica’s intention to make an offer) and the one-, three- and six-month trailing averages in the period prior and up to February 21, 2005, in the case of Telefónica, and up to February 11, 2005, in the case of Terra Networks. The following table sets forth the results of this analysis:

	Terra Networks Ordinary Share Price (€)	Implied Offer Price (€)	Premium
February 11, 2005	3.19	3.58	12%
Last Month Trailing Average	3.11	3.56	14%
Last 3 Month Trailing Average	2.96	3.49	18%
Last 6 Month Trailing Average	2.90	3.35	16%

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Part Three—The Merger

Precedent Transactions Analysis

Noting that Telefónica currently controls Terra Networks, Citigroup Global Markets Limited compared the premium that the implied offer price for the merger represented over the price on the last trading day before announcement and the three- and six-month trailing averages thereof with the premia on similar last trading days and for similar trailing periods represented by

•	the cash consideration for four recent de-listing tender offers by Spanish companies;

•	the consideration in three recent mergers involving significant shareholders (owning less than half of the equity) of Spanish companies acquiring the remainder of the equity of those companies; and

•	the consideration for two recent offers by controlling shareholders (owning in excess of half of the equity) of European internet service providers to acquire the remainder of the equity of those companies.

The precedent transactions considered by Citigroup Global Markets Limited were the following:

Spanish De-Listing Offers

Date Announced	Company
April 22, 2002	Hidroelectrica del Cantabrico
December 9, 2003	Aceralia Corporacion Siderurgica SA
May 31, 2004	Centros Comerciales Carrefour SA
June 4, 2004	Cementos Molins SA

Spanish Significant Shareholder Mergers
Date Announced	Acquiror	Target
April 16, 2002	FCC	Portland Valderrivas
July 1, 2003	ACS	Grupo Dragados
August 1, 2003	Metrovacesa	Bami

Offers by Controlling Shareholders of European ISPs
Date Announced	Acquiror	Target
February 23, 2004	France Telecom	Wanadoo
October 9, 2004	Deutsche Telekom	T-Online

With respect to the financial information for the precedent transactions and the companies involved therein, Citigroup Global Markets Limited relied on information available in public documents. The following table summarizes the median premia (discount) offered in these transactions over the price on the last trading day before announcement and the three- and six-month trailing averages thereof and, in the far right column, sets forth for comparative purposes the same information for the implied offer price in the proposed merger between Terra Networks and Telefónica:

Period	Median Spanish De- Listing Offer Premia (Discount)	Median Spanish Merger Consideration Premia	Median European ISP Premia	Implied Offer Price Premium For Proposed Merger
1 day	(2.2)%	9.3%	8.6%	12%
3 month	2.7%	2.4%	17.3%	18%
6 month	7.0%	7.0%	19.0%	16%

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Part Three—The Merger

Citigroup Global Markets Limited observed that none of the precedent transactions was identical to the proposed merger of Terra Networks and Telefónica.

Terra Networks Valuation

Discounted Cash Flow Analysis

Citigroup Global Markets Limited’s primary methodology for reviewing the value of Terra Networks was a sum-of-the-parts discounted cash flow analysis for each of Terra Networks’ individual operating assets and certain non-operating assets. Citigroup Global Markets Limited applied country-specific discount rates based on weighted average cost of capital assumptions to calculate the net present value of Terra Networks’ management’s forecasted free cash flows from its operating assets, the benefits of future tax savings relating to net operating losses and payments to be received by Terra Networks under its strategic alliance agreement with Telefónica. Citigroup Global Markets Limited applied greater discount rates, however, to calculate the net present value of a potential additional tax credit resulting from the August 2, 2004 sale by Terra Networks of Lycos Inc. as Terra Networks’ ability to realize value from this contingent asset is speculative and difficult to predict. Citigroup Global Markets Limited then adjusted the value of Terra Networks to reflect Terra Networks’ net cash (including amounts due from Telefónica under tax sharing arrangements) and other non-operating assets (including investments in unconsolidated and other non-wholly owned affiliates and anticipated proceeds from dispositions). The result of this sum-of-the-parts discounted cash flow analysis was an implied value per Terra Networks ordinary share of €2.90 to €3.71.

Comparable Companies Analysis

Using publicly available information, Citigroup Global Markets Limited reviewed the relative share price performance from July 2003 to February 2005 of Terra Networks and the following five publicly held European internet service providers, as well as a market-weighted index comprised of such companies:

•	freenet.de

•	Iliad

•	Telecom Italia Media

•	Tiscali

•	United Internet

Citigroup Global Markets Limited also compared the listed companies’ multiples of firm value (equal to equity value plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash) to forecasted revenues, gross profit and EBITDA for 2005 - 2007 with such multiples for Terra Networks. Citigroup Global Markets Limited then calculated a range of illustrative valuations for Terra Networks’ operating assets by applying deviations of plus or minus 10% from the medians of such multiples for the comparable companies to Terra Networks’ management’s forecasts and then adding Terra Networks’ net cash and other non-operating assets valued in a manner consistent with the methodology employed in the analysis described above under the heading “-Discounted Cash Flow Analysis”. The result of this comparable companies analysis was an implied value per Terra Networks ordinary share of €2.73 to €3.77.

Citigroup Global Markets Limited observed that none of the selected companies was identical to Terra Networks. In particular, Citigroup Global Markets Limited noted that Terra Networks’ relatively lower expected 2005-2007 profitability would suggest a valuation of Terra Networks toward the lower end of the valuation range.

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Part Three—The Merger

Research Analyst Target Prices

Citigroup Global Markets Limited reviewed research analysts’ target prices for Terra Networks ordinary shares published between July 1, 2004 (after adjusting for the €2.00 cash dividend per Terra Networks ordinary share paid in July 2004) and February 15, 2005. The range of these target prices (excluding the highest and lowest values) was from €2.80 to €3.17.

Telefónica Valuation

As noted above, Citigroup Global Markets Limited was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica and Citigroup Global Markets Limited had no access to Telefónica’s management. This limited the valuation analyses with respect to Telefónica that were available to Citigroup Global Markets Limited.

Citigroup Global Markets Limited reviewed the value of Telefónica using a sum-of-the-parts analysis that used various valuation methodologies for Telefónica’s primary operating assets, including trading comparables and market value, and then adjusted for overhead costs, non-operating assets and liabilities and minority interests. For Telefónica’s principal operating assets-Telefónica Moviles, the fixed-line Spanish telecommunications business and Telefónica International-which collectively represent the substantial majority of Telefónica’s firm value, Citigroup Global Markets Limited’s primary valuation methodology was based on a comparable companies analysis. For Telefónica Moviles, Citigroup Global Markets Limited compared it to Telecom Italia Mobile and Vodafone and its market value; for the Spanish fixed-line business, to British Telecom; and for Telefónica International, to Telmex, Telesp, Brasil Telecom and Tele Norte Leste. The result of this analysis was an implied value in the range of €13.36 to €16.39 per Telefónica share, as compared to a market price of €14.19 per Telefónica share as of February 21, 2005.

Citigroup Global Markets Limited also reviewed research analysts’ target prices for Telefónica ordinary shares published between June 18, 2004 and February 11, 2005. The range of these target prices (excluding the three highest and the three lowest values) was from €13.50 to €16.50.

Miscellaneous

Under the terms of its engagement, Citigroup Global Markets Limited received a fee of €1 million for its services as financial advisor to Terra Networks upon delivery of its opinion. Terra Networks has also agreed to reimburse Citigroup Global Markets Limited for reasonable travel and other expenses (plus any applicable value added tax) incurred by Citigroup Global Markets Limited in performing its services, including fees and expenses of its legal counsel and tax advisers, and to indemnify Citigroup Global Markets Limited and related persons against liabilities, including liabilities under applicable securities laws, arising out of its engagement.

Citigroup Global Markets Limited and its affiliates in the past have provided, and currently provide, services to Terra Networks and Telefónica and their affiliates, including in connection with derivatives trading, high yield debt placements, mergers and acquisitions, bank financings and common stock block trades, for which services Citigroup Global Markets Limited and its affiliates have received and expect to receive compensation. In the ordinary course of business, Citigroup Global Markets Limited and its affiliates may actively trade or hold the securities of Terra Networks and Telefónica for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup Global Markets Limited and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Terra Networks and Telefónica and their respective affiliates.

Citigroup Global Markets Limited’s advisory services and its opinion were provided for the information of the Board of Directors of Terra Networks in its evaluation of the proposed merger, and Citigroup Global Markets

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Limited’s opinion was not intended to be and does not constitute a recommendation to the Board of Directors of Terra Networks or any shareholder of Terra Networks as to how such directors or shareholder should vote or act on any matters relating to the proposed merger. Citigroup Global Markets Limited’s opinion should not be taken to supplant any additional inquiries or procedures that the Board of Directors of Terra Networks should undertake in its evaluation of the proposed merger.

Terra Networks selected Citigroup Global Markets Limited as its joint financial advisor based on Citigroup Global Markets Limited’s reputation, experience and familiarity with Terra Networks and its business. Citigroup Global Markets Limited is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes.

The Merger Plan

The following summary of the merger plan is qualified by reference to the complete text of the merger plan, which is incorporated by reference and attached as Annex A-1.

Structure of the Merger

Terra Networks will merge by absorption under Spanish law with and into Telefónica. As a result of the merger, Terra Networks will be dissolved and Telefónica will assume by universal succession all of its assets and liabilities.

Timing of Closing

It is expected that the closing will occur within two months of the date the shareholders of Telefónica and Terra Networks approve the merger at their respective annual general shareholders’ meetings.

Merger Consideration

The merger plan provides that for every 9 ordinary shares of Terra Networks held immediately prior to the effective time of the merger the holder will receive 2 ordinary shares of Telefónica and that for every 27 Terra Networks ADSs held immediately prior to the effective time of the merger the holder will receive 2 Telefónica ADSs.

Exchange of Ordinary Shares and ADSs

Unless exceptional and unforeseen events occur, as soon as possible and in any event within three business days following the registration of the merger deed with the Madrid Commercial Registry, Iberclear, the Spanish clearing agency, will automatically register the ordinary shares of Telefónica delivered in the merger in book-entry form in the names of the recordholders of Terra Networks ordinary shares. The Telefónica ordinary shares delivered in the merger will be deposited with the member entities of the Spanish clearing agency which previously held the accounts of the Terra Networks shareholders.

Telefónica will not deliver any fractional ordinary shares or ADSs in the merger. Terra Networks shareholders and ADS holders will receive cash in lieu of any fractional ordinary shares or ADSs. The Terra Networks ADS depositary will sell fractional ADSs on behalf of any ADS holders.

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Part Three—The Merger

Conditions to the Completion of the Merger

The completion of the merger is subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

•	approval of the merger on the terms and conditions set forth in the merger plan by the shareholders of Telefónica and Terra Networks at their respective annual general shareholders’ meetings;

•	approval by the shareholders of Telefónica of its merger balance sheets as of December 31, 2004 and approval by the shareholders of Terra Networks of its merger balance sheets as of December 31, 3004 at their respective annual general shareholders’ meetings;

•	approval by the shareholders of Telefónica and Terra Networks of any other applicable resolutions related to the merger at their respective annual shareholders’ meetings;

•	compliance with all corporate requirements under Spanish law, including registration of the merger deed with the Madrid Commercial Registry;

•	Telefónica’s registration statement on Form F-4, which includes this joint information statement/prospectus, being effective and not subject to any stop order by the SEC; and

•	approval for the listing on the NYSE of the Telefónica ADSs to be delivered in the merger.

We can give no assurance as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain the consents and approvals.

We are not aware of any regulatory requirements related to the telecommunications or internet industries in any of the jurisdictions in which we operate that would require us to provide any information to or seek approval from any regulatory authority in connection with the merger. It is likely, however, that we will be required to provide information regarding the change in ownership of certain Mexican subsidiaries of Terra Networks to the Mexican government upon completion of the merger.

Dividend

On February 23, 2005, the two companies agreed that prior to the merger Terra Networks would issue to holders of Terra Networks ordinary shares and ADSs, including Telefónica, a dividend of €0.60 per Terra Networks ordinary share. The determination of the exchange ratio took into consideration this dividend, along with the other dividends described above under “-Comparative per Ordinary Share and per ADS Market Price Information” that both companies have proposed to be distributed.

Other Expenses

All costs and expenses incurred in connection with the merger plan and related transactions will be paid by the party incurring such costs or expenses, and any additional costs and expenses incurred shall be shared equally between the parties.

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Part Four—Information about Meetings and Voting

Part Four—Information about the Meetings and Voting

Telefónica’s Board of Directors is using this joint information statement/prospectus to solicit proxies from the holders of Telefónica ordinary shares and Telefónica ADSs for use at the Telefónica annual general shareholders’ meeting. Terra Networks’ Board of Directors is also using this document to solicit proxies from the holders of Terra Networks ordinary shares and Terra Networks ADSs for use at the Terra Networks annual general shareholders’ meeting. We expect to first mail this joint information statement/prospectus and accompanying forms of proxy to Telefónica and Terra Networks shareholders and ADS holders on or about April 25, 2005.

Matters Relating to the Meetings

	Telefónica Meeting	Terra Networks Meeting
Time and Place:	First Call: May 30, 2005 12:00 Noon, Local Time Second Call: May 31, 2005 12:00 Noon, Local Time Madrid, at IFEMA (Feria de Madrid), Campo de las Naciones, Parque Ferial Juan Carlos I, Pabellón 3	First Call: June 2, 2005 12:00 Noon, Local Time Barcelona, at Palau Sant Jordi, Barcelona ‘92 Room, Passeig Olímpic 5-7 de Barcelona

Purpose of Meeting is to Vote on the Following Items:

I. Examination and approval, if applicable, of the Annual Accounts and Management Report of Telefónica, S.A. and its consolidated group of companies, as well as the proposal for the application of the results of Telefónica, S.A., and that of the management of the company’s Board of Directors, all for the 2004 financial year.

II. Shareholder remuneration: A) distribution of dividends with a charge to the additional paid-in capital reserve and B) extraordinary non-cash distribution of additional paid-in capital.

III. Examination and approval, as the case may be, of the merger plan between Telefónica, S.A. and Terra Networks, S.A. and approval, as the Merger Balance Sheet, of Telefónica, S.A.’s Balance Sheet closed as of December 31, 2004. Approval of the merger between Telefónica, S.A. and Terra Networks, S.A. by absorption (absorción) of Terra Networks, S.A. by Telefónica, S.A. with the dissolution without liquidation of Terra Networks, S.A. and the en bloc transfer, by universal succession, of all of its assets and liabilities to Telefónica, S.A., stating that the exchange of shares

I. Examination and, if appropriate, approval of the financial statements and management report, both of Terra Networks, S.A. (parent company) and of its consolidated group, as well as the proposed distribution of income and the conduct of business by its Board of Directors, all in relation to 2004.

II. Reappointment, ratification and, if appropriate, appointment of Directors.

III. Shareholders’ remuneration: distribution of dividends with a charge to the additional paid-in capital reserve.

IV. Designation of auditor for Terra Networks, S.A. and its consolidated group of companies.

V. Examination and approval, if applicable, of the merger plan of Telefónica, S.A. and Terra Networks, S.A. and approval, as the merger balance sheet, of Terra Networks, S.A.’s balance sheet closed on December 31, 2004. Approval of the merger between Telefónica, S.A. and Terra Networks, S.A. by means of the absorption (absorción) of the latter by the former with the extinction of Terra Networks,

Part Four—Information about Meetings and Voting

Telefónica Meeting	Terra Networks Meeting

S.A. and the en bloc transfer, by universal succession, of all of its assets and liabilities to Telefónica, S.A., stating that the exchange of shares will be fully satisfied by means of the delivery of Telefónica, S.A.’s treasury shares, all in accordance with the merger plan. Application of the special tax regime set forth in Chapter VIII of Title VII of the Restated Text of the Companies Income Tax Law in connection with the merger. Establishment of procedures to facilitate the exchange of shares as a result of the merger. Delegation of powers.*

IV. Appointment of Directors.

V. Designation of the Accounts Auditor for Telefónica, S.A. and its consolidated group of companies, under the provisions of article 42 of the Spanish Commerce Code (Código de Comercio) and article 204 of the Spanish Corporations Act (Ley de Sociedades Anónimas).

VI. Authorization for the acquisition of treasury stock, directly or through group companies.

VII. Reduction of share capital through the amortization of treasury stock, with the exclusion of the right to opposition by creditors, through the redrafting of the article in the bylaws that refers to the share capital.

VIII. Delegation of powers to formalize, construe, correct and execute the resolutions adopted by the annual general shareholders’ meeting.

*  The merger will not be completed unless it is approved by Telefónica shareholders at the annual general shareholders’ meeting.

will be fully satisfied by means of the delivery of Telefónica, S.A.’s treasury shares, all in accordance with the merger plan. Application of the special tax regime set forth in Chapter VIII of Title VII of the Restated Text of the Companies Income Tax Law in connection with the merger. Establishment of procedures to facilitate the exchange of shares. Delegation of powers.*

VI. To consent to and approve, as far as necessary, the resolutions to be adopted by the annual shareholders’ meeting of Telefónica, S.A. under items IV and VII of the Agenda for the annual shareholders’ meeting relating to: (i) appointment of Directors and (iii) capital reduction by means of the retirement of treasury stock, with the exclusion of the right of creditors to object, rewording the Article in the corporate bylaws relating to capital stock.

VII. Delegation of powers to formalize, interpret, rectify and implement the resolutions adopted by the shareholders’ meeting.

*  The merger will not be completed unless it is approved by Terra Networks shareholders at the annual general shareholders’ meeting.

Part Four—Information about Meetings and Voting

	Telefónica Meeting	Terra Networks Meeting
Record Date:	The record date for Telefónica ordinary shares entitled to vote is May 25, 2005 or five days prior to the annual general shareholders’ meeting.	The record date for Terra Networks ordinary shares entitled to vote is May 28, 2005 or five days prior to the annual general shareholders’ meeting.

	The record date for Telefónica ADSs entitled to vote is April 22, 2005.	The record date for Terra Networks ADSs entitled to vote is April 22, 2005.

Outstanding Ordinary Shares Held on Record Date:	As of February 23, 2005, there were 4,955,891,361 ordinary shares of Telefónica outstanding, 241,629,819 of which were represented by 87,854,712 ADSs outstanding on that date.	As of February 23, 2005, there were 574,941,513 ordinary shares of Terra Networks outstanding, 12,889,549 of which were represented by 12,889,549 ADSs outstanding on that date.

Who Can Attend the Meeting:	If you hold at least 300 Telefónica ordinary shares you may attend the meeting. Holders of fewer than 300 Telefónica ordinary shares may grant a proxy to a holder who already holds sufficient ordinary shares to attend the meeting or may aggregate their ordinary shares by proxy in order to hold an aggregate of at least 300 Telefónica ordinary shares and may then select a representative that is a shareholder to attend the meeting and vote their ordinary shares. Only record holders of ordinary shares may attend the meeting. Holders of ADSs may not attend the meeting unless they are the record holders of a sufficient number of ordinary shares other than those represented by their ADSs.	If you hold at least 25 Terra Networks ordinary shares, you may attend the meeting. Holders of fewer than 25 Terra Networks ordinary shares may join other shareholders in order to hold an aggregate of at least 25 Terra Networks ordinary shares and may then appoint a representative to attend the meeting and vote their ordinary shares. Only record holders of ordinary shares may attend the meeting. Holders of ADSs may not attend the meeting unless they are the record holders of a sufficient number of ordinary shares other than those represented by their ADSs.

Ordinary Shares and ADSs Entitled to Vote:	Each ordinary share of Telefónica represented at the meeting is entitled to one vote. Each Telefónica ADS is entitled to three votes. However, each holder of Telefónica ordinary shares or ADSs, including any affiliates of that holder, is limited to a maximum number of votes representing 10% of the total outstanding voting capital stock of Telefónica.	Each ordinary share of Terra Networks is entitled to one vote. Holders of Terra Networks ADSs are entitled to one vote for each ADS held.

Part Four—Information about Meetings and Voting

	Telefónica Meeting	Terra Networks Meeting
Quorum Requirement:

A quorum of shareholders is necessary to hold a valid meeting.

The following quorum is required to approve the items related to the merger:

First call: The presence at the meeting in person or by proxy of holders of ordinary shares representing at least 50% of the subscribed share capital of Telefónica entitled to vote at the meeting is a quorum.

Second call: If a quorum is not obtained at the first call of the meeting, the presence at the meeting in person or by proxy of holders of ordinary shares representing at least 25% of the subscribed share capital of Telefónica entitled to vote is a quorum.

If at a second call the attending subscribed share capital, in presence or by proxy, represents less than 50% of the subscribed share capital entitled to vote, the resolution approving the merger may only be adopted by a vote in favor of two-thirds of the subscribed share capital present or represented by proxy at the meeting.

The following quorum is required to approve all the remaining items that do not relate to the merger:

First call: The presence at the meeting in person or by proxy of holders of ordinary shares representing at least 25% of the subscribed share capital of Telefónica entitled to vote at the meeting is a quorum.

Second call: The meeting shall be deemed to be validly held regardless of the amount of the subscribed share capital attending, in person or by proxy, the meeting.

Ordinary shares held by Telefónica in its treasury shall be considered for the

A quorum of shareholders is necessary to hold a valid meeting.

The following quorum is required to approve the items related to the merger:

First call: The presence at the meeting in person or by proxy of holders of ordinary shares representing at least 50% of the subscribed share capital of Terra Networks entitled to vote at the meeting is a quorum.

Second Call: If a quorum is not obtained at the first call of the meeting, the presence at the meeting in person or by proxy of holders representing at least 25% of the subscribed share capital of Terra Networks entitled to vote is a quorum.

If at a second call the attending subscribed share capital, in presence or by proxy, represents less than 50% of the subscribed share capital entitled to vote, the resolution approving the merger may only be adopted by a vote in favor of two-thirds of the subscribed share capital present or represented by proxy at the meeting.

The following quorum is required to approve all the remaining items that do not relate to the merger:

First call: The presence at the meeting in person or by proxy of holders of ordinary shares representing at least 25% of the subscribed share capital of Terra Networks entitled to vote at the meeting is a quorum.

Second call: The meeting shall be deemed to be validly held regardless of the amount of the subscribed share capital attending, in person or by proxy, the meeting.

Ordinary shares held by Terra Networks in its treasury shall be

Part Four—Information about Meetings and Voting

	Telefónica Meeting	Terra Networks Meeting
	purpose of calculating any necessary quorums for the holding of general shareholders’ meetings and adoption of resolutions thereat. However, there is no right to vote related to such shares.	considered for the purpose of calculating any necessary quorums for the holding of general shareholders’ meetings and adoption of resolutions thereat. However, there is no right to vote related to such shares.

Ordinary Shares Beneficially Owned by Telefónica and Terra Networks Directors and Executive Officers:	As of February 23, 2005, Directors owned 898,378 ordinary shares of Telefónica and executive officers owned 272,789 ordinary shares of Telefónica. Ordinary shares owned by Directors represented in total approximately 0.018% of the voting power of Telefónica’s voting securities and ordinary shares owned by executive officers represented in total approximately 0.0055% of the voting power of Telefónica’s voting securities.	As of April 22, 2005, Directors and executive officers of Terra Networks and their affiliates owned 400 ordinary shares of Terra Networks. These ordinary shares represented in total approximately 0.0001% of the voting power of Terra Networks’ voting securities.

Terra Networks ordinary Shares Beneficially Owned by Telefónica	As of February 23, 2005, Telefónica beneficially owned 436,205,419 Terra Networks ordinary shares, which represented 75.87% of the voting power of Terra Networks’ voting securities.

Vote Necessary to Approve Telefónica and Terra Networks Proposals

Item	Vote Necessary
I. Merger Proposals	Telefónica:	Approval of the merger on the terms and conditions set forth in the merger plan, the merger balance sheets and related matters described above requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting if a quorum of at least 50% is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% of the subscribed capital of Telefónica entitled to vote but at least 25% of the subscribed share capital entitled to vote.

	Terra Networks:	Approval of the merger on the terms and conditions set forth in the merger plan and the merger balance sheets requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting if a quorum of at least 50% is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% of the subscribed share capital of Terra Networks entitled to vote but at least 25% of the subscribed share capital entitled to vote. At February 23, 2005, Telefónica owned 75.87% of the outstanding Terra Networks ordinary shares and, accordingly, there will be only one call for the Terra Networks annual general shareholders’ meeting.

Part Four—Information about Meetings and Voting

Item	Vote Necessary
II. Other Proposals	Telefónica:	Approval of the proposals that do not relate to the merger requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting.

	Terra Networks:	Approval of the proposals that do not relate to the merger requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting.

Proxies

Shareholders

Voting Your Proxy. If you are a shareholder you may vote in person at your meeting (if you hold the requisite number of ordinary shares) or by proxy. You may vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

Voting instructions for the ordinary shares are included on the proxy card. If you properly complete your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your ordinary shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Vote by Proxy. If you are a shareholder you may appoint another person to serve as your proxy by executing a written instrument. Proxies are only valid for a single meeting. Holders of fewer than 300 Telefónica ordinary shares or fewer than 25 Terra Networks ordinary shares who join together, such that they own at least 300 Telefónica ordinary shares or at least 25 ordinary shares of Terra Networks in the aggregate, must appoint a representative and must grant such representative a proxy. In addition, holders of fewer than 300 Telefónica ordinary shares may also grant a proxy to a holder who already has sufficient ordinary shares to attend the meeting.

Revoking Your Proxy. You can revoke your proxy at any time prior to the meeting by revoking the previously granted proxy in writing, granting a subsequent proxy or attending the meeting in person if you hold the requisite number of ordinary shares.

Voting in person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. If your ordinary shares are held in the name of your broker, bank or other nominee, you may not attend the meeting. Only record holders of the ordinary shares may attend.

Telefónica ADS Holders

You may vote by properly completing the ADS voting instruction card provided and submitting it to the Telefónica depositary by the date indicated on the card. Telefónica ADS holders may not vote in person unless they are holders of record of 300 ordinary shares, other than those ordinary shares represented by their ADSs, and in that case may vote such ordinary shares in person or by proxy.

If you do not deliver your voting card to the Telefónica depositary by the date indicated on the card, subject to certain conditions, the depositary will grant a proxy to vote your ordinary shares to a designee of the Board of Directors of Telefónica who will vote your ordinary shares as in the manner stated in the notice sent to you by the depositary.

Part Four—Information about Meetings and Voting

Terra Networks ADS Holders

You may vote by properly completing the ADS voting instruction card provided and submitting it to the Terra Networks depositary by the date indicated on the card. Terra Networks ADS holders may not vote in person unless they are holders of record of 25 ordinary shares, other than those ordinary shares represented by their ADSs, and in that case may vote such ordinary shares in person or by proxy.

If you do not deliver your voting card to the Terra Networks depositary by the date indicated on the card, the depositary will grant a proxy to vote your ordinary shares to a designee of the Board of Directors of Terra Networks if Terra Networks delivers an opinion of Spanish counsel and a letter of representations to the depositary.

If for any reason the depositary does not receive instructions from you by the date indicated on your voting instruction card, or the depositary is unable to obtain the legal opinion or the representation letter referred to above, the depositary will not vote your ordinary shares.

Proxy solicitation

We will pay our own costs of soliciting proxies.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should mail or fax your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business

As of April 22, 2005, we are not currently aware of any other business to be acted upon at either meeting.

Part Five—Legal Information

Part Five—Legal Information

Comparison of Shareholder Rights

Each of Telefónica and Terra Networks is a sociedad anónima incorporated under the laws of the Kingdom of Spain. Therefore the only differences between the current rights of holders of Terra Networks ordinary shares and ADSs and the rights those holders will have as holders of Telefónica ordinary shares and ADSs following the merger is a result of differences in the bylaws of Terra Networks and the bylaws of Telefónica and, in the case of holders of ADSs, differences between the Terra Networks deposit agreement and the Telefónica deposit agreement. The rights of holders of Terra Networks ordinary shares under the Terra Networks bylaws prior to the merger are substantially the same as the rights Telefónica shareholders will have following the merger under the bylaws of Telefónica, with certain principal exceptions summarized in the chart below. Copies of the Terra Networks bylaws and the bylaws of Telefónica are incorporated by reference and will be sent to holders of ordinary shares of Terra Networks and ADSs upon request. See “Part Eight-Additional Information for Shareholders-Where You Can Find More Information.” The summary contained in the following chart is not intended to be complete and is qualified by reference to the bylaws of Telefónica and the Terra Networks bylaws.

Summary of Material Differences Between Current Rights of Terra Networks Shareholders and Terra Networks ADS Holders and Rights Those Shareholders and ADSs Holders Will Have as Telefónica Shareholders and Telefónica ADS Holders Following the Merger

	Telefónica Shareholder Rights	Terra Networks Shareholder Rights
Corporate Governance:

The rights of holders of Telefónica ordinary shares and, indirectly, ADSs are currently governed by the bylaws of Telefónica.

Upon completion of the merger, the rights of Telefónica shareholders will be governed by the bylaws of Telefónica.

The rights of holders of Terra Networks ordinary shares and, indirectly, ADSs are currently governed by the bylaws of Terra Networks.

Upon completion of the merger, the rights of Terra Networks shareholders, who will become Telefónica shareholders in the merger, will be governed by the bylaws of Telefónica.

Capital Stock:	As of February 23, 2005, the capital stock of Telefónica consisted of 4,955,891,361 ordinary shares of common stock of which approximately 241,629,819 were represented by 87,854,712 ADSs, each representing the right to receive three ordinary shares of Telefónica.	As of February 23, 2005, the capital stock of Terra Networks consisted of 574,941,513 ordinary shares of common stock of which 12,889,549 were represented in the form of ADSs, each representing the right to receive one ordinary share of Terra Networks.

Number of Directors:	The Telefónica Board currently consists of 19 directors.	The Terra Networks Board currently consists of 9 directors.

Right to Attend Shareholder Meetings:	Holders of Ordinary shares. Only individuals who meet the following conditions have the right to attend shareholders’ meetings: • Any shareholder who holds at least 300 ordinary shares of Telefónica;

Holders of Ordinary shares. Only individuals who meet the following conditions have the right to attend shareholders’ meetings:

•      Any shareholder who holds at least 25 ordinary shares of Terra Networks;

Part Five—Legal Information

	Telefónica Shareholder Rights	Terra Networks Shareholder Rights

•      who have duly registered their ordinary shares with the relevant registrar five days before the date set for a general shareholders’ meeting; and

•      who can demonstrate their ownership with the appropriate attendance card or certificate issued by any participating entity (entidad participante) of the Spanish clearing agency (Iberclear) or in any other manner permitted by law.

Holders of fewer than 300 ordinary shares may grant a proxy to a holder who already holds sufficient ordinary shares to attend the meeting or join other shareholders to form a group owning at least 300 ordinary shares and appoint a representative to attend the meeting and vote their ordinary shares.

•      who have duly registered their ordinary shares with the relevant registrar five days before the date set for a general shareholders’ meeting; and

•      who can demonstrate their ownership with the appropriate attendance card or certificate issued by any participating entity (entidad participante) of the Spanish clearing agency (Iberclear) or in any other manner permitted by law.

Holders of fewer than 25 ordinary shares may join other shareholders to form a group owning at least 25 ordinary shares and appoint a representative to attend the meeting and vote their ordinary shares.

	Holders of ADSs. Holders of ADSs are not entitled to attend shareholders’ meetings of Telefónica. Any ADS holder wishing to attend a shareholders’ meeting must cancel its ADRs and obtain delivery of the underlying Telefónica ordinary shares, registered in the name of the holder, prior to the record date for attendance at the meeting. Holders of ADS are entitled to instruct the depositary to vote such holders’ ADRs as directed. The depositary has no discretion with respect to such ordinary shares.	Holders of ADSs. Holders of ADSs are not entitled to attend shareholders’ meetings of Terra Networks. Any ADS holder wishing to attend a shareholders’ meeting must cancel its ADRs and obtain delivery of the underlying Terra Networks ordinary shares, registered in the name of the holder, prior to the record date for attendance at the meeting. Holders of ADS are entitled to instruct the depositary to vote such holders’ ADRs as directed. The depositary has no discretion with respect to such ordinary shares.

Voting Rights:	Each ordinary share is entitled to one vote and each ADS is entitled to three votes. Notwithstanding the foregoing, no shareholder may exercise votes exceeding 10% of the total voting	Each ordinary share and each ADS is entitled to one vote.

Part Five—Legal Information

	Telefónica Shareholder Rights	Terra Networks Shareholder Rights
share capital of Telefónica, irrespective of the number of ordinary shares it holds.

Voting of ADSs

ADS holders may instruct the depositary to vote the underlying ordinary shares. If no instruction is given with respect to any ADSs, the depositary shall give a voting proxy to a Board of Directors designee unless the Board of Directors informs the depositary that either:

•      the Board of Directors does not want such proxy to be given;

•      substantial opposition exists to the matter at hand; or

•      the matter at hand materially affects the rights of Telefónica shareholders.

A discretionary proxy will be given only if the notice to the ADS holders states the manner in which the Board of Directors designee intends to vote the ordinary shares.

ADS holders may instruct the depositary to vote the underlying ordinary shares. If no instruction is given with respect to any ADSs, the depositary shall give a voting proxy to a Board of Directors designee unless:

•      The Board of Directors informs the depositary that either:

•      the Board of Directors does not want such proxy to be given;

•      substantial opposition exists to the matter at hand; or

•      the matter at hand materially affects the rights of Terra Networks shareholders; or

Terra Networks fails to deliver to the depositary:

•      an opinion of Spanish counsel to the depositary stating that granting such proxy to a Board of Directors designee does not violate Spanish law and that nothing in the proxy materials indicates any matter as to which substantial opposition exists or which would adversely affect the rights of Terra Networks shareholders; and

•      a representation letter from Terra Networks certifying that it has not and shall not request the discretionary proxy to be given as to any matter as to which substantial opposition exists or which may adversely affect the rights of Terra Networks shareholders.

Part Five—Legal Information

Stock Exchange Listing of Telefónica ADSs

The Telefónica ADSs to be issued in the merger, like the currently issued Telefónica ADSs, will be listed on the NYSE, subject to approval by the NYSE of Telefónica’s application to list such ADSs.

Stock Exchange Listing of Terra Networks Ordinary Shares and ADSs; Delisting and Deregistration

If the merger is completed, Terra Networks will cease to exist and we will seek to terminate Terra Network’s quotation on the Nasdaq National Market and its obligation to provide periodic reports to the SEC.

Legal Matters

The validity of the Telefónica ordinary shares to be delivered to Terra Networks shareholders pursuant to the merger will be passed upon by Uría & Menéndez, Spanish counsel to Telefónica. Telefónica will also receive opinions from Uría & Menéndez and Davis Polk & Wardwell with respect to the material Spanish tax consequences and the material U.S. federal income tax consequences, respectively, of the acquisition, ownership and disposition of Telefónica ordinary shares or ADSs by a United States holder. See “Part Three-The Merger-Material Spanish and U.S. Federal Taxation Consequences.”

Experts

The Telefónica and Terra Networks Consolidated Financial Statements incorporated in this joint information statement/prospectus by reference from Telefónica, S.A. and Terra Networks, S.A.’s Annual Reports on Form 20-F for the year ended December 31, 2004 have been audited by Deloitte, S.L., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Part Six—Information About Telefónica

Part Six—Information About Telefónica

Selected Historical Consolidated Financial Information

For important information concerning the preparation and presentation of Telefónica’s financial statements, see “Part Eight-Additional Information for Shareholders-Presentation of Financial Information.”

	At and for the year ended December 31,
	2000	2001	2002	2003	2004
	(in millions of euro, except per ordinary share and per ADS data)
INCOME STATEMENT DATA
Amounts in accordance with Spanish GAAP:
Revenues from operations	28,485.5	31,052.6	28,411.3	28,399.8	30,321.9
Other operating revenues(1)	266.7	254.7	297.6	288.9	381.7
Internal expenditures capitalized	899.1	730.4	496.7	530.3	474.3
Increase (decrease) in inventories (net)	112.3	(103.9)	(18.1)	(135.5)	32.9

Total Revenues	29,763.6	31,933.8	29,187.5	29,083.5	31,210.8
Goods purchased	(6,045.2)	(7,111.9)	(6,953.6)	(6,276.6)	(7,558.69)
External services and local taxes	(5,786.1)	(5,534.3)	(4,976.7)	(5,082.7)	(5,601.63)
Personnel expenses	(5,111.7)	(5,390.3)	(4,793.8)	(4,641.3)	(4,411.81)
Provision for depreciation and amortization	(6,960.8)	(7,374.0)	(6,692.4)	(6,274.2)	(5,980.15)
Trade provisions	(761.1)	(1,023.8)	(645.6)	(420.6)	(336.16)
Other operating expenses	(140.7)	(69.3)	(93.7)	(60.3)	(87.20)

Total operating costs before financial expenses and goodwill amortization	(24,805.6)	(26,503.6)	(24,155.7)	(22,755.7)	(23,975.6)
Operating profit	4,958.0	5,430.2	5,031.8	6,327.9	7,235.3
Amortization of goodwill and reversal of negative goodwill	(500.6)	(841.6)	(665.4)	(442.5)	(432.6)
Financial income (expense)	(1,611.8)	(1,608.4)	(1,589.3)	(1,555.9)	(1,240.21)
Exchange gains (losses), net	(248.5)	(782.7)	(632.3)	495.8	56.41
Income (losses) from associated companies	(161.4)	(376.5)	(527.9)	(212.6)	(56.11)

Profit from ordinary activities	2,435.7	1,821.1	1,616.8	4,612.2	5,562.8
Extraordinary revenues	4,302.3	1,167.1	474.6	1,167.2	409.0
Losses on fixed assets	(239.9)	(233.0)	(9,614.6)	(55.3)	(49.71)
Extraordinary expenses	(3,630.5)	(721.3)	(7,078.0)	(2,361.6)	(1,525.1)

Income (loss) before tax and minority interest	2,867.6	2,033.9	(14,601.1)	3,362.5	4,397.0
Corporate income tax	(242.2)	(198.1)	3,228.7	(913.4)	(1,138.7)
Minority interest	(120.6)	271.0	5,795.6	(245.5)	(381.0)

Net income (loss)	2,504.8	2,106.8	(5,576.8)	2,203.6	2,877.3
Net income (loss) per ordinary share(2)	0.59	0.43	(1.13)	0.45	0.60
Weighted average number of ordinary shares (thousands)	4,269,839	4,916,564	4,948,037	4,960,125	4,795,892
Net income (loss) per ADS(2)(3)	1.76	1.28	(3.38)	1.35	1.80
Weighted average number of ADSs (thousands)	1,423,280	1,638,855	1,649,346	1,653,375	1,598,631

Amounts in accordance with U.S. GAAP:
Total revenues	27,326.1	31,577.2	28,912.6	27,708.4	29,854.9
Income (loss) before tax	1,549.7	(6,713.6)	(8,593.5)	3,804.9	3,979.2
Corporate income tax	295.0	(477.8)	3,387.5	(1,114.6)	(1,401.2)
Net income (loss)	1,844.6	(7,191.3)	(5,206.1)	2,690.3	2,578.0
Net income (loss) per ordinary share(2)(4)	0.43	(1.46)	(1.05)	0.54	0.55
Net income (loss) per ADS(2)(3)(4)	1.30	(4.39)	(3.16)	1.63	1.64

VI-1

Part Six—Information About Telefónica

	At and for the year ended December 31,
	2000	2001	2002	2003	2004
	(in millions of euro, except per ordinary share and per ADS data)
BALANCE SHEET DATA
Amounts in accordance with Spanish GAAP:
Cash	765.6	621.9	543.9	336.4	855.0
Property plant and equipment	38,721.9	36,606.1	27,099.7	24,315.8	23,348.1
Total assets	92,377.3	86,422.6	68,041.3	62,075.2	63,466.3
Total long term debt	24,692.9	27,692.4	21,726.1	18,495.4	16,003.7
Total shareholders’ equity	25,930.5	25,861.6	16,996.0	16,756.6	16,225.1

Amounts in accordance with U.S. GAAP:
Cash	678.7	619.6	517.5	336.4	827.5
Property, plant and equipment	38,277.9	35,563.2	25,282.7	27,718.4	21,823.2
Total assets	107,884.6	90,930.9	67,211.0	61,600.4	62,519.3
Total long term debt	20,618.5	27,771.2	21,778.0	18,310.0	14,881.9
Total shareholders’ equity	44,225.3	31,659.6	16,973.7	17,224.0	16,314.6

CASH FLOW DATA
Amounts in accordance with Spanish GAAP(4):
Net cash provided by operating activities	8,996.9	8,828.8	8,814.6	9,191.1	10,186.8
Net cash used in (provided by) investing activities	(17,719.5)	(9,895.4)	(5,780.2)	(5,171.7)	(8,978.7)
Net cash used in (received from) financing activities(6)	14,320.9	(1,321.1)	(2,101.1)	(4,178.9)	(1,961.2)

Amounts in accordance with U.S. GAAP:
Net cash provided by operating activities	16,370.1	8,995.8	9,019.5	9,558.7	10,042.7
Net cash used in (provided by) investing activities	(25,572.6)	(9,528.5)	(5,585.4)	(5,462.8)	(8,543.1)
Net cash used in (received from) financing activities(6)	14,689.4	(1,347.0)	(2,082.0)	(4,220.0)	(2,264.6)

(1)	Includes internal capitalized expenditures on fixed assets and increase in inventories (net).
(2)	The per ordinary share and per ADS computations for all periods presented have been adjusted to reflect the stock split and stock dividends which occurred during the periods presented.
(3)	Each ADS represents the right to receive three Telefónica ordinary shares. Figures do not include any charges of the depositary.
(4)	U.S. GAAP data for the years ended December 31, 2000, 2001, 2002, and 2003 have been restated retroactively to record our investment in Portugal Telecom, SGPS under the equity method. See Note 25.7 to our Consolidated Financial Statements incorporated by reference herein. The effect of the change on net income in 2003, 2002, 2001 and 2000 was an increase or (decrease) of €4.2 million, €8.4 million, (€9.0) million and (€11.4) million, respectively. The effect of the change on Shareholders equity in 2003, 2002, 2001 and 2000 was a decrease of €67.3 million, €15.6 million, €110.2 million and €132.5 million, respectively.
(5)	U.S. GAAP earnings per ordinary share and per ADS have been computed using the weighted average number of ordinary shares outstanding for each period.
(6)	Includes net cash outflow for capital expenditures and for investments in affiliates.

VI-2

Part Seven—Information about Terra Networks

Part Seven—Information about Terra Networks

Selected Historical Consolidated Financial Information

For important information concerning the preparation and presentation of Terra Networks’ financial statements, see “Part Eight-Additional Information for Shareholders-Presentation of Financial Information.”

	At and for the year ended December 31,
	2000	2001	2002	2003	2004
	(in thousands of euro, except per ordinary share and per ADS data)
Consolidated Statement of Operations Data:
Amounts in accordance with Spanish GAAP:
Revenues
Access	117,666	200,451	220,416	216,492	236,501
Advertising and E-commerce	145,328	389,142	281,362	143,021	119,661
Communication and Portal Services	2,017	33,936	66,638	119,023	122,304
Corporate Services	29,306	46,130	43,657	58,581	59,633
Other	13,212	23,853	9,718	9,510	2,379
Total revenues	307,529	693,512	621,791	546,627	540,478
Operating expenses
Goods purchased	(193,626)	(352,039)	(293,619)	(265,836)	(256,307)
Personnel expenses	(116,868)	(204,969)	(165,433)	(119,653)	(95,785)
Depreciation and amortization	(83,513)	(157,426)	(142,718)	(78,742)	(79,513)
Other	(356,281)	(396,522)	(304,433)	(200,622)	(167,520)
Total operating expenses before financial expenses	(750,288)	(1,110,956)	(906,203)	(664,853)	(599,125)
Operating loss	(442,759)	(417,444)	(284,412)	(118,226)	(58,627)
Financial income (expense), net	35,487	126,262	63,544	57,743	18,277
Amortization of goodwill(1)	(253,484)	(386,332)	(254,157)	(83,269)	(65,577)
Reversal of negative goodwill in Consolidation	—	2,825	1,602	972	729
Equity share of affiliate losses, net	(54,721)	(181,732)	(148,902)	(34,734)	(14,559)
Loss from ordinary activities	(715,477)	(856,421)	(622,325)	(177,514)	(119,777)
Extraordinary income (expense)(2)	(89,710)	(74,847)	(1,046,332)	4,534	(25,773)
Corporate income tax	248,142	363,350	(342,625)	(266)	306,456
Minority interest	691	1,620	2,412	536	3,066
Net income (loss)	(556,354)	(566,298)	(2,008,870)	(172,710)	163,972
Basic and diluted net income (loss) per ordinary share	(1.61)	(1.02)	(3.59)	(0.31)	0.292
Weighted average ordinary shares outstanding	344,819,216	557,603,245	559,298,611	560,532,170	562,122,373
Dividends per ordinary share	—	—	—	—	2.00
Amounts in accordance with U.S. GAAP
Net loss	(1,236,441)	(11,411,749)	(1,597,689)	(219,033)	(977,799)
Basic and diluted net loss per ordinary share	(3.59)	(20.47)	(2.86)	(0.39)	(1.74)

(1)	Under U.S. GAAP, goodwill amortization is included in operating expenses. Under U.S. GAAP, goodwill is not amortized after 2001.
(2)	Extraordinary income (expense) items under Spanish GAAP would not qualify as extraordinary items under U.S. GAAP.

VII-1

Part Seven—Information about Terra Networks

	At and for the year ended December 31,
	2000	2001	2002	2003	2004
	(in thousands of euro, except per ordinary share and per ADS data)
Selected Consolidated Balance Sheet Data:
Amounts in accordance with Spanish GAAP:
Cash and cash equivalents	2,673,384	2,190,124	1,761,088	1,599,521	854,182
Working capital(1)	2,467,155	1,980,947	1,675,746	1,563,973	837,784
Total assets	6,738,237	6,107,331	3,497,508	2,987,218	1,852,210
Total long-term obligations	159,888	97,877	36,235	52,802	67,817
Shareholders’ equity	6,126,833	5,556,792	3,190,887	2,720,541	1,634,736
Capital stock (excluding long-term debt and redeemable preferred stock)	1,242,532	1,242,532	1,216,321	1,202,936	1,149,883
Amounts in accordance with U.S. GAAP
Total assets	16,958,819	4,743,246	2,691,526	2,518,171	1,507,867
Shareholders’ equity	16,409,923	4,220,453	2,346,243	2,207,834	1,249,295

(1)	Working capital is defined as total current assets minus total current liabilities.

VII-2

Part Eight—Additional Information For Shareholders

Part Eight—Additional Information for Shareholders

Where You Can Find More Information

Telefónica and Terra Networks file annual reports on Form 20-F and furnish periodic reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The reports may also be obtained from the website maintained by the SEC at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC. Telefónica’s SEC filings are also available to the public from commercial document retrieval services.

Telefónica has filed a registration statement on Form F-4 to register with the SEC the Telefónica ADSs and certain of the Telefónica ordinary shares to be delivered to holders of Terra Networks ordinary shares and ADSs in the merger. This joint information statement/prospectus is a part of that registration statement and constitutes a prospectus of Telefónica in addition to being an information statement of Telefónica and Terra Networks for the meetings. As allowed by SEC rules, this joint information statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” information into this joint information statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint information statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint information statement/prospectus. This joint information statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Telefónica SEC Filings (File No. 1-9531)	Period/Filing Date
Annual Report on Form 20-F	Fiscal Year ended December 31, 2004 (Filing date April 18, 2005)

Terra Networks SEC Filings (File No. 0-28011)	Period/Filing Date
Annual Report on Form 20-F	Fiscal Year ended December 31, 2004 (Filing date April 14, 2005)

We may also incorporate by reference some of the reports on Form 6-K that we or Terra Networks furnish to the SEC between the date of this joint information statement/prospectus and the date of the annual general shareholders’ meetings.

Telefónica has supplied all information contained or incorporated by reference in this joint information statement/prospectus relating to Telefónica and Terra Networks has supplied all such information relating to Terra Networks.

VIII-1

Part Eight—Additional Information For Shareholders

If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint information statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Georgeson Shareholder

17 State Street, 10th Floor

New York, NY 10004

Toll Free: (877) 278-4794

Banks & Brokers: (212) 440-9800

If you would like to request documents from us, please do so by May 24, 2005 to receive them before the meetings.

Presentation of Financial Information

Unless otherwise indicated, the financial information contained in this joint information statement/prospectus has been, or has been derived from financial statements that have been, prepared in accordance with generally accepted accounting principles in Spain (“Spanish GAAP”). See note 25 to Telefónica’s Consolidated Financial Statements and note 22 to Terra Networks’ Consolidated Financial Statements for a discussion of some respects in which Spanish GAAP differs from generally accepted accounting principles in the United States (“U.S. GAAP”).

The consolidated financial statements of Telefónica and Terra Networks incorporated by reference into this joint information statement/prospectus have been presented in the same format as that used in the consolidated financial statements included in the companies’ annual and interim reports to shareholders.

Exchange Rate Information

Effective January 1, 1999, the following 11 European Union member states adopted the euro as a common currency: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. They also established fixed conversion rates between their respective sovereign currencies and the euro. On January 1, 2001, Greece joined the European Economic and Monetary Union. The exchange rate at which the Spanish peseta has been irrevocably fixed against the euro is Ptas 166.386 = €1.00. On January 1, 2002, the participating member states began issuing new euro-denominated bills and coins for use in cash transactions. As of March 1, 2002, the participating member states have withdrawn the bills and coins denominated in their respective currencies from circulation, and they are no longer legal tender for any transactions. The Noon Buying Rate for the euro on April 21, 2005 was U.S.$1.00= €1.3093.

The following tables describe, for the periods and dates indicated, information concerning the Noon Buying Rate for the euro. Amounts are expressed in U.S. dollars per €1.00.

Noon Buying Rate

Year ended December 31,	Period end	Average(1)	High	Low
2000	0.9388	0.9207	1.0335	0.8270
2001	0.8901	0.8909	0.9535	0.8370
2002	1.0485	0.9495	1.0495	0.8594
2003	1.2597	1.1411	1.2597	1.0361
2004	1.3538	1.2478	1.3625	1.1801
Source: Federal Reserve Bank of New York

(1)	The average of the Noon Buying Rates for the euro on the last day of each month during the relevant period.

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Part Eight—Additional Information For Shareholders

Month ended	High	Low
September 30, 2004	1.2417	1.2052
October 31, 2004	1.2783	1.2271
November 30, 2004	1.3288	1.2703
December 31, 2004	1.3625	1.3224
January 31, 2005	1.3476	1.2954
February 28, 2005	1.3274	1.2773
March 31, 2005	1.3465	1.2877
April 30, 2005 (through April 21, 2005)	1.3093	1.2819

Monetary policy within the member states of the euro zone is set by the European Central Bank. The European Central Bank has set itself the objective of containing inflation and will adjust interest rates in line with this policy without taking account of other economic variables such as the rate of unemployment. It has further declared that it will not set an exchange rate target for the euro.

Fluctuations in the exchange rate between the euro and the dollar will affect the dollar equivalent of the euro price of Telefónica ordinary shares on the Spanish stock exchanges and the price of the Telefónica ADSs on the NYSE. Any cash dividends will be paid by Telefónica and Terra Networks, in euro. Exchange rate fluctuations between the euro and the dollar will affect the dollar amounts received by holders of ADSs on conversion by the depositary of cash dividends paid on the Telefónica ordinary shares underlying the Telefónica ADSs and the Terra Networks ordinary shares underlying the Terra Networks ADSs.

You should rely only on the information contained or incorporated by reference in this joint information statement/prospectus to vote on the Telefónica proposals and the Terra Networks proposals. We have not authorized anyone to provide you with information that is different from what is contained in this joint information statement/prospectus. This joint information statement/prospectus is dated April 22, 2005. You should not assume that the information contained in the joint information statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint information statement/prospectus to shareholders nor the issuance of Telefónica ordinary shares in the merger shall create any implication to the contrary.

Enforceability of Civil Liabilities Under The U.S. Securities Laws

Both Telefónica and Terra Networks are corporations organized under the laws of the Kingdom of Spain. None of the directors or executive officers of either Telefónica or Terra Networks (and certain experts named in this joint information statement/prospectus) live in the United States. All or a substantial portion of the assets of both Telefónica and Terra Networks and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against either Telefónica or Terra Networks or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts against either Telefónica or Terra Networks or such persons based on the civil liability provisions of such laws. Provided that United States case law does not prevent the enforcement in the U.S. of Spanish judgments (as in such case, judgments obtained in the U.S. shall not be enforced in Spain), if a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of such judgment in Spain will be subject to satisfaction of certain factors. Such factors include the absence of a conflicting judgment by a Spanish court or of an action pending in Spain among the same parties and arising from the same facts and circumstances, the Spanish courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, the regularity of the proceeding followed before the U.S. courts, the authenticity of the judgment and that enforcement would not violate Spanish public policy. In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is commenced before Spanish courts with respect to liabilities based on the U.S. federal securities laws, there is a doubt as to whether Spanish courts would have jurisdiction. Spanish courts may enter and enforce judgments in foreign currencies.

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ANNEXES

1

Annex A-1

Merger Plan

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Annex A-1

MERGER PLAN of TELEFÓNICA, S.A. and TERRA NETWORKS, S.A.

Madrid, February 23, 2005

For the purposes of the provisions of Articles 234, 235 and related articles of the Corporations Law, as approved by Royal Legislative Decree No. 1564/1989, of December 22 (hereinafter referred to as the “Corporations Law”), the undersigned, in their capacity as members of the Boards of Directors of TELEFÓNICA, S.A. (hereinafter referred to as “TELEFÓNICA”) and TERRA NETWORKS, S.A. (hereinafter referred to as “TERRA”), have drawn up the present merger plan (hereinafter referred to as the “Merger Plan” or the “Plan”), which shall be submitted for approval of the shareholders at their respective general shareholder meetings pursuant to the provisions of Article 240 of the above-mentioned Law. The contents of such Plan are as follows.

1. INTRODUCTION

1.1 Reasons for the merger

Like many other Internet companies, TERRA has evolved within the context of a strategic model based on a separation between the telecommunications business and the business of providing Internet services (ISP). Notwithstanding other prior circumstances, it has recently (more specifically, during the last twelve months) become manifestly obvious, in a clear and distinct manner, that an irreversible crisis is affecting the traditional model of the pure Internet service provider, and that, in parallel, a new model based on the operational integration of the telephone and Internet businesses has appeared in the telecommunications market. The root of these changes lies in the emergence, development, and blossoming of broadband technology applied to Internet access, which has led to the blurring—especially in the last year, during which its penetration and growth have accelerated exponentially—of the traditional line of separation between the above-mentioned businesses.

•	The explosion of broadband technology has, in effect, created a new dynamic in the supply market, with which synchronization can only be obtained based on a complete interweaving of the network functions and the provision of services, or, put another way, the integrated management of the connectivity, access, and service layers. In this scenario, Internet access providers need to become communications operations in order to compete in the market. For such reason, they must either invest in network infrastructure (which could compromise their viability, given the time required for the maturation of the investment and the high capital cost of addressing it), or else become fully integrated with network operators, who already have the necessary infrastructure and technical and human resources.

•	Moreover, on the demand side, today’s customer is not content with Internet access alone. Users’ preferences are becoming increasingly oriented toward integrated offerings (voice, images, Internet access, etc.), for which it is necessary to hold a position as operators who can offer all of the services that the market demands, and thereby compete with other entities that are able to provide all of these services to the end customer.

•	In addition, the technological evolution of the services—the rapid increase in connection speeds, the technical complexity needed to provide high-quality audiovisual content, the required interoperability of the various elements of the offering (e-mail, messaging, voicemail, content consumption, etc.)—demands increasingly greater capabilities, scale, and resources in order to stay competitive in a market that is growing in size but whose offerings are constantly changing.

All of this explains the activities of the competing groups aimed at making bandwidth the center or core of their strategy, and, consequently, at combining the telephone and Internet businesses. The most recent examples are the mergers of France Telecom and its Internet subsidiary Wanadoo, and of Deutsche Telekom and T-Online, the latter of which is about to be completed.

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The proposed merger of TELEFÓNICA and TERRA, as describe in this Plan, obeys the same logic. In fact, the Boards of Directors of both companies believe that this path must be taken in order to have any guarantee of success in dealing with the challenges posed by the development of the industry, technological change, and customers’ new needs. It is thus intended to create a customer-oriented business segment able to offer customers integrated solutions within the telecommunications market.

Therefore, the merger is viewed as a strategic imperative of the highest order, and as an outstanding opportunity for mutual advantage. The shareholders of both TERRA and TELEFÓNICA will benefit from it. In terms of summarizing the most essential aspects, it can be stated that the integration of the businesses resulting from the merger will make it possible:

a) To strengthen the competitive positioning of TERRA and TELEFÓNICA in the above-referenced markets, which will translate into an increase in customers and an expanded share of the market. This is the case because of (i) the greater capacity of the unified firm to respond to the integrated offerings of competitors; (ii) the better position for creating new services that optimize the use of the TELEFÓNICA’s network capabilities (which is critical for services with a need for greater bandwidth, greater security, etc.) and that integrate them fully into the service provided to the end customer; (iii) the strengthening of the offering made to the market, combining the positive attributes of the TELEFÓNICA and TERRA brand names, which in turn will make it possible to strengthen the leadership of the combined company; (iv) the greater scale of operations, which will make it possible to undertake innovative projects that would now be more difficult to undertake; and (v) the greater leveraging of the commercial resources of the two companies, e.g., proprietary channels, third-party channels, joint advertising, etc.

b) To make better use of current customer bases, through (i) the ability to define and implement a global strategy based on customer segments, beyond the current product-based vision; (ii) increased penetration; (iii) an increase in the loyalty of existing customers, by reducing churn rates through the packaged sale of services; (iv) increased cross-sales of services; and (v) the resulting increase in per-customer earnings.

c) To minimize costs and optimize investments, through (i) the integrated management of networks and platforms (provision of services, billing, CRM/customer service, etc.), with the additional benefit of greater quality for the end customer, through end-to-end management; (ii) the rationalization of investments that are particularly relevant, given the growing needs for an ability to manage new services that are broadband intensive; (iii) the total elimination of duplication in the development of new services; (iv) the streamlining of corporate structures, eliminating duplications and thereby improving management and increasing efficiency; and (v) an increased ability to achieve synergies in the purchases of contents and services.

d) To facilitate the exploitation of the opportunities for growth in new markets, using broadband Internet access as an offering that is more attractive and competitive than fixed-base telecommunications (a factor that is particularly relevant in terms of the expansion of the Brazilian market).

e) To develop a single strategy of promoting and creating businesses in the e-commerce field and general gateways for access to information and advertising, as a result of the major growth of broadband Internet access in all markets.

1.2 STRUCTURE OF THE TRANSACTION

The legal structure selected for the integration of the businesses is—as noted above—a merger pursuant to the terms of Articles 233 et. seq. of the Corporations Law. The planned merger will take place specifically through the acquisition of TERRA (the acquired company) by TELEFÓNICA (the acquiring company), with the termination, through dissolution without liquidation, of the former company, and the en bloc transmission of all of its assets to the latter company, which, through universal succession, will acquire the rights and obligations of

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TERRA. As a result of the merger, TERRA shareholders will receive an exchange of shares of TELEFÓNICA, pursuant to the terms specified below.

The merger of TERRA with the parent company of the TELEFÓNICA Group has notable advantages. The most pertinent ones consist of ensuring liquidity for TERRA’s shareholders (inasmuch as, in exchange, they will receive shares of TELEFÓNICA, which probably are the most liquid ones on the Spanish market), and simplifying the implementation of the transaction, because once the merger has been completed, it will be easier to undertake the process of reallocating the assets of TERRA within the TELEFÓNICA Group.

2. IDENTIFICATION OF THE ENTITIES PARTICIPATING IN THE MERGER

2.1 TELEFÓNICA (the Acquiring Company)

TELEFÓNICA, domiciled in Madrid, at calle Gran Vía, 28, which was incorporated for an indefinite time by means of an notarial instrument executed before Mr. Alejandro Roselló Pastor, a Madrid Notary, on April 19, 1924, at entry No. 141.

TELEFÓNICA is registered with the Commercial Registry of Madrid, in Book 12.534, Folio 21, Page M-6.164.

TELEFÓNICA’s Taxpayer ID number is A-28.015.865.

2.2 TERRA (the Acquired Company)

TERRA, domiciled in Barcelona, at calle Nicaragua, 54, which was incorporated for an indefinite time as TELEFÓNICA COMUNICACIONES INTERACTIVAS, S.A. by means of a notarial instrument executed before Mr. José Antonio Escartín Ipiens, a Madrid Notary, on December 4, 1998, at entry No. 5,276 in his notarial register, which changed its name to the current name by means of an instrument dated October 1, 1999, drawn up before Mr. Francisco Arriola Garrote, a Madrid Notary, and recorded under entry No. 1,269 in his notarial register, and which moved to its current domicile by resolution adopted at the Ordinary General Shareholders’ Meeting held on June 8, 2000, which resolution was converted into a public instrument before Mr. Nicolás Ferrero López, a Notary of Pozuelo de Alarcón, on August 3, 2000, and recorded under entry No. 2,893 in his notarial register.

TERRA is registered with the Commercial Registry of Barcelona, in Book 32.874, Folio 165, Page B-217.925.

TERRA’s Taxpayer ID number is A-82.196.080.

3. MERGER EXCHANGE RATIO

The exchange ratio for the shares of the entities participating in the merger, which was determined on the basis of the real value of the corporate assets and liabilities of TELEFÓNICA and TERRA, will be as described below (with no supplemental cash compensation):

Two (2) shares of TELEFÓNICA, each having a par value of one euro (€1), for every nine (9) TERRA shares, each having a par value of two euro (€2).

The determination of the exchange ratio took into consideration the dividends that both companies are expected to distribute, to which reference is made in Section 8 below.

Morgan Stanley & Co. Limited, as TELEFÓNICA’s financial advisor for this transaction, has expressed to the company’s Board of Directors in its fairness opinion that the agreed-upon exchange ratio is equitable for

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TELEFÓNICA’s shareholders. For their part, Lehman Brothers Europe Limited International (Europe), Spain Branch, and Citigroup Global Markets Limited, as TERRA’s financial advisors for this transaction, have expressed to the latter company’s Board of Directors in their fairness opinion that the agreed-upon exchange ratio is equitable for TERRA’s shareholders other than its majority shareholder, TELEFÓNICA.

4. MERGER BALANCE SHEETS

For the purposes set forth in Article 239.1 of the Corporations Law, the balance sheets for the merger shall be deemed to be the balance sheets of TELEFÓNICA and TERRA as of December 31, 2004. Such balance sheets have been prepared on the date hereof by the respective Boards of Directors, and will be verified by the auditors of both companies and submitted for the approval of the shareholders at the General Shareholders’ Meetings of each of the companies that must decide on the merger, prior to the adoption of the merger resolution itself.

5. PROCEDURE FOR THE EXCHANGE OF SHARES

The procedure for the exchange of shares of TERRA for shares of TELEFÓNICA shall as follows:

(a) Once the merger has been approved at the General Shareholder Meetings of both companies, the corresponding Information Memorandum has been verified, if required, by the COMISIÓN NACIONAL DEL MERCADO DE VALORES [the Spanish National Securities Commission] (hereinafter, the “CNMV”), and the merger deed has been recorded with the Commercial Registry of Madrid (after having been evaluated by the Commercial Registry of Barcelona), the TERRA shares will be exchanged for TELEFÓNICA shares.

(b) The exchange will take place beginning on the date indicated in the announcements to be published in the Official Bulletin of the Commercial Registry, in one of the widely-circulated daily newspapers in Madrid and Barcelona, and, if necessary, in the Official Bulletins of the Spanish stock exchanges. A financial institution shall be appointed to act as an Agent for such purpose, and such institution shall be named in the above-mentioned announcements.

(c) The exchange of the TERRA shares for TELEFÓNICA shares will take place through participants in Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. [Securities Registration, Clearing, and Liquidation Systems Management Company, Inc.] (Iberclear) that are depositaries thereof, in accordance with the procedures established for the book-entry system, pursuant to the provisions of Royal Decree No. 116/1992, of February 14, and with the application of the provisions of Article 59 of the Corporations Law, to the extent applicable.

(d) Shareholders who hold shares representing a fraction of the number of TERRA shares designated as the exchange ratio may purchase or transfer shares in order to exchange them in accordance with such exchange ratio. Notwithstanding the foregoing, the companies participating in the merger may establish mechanisms for the purpose of facilitating the implementation of the exchange for those TERRA shareholders who own a number of shares that is not a multiple of nine (9), including the designation of a Fractional Agent.

(e) As a result of the merger, the TERRA shares will become null and void.

It is noted for the record that, as of the date of this Plan, TELEFÓNICA is the holder of four hundred thirty-six million, two hundred five thousand, four hundred nineteen (436,205,419) TERRA shares, representing seventy-five point eighty-seven percent (75.87%) of its share capital. Pursuant to the provisions of Article 249 of the Corporations Law and of the regulations governing treasury stock, the shares of TERRA controlled by TELEFÓNICA will not be exchanged for shares of TELEFÓNICA.

In addition, it is noted for the record that TERRA holds seven million (7,000,000) of its own shares in treasury, which shares were earmarked for redemption following the amendment of the hedging system for the

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following stock option plans: (i) the TERRA stock option plan approved at the General Shareholders’ Meeting of TERRA on October 1, 1999, as amended by resolutions approved at the General Shareholders’ Meetings held on June 8, 2000 and on June 7, 2001, and as further developed by the Board of Directors of TERRA, and (ii) stock option plans resulting from the assumption by TERRA of the LYCOS INC. stock option plans as approved at the General Shareholders’ Meeting of TERRA on June 8, 2000, and as amended by the General Shareholders’ Meeting held on June 7, 2001, and as further developed by the Board of Directors. The above-mentioned seven million (7,000,000) shares will neither be part of the exchange, in compliance with the provisions of Article 249 of the Corporations Law and similar provisions, although, following the registration of the merger, TELEFÓNICA will succeed TERRA as the entity bound by such plans, which will be amended in accordance with the exchange ratio established in this Plan. So as to avoid prejudice to the interests of the beneficiaries of said plans, TELEFÓNICA will establish, if necessary, mechanisms to ensure the that due attention will be given to the commitments assumed by TERRA in connection with the above-mentioned stock option plans.

6. INCREASE IN TELEFÓNICA’S CAPITAL

If necessary, TELEFÓNICA will increase its share capital by the exact amount needed to make the exchange for TERRA shares in accordance with the exchange equation established in this Merger Plan.

The increase will be carried out through the issuance of a precise number of shares, each having a nominal value of one euro (€1), belonging to the same single class and series as the current TELEFÓNICA shares, as represented by book-entry accounts, with the application, in any event, of the provisions of Article 249 of the Corporations Law. In particular, the TERRA shares held by TELEFÓNICA will not be exchanged, and will be redeemed.

The maximum amount of the capital increase to be carried out by TELEFÓNICA pursuant to the established exchange ratio may be reduced through the delivery to TERRA shareholders of old shares held in TELEFÓNICA’s treasury.

The difference between the net book value of the assets and liabilities received by TELEFÓNICA by virtue of the merger covered by this Plan and the par value of the new shares issued by TELEFÓNICA—adjusted, if necessary, by the proportion represented by the new shares of the total shares delivered in exchange—shall be treated as issuance premium.

Both the par value of such shares and the corresponding issuance premium shall be entirely paid-up as a result of the en bloc conveyance of the corporate assets and liabilities of TERRA to TELEFÓNICA, which, through universal succession, shall acquire the rights and obligations of TERRA.

7. DATE FROM WHICH THE SHARES DELIVERED IN EXCHANGE WILL CARRY THE RIGHT TO PARTICIPATE IN CORPORATE EARNINGS

The shares which may be issued by TELEFÓNICA in connection with the capital increase mentioned in Section 6 above, shall entitle their owners to participate in the corporate earnings obtained by TELEFÓNICA starting on January 1, 2005.

Previously existing TELEFÓNICA shares and shares delivered or issued in connection with the exchange will participate, with equal rights in proportion to the par value of each share, in distributions made after the merger deed is recorded with the Commercial Registry.

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8. DIVIDENDS

For the preparation of this Merger Plan and the determination of the exchange ratio indicated in Section 3 above, the Boards of Directors of TELEFÓNICA and TERRA took into consideration the following dividend-payment plans:

(a) TELEFÓNICA plans to make the following distributions:

(i) Payment of an interim dividend based on the earnings for the fiscal year ending December 31, 2004, which will be paid on May 13, 2005. This dividend was announced by the Board of Directors at its meeting held on January 26, 2005. On the date hereof, the Board of Directors has resolved to set the amount of such dividend at 0.23 Euros per share.

As indicated in Section 7 above, TERRA shareholders who become TELEFÓNICA shareholders as a result of the merger will not benefit from such dividend. This was therefore taken into consideration in determining of the exchange ratio.

(ii) The distribution of TELEFÓNICA’s treasury stock, at the ratio of one share of treasury stock for each twenty-five shares owned by the shareholder, charged against the reserve for issuance premium. The proposal for such distribution plan was approved by the Board of Directors at its meeting held on November 24, 2004. The effectiveness of the distribution is subject to the corresponding approval by the shareholders at the Ordinary General Shareholders’ Meeting of TELEFÓNICA. The payment is expected to be made during the days following the meeting and, in any event, before the merger of TELEFÓNICA and TERRA is recorded with the Commercial Registry.

TERRA shareholders who become TELEFÓNICA shareholders as a result of the merger will not benefit from such distribution. This was therefore taken into consideration in the determination of the exchange ratio.

(iii) The payment of a dividend with a charge against the reserve for issuance premium, which should be paid on November 11, 2005. The proposal for this dividend was announced by the Board of Directors at its meeting held on November 24, 2004. The effectiveness of the distribution is subject to the corresponding approval by shareholders at the Ordinary General Shareholders’ Meeting of TELEFÓNICA. The exact amount of such dividend is expected to be 0.27 Euros per share.

Unlike the provisions for dividends described above in subsections (i) and (ii), this dividend will be received by both the TELEFÓNICA shareholders and the TERRA shareholders who become TELEFÓNICA shareholders as a result of the merger. This was therefore not taken into consideration in the determination of the exchange ratio.

(b) TERRA expects to pay a dividend in the amount of 0.60 Euros per share, with a charge against the “Reserve for Shares Issuance Premium” account. The proposal for such distribution was approved by the Board of Directors at its meeting held on February 23, 2005. The effectiveness of the distribution is subject to the corresponding approval by the shareholders at the Ordinary General Shareholders’ Meeting of TERRA. Payment is expected to be made during the days following the meeting and, in any event, before the merger of TELEFÓNICA and TERRA is recorded with the Commercial Registry.

Only the shareholders of TERRA will benefit from such distribution. This was therefore taken into consideration in the determination of the exchange ratio.

9. DATE OF THE ACCOUNTING EFFECTS OF THE MERGER

January 1, 2005 is hereby established as the date from which the TERRA transactions shall be deemed for accounting purposes to have taken place on behalf of TELEFÓNICA.

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10. SPECIAL RIGHTS

There are no special TERRA shares. Nor are there any owners of special rights other than the shares, except for those belonging to the beneficiaries (employees, officers, and directors of the companies in the TERRA Group) of TERRA; stock option plans mentioned in the Section 5 above of this Plan. Following the implementation of the merger, TELEFÓNICA will succeed TERRA as the entity bound by such plans. TERRA stock option rights shall be automatically converted into TELEFÓNICA stock option rights, upon the terms resulting from the exchange ratio established in this Plan. All references to TERRA or, as applicable, to LYCOS INC. or to LYCOS VIRGINIA in such option plans shall be deemed to be made to TELEFÓNICA starting on the date of registration of the merger.

The TELEFÓNICA shares that are delivered to the TERRA shareholders pursuant to the merger contemplated in this Plan shall not give the holders thereof any special rights whatsoever.

11. BENEFITS EXTENDED TO DIRECTORS AND INDEPENDENT EXPERTS

No benefits of any type shall be extended to the directors of any of the entities participating in the merger, or to the independent expert who participates in the merger process.

12. TAX REGULATIONS

The planned merger shall be governed by the tax regulations set forth in Chapter VIII of Title VII, and by the second supplemental provision of the Consolidated Text of the Corporate Income Tax Law, as approved by Royal Legislative Decree No. 4/2004.

For this purpose, and pursuant to the provisions of Article 96 of the above-mentioned Consolidated Text, the merger transaction will be reported to the Government Inspection Office in the manner established by the regulations.

13. BYLAW/CHARTER AMENDMENTS

TELEFÓNICA’s Board of Directors shall submit for the approval of the shareholders at the General Shareholders’ Meeting of TELEFÓNICA wherein the merger is approved, the bylaw/charter amendments that pertain to this Merger Plan and such other amendments that the Boards of Directors of TELEFÓNICA and TERRA mutually decide upon.

14. APPOINTMENT OF INDEPENDENT EXPERT

Pursuant to the provisions of Article 236 of the Corporations Law, the directors of TELEFÓNICA and TERRA shall ask the Commercial Registry of Madrid to appoint a single independent expert for the preparation of a single report on this Merger Plan and on the assets and liabilities contributed by TERRA to TELEFÓNICA as a result of the merger.

15. ADMINISTRATIVE AUTHORIZATIONS

The effectiveness of the planned merger shall be subject to the provision of notices and the acquisition of the applicable relevant authorizations and registrations in Spain and in the other jurisdictions in which both companies are present.

Pursuant to the provisions of Article 234 of the Corporations Law, the directors of TELEFÓNICA and TERRA whose names appear below have signed and, through their signature, approved, this Merger Plan, in the form of four (4) original specimens, of identical form and content, which were approved by the Boards of Directors of TELEFÓNICA and of TERRA on February 23, 2005.

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Annex A-1

BOARD OF DIRECTORS OF TELEFÓNICA

/s/ CESAR ALIERTA IZUEL Mr. Cesar Alierta Izuel	/s/ ISIDRO FAINÉ CASAS Mr. Isidro Fainé Casas

/s/ FERNANDO DE ALMANSA MORENO-BARREDA Mr. Fernando de Almansa Moreno-Barreda	/s/ JESÚS MARÍA CADENATO MATÍA Mr. Jesús María Cadenato Matía

/s/ MAXIMINO CARPIO GARCÍA Mr. Maximino Carpio García	/s/ CARLOS COLOMER CASELLAS Mr. Carlos Colomer Casellas

/s/ ALFONSO FERRARI HERREO Mr. Alfonso Ferrari Herreo	/s/ GONZALO HINOJOSA FERNÁNDEZ DE ANGULO Mr. Gonzalo Hinojosa Fernández de Angulo

/s/ MIGUEL HORTA E COSTA Mr. Miguel Horta e Costa	/s/ LUIS LADA DÍAZ Mr. Luis Lada Díaz

/S/ ANTONIO MASSANELL LAVILLA Mr. Antonio Massanell Lavilla	/s/ MARIO E. VÁZQUEZ Mr. Mario E. Vázquez

/s/ ANTONIO ALONSO UREBA Mr. Antonio Alonso Ureba

It is noted for the record that the Directors Antonio Viana-Baptista and Enrique Used Aznar have abstained from participating in the deliberations and voting on the merger plan because it was believed that they are subject to a potential conflict of interest. For this reason their signatures do not appear in this document. In addition, it is noted for the record that the Directors Pablo Isla Alvarez de Tejera, Gregorio Villalabeitia Galarraga, José Antonio Fernández Rivero y José Fonollosa García did not attend the meeting at which this Merger Plan was approved and were represented the first by Cesar Alierta Izuel and the remaining three being represented by Jesús María Cadenato Matía. For this reason, their signatures also do not appear in this document.

Annex A-1-9

Annex A-1

BOARD OF DIRECTORS OF TERRA

/s/ JOAQUÍN FAURA BATTLE Mr. Joaquín Faura Battle	/s/ FRANCISCO MORENO DE ALBORÁN Y DE VIERNA Mr. Francisco Moreno de Alborán y de Vierna

Mr. D. Fernando Labad Sasiaín	Mr. Enrique Used Aznar

Mr. Luis Bassat Coen	/s/ ALFONSO MERRY DEL VAL GRACIE Mr. Alfonso Merry del Val Gracie

/s/ CARLOS FERNÁNDEZ-PRIDA MÉNDEZ-NÚÑEZ Mr. Carlos Fernández-Prida Méndez-Núñez	Mr. D. José Alfonso Bustamante

/s/ LUIS BADÍA ALMIRALL Mr. Luis Badía Almirall

It is noted for the record that all the Directors appointed as per indication of Telefónica, S.A., that is, Mr. J. Alfonso Bustamante Bustamante, Mr. Enrique Used Aznar and Mr. Fernando Labad Sasiaín have abstained from attending and participating in the deliberations of the Board of Directors of Terra Networks, S.A. on the merger plan and, consequently, have not signed it, because it was believed that they are subject to a potential conflict of interest. For this reason the signatures of Mr. J. Alfonso Bustamante Bustamante, Mr. Enrique Used Aznar and Mr. Fernando Labad Sasiaín do not appear in this document.

In addition, it is noted for the record that D. Luis Bassat Coen, who could not attend this meeting of the Board of Directors at which this Merger Plan was approved, because of illness, has also abstained from participating in the deliberations in relation to it, because it was believed that he is subject to a potential conflict of interest. For these reasons his signature does not appear in this document.

Annex A-1-10

Annex A-2

Telefónica, S.A.

Merger Balance Sheets as of December 31, 2004

Annex A-2-1

Annex A-2

Translation of a report and financial statements originally issued in Spanish based on our work performed in accordance with generally accepted auditing standards in Spain. In the event of a discrepancy, the Spanish-language version prevails.

AUDITORS’ REPORT ON FINANCIAL STATEMENTS

To the Stockholders of Telefónica, S.A.:

1. We have audited the financial statements of Telefónica, S.A. comprising the balance sheet as of December 31, 2004, and the related statement of income and notes to financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made.

2. The financial statements for 2004 referred to above are presented in compliance with current Spanish corporate law, despite the fact that the operations of Telefónica, S.A. and of the companies it controls are managed on a consolidated basis. Accordingly, the financial statements of Telefónica, S.A., which acts basically as a holding company, do not reflect the financial and net worth variations resulting from application of consolidation methods to these holdings or to the transactions performed by the related investees, some of which are the result of the application of the Group’s overall strategy. However, these variations are reflected in the Telefónica Group’s consolidated financial statements for 2004, on which we issued our auditors’ report dated March 4, 2005, containing an unqualified opinion. The effect of consolidation is disclosed in Note 4-d.

3. As required by Spanish corporate law, for comparison purposes the directors present, in addition to the 2004 figures for each item in the balance sheet and statements of income and of changes in financial position, the figures for 2004. Our opinion refers only to the 2004 financial statements. Our auditors’ report dated February 26, 2004, on the 2003 financial statements contained an unqualified opinion.

4. In our opinion, the financial statements for 2004 referred to above present, in all material respects, a true and fair view of the net worth and financial position of Telefónica, S.A. as of December 31, 2004, and of the results of its operations and of the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards in Spain applied on a basis consistent with that of the preceding year.

5. The accompanying management report for 2004 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the management report is consistent with that contained in the financial statements for 2004. Our work as auditors was confined to checking the management report with the aforementioned scope, and did not include a review of any information other than that drawn from the Company’s accounting records.

DELOITTE, S.L.

Registered in ROAC under no. S0692

/s/ JAVIER ARES SAN MIGUEL
Javier Ares San Miguel

March 4, 2005

Annex A-2-2

Annex A-2

TELEFÓNICA, S.A.

STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31.

DEBIT (Millions of euros)		2004	2003
A)	EXPENSES
	Personnel expenses (Note 16.2)	94.94	113.07
	Depreciation and amortization expense	49.89	47.91
	Property, plant and equipment (Note 6)	4.62	1.67
	Intangible assets (Note 5)	23.75	18.22
	Amortizable expenses	21.52	28.02
	Other operating expenses	250.52	209.00
	Outside services provided by Group companies (Note 16.8)	51.49	51.55
	Other outside services	186.93	166.36
	Taxes other than income tax	7.09	5.96
	Other current operating expenses	5.01	(14.87)
I.	OPERATING INCOME	—	—
	Financial and similar expenses
	On debts to Group companies (Notes 16.4 and 16.8)	891.56	912.35
	On debts to third parties and similar expenses (Note 16.4)	324.96	500.59
	Variation in short-term investment valuation allowances	0.26	(30.80)
	Amortization of deferred charges	34.31	38.23
	Exchange losses (Note 16.5)	651.78	1,635.44
II.	FINANCIAL INCOME	726.45	400.68

III.	INCOME FROM ORDINARY ACTIVITIES	456.48	136.44
	Variation in investment valuation allowances (Note 7.1)	(761.77)	(755.27)
	Extraordinary expenses and losses (Note 16.7)	69.70	66.47
IV.	EXTRAORDINARY INCOME	708.84	900.06

V.	INCOME BEFORE TAXES	1,165.32	1,036.50
	Corporate income tax in Spain (Note 14)	(139.99)	(343.51)
	Foreign taxes (Note 14)	3.91	6.30

VI.	INCOME FOR THE YEAR	1,301.40	1,373.71

The accompanying Notes 1 to 21 and Exhibit I are an integral part of these statements of income.

Annex A-2-3

Annex A-2

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31.

CREDIT (Millions of euros)		2004	2003
B)	REVENUES
	Net sales to Group companies (Note 16.1)	26.04	32.82
	Other operating revenues	99.34	72.92
	Non-core and other current operating revenues—Group companies (Note 16.1)	87.24	65.17
	Non-core and other current operating revenues—Non-Group companies	12.10	7.75
I.	OPERATING LOSS	269.97	264.24
	Revenues from equity investments	823.30	616.59
	Group companies (Note 16.8)	795.41	591.65
	Associated companies	13.26	12.19
	Non-Group companies	14.63	12.75

	Revenues from other equity investments and loans (Note 16.4)	1,100.84	1,248.65
	Group companies (Note 16.8)	968.32	1,174.51
	Other companies	132.52	74.14
	Exchange gains (Note 16.5)	705.18	1,591.25
II.	FINANCIAL LOSS	—	—

III.	LOSS ON ORDINARY ACTIVITIES	—	—
	Gains on fixed asset disposals (Note 16.6)	16.26	29.44
	Extraordinary revenues (Note 16.6)	0.51	181.82
IV.	EXTRAORDINARY LOSS	—	—

V.	LOSS BEFORE TAXES	—	—

VI.	LOSS FOR THE YEAR	—	—

The accompanying Notes 1 to 21 and Exhibit I are an integral part of these statements of income.

Annex A-2-4

Annex A-2

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

BALANCE SHEETS AS OF DECEMBER 31.

	ASSETS	2004	2003
		(Millions of Euros)
A)	FIXED AND OTHER NON-CURRENT ASSETS	43,715.40	43,052.65
I.	Start-up expenses	12.19	33.64
II.	Intangible assets (Note 5)	40.08	40.65
	Computer software	95.90	71.72
	Other intangible assets	10.53	11.37
	Accumulated amortization	(66.35)	(42.44)
III.	Property, plant and equipment (Note 6)	261.59	28.06
	Land and structures	220.21	0.81
	Furniture, tools and other items	103.61	31.70
	Accumulated depreciation and allowances	(62.23)	(4.45)
IV.	Long-term investments (Note 7)	43,401.54	42,950.30
	Investments in Group companies	22,415.48	23,374.86
	Investments in associated companies	1,479.16	1,005.42
	Other investments	14.42	6.82
	Loans to Group and associated companies	20,531.41	19,729.71
	Other loans	55.17	70.26
	Long-term deposits and guarantees given	35.05	3.22
	Tax receivables (Note 14.2)	4,343.19	5,000.10
	Allowances	(5,472.34)	(6,240.09)
B)	DEFERRED CHARGES (Note 8)	266.22	288.98
C)	CURRENT ASSETS	7,515.63	5,847.93
I.	Accounts receivable	109.93	111.26
	Trade receivables	7.86	7.27
	Receivable from Group companies	71.04	72.75
	Receivable from associated companies	0.15	0.15
	Sundry accounts receivable	6.73	4.87
	Employee receivables	0.78	0.85
	Tax receivables (Note 14.2)	27.89	30.66
	Allowance for bad debts	(4.52)	(5.29)
II.	Short-term investments	6,447.97	5,564.55
	Loans to Group and associated companies (Note 7.3)	6,184.36	3,990.10
	Short-term investment securities (Note 7.5)	263.61	1,574.45
III.	Short-term treasury stock (Note 9)	690.18	133.46
IV.	Cash	255.72	33.73
V.	Accrual accounts	11.83	4.93

TOTAL ASSETS		51,497.25	49,189.56

The accompanying Notes 1 to 21 and Exhibit I are an integral part of these balance sheets.

Annex A-2-5

Annex A-2

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

BALANCE SHEETS AS OF DECEMBER 31.

	STOCKHOLDERS’ EQUITY AND LIABILITIES	2004	2003
		(Millions of Euros)
A)	STOCKHOLDERS’ EQUITY (Note 9)	14,399.38	16,477.06
I.	Capital stock	4,955.89	4,955.89
II.	Additional paid-in-capital	5,287.68	7,987.14
III.	Revaluation reserves	1,368.89	1,368.89
IV.	Reserves	1,485.52	791.43
	Legal reserve	789.94	652.57
	Reserve for treasury stock	690.18	133.46
	Other reserves	5.40	5.40
V.	Income for the year	1,301.40	1,373.71
B)	PROVISIONS FOR CONTINGENCIES AND EXPENSES (Note 16.7)	139.30	149.38
C)	LONG-TERM DEBT	20,770.55	22,957.57
I.	Debentures, bonds and other marketable debt securities (Note 10)	1,917.52	2,525.97
	Nonconvertible debentures and bonds	1,824.62	2,525.97
	Other marketable debt securities	92.90	—
II.	Payable to credit institutions (Note 11)	2,950.56	2,665.25
III.	Payable to Group and associated companies (Note 12)	15,697.40	17,577.64
IV.	Other payables	13.02	4.24
V.	Taxes payable (Note 14.2)	46.92	39.34
VI.	Uncalled capital payments payable	145.13	145.13
	Group companies (Note 7.4)	145.13	145.13
D)	CURRENT LIABILITIES	16,188.02	9,605.55
I.	Debentures, bonds and other marketable debt securities (Note 10)	1,814.65	727.71
	Nonconvertible debentures and bonds	799.06	69.24
	Other marketable debt securities	963.84	606.45
	Interest on debentures and other securities	51.75	52.02
II.	Payable to credit institutions	2,619.35	865.73
	Loans and other accounts payable (Note 11)	2,607.85	860.91
	Accrued interest payable	11.50	4.82
III.	Payable to Group and associated companies (Note 12)	11,551.42	7,935.03
IV.	Trade accounts payable	53.87	37.42
	Accounts payable for purchases and services	53.87	37.42
V.	Other nontrade payables	148.73	39.66
	Taxes payable (Note 14.2)	17.31	15.43
	Other nontrade payables (Note 15)	131.42	24.23

TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES		51,497.25	49,189.56

The accompanying Notes 1 to 21 and Exhibit I are an integral part of these balance sheets.

Annex A-2-6

Annex A-2

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 21). In the event of a discrepancy, the Spanish-language version prevails.

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

1. INTRODUCTION AND GENERAL INFORMATION

Telefónica, S.A. (“Telefónica” or “the Company”) was incorporated for an indefinite period of time on April 19, 1924, under the corporate name of Compañía Telefónica Nacional de España, S.A., and it adopted its present name in April 1998.

The Company’s registered office is at Gran Vía 28, Madrid (Spain), and its Employer Identification Number is A-28/015865.

Telefónica’s corporate purpose, per Article 4 of its bylaws, is the provision and operation of all manner of telecommunications services (including ancillary or supplementary telecommunications services or the services derived therefrom); research and development, the promotion and application of all manner of telecommunications components, equipment and systems; manufacturing, production and, in general, all other types of industrial activity relating to telecommunications; and the acquisition, sale and, in general, all other types of commercial activity relating to telecommunications.

As also stipulated in Article 4 of its bylaws, all the business activities that constitute the corporate purpose described above may be performed either in Spain or abroad and may be carried on either wholly or partially by the Company, or through shareholdings or other equity interests in other companies or legal entities with an identical or a similar corporate purpose.

In keeping with the foregoing, Telefónica is now the Parent Company of a Group of companies which operate mainly in the telecommunications, media and entertainment industries, providing a wide range of services on the international stage.

The Company is taxed under the general tax regime established by the Spanish State, the Spanish autonomous communities and local governments, and files consolidated tax returns with most of the Spanish subsidiaries in its Group under the consolidated tax regime applicable to corporate groups.

2. BASIS OF PRESENTATION

True and fair view

The accompanying financial statements were prepared from Telefónica’s accounting records by the Company’s directors in accordance with the accounting principles and standards contained in the Commercial Code as implemented by the Spanish National Chart of Accounts and, accordingly, give a true and fair view of the net worth, financial position and results of operations and of the funds obtained and applied in 2004.

The financial statements for 2004 will be submitted for approval by the Stockholders’ Meeting, and it is considered that they will be approved without any changes. The financial statements for 2003 were approved by the Stockholders’ Meeting on April 30, 2004.

Annex A-2-7

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Comparative information

There were no changes in the structure of the balance sheet or the statement of income with respect the previous year. Also, no changes with a material effect were made in accounting methods with respect to 2003.

Inmobiliaria Telefónica, S.L.U., a wholly-owned subsidiary of Telefónica, S.A., was dissolved without liquidation through the overall transfer of its assets and liabilities to its sole stockholder and its subsequent extinction.

These notes to financial statements disclose the main effects of this transfer so that the 2004 figures may be compared with those for 2003. The effects of this transfer were recognized for accounting purposes from January 1, 2004, as stated in the public deed of dissolution without liquidation, overall transfer of assets and liabilities and extinction of Inmobiliaria Telefónica, S.L.U. executed in Madrid on July 17, 2004.

No additional significant events took place preventing a comparison of the figures for 2004 with those for 2003.

The figures in these financial statements and in the management report are expressed in millions of euros unless otherwise indicated.

3. PROPOSED DISTRIBUTION OF INCOME

Telefónica, S.A. obtained income of €1,301.40 million in 2004.

The proposed distribution of 2004 income that the Company’s Board of Directors will submit for approval by the Stockholders’ Meeting is as follows: a) to appropriate 10% of income for the year (€130.14 million) to the legal reserve; b) to pay a fixed dividend of €0.23 gross per share for the Company’s outstanding shares carrying dividend rights; and c) to appropriate the remainder to voluntary reserves.

Millions of Euros
Total distributable income	1,301.40
Distribution to:
Legal reserve	130.14
Dividend (maximum distributable amount of €0.23/share for all the shares into which the Company’s capital stock is divided (4,955,891,361 shares)	1,139.86
To voluntary reserve (minimum)	31.40
Total	1,301.40

It is hereby stated that on February 23, 2005, the Company’s Board of Directors resolved (see Note 19) to distribute a fixed interim dividend out of 2004 income of €0.23 gross for the Company’s outstanding shares carrying dividend rights, up to a total amount of €1,139.86 million. This interim dividend will be paid on May 13, 2005. Consequently, the proposed dividend to be paid out of 2004 income will be fully settled through payment of the aforementioned interim dividend.

Annex A-2-8

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

4. VALUATION STANDARDS

The main valuation methods used in preparing the 2004 financial statements were as follows:

a) Start-up expenses

Start-up expenses, which comprise incorporation and capital increase expenses, are recorded at cost and are amortized on a straight-line basis over five years.

b) Intangible assets

Intangible assets include mainly software licenses, which are recorded at cost and are amortized on a straight-line basis over three years.

c) Property, plant and equipment

Property, plant and equipment are carried at cost.

The costs of expansion, modernization or improvements leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of the assets are capitalized.

The interest and other financial expenses incurred during the construction of fixed assets are capitalized. €1.72 million were capitalized in 2004 relating to interest incurred in the construction of the new office buildings housing the Company’s headquarters (see Note 16.1).

Upkeep and maintenance expenses are expensed currently.

Property, plant and equipment are depreciated by the straight-line method at annual rates based on the following years of estimated useful life:

Years of Estimated Useful Life
Buildings	33-40
Plant and machinery	12
Furniture, office equipment and other tangible fixed assets	4-10

d) Long-term investments

Investments in marketable securities are recorded as follows:

1. Listed securities (excluding shares of Group or associated companies)

At the lower of cost or market. The market value was taken to be the lower of the average market price in the last quarter or market price at year-end.

2. Investments in Group and associated companies

At the lower of acquisition cost or underlying book value of the holdings, adapted to generally accepted accounting principles in Spain, adjusted by the amount of the unrealized gains disclosed at the time of the acquisition and still existing at the date of subsequent valuation.

3. Unlisted securities

At cost, net, where appropriate, of the required investment valuation allowances to reduce them to their underlying book value, adjusted, where appropriate, by the amount of the unrealized gains disclosed at the time of the acquisition and still existing at the date of subsequent valuation.

Annex A-2-9

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Unrealized losses (cost higher than market value) are recorded in the “Allowances” account (see Note 7). However, an additional provision was recorded with a charge to the “Extraordinary Expenses” caption to cover possible third-party liability arising from the negative net worth of investees, and this provision is recorded under the “Provisions for Contingencies and Expenses” caption.

Dividends are recorded as a revenue as soon as their distribution is approved, and gains or losses on the sale of holdings are recorded as revenues or expenses in the year in which they are realized.

The Company has prepared separate consolidated financial statements. In 2004 the effect of consolidation, with respect to the accompanying individual financial statements, was to increase (decrease) the following balances by the amounts shown:

Millions of Euros
Assets	11,969.09
Stockholders’ equity	1,825.74
Net sales	30,295.86
Income for the year	1,575.89

e) Deferred charges

This caption basically includes the following items:

•	Interest on long-term promissory notes

This relates to the difference between the face value and the effective value of the promissory notes issued at over one year. This interest is charged to income by the interest method.

•	Debt arrangement expenses

These relate to long-term debt arrangement expenses and issue premiums on debentures and bonds and are amortized by the interest method on the basis of the principal amounts outstanding.

•	Prepayments

These relate to the unincurred portion at year-end of the payments made on the purchase of services.

f) Treasury stock

Treasury stock is valued at the lower of average cost, comprising the total amount paid for the shares, or market. Since these shares were acquired without any prior resolution having been adopted by the Stockholders’ Meeting to reduce capital, it is considered that they could be used for subsequent sale or, alternatively, for a capital reduction, and, accordingly, the market value is taken to be the lowest of average official market price in the last quarter of the year, year-end market price, or the related underlying book value. A provision was recorded with a charge to the statement of income for the difference between the acquisition cost and the lower of the year-end market price or the average market price in the last quarter, and with a charge to reserves for the difference between the aforementioned market value and the related underlying book value.

Annex A-2-10

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

g) Foreign currency transactions

Fixed-income securities and receivables and payables denominated in foreign currencies are translated to euros at the exchange rates ruling at the transaction date, and are adjusted at year-end to the exchange rates then prevailing.

Exchange differences arising on adjustment of foreign currency fixed-income securities and receivables and payables to year-end exchange rates are classified by currency and due date, and for this purpose currencies which, although different, are officially convertible are grouped together.

The positive net differences in each group of currencies are recorded under the “Deferred Revenues” caption on the liability side of the balance sheet, unless exchange losses in a given group have been charged to income in prior years, in which case the positive net differences are credited to period income up to the limit of the negative net differences charged to income in prior years.

The positive differences deferred in prior years are credited to income in the year in which the related accounts receivable and payable fall due or are repaid early, or as negative exchange differences for the same or a higher amount are recognized in each homogeneous group.

h) Pension and other commitments to employees

Telefónica has entered into an agreement with its employees, the most salient features of which are as follows:

•	Occupational Pension Plan pursuant to Legislative Royal Decree 1/2002 approving the revised Pension Plans and Funds Law.

•	Defined contribution of 4.51% of the participating employees’ regulatory salary. The defined contributions of employees transferred to Telefónica from other Group companies at which these defined contributions were different (6.87% in the case of Telefónica de España) will be maintained.

•	Obligatory contribution by the participant of a minimum of 2.2% of his/her regulatory salary.

•	Individual and financial capitalization systems.

This fund was externalized in the Fonditel B pension fund managed by the subsidiary Fonditel Entidad Gestora de Fondos de Pensiones, S.A.

As of December 31, 2004 and 2003, 632 and 767 employees, respectively, were included in the plan and the cost for the Company amounted to €2.30 million and €2.48 million in 2004 and 2003, respectively (see Note 16.2).

i) Accounts payable

Accounts payable are recorded at repayment value, except in the case of zero-coupon debenture and bond issues, which are recorded in the balance sheet at issue value plus the related accrued interest (see Note 10.3).

j) Derivatives

Transactions whose purpose and effect are to eliminate or significantly reduce exchange, interest rate or market risks on asset and liability positions or on other transactions are treated as hedging transactions.

Annex A-2-11

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

The gains or losses arising during the life of these derivatives are taken to income using the same timing of recognition method as that used to recognize the gains or losses on the underlying hedged asset or transaction.

Transactions that, exceptionally, were not assigned to hedge risks are not treated as hedging transactions. In transactions of this kind, which can arise as a result of risk hedges at Group companies, the differences in market price are recorded for accounting purposes when the transactions are canceled or finally settled. However, if potential losses are anticipated at year-end, the related provision is recorded with a charge to the statement of income.

k) Corporate income tax

The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income. Tax relief and tax credits, excluding tax withholdings and prepayments, are deducted from the corporate income tax charge in the year in which they are definitively taken. The difference between the accrued expense and the tax paid is due to the above-mentioned deferral and to revenue and expense recognition timing differences giving rise to deferred tax assets and liabilities (see Note 14).

Also, pursuant to a resolution of the Spanish Accounting and Audit Institute (ICAC) dated March 15, 2002, Telefónica S.A. recorded the tax assets relating to the tax relief and tax credits (mainly the tax credits arising pursuant to Transitional Provision Three of Law 24/2001) not yet taken for tax purposes and regarding which there is no doubt, in accordance with the accounting principle of prudence, that they can be deducted in the future.

l) Recognition of revenues and expenses

Revenues and expenses are recognized on an accrual basis, i.e. when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

In accordance with the accounting principle of prudence, only realized income is recorded at year- end, whereas foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known (see Note 16).

m) Provisions for contingencies and expenses

The Company records provisions for contingencies and expenses based on its best estimate in order to cover quantifiable probable or certain third-party liability arising from litigation in progress, from indemnity payments and obligations or from expenses of undetermined amount, and collateral and other similar guarantees provided by the Company.

Annex A-2-12

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

5. INTANGIBLE ASSETS

The detail of the balances of intangible asset accounts, of the related accumulated amortization and of the variations therein in 2004 and 2003 is as follows:

	Millions of Euros
	Computer Software	Other Intangible Assets	Total
Cost:
Balance at 12/31/02	52.20	10.84	63.04
Additions	19.52	0.53	20.05
Balance at 12/31/03	71.72	11.37	83.09
Inclusion of Inmobiliaria Telefónica, S.A.U. (Note 2)	1.02	—	1.02
Additions	14.63	1.38	16.01
Retirements	—	(2.13)	(2.13)
Transfers	8.53	(0.09)	8.44
Balance at 12/31/04	95.90	10.53	106.43

Accumulated amortization:
Balance at 12/31/02	21.64	2.58	24.22
Additions	17.06	1.16	18.22
Balance at 12/31/03	38.70	3.74	42.44
Inclusion of Inmobiliaria Telefónica, S.A.U. (Note 2)	0.16	—	0.16
Additions	22.52	1.23	23.75
Transfers	0.09	(0.09)	—
Balance at 12/31/04	61.47	4.88	66.35
Intangible assets, net	34.43	5.65	40.08

6. PROPERTY, PLANT AND EQUIPMENT

The detail of the balances of property, plant and equipment accounts, of the related accumulated depreciation and of the variations therein in 2004 is as follows:

	Balance at 12/31/03	Inclusion of Inmobiliaria Telefónica, S.A.U. (Note 2)	Additions	Retirements	Transfers	Balance at 12/31/04
	Millions of Euros
Cost:
Land and structures	0.81	137.57	10.72	—	71.11	220.21
Furniture, tools and other items	31.70	88.77	63.77	(1.08)	(79.55)	103.61

Property, plant and equipment, gross	32.51	226.34	74.49	(1.08)	(8.44)	323.82

Accumulated depreciation:
Land and structures	0.18	49.87	2.79	(0.16)	—	52.68
Furniture, tools and other items	4.27	0.50	1.83	—	—	6.60

Total accumulated depreciation	4.45	50.37	4.62	(0.16)	0.00	59.28
Allowance for decline in value	—	2.57	0.38	—	—	2.95
Property, plant and equipment, net	28.06	173.40	69.49	(0.92)	(8.44)	261.59

Annex A-2-13

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

The detail of the balances of property, plant and equipment, of the related accumulated depreciation and of the variations therein in 2003 is as follows:

	Balance at 12/31/02	Additions	Balance at 12/31/03
	Millions of Euros
Cost:
Land and structures	0.81	—	0.81
Furniture, tools and other items	24.35	7.35	31.70

Property, plant and equipment, gross	25.16	7.35	32.51

Accumulated depreciation:
Land and structures	0.16	0.02	0.18
Furniture, tools and other items	2.62	1.65	4.27

Total accumulated depreciation	2.78	1.67	4.45
Property, plant and equipment, net	22.38	5.68	28.06

As of December 31, 2004, the Company’s fully depreciated property, plant and equipment amounted to €1.51 million.

The “Land and Structures” caption includes the value of the assets relating to the construction of the Telefónica Group’s new central office buildings in Las Tablas (Madrid) (the so-called Distrito C), provided that they are deemed to be completed and available for use. The other assets which are currently under construction or in the process of improvement which are not yet available for use are classified as construction in progress under the “Furniture, Tools and Other Items” caption.

In January 2004 a contract was entered into between the Company and the contractor for the construction of phase I of the Group’s new headquarters. This phase is expected to be in operation in the second half of 2005.

The retirements in 2004 relate to the sales of real estate as part of the Telefónica Group’s current Real Estate Efficiency Plan. The gain on these sales amounted to €6.09 million and is recorded under the “Gains on Fixed Asset Disposals” caption in the accompanying statement of income (see Note 16.6).

The Company has leased out buildings with a total area of 43,422 square meters to various Telefónica Group companies, which represents occupancy of 95.91% of the property for lease. The revenues from property lease amounted to €6.32 million in 2004 (see Note 16.1).

Telefónica, S.A. has taken out insurance policies with appropriate limits to cover the possible risks to which its property, plant and equipment are subject.

Annex A-2-14

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

7. LONG-TERM INVESTMENTS

7.1 The detail of the balances of the long-term investments, of the related investment valuation allowances and of the variations therein in 2003 and 2004 is as follows:

a) Variations in long-term investments:

	Balance at 12/31/02	Additions	Retirements	Transfers	Balance at 12/31/03	Additions	Retirements	Transfers and Other	Balance at 12/31/04
	Millions of Euros
Investments in Group companies	22,806.83	1,936.48	(1,369.36)	0.91	23,374.86	22.80	(877.71)	(104.47)	22,415.48
Investments in associated companies	408.83	41.91	(0.94)	555.62	1,005.42	475.14	(1.40)	—	1,479.16
Other investments	565.65	0.55	(2.81)	(556.57)	6.82	0.49	(0.01)	7.12	14.42
Loans to Group and associated companies	22,261.11	4,445.72	(3,043.92)	(3,933.20)	19,729.71	3,381.79	(1,673.61)	(906.48)	20,531.41
Other loans	111.60	257.10	(253.36)	(45.08)	70.26	—	(1.89)	(13.20)	55.17
Deposits and guarantees	86.50	336.57	(419.85)	—	3.22	29.32	—	2.51	35.05
Tax receivables (Note 14.2)	4,932.90	181.58	(114.38)	—	5,000.10	139.99	—	(796.90)	4,343.19

Total	51,173.42	7,199.91	(5,204.62)	(3,978.32)	49,190.39	4,049.53	(2,554.62)	(1,811.42)	48,873.88

b) Variations in the long-term investment valuation allowances:

	Balance at 12/31/02	Variation in the Allowance	Reductions	Transfers	Balance at 12/31/03	Variation in the Allowance	Reductions	Transfers	Balance at 12/31/04
	Millions of Euros
Investments in Group companies	7,413.55	(802.31)	(493.72)	3.56	6,121.08	(801.55)	(2.85)	(3.13)	5,313.55
Investments in associated companies	67.39	46.99	(0.94)	—	113.44	39.78	—	—	153.22
Other investments	6.01	—	(0.44)	—	5.57	—	—	—	5.57

Total investment valuation allowances	7,486.95	(755.32)	(495.10)	3.56	6,240.09	(761.77)	(2.85)	(3.13)	5,472.34
Total investments, net	43,686.47	7,955.23	(4,709.52)	(3,981.88)	42,950.30	4,811.30	(2,551.77)	(1,808.29)	43,401.54

In 2004 the variation in investment valuation allowances reflects the increase in the net worth per books of investees, mainly as regards the investments in the Telefónica Internacional Group (€1,056.87 million) and the Terra Networks Group (€139.60 million).

Provisions were recorded for certain investments, mainly in the Telefónica International Wholesale Services (TIWS) Group (€61.73 million), the Telefónica de Contenidos Group (€296.83 million) and the DataCorp Group (€47.14 million).

In 2003 the trend in the “Variation in Investment Valuation Allowances” caption in the statement of income was positive as a result of the increase in the net worth of certain investees, mainly as regards the investments in the Telefónica Internacional Group (€811.44 million), Telefónica Móviles (€283.32 million) and Telefónica de Contenidos (€161.39 million).

Provisions were recorded for certain investments, mainly in the Terra Networks Group (€246.15 million), the TIWS Group (€184.60 million) and the Atento Group (€47.68 million).

Annex A-2-15

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

The reductions of allowances in 2004 relate to the holdings sold, liquidated or contributed in the year, mainly the dissolution of Telefónica USA, Inc. (€1.06 million).

The reductions of allowances in 2003 related mainly to the investments in Emergia Holding, N.V. (€365.00 million) and Katalyx Inc. (€128.17 million).

7.2 The detail of the subsidiaries, associated companies and investees is shown in Exhibit I.

7.3 The detail of loans to Group and associated companies is as follows:

	2004		2003
Company	Long-term	Short-term	Long-term	Short-term
	Millions of Euros
Telefónica Internacional, S.A.	5,081.88	459.09	5,556.53	1,413.69
Telefónica Data España, S.A.	—	50.51	—	64.33
Telefónica Publicidad e Información, S.A.	86.98	11.21	32.21	35.80
Atento, N.V.	144.48	28.06	190.73	20.91
Lotca, Servicios Integrales, S.A.U.	25.69	2.64	28.33	8.12
Telefónica de España, S.A.U.	5,365.97	1,361.52	6,224.58	933.56
Telefónica de Contenidos, S.A.U.	1,783.41	147.59	2,030.89	182.67
Terra Networks, S.A.	26.18	—	26.18	—
Portugal Telecom, S.A.	—	—	—	21.00
Telefónica Móviles, S.A.	7,276.43	1,739.86	4,526.68	1,175.23
Telefónica Datacorp, S.A.U.	285.80	155.78	543.81	23.73
Comunicapital Inversiones, S.A.U.	55.06	—	64.75	—
Katalyx, Inc.	0.55	—	0.59	—
Telefónica Móviles España, S.A.U.	0.40	2,057.60	0.94	—
Telefónica International Wholesale Services, S.A	283.62	120.87	400.89	63.55
Telefónica Soluciones de Informática y Comunicación S.A.	—	12.77	—	—
Telefónica Gestion de Sevicios compartidos España, S.A.	2.00	8.74
Telefónica B2B Licencing Inc.	10.20	—	11.00	—
Telefónica Internacional Wholesale Services, S.L.	86.40	12.44	86.40	3.78
Telecomunicaçoes de Sao Paulo, S.A.	—	—	—	0.50
Other	16.36	15.68	5.20	43.23

Total	20,531.41	6,184.36	19,729.71	3,990.10

The information on the loans to Group and associated companies is as follows:

•	The financing granted to Telefónica de España, S.A.U. consists mainly of a loan arising in the unbundling of this company from Telefónica, which had an outstanding balance of €5,580.19 million as of December 31, 2004, of which €4,882.68 million mature at long-term and €697.51 million at short-term. This loan earns interest at 6.80%.

•	The loans to Telefónica Internacional, S.A. consist mainly of the following:

A subordinated long-term interest-free loan of €3,305.57 million, repayable in 12 equal quarterly installments from September 30, 2005, through June 30, 2008.

Annex A-2-16

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

A participating loan which amounted to €1,414.26 million as of December 31, 2004, with a repayment schedule and final maturity on December 30, 2006. The interest is established on the basis of the company’s net income, and it can only be repaid early if capital is increased by the same amount.

A multicurrency credit line of US$1,962.00 million earning floating interest tied to Libor or Euribor plus 1.04%, depending on whether it is drawn down in a foreign currency or euros, respectively, and maturing on April 15, 2005. The balance drawn down against this credit line as of December 31, 2004, which amounted to US$322.36 million (€236.67 million), was recorded under short-term investments.

A US$447 million loan maturing in 2006 and earning interest tied to Libor plus 1.6%. The principal outstanding as of December 31, 2004, amounted to US$407.18 million (€298.94 million).

•	The loans to Telefónica Móviles, S.A. relate mainly to the following:

Long-term credit lines, against which an amount equal to €1,170.39 million have been drawn down (€950.14 million and US$300 million). These credit lines earn market interest rates, consist of a fixed-interest tranche and a floating-interest tranche, and mature in 2005.

Sundry loans for the acquisition of the various Latin American operators from BellSouth amounting to €2,451.56 million and US$1,357.28 million (€996.46 million) earning interest tied to three-month Euribor and three-month Libor plus a market spread. The loans in euros mature in 2006 and the loans in US dollars mature in 2009 and 2016.

Financing for an amount equal to €1,383.87 million and US$2,308.72 million (€1,694.97 million), which earns interest at market rates tied to Libor or Euribor plus a spread and is repayable in 2011. This financing was granted in order to enable the company to make its investments in Mexico, Puerto Rico, Chile, Guatemala, Brazil and Argentina.

•	The loans granted to Telefónica de Contenidos, S.A.U. include most notably the following:

A ten-year participating loan of €1,141.81 million which had been fully drawn down as of December 31, 2004, which earns interest based on the performance of the business of Telefónica de Contenidos, S.A.U.

Two long-term loans of €52.38 million and €181.12 million granted to meet the financing requirements of Telefónica de Contenidos. S.A.U. consisting of the participating loan granted to this company and the disbursement of the subordinated loan granted in 2003 by this company to Sogecable, S.A. for the merger of DTS, Distribuidora de Televisión Digital, S.A. (Vía Digital) into Sogecable, S.A.

•	A participating loan of US$536.32 million (€393.75 million) to Telefónica International Wholesale Services, S.A., which earns interest on the basis of the performance of the company’s operating results, with repayments from July 2004 to July 31, 2007. All the loan amount had been used as of December 31, 2004.

•	A credit facility granted to Telefónica International Wholesale Services, S.A., amounting to US$60.00 million which is repayable on September 30, 2005, and is tied to three-month Libor, the outstanding balance of which was US$14.64 million (approximately €10.75 million) as of December 31, 2004.

•	Financing provided by Telefónica, S.A. to Atento N.V. in the form of a participating loan of €75 million, maturing in 2013 and earning interest tied to the operating income of Atento, N.V.

•	Financing for €213.74 million granted to Atento, N.V. to cater for the subrogation in Atento Holding’s position with its subsidiaries, earning market interest and maturing in 2008. The outstanding balance amounted to €97.54 million as of December 31, 2004.

Annex A-2-17

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

•	The financing provided to Telefónica Datacorp, S.A.U. relates to several credit facilities and loans arising from refinancing totaling €491.26 million and US$67.88 million (€49.83 million), earning floating-rate interest tied mainly to three-month Euribor and maturing in 2005, 2006 and 2007. The outstanding balance amounted to €441.58 million as of December 31, 2004.

•	Loans to Telefónica Móviles España, S.A.U. arising from the taxation of Telefónica, S.A. under the consolidated tax regime applicable to corporate groups as the head of the tax Group (see Note 14).

The transfers relate basically to amounts transferred to short-term on the basis of the related loan repayment schedules.

7.4 The detail of the equity investments sold and acquired by Telefónica is as follows:

a) Acquisitions of equity interests and capital increases:

2004

Millions of Euros
Subsidiaries:
Terra Networks, S.A	10.69
Telefónica Móviles, S.A	6.92
Telfisa Perú SAC	2.75
Other companies	2.44

Total subsidiaries	22.80

Associated companies:
Portugal Telecom. S.G.P.S., S.A	475.14

Total associated companies	475.14

The main additions in 2004 were as follows:

Telefónica, S.A. acquired 52,820,862 shares of Portugal Telecom, S.G.P.S., S.A. for €475.14 million. Additionally, on December 29, 2004, Portugal Telecom reduced capital by retiring 87,799,950 shares of treasury stock, representing 7% of capital stock. Following these transactions, Telefónica increased its direct holding in this company to 8.55%.

In 2004 Telefónica, S.A. acquired 3,753,140 shares of Terra Networks, S.A. on the stock market for €10.69 million. The direct holding in this company as of December 31, 2004, was 76.80%, taking into account the treasury stock held by Terra Networks, S.A.

Telefónica, S.A. also acquired 804,689 shares of Telefónica Móviles, S.A. for €6.92 million, thereby increasing the direct holding in this company to 71.03% as of December 31, 2004.

Telfisa Perú, S.A.C. was incorporated in December 2004 with an initial capital of 12 million new soles, consisting of 120,000 shares, 119,999 of which were paid by the Company for €2.75 million.

Annex A-2-18

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

2003

Millions of Euros
Subsidiaries:
Terra Networks, S.A	1,070.21
Antena 3 de Televisión, S.A	829.31
Atento, N.V	20.00
Telefónica DataCorp, S.A.U.,	4.73
Telefónica Gestión de Servicios Compartidos, S.A.U	2.75
Telefónica Ingeniería de Seguridad, S.A.U	3.58
Other companies	5.90
Total subsidiaries	1,936.48

Associated companies:
Sogecable, S.A	41.91
Total associated companies	41.91

The main additions in 2003 were as follows:

In July Telefónica, S.A. concluded the tender offer for Terra Networks, S.A. shares by acquiring 202,092,043 of this company’s shares for €5.25 per share, which represented 33.6% of its total capital stock. Following this transaction, Telefónica’s direct holding in Terra was 71.97% and its indirect holding at year-end was 75.29% (taking into account the treasury stock held by Terra).

Telefónica, S.A. acquired from its wholly-owned subsidiaries Telefónica de Contenidos, S.A.U. and Corporación Admira Media, S.A.U. 79,194,996 shares and 19,532,625 shares, respectively, of Antena 3 de Televisión, S.A., representing 59.24% of this company’s capital stock for €829.31 million, in order to centralize the Telefónica Group’s divestment of this company, as described in Note 7.4. b).

Pursuant to the Strategic Alliance Framework Agreement entered into on February 11, 2000, by Telefónica and BBVA, the Telefónica Group subsidiary Atento N.V., increased capital several times in November in order to include the BBVA Group in its stockholder structure through the BBVA Group subsidiary General de Participaciones Empresariales, S.L. As a result of these transactions, the capital stock and additional paid-in capital of Atento N.V. increased by €25 million and €20,735 million, respectively. Telefónica, S.A. subscribed and paid in cash €15 thousand of capital stock and €19,984 thousand of additional paid-in capital in this connection, while the BBVA Group subscribed and paid capital stock amounting to €10 million and additional paid-in capital totaling €751 thousand. The inclusion of the BBVA Group in the stockholder structure of Atento N.V. reduced Telefónica, S.A.’s holding in the latter from 100% to 91.35%.

In November 2003 Telefónica DataCorp, S.A.U. increased capital stock by €4.73 million by issuing 4,732,824 shares of €1 par value each, which were fully subscribed and paid in cash by Telefónica, S.A.

On December 19, 2003, Telefónica Gestión de Servicios Compartidos España, S.A. increased capital stock by issuing 22,000 new shares of €1 par value each with additional paid-in capital of €124 per share. Telefónica, S.A. fully subscribed and paid in cash all the new shares issued for €2.75 million.

In December 2003 the wholly-owned subsidiary Telefónica Consultora y Servicios, S.A.U. was absorbed by its parent company Telefónica Consultora de Proyectos, S.A. Subsequently, also in December,

Annex A-2-19

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Telefónica Consultora de Proyectos, S.A., a wholly owned subsidiary of Telefónica, S.A., was dissolved and liquidated (see Note 7.4. b). As a result of this liquidation, Telefónica Ingeniería de Seguridad, S.A.U., which was wholly owned by the dissolved company Telefónica Consultora de Proyectos, S.A.U., became a wholly-owned subsidiary of Telefónica, S.A.

In October 2003 Telefónica, S.A. acquired 2,020,000 shares of Sogecable, S.A. on the stock market for €41.91 million. These shares represent 1.60% of Sogecable, S.A.’s capital stock.

b) Disposal of investments

2004

Gross Book Value
Subsidiaries:
Terra Networks, S.A	868.65
Corporación Admira Media, S.A.U	6.06
Telefónica Procesos y Tecnología de la Información, S.A.U	3.00

Total subsidiaries	877.71

In 2004 Terra Networks, S.A. paid a dividend of €2 per share with a charge to additional paid-in capital. This refund of contributions entailed a reduction in the value of the holding by the amount received. This transaction did not change Telefónica, S.A.’s percentage of ownership in this company, which was 76.80% at 2004 year-end, taking into account the treasury stock held by Terra Networks, S.A.

In the first quarter of 2004 Telefónica, S.A. sold its 100% holding in Corporación Admira Media, S.A. to its subsidiary Telefónica de Contenidos, S.A.U. at its underlying book value, as part of the Company’s corporate reorganization. Subsequently, Corporación Admira Media, S.A. was merged into Telefónica de Contenidos, S.A.U. The gain obtained by Telefónica, S.A. on this sale at individual level amounted to €4.12 million (see Note 16.6).

Telefónica, S.A. also sold its 100% holding in Telefónica Procesos y Tecnología de la Información, S.A.U. to its investee Telefónica Gestión de Servicios Compartidos, S.A.U. at the underlying book value of the investment, obtaining a gain of €5.70 million (see Note 16.6).

Gross Book Value
Subsidiaries:
Antena 3 de Televisión, S.A	829.31
Emergia Holding, N.V	368.61
Katalyx Inc	138.25
Telefónica Móviles, S.A	23.65
Telefónica Consultora de Proyectos, S.A.U. (see Note 7.4.a)	9.10
Other disposals	0.44

1,369.36

Annex A-2-20

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

In 2003 Telefónica, S.A. carried out a process of divesting its holding in Antena 3 de Televisión, S.A., which commenced on April 30, 2003, with the acceptance of the bid of €364 million made by the Planeta Group for 25.1% of the capital stock of Antena 3 de Televisión, S.A.. This sale was subject to the condition subsequent, already fulfilled, that the shares of Antena 3 de Televisión were admitted to listing on the Spanish stock exchange.

Also, as indicated in Note 9, on April 11, 2003, the Stockholders’ Meeting of Telefónica, S.A. approved the distribution of shares representing 30% of the capital stock of Antena 3 de Televisión, S.A. as a dividend in kind for its stockholders, which took place in October after this company had been admitted to listing on the stock exchange.

Lastly, in October and November 2003 Telefónica, S.A. sold on the stock market all the remaining shares owned by it (2,928,893 shares) for €95.72 million.

These transactions for the divestment of the holding in Antena 3 de Televisión, S.A. gave rise to the recording of an extraordinary revenue in the 2003 statement of income amounting to €27.18 million (see Note 16.6).

In December 2003 Telefónica, S.A.’s wholly-owned investee Emergia Holding N.V. was dissolved and liquidated through the contribution of assets and liabilities to its stockholder.

On October 10, 2003, Telefónica, S.A. sold the 999 shares of the U.S. company Katalyx, Inc. owned by it to Telefónica DataCorp, S.A.

The €23.65 million decline in the value of the holding in Telefónica Móviles, S.A. was due to the reimbursement of stockholders’ contributions as part of the distribution of additional paid-in capital carried out by that company in 2003.

c) Nonmonetary contributions of holdings to Group companies

2004

In 2004 Telefónica Gestión de Servicios Compartidos, S.A.U. increased capital through the issuance of 5,468,186 new shares of €1 par value each, which were fully subscribed by its sole stockholder Telefónica, S.A., through the contribution of its 100% holding in Zeleris, Soluciones Integrales, S.A.U.

2003

In 2003 there were no nonmonetary contributions of holdings to Group companies.

d) Transfers due to conversion of loans into equity

In 2004 and 2003 there were no transfers due to conversion of loans into equity.

e) Transactions protected for tax purposes

Following is a detail of the transactions protected for tax purposes carried out in 2004 and 2003, as defined in Articles 97.5 and 108, as applicable, of Chapter VIII of Title VIII of Corporate Income Tax Law 43/1995. The transactions performed prior to 2003 were duly disclosed in prior years’ financial statements.

Annex A-2-21

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

2004

The sole transaction protected for tax purposes carried out in 2004 was the dissolution without liquidation, overall transfer of assets and liabilities and extinction of Inmobiliaria Telefónica, S.L.U. (see Note 2). The value of this company per Telefónica, S.A.’s books was €103.44 million and the difference from the net worth contributed in the transfer of assets and liabilities, amounting to €19.43 million, was classified as unrestricted reserves under stockholders’ equity in the accompanying balance sheet.

2003

In 2003 there were no transactions protected for tax purposes.

7.5 Short-term investment securities

In 2003 this caption included mainly placements of temporary cash surpluses in short-term investments.

8. DEFERRED CHARGES

The breakdown of the balances of this caption as of December 31, 2004 and 2003, and the related amortization schedule are as follows:

	Maturity						Balance at 12/31/04	Balance at 12/31/03
	2005	2006	2007	2008	2009	Subsequent Years
Interest on long-term promissory notes	7.00	7.05	7.13	7.27	7.42	8.61	44.48	51.60
Debt arrangement expenses	29.10	21.33	21.28	19.81	18.86	52.28	162.66	189.87
Audiovisual rights	1.62	1.62	1.62	1.62	1.62	3.25	11.35	—
Other deferred charges	7.47	7.18	6.87	6.75	5.89	13.57	47.73	47.51

Total	45.19	37.18	36.90	35.45	33.79	77.71	266.22	288.98

Annex A-2-22

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

9. STOCKHOLDERS’ EQUITY

The detail of the balances of equity accounts and of the variations therein in 2003 and 2004 is as follows:

	Balance at 12/31/02	Allocation of 2002 Loss	Capital Increase	Distribution of Dividends	Other Variations	Balance at 12/31/03	Distribution of 2003 Income	Distribution of Dividends	Other Variations	Balance at 12/31/04
	Millions of Euros
Capital stock	4,860.66	—	196.37	—	(101.14)	4,955.89	—	—	—	4,955.89
Additional paid-in capital	11,670.02	(1,516.22)	—	1,653.15	(513.51)	7,987.14	—	(951.64)	(1,747.82)	5,287.68
Revaluation reserves	2,881.94	(1,316.67)	(196.37)	—	—	1,368.89	—	—	—	1,368.89
Legal reserve	652.57	—	—	—	—	652.57	137.37	—	—	789.94
Voluntary reserve	1,645.80	(1,645.80)	—	—	—	—	1,236.34	(972.53)	(263.81)	—
Reserve for treasury stock	334.56	—	—	—	(201.10)	133.46	—	—	556.72	690.18
Other restricted reserves	5.40	—	—	—	—	5.40	—	—	—	5.40
Income (Loss) for the year	(4,478.69)	4,478.69	—	—	1,373.71	1,373.71	(1,373.71)	—	1,301.40	1,301.40

Total	17,572.26	—	—	1,653.15	557.96	16,477.06	—	(1,924.17)	(153.51)	14,399.38

a) Capital stock

As of December 31, 2004, Telefónica, S.A.’s capital stock amounted to €4,955,891,361 and consisted of 4,955,891,361 fully paid common shares of a single series and of €1 par value each, all recorded by the book-entry system and traded on the Spanish computerized trading system (“Continuous Market”) (in the selective “Ibex 35” Index), on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York, London, Paris, Frankfurt, Tokyo, Buenos Aires, Sao Paulo and Lima Stock Exchanges.

On June 15, 2001, the Stockholders’ Meeting of Telefónica, S.A. authorized the Board of Directors to increase the Company’s capital, at one or several times within a maximum period of five years from that date, under the terms of Article 153.1. b) of the Spanish Corporations Law (authorized capital) up to a maximum of €2,274.68 million, by issuing for this purpose the related new common shares, whether redeemable or of any other type permitted by the Law, with a fixed or variable premium, with or without preemptive subscription right and, in all cases, with disbursements for the new shares issued in the form of monetary contributions. As of December 31, 2004, the Board of Directors had not made use of this authorization.

In addition, on April 12, 2002, the Stockholders’ Meeting approved two successive capital increases with a charge to unrestricted reserves, each for an amount equal to 2% of the subscribed and paid-in capital stock, through two successive issues of new shares to be assigned free of charge to the Company’s stockholders at a ratio of one new share for every 50 shares held by them, and empowered the Board of Directors accordingly to execute the resolution in question within one year from the date on which it was adopted. These two capital increases were carried out in the first few months of 2003, as indicated below.

Annex A-2-23

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Also, on April 11, 2003, the Stockholders’ Meeting granted the Board of Directors the necessary powers to issue fixed-income securities at one or several times within a maximum period of five years from the date of adoption of the related resolution. The fixed-income securities issued can be debentures, bonds, promissory notes or any other kind of fixed-income security, both simple and, in the case of debentures and bonds, exchangeable for shares of the Company or of any of the Group companies and/or convertible into shares of the Company. As of December 31, 2004, the Board of Directors had not exercised these powers, except in relation to the approval of two corporate promissory note issue programs for 2004 and 2005.

On April 30, 2004, the Stockholders’ Meeting resolved to authorize the Board of Directors to derivatively acquire treasury stock, for a consideration, up to the limits and pursuant to the terms and conditions established by the Stockholders’ Meeting, within a maximum period of 18 months from that date. However, it established that in no case could the par value of the shares acquired, added to that of the treasury stock already held by Telefónica, S.A. and any of its controlled subsidiaries, exceed 5% of the capital stock of Telefónica.

As of December 31, 2004 and 2003, Telefónica S.A. held the following shares of treasury stock:

	Euros per share (*)
	Number of Shares	Acquisition	Market Price	Market Value	%
Treasury stock at 12/31/04	207,245,179	11.833	13.228	2,741.44	4.18179%
Treasury stock at 12/31/03	40,532,869	10.393	10.847	439.66	0.81787%

(*)	As indicated in Note 4-f, a drop in the market value of the shares to below acquisition cost would lead to the recording of additional provisions with a charge to income, but would not affect the total amount of equity.

In 2004 the Company acquired for a consideration 166,712,310 shares of treasury stock for €2,031.05 million.

The balance sheets as of December 31, 2004 and 2003, include the acquisition cost of the shares of treasury stock (€2,452.31 million and €421.26 million, respectively) net of allowances of €1,762.13 million and €287.80 million, respectively, the provisions to which were recorded, in accordance with current accounting regulations (see Note 4-f), with a cumulative charge to unrestricted reserves in respect of the amount by which cost exceeds the underlying book value. The allowance released with a credit to 2003 income amounted to €159.95 million, as a result of the positive performance of the share price in the period, which enabled the Company to release the provisions recorded in prior years in which the market price of the share was lower than cost (see Note 16.6).

The Company has recorded the related restricted reserve for the amount of these shares of treasury stock. Also, in 2004 and 2003 it recorded provisions of €1,474.33 million and €448.84 million, respectively, with a charge to the “Unrestricted Reserves” caption to reflect the shares of treasury stock at their underlying book value (see Note 4-f).

Annex A-2-24

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Variations in capital stock and additional paid-in capital in 2004

The variations in 2004 in the “Capital Stock” and “Additional Paid-in Capital” captions were as follows:

	Date	Number of Shares	Capital Stock	Additional Paid-in Capital
			Millions of Euros
Balance at 12/31/03		4,955,891,361	4,955.89	7,987.14
Cash dividend	04/30/04	—	—	(951.64)
Restricted reserve for treasury stock		—	—	(556.72)
Valuation of treasury stock		—	—	(1,191.10)

Balance at 12/31/04		4,955,891,361	4,955.89	5,287.68

In 2004 the Company did not perform any capital increase or reduction transaction.

On April 30, 2004, the Stockholders’ Meeting resolved to pay a cash dividend out of 2003 income consisting of the payment of €0.20 for each Company share outstanding. This dividend was paid on May 14, 2004, and the total amount paid was €972.53 million.

Also on April 30, 2004, the Stockholders’ Meeting approved the distribution of a portion of the additional paid-in capital recorded in the Company’s balance sheet, through the payment of €0.20 for each Company share outstanding, with a charge to the “Additional Paid-in Capital” caption. This amount was paid on November 12, 2004, and the total amount paid was €951.64 million.

Variations in capital stock and additional paid-in capital in 2003

The variations in 2003 in the “Capital Stock” and “Additional Paid-in Capital” captions were as follows:

	Date	Number of Shares	Capital Stock	Additional Paid-in Capital
			Millions of Euros
Balance at December 31, 2002		4,860,661,286	4,860.66	11,670.02

Capital increase at no cost to stockholders	02/12/03	97,213,225	97.21	—
Capital increase at no cost to stockholders	04/11/03	99,157,490	99.16	—
Retirement of treasury stock	06/05/03	(101,140,640)	(101.14)	(265.77)
Cash dividend	Jul. - Oct. 2003	—	—	(1,233.15)
Dividend in kind		—	—	(420.00)
Restricted reserve for treasury stock		—	—	(247.74)
Allocation of 2002 loss		—	—	(1,516.22)

Balance at December 31, 2003		4,955,891,361	4,955.89	7,987.14

The capital increases and decreases formalized in 2003 were as follows:

•

On February 12, 2003, the notarial deed of formalization and execution of a capital increase at Telefónica S.A. was executed. This capital increase, for a par value of €97,213,225, was carried out with

Annex A-2-25

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

a charge to unrestricted reserves through the issuance of an equal number of new common shares of the Company, of €1 par value each, which were assigned to the Company’s stockholders free of charge at a ratio of one new share for every 50 shares held by them. Following registration of the aforementioned public deed at the Mercantile Registry, the new shares were admitted to listing on official markets from February 27, 2003.

•	On April 11 2003, the notarial deed of formalization and execution of a capital increase at Telefónica S.A. was executed. This capital increase, for a par value of €99,157,490, was carried out with a charge to unrestricted reserves through the issuance of an equal number of new common shares of the Company, of €1 par value each, which were assigned to the Company’s stockholders free of charge at a ratio of one new share for every 50 shares held by them. Following registration of the aforementioned public deed at the Mercantile Registry, the new shares were admitted to listing on official markets from May 2, 2003.

•	On June 5, 2003, the deed of capital reduction formalizing the implementation by the Company’s Board of Directors of the resolution adopted by the Stockholders’ Meeting on April 11, 2003, was executed. Capital was reduced through the retirement of treasury stock previously acquired by the Company pursuant to the authorization of the Stockholders’ Meeting. As a result, 101,140,640 shares of treasury stock of Telefónica S.A. were retired and the Company’s capital stock was reduced by a par value of €101,140,640. Article 5 of the bylaws in relation to the capital stock figure, which from that date was set at €4,955,891,361 was reworded accordingly. At the same time, pursuant to Article 167.3 of the Spanish Corporations Law, and in order to render null and void the right of opposition provided for in Article 166 of the Corporations Law, it was decided to record a reserve for retired capital stock for an amount equal to the par value of the retired shares, which can only be used if the same requirements as those applicable to the reduction of normal capital stock are met. The retired shares were excluded from official listing on June 18, 2003.

•	In addition, on April 11, 2003, the Stockholders Meeting resolved to distribute a portion of the additional paid-in capital recorded in the Company’s balance sheet, through the payment of €0.25 per share for each of the Company’s outstanding shares. The related charge was made to the “Additional Paid-in Capital” account. This amount was paid in two installments, the first of €0.13 per share on July 3, 2003, and the second of €0.12 per share on October 15, 2003. The total amount paid amounted to €1,233.17 million.

•	Also, on April 11, 2003, the Stockholders’ Meeting approved the distribution in kind of a portion of the additional paid-in capital, for a total amount of up to €420,003,360, through the distribution to the stockholders of Telefónica S.A. of shares representing up to 30% of the capital stock of Antena 3 de Televisión, S.A. This distribution, which was carried out in November 2003, was subject to the condition precedent, already fulfilled in 2003, that the Spanish National Securities Market Commission (CNMV) approved the admission to listing of the shares of the aforementioned company (see Note 7.4).

b) Legal reserve

Under the revised Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock. The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased capital stock amount. Otherwise, until the legal reserve exceeds 20% of capital stock, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

Annex A-2-26

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

c) Revaluation reserves

The balance of the “Revaluation Reserves” caption arose as a result of revaluations made from 1946 to 1987 and of the revaluation made pursuant to Royal Decree-Law 7/1996.

The detail as of December 31, 2004 and 2003, of the balances of the revaluation reserves, which amounted to €1,368.89 million, and of the variations therein in 2003 is as follows:

Millions of Euros
Balance at 12/31/02	2,881.94

Capital increase on February 12, 2003	(97.21)
Capital increase on April 11, 2003	(99.16)
Amounts used to offset 2002 losses	(1,316.67)

Balance at 12/31/03 and 12/31/04	1,368.89

10. DEBENTURES, BONDS AND OTHER MARKETABLE DEBT SECURITIES

10.1 The detail of the balances as of December 31, 2004 and 2003, of the debentures, bonds and corporate promissory notes and of the variations therein in the years then ended is as follows:

	Nonconvertible Debentures and Bonds	Corporate Promissory Notes	Total
	Millions of Euros
Balance at 12/31/02	2,509.21	699.34	3,208.55
New issues	—	1,346.15	1,346.15
Redemptions	—	(1,439.04)	(1,439.04)
Adjustments and other variations	86.00	—	86.00

Balance at 12/31/03	2,595.21	606.45	3,201.66
New issues	—	1,672.20	1,672.20
Redemptions	(69.24)	(1,314.81)	(1,384.05)
Adjustments and other variations	97.71	92.90	190.61

Balance at 12/31/04	2,623.68	1,056.74	3,680.42
Maturity:
Long-term	1,824.62	92.90	1,917.52
Short-term	799.06	963.84	1,762.90
Unmatured accrued interest	51.75	—	51.75

Annex A-2-27

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

10.2 The detail of the debentures and bonds outstanding as of December 31, 2004, and of their main features, is as follows:

		Maturity
Debentures and Bonds	Type of Interest	Interest Rate (%)		2005	2006	2007	2008	2009	Subsequent Years	TOTAL
DEBENTURES
February 1990 Series B	FIXED	12.6000		8.22	—	—	—	—	—	8.22
February 1990 Series C	FIXED	12.6000		—	—	—	—	—	3.76	3.76
February 1990 Series E	ZERO COUPON	12.8532		75.39	—	—	—	—	—	75.39
February 1990 Series F	ZERO COUPON	12.5793		—	—	—	—	—	8.15	8.15
December 1990	ZERO COUPON	13.5761		715.45	—	—	—	—	—	715.45

April 1999	FIXED	4.5000		—	—	—	—	—	500.00	500.00
June 1999	FLOATING	2.9860		—	—	—	—	—	300.00	300.00
July 21, 1999	ZERO COUPON	6.3700		—	—	—	—	—	42.00	42.00
March 2, 2000	FLOATING	5.1270	(1)	—	—	—	—	—	50.00	50.00
April 2000	FIXED	5.6250		—	—	500.00	—	—	—	500.00

Bonds
March 1998	FIXED	4.8414		—	—	—	420.71	—	—	420.71
Total issues				799.06	—	500.00	420.71	—	903.91	2,623.68

1	The applicable interest rate (floating, set annually) is that relating to the ten-year pound sterling interest rate swap multiplied by 1.0225.

10.3 The zero-coupon debentures and bonds are included in the balance sheet at their issue value plus the related accrued interest.

The detail of the maturities and redemption values of these debentures and bonds is as follows:

Issue	Redemption Date	Redemption Rate	Current Value	Redemption Value
Debentures
February 1990 Series E	02/26/05	613.338%	75.39	76.79
February 1990 Series F	02/26/10	1,069.479%	8.15	15.04
December 1990	12/28/05	675.000%	715.45	811.37
July 1999	07/21/29	637.638%	42.00	191.29

Total			840.99	1,094.49

Annex A-2-28

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

10.4 As of December 31, 2004, there was a seried promissory note issue program outstanding, the detail being as follows:

Amount (Millions of Euros)	Method of Placement	Face Value	Maturity	Placement
2,000	Through auctions	€1,000	At 3, 6, 12, 18 and 25 months	Competitive auctions at least once a month
	Customized, intermediated by participating entities	€100,000	At 7 to 750 days	Specific transactions

With respect to the transaction performed with La Estrella, S.A. de Seguros consisting of the issuance of 42 bearer promissory notes, which matured on February 15, 2001, and included a commitment to issue new promissory notes, on February 15, 2001, Telefónica, S.A. issued 74 bearer promissory notes with a principal amount of €126.29 million and final maturity in February 2011. The principal outstanding at year-end was €99.64.

10.5 The average interest rate on the outstanding debentures and bonds at year-end was 7.12% in 2004 (8.85% in 2003), and the average interest rate on the corporate promissory notes was 2.244% in 2004 (2.461% in 2003).

11. PAYABLE TO CREDIT INSTITUTIONS

11.1 The detail of the balances of this caption as of December 31, 2004 and 2003, is as follows:

			Millions of Euros
	Average Interest Rate		2004			2003
	2004	2003	Short-term	Long-term	Total	Short-term	Long-term	Total
Promissory notes	—	13.52	—	—	—	6.92	99.64	106.56
Loans and credits	3.44	2.33	2,520.06	2,346.10	4,866.16	718.38	2,420.78	3,139.16
Foreign currency loans and credits	1.77	1.29	87.79	604.46	692.25	135.61	144.83	280.44

Total			2,607.85	2,950.56	5,558.41	860.91	2,665.25	3,526.16

11.2 These balances mature as follows:

	Maturity
	2005	2006	2007	2008	2009	Subsequent Years	Balance at 12/31/04
Loans and credits	2,520.06	683.79	160.04	49.77	500.00	952.50	4,866.16
Foreign currency loans and credits	87.79	46.50	—	—	557.96	—	692.25
Total	2,607.85	730.29	160.04	49.77	1,057.96	952.50	5,558.41

11.3 On July 6, 2004, Telefónica, S.A. arranged a syndicated loan of €3,000 million with several Spanish and foreign banks. This syndicated loan matures in five years and bears interest of EURIBOR/LIBOR plus a

Annex A-2-29

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

spread that will be based on the Company’s credit rating. The commitments and obligations of the parties are those ordinarily assumed in syndicated financing transactions. Banco Bilbao Vizcaya Argentaria, S.A. and Caja de Ahorros y Pensiones de Barcelona (“La Caixa”) acted, together with other institutions, as underwriters and lead managers.

On November 26, 2004, Telefónica, S.A. and several branches of ABN Amro Bank N.V. entered into a credit facility agreement amounting to US$377.08 million, secured by the export credit agencies of Finland (“Finnvera”) and Sweden (“EKN”), bearing fixed interest of 3.26% and with final maturity on November 15, 2010.

The “Loans and Credits” account includes a syndicated loan of €1,200 million arranged by the Company in 1999 with 38 financial institutions. The term of this loan is five or seven years, at the option of each lending institution, and it will be repaid at one time on the maturity of each tranche. The loan bears interest at a floating rate tied to Euribor.

In December 2001 a loan of US$115 million maturing in July 2006 was arranged with BBVA.

11.4 Unused credit facilities

The “Loans and Credits” balances relate only the amounts drawn down.

As of December 31, 2004, the undrawn credit facility balances amounted to €7,213 million.

The claimability of certain financing arranged by Telefónica is subject to compliance with certain financial covenants. All the covenants were being complied with at the date of preparation of these financial statements.

12. PAYABLE TO GROUP AND ASSOCIATED COMPANIES

12.1 The detail of this caption as of December 31, 2004 and 2003, is as follows:

	Millions of Euros
	2004			2003
	Long Term	Short-term	Total	Long Term	Short-term	Total
Loans	10,129.08	9,956.47	20,085.55	12,469.47	7,614.78	20,084.25
Accounts payable to Group companies for purchases and services	—	116.38	116.38	—	71.57	71.57

Accounts payable to subsidiaries due to taxation on a consolidated basis	5,568.32	1,478.57	7,046.89	5,108.17	248.68	5,356.85

Total	15,697.40	11,551.42	27,248.82	17,577.64	7,935.03	25,512.67

Annex A-2-30

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

12.2 In 2004 Telefónica Europe, B.V. did not grant any long-term (maturing at over 1 year) loan to the Company. The detail of the loans granted by it in 2003 and of the related maturities is as follows:

Year
Year Granted	Maturity	Millions of Euros
2003	2005	100
2003	2013	1,500
2003	2033	500
2003	2005	100
2003	2005	100
2003	2005	50
2003	2006	100
2003	2006	200

The financing arranged includes as an associated cost the commissions or premiums which are charged to the statement of income in the period for which the financing is arranged (see Note 8).

I. These loans bear interest at market rates (Euribor plus a spread). The average interest rate in 2004 was 5.76%.

II. The total financing received from Telefónica Europe, B.V. as of December 31, 2004, amounted to €11,269.72 million.

Additionally, the Company had been granted financing from Telefónica Finanzas, S.A. as of December 31, 2004, amounting to €7,332.80 million, and from Telefónica de España, S.A.U. amounting to €1,042.39 million.

12.3 The detail of the short-term accounts payable to Group companies for purchases and services is as follows:

	2004	2003
	Millions of Euros
Telefónica de España, S.A.U	49.60	42.11
Telefónica de Contenidos, S.A.U	13.17	—
Telefónica Procesos y Tecnología de la Información	4.91	1.28
Telefónica Móviles, S.A	21.91	—
Telefónica Móviles España, S.A	2.48	3.42
Terra Networks, S.A	2.69	2.70
Terra España, S.A	3.39	6.25
Educaterra	0.43	2.31
Telefónica Holding Argentina, S.A	6.11	7.47
Other	11.69	6.03

Total	116.38	71.57

12.4 The balance of the “Accounts Payable to Subsidiaries Due to Taxation on a Consolidated Basis” account includes basically the accounts payable to these companies for their contribution of tax losses to the tax group headed by Telefónica, S.A. (see Note 14.2). The Company classifies this balance as short or long- term on the basis of the projected maturity of these payments.

Annex A-2-31

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

These amounts include most notably those relating to Telefónica Internacional. S.A. (€2,977.86 million), Telefónica Móviles España, S.A.U. (€1,177.00 million), Telefónica Móviles, S.A. (€1,071.67 million), Telefónica de Contenidos, S.A.U. (€897.34 million), Telefónica Data Corp, S.A.U. (€403.47 million) and Terra Networks, S.A (€291.83 million).

13. DERIVATIVES

In 2004 the Company continued to use derivatives both to limit interest rate and exchange risks on unhedged positions and to adapt its debt structure to market conditions.

As of December 31, 2004, the total outstanding balance of derivatives transactions was €40,361.81 million (€27,158.04 million as of December 31, 2003), of which €24,069.84 million related to interest rate risk and €16,056.50 million to exchange risk (€13,394.17 million and €12,726.29 million as of December 31, 2003, respectively).

It should be noted that as of December 31, 2004, Telefónica S.A. had arranged transactions with financial institutions to hedge interest rate and exchange risks for other Telefónica Group companies amounting to €1,482.64 million and €6,515.80 million, respectively (€1,846.13 million and €4,313.16 million, respectively, as of December 31, 2003). The balancing entries for these external transactions were intercompany hedging transactions with identical conditions and maturities arranged between Telefónica S.A. and the Group companies, and, accordingly, the transactions do not involve any risk for Telefónica S.A.

Most of the derivatives transactions are assigned directly to individual asset or liability positions in the balance sheet. Also, there is a transaction portfolio hedging financial risks of the Company. The net financial gain obtained in 2004 in relation to these latter transactions amounted to €123.80 million (€48.33 million in 2003).

Annex A-2-32

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

13.1 The detail of the portfolio by type of derivative as of December 31, 2004, is as follows:

	Millions
	2004
Type of Risk	Equivalent Euro Value	Telefónica Receives		Telefónica Pays
		Value	Currency	Value	Currency
Euro interest rate swaps	13,437.99
Fixed to floating	2,951.90	2,951.90	EUR	2,951.90	EUR
Floating to fixed	9,719.37	9,719.37	EUR	9,719.37	EUR
Floating to floating	766.72	766.72	EUR	766.72	EUR
Cross-currency swaps	2,446.70

Fixed to floating	1,554.15
USD/USD	1,367.01	1,862.00	USD	1,862.00	USD
MXN/MXN	187.14	2,871.43	MXN	2,871.43	MXN
Floating to fixed	892.55
USD/USD	705.41	960.84	USD	960.84	USD
MXN/MXN	187.14	2,871.43	MXN	2,871.43	MXN
Exchange rate swaps	9,506.86

Fixed to fixed	2,670.89
USD/EUR	2,405.03	2,214.85	USD	2,405.03	EUR
EUR/CLP	265.86	267.27	EUR	201,848.65	CLP
Fixed to floating	1,407.31
ARS/USD	91.77	363.45	ARS	125.00	USD
BRL/EUR	96.99	288.17	BRL	96.99	EUR
CLP/EUR	242.57	183,405.15	CLP	242.57	EUR
COP/USD	114.79	392,123.65	COP	156.36	USD
EUR/CLP	16.10	16.49	EUR	12,217.00	CLP
EUR/USD	27.17	30.60	EUR	37.01	USD
MAD/EUR	33.76	349.09	MAD	33.76	EUR
MXN/USD	25.17	348.46	MXN	34.29	USD
PEN/USD	227.59	1,073.29	PEN	310.00	USD
USD/EUR	531.40	543.83	USD	531.40	EUR
Floating to fixed	733.21
EUR/BRL	79.70	96.99	EUR	288.17	BRL
EUR/MAD	31.09	33.76	EUR	349.09	MAD
EUR/USD	85.38	126.21	EUR	116.29	USD
USD/ARS	89.57	125.00	USD	363.45	ARS
USD/CLP	64.20	80.36	USD	48,745.31	CLP
USD/COP	120.47	156.36	USD	392,123.65	COP
USD/MXN	22.71	34.29	USD	348.46	MXN
USD/PEN	240.09	310.00	USD	1,073.29	PEN
Floating to floating	4,695.45
EUR/USD	1,422.80	1,807.87	EUR	1,937.99	USD
USD/EUR	2,785.78	2,888.25	USD	2,785.78	EUR
CLP/EUR	30.88	22,862.55	CLP	30.88	EUR
EUR/CLP	14.02	14.39	EUR	10,645.55	CLP
USD/MXN	209.98	316.00	USD	3,221.87	MXN
MXN/USD	231.99	3,221.87	MXN	316.00	USD

Forwards	4,516.31

USD/EUR	1,683.62	2,174.50	USD	1,683.62	EUR
EUR/USD	1,656.91	1,740.03	EUR	2,256.87	USD
USD/PEN	48.21	65.00	USD	215.52	PEN
PEN/USD	47.72	215.52	PEN	65.00	USD
USD/COP	126.17	155.00	USD	410,705.00	COP
COP/USD	84.43	305,265.00	COP	115.00	USD
USD/BRL	86.79	111.07	USD	313.78	BRL
BRL/USD	81.54	313.78	BRL	111.07	USD
USD/CLP	260.14	317.39	USD	197,507.50	CLP
CLP/USD	233.02	197,507.50	CLP	317.39	USD
USD/ARS	105.42	139.41	USD	427.76	ARS
ARS/USD	102.35	427.76	ARS	139.41	USD

Subtotal	29,907.85

Annex A-2-33

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Notional amounts of structured products with options	Euros	Notional
Interest rate options	8,185.16
Caps & Floors	8,026.49
• External counterparties
US DOLLAR	972.77	1,325.00	USD
EURO CURRENCY	6,869.38	6,869.38	EUR
• Intermediated Group companies
US DOLLAR	184.34	251.10	USD
Swaptions	79.33
EURO CURRENCY	79.33	79.33	EUR
Interest rate options	79.33	79.33	EUR
Currency options	2,033.33

USD/EUR	1,833.93	2,498.00	USD
USD/ARS	199.40	271.60	USD
Equity options	235.47

Subtotal	10,453.95

TOTAL	40,361.81

Note:	The equity option position basically includes call spread positions on 3 million shares of treasury stock with average exercise prices of €12.62 and €13.82 and call options bought on 5 million shares of treasury stock with an exercise price of €13.52.

Annex A-2-34

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

13.2 The detail of the portfolio by type of derivative as of December 31, 2003, is as follows:

	Millions
	2003
	Equivalent Euro Value	Telefónica Receives		Telefónica Receives
Type of Risk		Value	Currency	Value	Currency
Euro interest rate swaps	7,004.89
Fixed to floating	1,761.76	1,761.76	EUR	1,761.76	EUR
Floating to fixed	4,260.42	4,260.42	EUR	4,260.42	EUR
Floating to floating	982.71	982.71	EUR	982.71	EUR

Cross-currency swaps	4,146.57

Fixed to floating	3,330.58
USD/USD	3,126.91	3,949.29	USD	3,949.29	USD
MXN/MXN	203.67	2,898.99	MXN	2,898.99	MXN
Floating to fixed	815.99
USD/USD	498.81	630.00	USD	630.00	USD
GBP/GBP	113.51	80.00	GBP	80.00	GBP
MXN/MXN	203.67	2,898.99	MXN	2,898.99	MXN

Exchange rate swaps	11,934.89

Fixed to fixed	2,007.43
USD/EUR	1,885.94	1,727.46	USD	1,885.94	EUR
GBP/EUR	121.49	80.00	GBP	121.49	EUR
Fixed to floating	838.99
USD/EUR	531.40	543.83	USD	531.40	EUR
JPY/EUR	56.95	6,200.00	JPY	56.95	EUR
BRL/EUR	96.99	288.17	BRL	96.99	EUR
MAD/EUR	33.76	349.09	MAD	33.76	EUR
PEN/USD	91.05	402.25	PEN	115.00	USD
MXN/USD	28.84	371.55	MXN	36.43	USD
Floating to fixed	1,271.46
EUR/BRL	78.97	96.99	EUR	288.17	BRL
EUR/USD	167.91	182.82	EUR	212.08	USD
USD/EUR	874.97	827.73	USD	874.97	EUR
MAD/EUR	31.49	33.76	MAD	349.09	EUR
USD/PEN	91.94	115.00	USD	402.25	PEN
USD/MXN	26.18	36.43	USD	371.55	MXN
Floating to floating	7,817.00
EUR/USD	1,859.19	2,237.15	EUR	2,348.16	USD
USD/EUR	5,005.84	4,962.59	USD	5,005.84	EUR
EUR/GBP	283.77	303.72	EUR	200.00	GBP
GBP/EUR	182.23	120.00	GBP	182.23	EUR
USD/MXN	231.31	321.63	USD	3,282.59	MXN
MXN/USD	254.66	3,282.59	MXN	321.63	USD

Forwards	262.25

USD/EUR	217.23	267.41	USD	217.23	EUR
EUR/USD	3.96	5.28	EUR	5.00	USD
USD/ARS	21.12	25.18	USD	78.17	ARS
ARSUSD	19.94	78.17	ARS	25.18	USD

Subtotal	23,348.59

Annex A-2-35

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Notional amounts of structured products with options	Euros	Notional
Interest rate options	2,242.72

Caps & Floors	2,242.72
US DOLLAR	158.35	200.00	USD
EURO CURRENCY	2,084.37	2,084.37	EUR
Swaptions	—
EURO CURRENCY	—	—	EUR
Currency options	529.14		EUR

USD/EUR	529.14	668.31	USD

Equity swaps	323.95

Equity options	713.63	713.63	EUR

Subtotal	3,809.44

TOTAL	27,158.03

The detail, by average maturity, of the hedging transactions in 2004 and 2003 is as follows:

	2004
	Amount	Up to 1 Year	From 1 to 3 Years	From 3 to 5 Years	Over 5 Years
Hedged Underlying Asset With underlying instrument
Promissory notes	—	—	—	—	—
Loans	18,932.23	6,540.81	3,297.93	6,564.53	2,528.96
In national currency	14,264.69	5,762.10	1,805.44	4,692.52	2,004.63
In foreign currencies	4,667.54	778.71	1,492.49	1,872.01	524.33
MTN debentures and bonds	14,070.19	7,073.08	640.85	1,554.28	4,801.98
In national currency	7,943.46	4,582.63	640.85	1,289.98	1,430.00
In foreign currencies	6,126.73	2,490.45	—	264.30	3,371.98
Liabilities	7,123.92	6,640.14	270.30	—	213.48
Swaps	574.28	91.34	269.46	—	213.48
Currency options	2,033.33	2,033.33	—	—	—
Interest rate options	—	—	—	—	—
Forwards	4,516.31	4,515.47	0.84	—	—
Shares	235.47	235.47	—	—	—
Total	40,631.81	20,489.50	4,209.08	8,118.81	7,544.42

Note:	The equity option position basically includes call spread positions on 3 million shares of treasury stock with average exercise prices of €12.62 and €13.82 and call options bought on 5 million shares of treasury stock with an exercise price of €13.52.

Annex A-2-36

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

The debentures and bonds hedged relate to those issued both by Telefónica, S.A. and by Telefónica Europe B.V.

	2003
	Amount	Up to 1 Year	From 1 to 3 Years	From 3 to 5 Years	Over 5 Years
With underlying instrument
Loans	19,345.98	7,503.30	4,635.74	4,272.94	2,934.00
In national currency	9,268.34	3,677.96	1,586.32	3,193.74	810.32
In foreign currencies	10,077.64	3,825.34	3,049.42	1,079.20	2,123.68
MTN debentures and bonds	4,308.38	1,652.65	817.13	285.04	1,553.56
In national currency	524.27	—	—	—	524.27
In foreign currencies	3,784.11	1,652.65	817.13	285.04	1,029.29
Preferred shares	1,500.00	—	—	—	1,500.00
In national currency	1,500.00	—	—	—	1,500.00
Other assets and liabilities	966.10	914.42	51.68	—	—
Swaps	391.94	340.26	51.68	—	—
Exchange rate options	529.14	529.14	—	—	—
Forwards	45.02	45.02	—	—	—
Subtotal	26,120.46	10,070.37	5,504.55	4,557.98	5,987.56
Shares	1,037.58	1,037.58	—	—	—
Swaps	323.95	323.95	—	—	—
Equity options	713.63	713.63	—	—	—
Total	27,158.04	11,107.95	5,504.55	4,557.98	5,987.56

Note:	The stock options position basically relates to call options bought on 33 million shares of treasury stock with an average exercise price of €11.43. Also, there are combinations of call options bought at €11.02, call options sold at €12.07 and put options sold at €10.56 with a total positive delta of 4.7 million shares.

14. TAX MATTERS

Pursuant to a Ministerial Order dated December 27, 1989, since 1990 Telefónica, S.A. has filed consolidated tax returns with certain Group companies. 54 companies formed the consolidated tax group in 2004.

Annex A-2-37

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

14.1 Deferred tax assets and liabilities

The detail as of December 31, 2004 and 2003, of Telefónica’s deferred tax assets and liabilities, and of the variations therein in 2004 and 2003, is as follows:

	Deferred Tax Assets LongTerm	Intercompany Deferred Tax Assets Long-term	Intercompany Deferred Tax Liabilities Long-term
Balance at December 31, 2002	59.18	—	34.71
Reversal	(15.90)	—	(0.13)
Arising in the year	10.72	—	4.76
Other variations	26.18	—	—

Balance at December 31, 2003	80.18	—	39.34
Reversal	(8.62)	—	(0.24)
Arising in the year	7.78	31.96	7.57
Other variations	6.25	—	0.25

Balance at December 31, 2004	85.59	31.96	46.92

Telefónica’s deferred tax assets relate mainly to accounting provisions recorded for investments in companies with negative underlying book values.

The other intercompany timing differences relate to the effects arising from consolidated taxation.

14.2 Taxes payable and tax receivables

The detail of the “Taxes Payable” and “Tax Receivables” captions as of December 31, 2004 and 2003, is as follows:

	Millions of Euros
	Balance at 12/31/04	Balance at 12/31/03
Taxes payable:
Long-term taxes payable	46.92	39.34
Deferred tax liabilities	46.92	39.34

Short-term taxes payable:	17.31	15.43
Personal income tax withholdings	2.37	3.18
VAT	—	8.62
Withholding from income from movable capital and other	14.94	2.87
Accrued social security taxes	—	0.76

Total	64.23	54.77

Annex A-2-38

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

	Millions of Euros
	Balance at 12/31/04	Balance at 12/31/03
Taxes receivables:
Long-term tax receivables (Note 7)	4,343.19	5,000.10
Deferred tax assets	117.55	80.18
Long-term tax loss carryforwards	4,225.64	4,919.92
Short-term tax receivables:	27.89	30.66
Tax withholdings	11.62	11.58
Corporate income tax refundable	0.32	0.33
Taxes recoverable and other	—	0.03
VAT and Canary Islands general indirect tax refundable	15.95	18.72

Total	4,371.08	5,030.76

14.3 Reconciliation of the income per books to the tax base and determination of the corporate income tax revenue and the net tax refundable.

The detail of the determination of the corporate income tax revenue and the net tax refundable for 2004 and 2003 is as follows:

	Millions of Euros
	2004	2003
Book income before tax	1,165.32	1,036.50
Permanent differences	(1,484.74)	(1,962.50)
Timing differences
Arising in the year	22.24	30.62
Arising in the prior years	(24.62)	(44.97)
Tax base	(321.80)	(940.35)
Gross tax payable	(112.63)	(329.12)
Tax credits capitalized	(29.32)	(22.43)
Corporate income tax refundable	(141.95)	(351.55)
Timing differences	0.83	5.02
Corporate income tax accrued in Spain	(141.12)	(346.53)
Foreign taxes	3.91	6.30
Other	1.13	3.02

Total income tax	(136.08)	(337.21)

The tax credits taken relate basically to double taxation.

The permanent differences relate mainly to the investment valuation provisions recorded by the tax group companies included in the consolidated corporate income tax return in order to avoid duplication, since these companies recorded the tax asset in their own individual financial statements, to dividends received from tax group companies or foreign companies taxed at source and to nondeductible provisions.

Annex A-2-39

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

The detail of the variation in the adjustments for timing differences in 2004 is as follows:

Millions of Euros
Timing differences:
Commitments to employees	6.79
Period provisions	(9.17)

Total	(2.38)

The taxes incurred abroad relate mainly to the corporate income tax borne by the permanent establishment in Argentina.

14.4 On September 25, 2002, tax audits commenced at several of the companies included in tax group 24/90 of which Telefónica, S.A. is the parent company. The taxes subject to review are corporate income tax (for the years from 1998 to 2000) and VAT and tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax and nonresident income tax (1998 to 2001). Although the tax audits have not yet been completed, the final outcome of the tax assessments signed under protest is not expected to disclose the need to record significant liabilities in the financial statements of Telefónica S.A.

The years open for review by the tax inspection authorities for the main applicable taxes and as a result of the tax audit currently in progress are as follows: the years since 2002 for tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax, nonresident income tax and VAT; the years since 2001 for corporate income tax; and the last five years for the taxes applicable to the Company’s permanent establishment in Argentina.

The tax audit of the open years is not expected to give rise to additional material liabilities for the Company.

15. OTHER NONTRADE PAYABLES

The balance of this caption relates mainly to compensation payable, to other payables relating to fixed asset purchases and to the amount payable for certified construction work relating to the Telefónica Group’s new Central Offices.

16. REVENUES AND EXPENSES

16.1 Operating revenues

The revenues from sales and services in 2004 and 2003 related to sales to Group companies and, principally, to the management contract with Telefónica de Argentina, S.A.

In November 1990 Telefónica and Telefónica Argentina, S.A. entered into a renewable management contract expiring in 2003 regulating the counseling services rendered by Telefónica and the price thereof. The revenues received in this connection in 2004 and 2003 amounted to €20.85 million and €28.02 million, respectively, and these amounts are recorded under the “Net Sales to Group Companies” caption in the accompanying statements of income.

Annex A-2-40

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

The “Non-Core and Other Current Operating Revenues—Group Companies” caption relates to revenues from centralized services provided by Telefónica, S.A., as the head of the Group, for its subsidiaries. The Company bears the full cost of the service and charges each company for the applicable portion. This amount includes most notably the billings to Telefónica de España, S.A.U. for €32.81 million (€20.87 million in 2003), to Telefónica Móviles España, S.A. for €39.65 million (€30.74 million in 2003) and to Terra Networks, S.A. for €3.68 million (€4.25 million in 2003).

Operating revenues also include the income from property leases amounting to €6.32 million (see Note 6) and the interest capitalized to property, plant and equipment amounting to €1.72 million (see Note 4.c)

16.2 Personnel expenses

The detail of the personnel expenses is as follows:

	2004	2003
Compensation, incentive schemes, etc	75.40	97.30
Pension plans (Note 4-h)	2.30	2.48
Employee welfare expenses and other	17.24	13.29

Total	94.94	113.07

The “Compensation, Incentive Schemes, etc.” caption includes in 2003 the expense relating to the Telefónica stock option plan (TOP), amounting to €8.69 million. This plan expired in 2003 and no expense was incurred in this connection in 2004.

16.3 Average number of employees

Category	2004	2003
University graduates and other line personnel	504	611
Junior college graduates and technicians (draftsmen)	5	8
Supervisors and data processing assistants	157	167
Building and services personnel	2	5

Total	668	791

The total number of employees as of December 31, 2004, was 622 (767 in 2003).

Compensation systems tied to share market price

At 2004 year-end Telefónica only had one compensation system tied to the market price of its shares, the TIES Program, which is aimed at all the serving personnel of Telefónica and of most of its Spanish and foreign subsidiaries.

The other compensation system tied to the market price of Telefónica shares ended in September 2003. The so-called TOP Plan was aimed exclusively at executive personnel of Telefónica, S.A. and of certain Group companies including the executive directors of Telefónica, S.A. This Plan was implemented by Telefónica on June 28, 1999, and was approved by the Company’s Stockholders’ Meeting on April 7, 2000.

Annex A-2-41

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

In view of the fact that when the aforementioned TOP Plan expired after the last opportunity for beneficiaries (participants) to exercise the Telefónica, S.A. stock options held by them the exercise prices were substantially higher than the market price of the shares at that time, the option-holders did not exercise the options which, accordingly, expired.

Following is a detailed account of the TIES Program.

On February 23, 2000, the Board of Directors of Telefónica, S.A. approved the establishment of a new compensation system tied to the market price of the Company’s shares, with the grant of options on Company shares, known as the TIES Program. This Program is aimed at all the employees of Telefónica, S.A. and its Spanish and foreign subsidiaries who meet the requirements established in the rules governing the Program and who are not participating in any other similar employee stock or stock option plan.

In order to achieve the purposes of the Program, on April 7, 2000, the Stockholders’ Meeting of Telefónica, S.A. approved two capital increases with disapplication of preemptive subscription rights, for a par value of €1,197,880 and €31,504,244, respectively, through the issuance of 1,197,880 and 31,504,244 new common shares, respectively, of €1 par value each, with additional paid-in capital of 400% of the par value.

Telefónica, S.A. duly registered separate prospectuses for the aforementioned capital increases, which were verified by the CNMV on November 16, 2000, and February 16, 2001, respectively. It was clearly explained therein which options could be exercised in each tranche, and the procedures for exercising and settling these options.

The main features of the TIES Program are as follows:

•	Number of shares offered for initial acquisition by the beneficiaries: 1,197,880.

•	Issue price: €5.

•	Maximum number of shares under option assigned to beneficiaries: 31,504,244. This figure, which is the maximum amount necessary to cover the total rights carried by the shares initially assigned, also includes a reserve for new beneficiaries of the Program equal to 4.5% of the initial beneficiaries.

•	Method of assignment of shares under option: depends on the appreciation of Telefónica, S.A. shares with respect to an initial reference value to be set by the Board of Directors and on the number of shares of Telefónica, S.A. initially acquired. The initial reference value was set at €20.5 per share.

•	Exercise price: €5.

At its meeting on June 28, 2000, the Board of Directors of Telefónica, S.A. resolved to commence implementation of the TIES Program (the features and general terms of which had been established on February 23, 2000, by the Board of Directors’ meeting that approved the creation of the Program), and established the requirements to be met by the employees of the subsidiaries of Telefónica, S.A. in order to become beneficiaries of the TIES Program.

Subsequently, on November 29, 2000, the Board of Directors of Telefónica, S.A. adapted to the date on which the Program was ultimately launched the conditions and requirements to be met by the employees of the companies participating in the Program in order to become beneficiaries of the Program and the reference value initially set.

Annex A-2-42

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

On February 14, 2001, the notarial deed of formalization and execution of the first capital increase at Telefónica indicated above was executed. The par value of the capital was increased by €1,123,072, through the issuance of an equal number of common shares with additional paid-in capital of €4 per share. The new shares were fully subscribed and paid, through a monetary contribution, by the beneficiaries of the TIES Program.

On February 20, 2001, the notarial deed of formalization and execution of the second capital increase to cater for the TIES Program was executed. The par value of the capital was increased by €31,504,244, through the issuance of an equal number of common shares with additional paid-in capital of €4 per share. The new shares were fully subscribed and paid, through a monetary contribution, by BBVA (50%) and La Caixa (50%).

On December 31, 2004, 72,298 persons were participating in the TIES program, holding a total of 29,792,427 purchase options on Telefónica, S.A. shares.

February 15, 2005, was the third and final Exercise Date under the Program but there were no exercisable options at that date since the initial reference value was higher than the market value of the Company shares. Consequently, all the unexercised options expired and were cancelled for all purposes and the TIES Program was thus terminated and the shares which were acquired in the past as the initial assignment to participate in the Program ceased to be covered by it.

Lastly, in February 2005, in accordance with a report issued by the Board of Directors on the resolutions adopted by the Stockholders’ Meeting on April 7, 2000, in connection with item IX on the agenda (relating to the establishment of the TIES Program), Telefónica, S.A. acquired 34,760,964 shares classified as treasury stock. A proposal will foreseeably be submitted for approval by the next Stockholders’ Meeting of the Company to reduce capital with the consequent retirement of these shares.

16.4 Other interest on accounts payable and similar expenses and revenues from other equity investments and loans

The detail of these captions is as follows:

	2004	2003
Debentures, bonds and other marketable debt securities	206.97	202.14
Euro loans and credits	672.61	857.93
Foreign currency loans	336.94	352.87

Total interest on accounts payable and similar expenses	1,216.52	1,412.94
Interest on loans to subsidiaries and associated companies	968.95	993.72
Revenues from investments in euros	39.13	46.28
Revenues from investments in foreign currencies	—	0.21
Revenues from financial derivatives	92.76	208.44

Total revenues from other equity investments and loans	1,100.84	1,248.65

€891.56 million and €912.35 million of the expenses related to interest on accounts payable to Group companies in 2004 and 2003, respectively (see Note 16.8).

Annex A-2-43

Annex A-2

TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

16.5 Exchange differences

The detail of the exchange losses charged to income is as follows:

	2004	2003
Repayment of loans maturing in the year	12.61	126.90
Potential losses in the current and subsequent years	192.18	308.73
Current operations and derivatives	446.99	1,199.81

Total	651.78	1,635.44

The detail of exchange gains credited to income is as follows:
	2004	2003
Repayment of loans maturing in the year	6.44	42.73
Adjustment of foreign loans	395.14	959.78
Current operations and derivatives	303.60	588.74

Total	705.18	1,591.25

The variation in exchange gains and exchange losses in 2004 with respect to 2003 was due basically to the significant fluctuations in the US$/euro exchange rate (a fluctuation of 7.85% in 2004 as compared with 20.43% in 2003), which was offset by the effect of hedges arranged for this purpose.

16.6 Extraordinary revenues

The “Extraordinary Revenues” caption in the accompanying statement of income relates to nonrecurring revenues obtained by the Company. The detail of the extraordinary revenues is as follows:

	2004	2003
Gains on fixed asset disposals	16.26	29.44
Release of reserve for treasury stock (Note 9)	—	159.95
Other extraordinary revenues	0.51	21.87

Total	16.77	211.26

The “Gains on Fixed Asset Disposals” caption includes mainly the gains on the divestments of Corporación Admira Media, S.A.U. and Telefónica Procesos y Tecnología de la Información, S.A.U., amounting to €4.12 million and €5.70 million, respectively (see Note 7.4.b), and gains on the disposal of property, plant and equipment, amounting to €6.09 million, relating to the real estate sale process under way at the Telefónica Group (see Note 6).

In 2003 the gains on fixed asset disposals included mainly the gain of €27.18 million obtained from the divestment of the holding in Antena 3 de Televisión, S.A. (see Note 7.4.b).

As indicated in Note 9, the Company recorded an extraordinary revenue for the release of the provision for treasury stock recorded in prior years, due to the positive performance of the share price in 2003.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

In 2003 the “Other Extraordinary Revenues” caption included mainly €12.63 million relating to the settlement for the acquisition of Telefónica Holding Argentina, S.A. and the gain of €7.12 million on the sale of treasury stock (see Note 9).

16.7 Extraordinary expenses

The detail of the extraordinary expenses is as follows:

	2004	2003
Prior years’ losses	0.64	21.72
Losses on long-term investments	0.04	10.08
Other extraordinary expenses	69.02	34.67

Total	69.70	66.47

Bidland Systems Inc. and TI Capital Management, LLC reached a final agreement with Katalyx, Inc. and Telefónica, S.A. to resolve in court the two claims filed by the former alleging noncompliance with certain contractual obligations for the creation of a joint venture. Under this agreement, the damages initially sought were reduced to $38 million and each party undertook to bear its respective lawyers’ fees. The €15.31 million borne by Telefónica, S.A. in this connection were recorded under the “Other Extraordinary Expenses” caption.

With respect to the arbitral award in connection with the complaint submitted by the Radio Blanca Group to Uniprex (an Antena 3 de Televisión, S.A. Group company), on May 21, 2003, Telefónica, S.A. and Kort Geding, S.L. entered into an agreement whereby the former sold to the latter a 25.1% holding in the capital stock of Antena 3 de Televisión, S.A. This agreement contains a covenant whereby the seller undertakes to reduce the sale price by an amount equal to 25.1% of the possible adverse economic impact arising from the content of the award relating to the arbitration between Uniprex and Radio Blanca. Uniprex filed an appeal with the Provincial Appellate Court against the arbitral award rendered on March 15, 2004. No decision has yet been handed down in this connection. The accompanying financial statements include an extraordinary expense of €46.43 million, which is recorded under the “Other Extraordinary Expenses” caption.

16.8 Transactions with Group companies

Telefónica’s main transactions with Group companies in 2004 and 2003 were as follows:

	2004	2003
Dividends received	795.41	591.65
Accrued interest	968.32	1,174.51
Financial expenses (Note 16.4)	(891.56)	(912.35)
Acquisitions of goods and services from the Telefónica Group	(50.45)	(50.15)

Telefónica de Argentina management fee transferred to Telefónica de España	(1.04)	(1.40)

The dividends received in 2004 include most notably the dividend of €165.15 million paid by Telefónica de España, S.A.U., that of €55.14 million paid by Telefónica Publicidad e Información, S.A. and the distribution of additional paid-in capital and reserves received from Telefónica Móviles, S.A. amounting to €565.22 million.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

The dividends received in 2003 included most notably the dividend of €49.50 million paid by Telefónica de España, S.A.U., that of €24.05 million paid by Telefónica Publicidad e Información, S.A. and the distribution of additional paid-in capital received from Telefónica Móviles, S.A. amounting to €514.51 million.

The accrued interest in 2004 includes most notably that obtained from the financing to Telefónica de España, S.A.U. (€419.84 million), to Telefónica Móviles, S.A. (€318.17 million), to Telefónica Internacional, S.A. (€64.25 million), to Telefónica de Contenidos, S.A.U. (€127.70 million) and to Telefónica Data Corp, S.A.U. (€18.63 million).

The accrued interest in 2003 included most notably that relating to Telefónica de España, S.A.U. (€466.85 million), to Telefónica Móviles, S.A. (€312.61 million), to Telefónica Internacional, S.A. (€252.97 million), to Telefónica de Contenidos, S.A.U. (€78.78 million) and to Emergia, S.A. (€16.52 million).

The financial expenses paid to Group companies include most notably those arising from the financing received from Telefónica Europe, B.V. and Telefónica Finanzas, S.A.U., the cost of which in 2004 amounted to €689.37 million and €177.50 million, respectively (€707.07 million and €176.61 million, respectively, in 2003) (see Note 12.2).

17. DIRECTORS’ COMPENSATION AND OTHER BENEFITS AND OTHER DISCLOSURES

a) Directors’ compensation and other benefits

The compensation of Telefónica, S.A.’s directors is governed by Article 28 of the bylaws, which states that the amount of the compensation to be paid by the Company to its directors shall be that determined by the Stockholders’ Meeting for this purpose and this amount shall remain in force until the Stockholders’ Meeting resolves to change it. The Board of Directors is responsible for setting the exact amount to be paid within the stipulated limits and distributing it among the directors. In this connection, on April 11, 2003, the Stockholders’ Meeting set the maximum gross annual amount to be paid to the Board of Directors at €6 million, which includes a fixed payment and attendance fees for attending the Board of Directors advisory committee or control committee meetings. In 2004, the Appointments and Compensation and Best Practice Corporate Governance Committee reviewed, in accordance with Article 25)b)5 of the Rules of the Board of Directors, the compensation system for the Company’s directors, which had not been revised since March 1997. As a result, the Committee submitted a proposal to the Board of Directors to change the compensation system in view of the long period of time elapsed since it had been set up (1997). On September 29, 2004, the Board of Directors resolved to revise the fixed annual amount to be paid as compensation to the members of the Board of Directors and of its Standing Committee and the amount of the attendance fees for attending the meetings of the other Board Committees, and to establish a fixed annual amount to be paid as compensation to the members of these Board Committees, all within the maximum limit set by the Stockholders’ Meeting on April 11, 2003.

Therefore, the compensation of Telefónica’s directors in their capacity as members of the Board of Directors and/or of the Standing Committee and the advisory and control committees consists of a fixed amount payable monthly and attendance fees for attending the meetings of the Board’s advisory or control committees. Additionally, executive directors receive the appropriate amounts for discharging their executive duties as stipulated in their respective contracts.

In 2004 the members of the Board of Directors of Telefónica, S.A. earned the following total compensation for discharging their duties as such: €3,707,904.71 of fixed payments (including the

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

compensation earned as members of the Boards of Directors or of the advisory or control committees of other Telefónica Group companies) and €166,828.32 of attendance fees for attending the Board of Directors advisory committee meetings (including the attendance fees for attending Board of Directors advisory committee meetings of other Telefónica Group companies).

In their capacity as Company executives the executive directors César Alierta Izuel, Antonio J. Alonso Ureba, Luis Lada Díaz, Mario E. Vázquez and Antonio Viana-Baptista earned the following compensation: €6,558,265.38 of salaries and variable compensation; €129,412.46 of compensation in kind, which includes life insurance premiums; and €44,500.00 of contributions paid by the Company, as sponsor, to pension plans.

The breakdown of the compensation and benefits received by Telefónica’s directors in 2004 is as follows:

Board of Directors: annual amount of the fixed payment received by each director (in euros):

Position	2004
Chairman	127,613.94
Deputy Chairmen	162,689.82
Directors(1):
Executive directors	97,613.94
Nominee directors	97,613.94
Independent directors	97,613.94

(1)	Additionally, one director, who is not resident in Spain, receives an additional annual payment of €52,639.14 because his experience and work in relation to Latin America are of special interest to the Company

Standing Committee: amount of the fixed payment received by each director who is a member of the Standing Committee (in euros):

Position	2004
Chairman	65,075.88
Deputy Chairmen	65,075.88
Directors	65,075.88

The directors do not receive any attendance fees for attending meetings of the Board of Directors or of the Standing Committee.

Other committees of the Board of Directors.

A) Fixed amount received by each director who is a member of any of the Board committees, based on the position held, for October, November and December 2004 (in euros):

Position	2004
Chairman	5,000.00
Directors	2,500.00

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

B) Total annual amounts paid in 2004 for attending meetings of the advisory and control committees of the Board of Directors, received by the directors who are members thereof taken as a whole (in euros):

Committees	2004
Audit and Control	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 11
Total received: 38,258.30
Appointments and Compensation and Best Practice Corporate Governance	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 9
Total received: 33,889.42
Human Resources and Corporate Reputation	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 5
Total received: 16,161.93
Regulation	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 10
Total received: 30,922.20
Service Quality and Commercial Service	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 5
Total received: 12,727.49
International Matters	Attendance fee per meeting (through 09/30/04): 858.61
Attendance fee per meeting (from 10/01/04): 1,250.00
Number of meetings paid: 2
Total received: 7,727.49

Executive directors: total amounts received by the executive directors César Alierta Izuel, Antonio J. Alonso Ureba, Luis Lada Díaz, Mario E. Vázquez and Antonio Viana-Baptista taken as a whole for the items indicated below (in euros):

2004
Salaries	3,337,526.82
Variable compensation	3,220,738.56
Compensation in kind	129,412.46
Contributions to pension plans	44,500.00

Additionally, it should be noted that the nonexecutive directors do not receive and did not receive in 2004 any compensation in the form of pensions or life insurance, and they do not participate in the compensation plans linked to share market price.

The Company does not grant and did not grant in 2004 any advances, loans or credits to the directors, or to its top executives, thus complying with the requirements of the Sarbanes-Oxley Act passed in the U.S. which is applicable to Telefónica as a listed company in that market.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Lastly, the five Company directors who are members of the Catalonia and Andalusia advisory committees (set up in April and October 2004, respectively) received a total amount of €48,750.00 in 2004.

a) Detail of the equity interests in companies engaging in an activity that is identical, similar or complementary to that of the Company and the performance of similar activities by the directors for their own account or for the account of others

Pursuant to Article 127 ter. 4 of the Spanish Corporations Law, introduced by Law 26/2003, which amends Securities Market Law 24/1988, and the revised Spanish Corporations Law, in order to reinforce the transparency of listed corporations, following is a detail of the companies engaging in an activity that is identical, similar or complementary to the activity that constitutes the corporate purpose of Telefónica, S.A., in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge thereat:

Owner	Investee	Activity	% of Ownership(1)	Function
Isidro Fainé Casas	Terra Networks, S.A.	Telecommunications	<0.01%	—
José Fernando de Almansa Moreno- Barreda	Lucent Technologies, Inc.	Telecommunications	<0.01%	—
Maximino Carpio García	Telefónica Móviles, S.A.	Telecommunications	<0.01%	Director
Miguel Horta e Costa	Portugal Telecom, SGPS, S.A.	Telecommunications	<0.01%	Executive Chairman
Luis Lada Díaz	Telefónica Móviles S.A.	Telecommunications	<0.01%	Director
	Sogecable S.A.	Television, telecommunications and audiovisual production services	<0.01%	Director
Antonio Massanell Lavilla	Telefónica Móviles S.A.	Telecommunications	<0.01%	Director
Enrique Used Aznar	Amper, S.A.	Telecommunications equipment supplier	0.39%	Chairman
Antonio Viana Baptista	Portugal Telecom, SGPS, S.A.	Telecommunications	<0.01%	Director
	PT Multimedia-Serviços de Telecomunicaçoes e Multimedia, SGPS, S.A.	Internet	<0.01%	—
	Telefónica Móviles, S.A.	Telecommunications	0.01%	Executive Chairman

(1)	If the holding is less than 0.01% of the capital stock, “< 0.01%” is shown.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Also, pursuant to the aforementioned Law, set forth below are the activities carried on, for their own account or for the account of others, by the various members of the Board of Directors that are identical, similar or complementary to the activity that constitutes the corporate purpose of Telefónica, S.A.

Name	Activity Carried On	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on(2)	Positions Held or Functions Performed at the Company
José Antonio Fernández Rivero	Internet and e-commerce	For account of others	Adquira España, S.A.	Chairman
José Fernando de Almansa	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
Moreno-Barreda	Telecommunications	For account of others	Telefónica del Perú, S.A.A.	Director
	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Director
	Telecommunications	For account of others	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Maximino Carpio García	Telecommunications equipment supplier	As independent professionals	Abengoa, S.A.	Member of Advisory Committee
Maximino Carpio García	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
Alfonso Ferrari Herrero	Telecommunications	For account of others	Compañía de Telecomunicaciones de Chile, S.A.	Director
	Telecommunications	For account of others	Telefónica de Perú, S.A.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Miguel Horta Costa	Telecommunications	For account of others	Portugal Telecom, SGPS S.A.	Executive Chairman
	Telecommunications	For account of others	PT Comunicações, S.A.	Executive Chairman
	Telecommunications	For account of others	PT Multimedia Serviços de Telecomunicações e Multimédia, SGPS, S.A.	Chairman

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Name	Activity Carried On	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on(2)	Positions Held or Functions Performed at the Company
	Telecommunications	For account of others	PT Móveis Serviçoes de Telecomunicações, SGPS, S.A.	Chairman
	Telecommunications	For account of others	TMN-Telecomunicações Móveis Nacionais, S.A.	Chairman
	Telecommunications	For account of others	PT Sistemas de Informação, S.A.	Chairman
	Telecommunications	For account of others	PT Corporate-Soluções Empresariais de Telecomunicações e Sistemas, S.A.	Chairman
	Telecommunications	For account of others	PT Compras-Serviços de Consultoría e Negociaçao, S.A.	Chairman
	Telecommunications	For account of others	PT Investimentos Internacionais- Consultoría Internacional, S.A	Chairman
Gregorio Villalabeitia Gallarraga	Telecommunications	For account of others	Telefónica International, S.A.	Director
Luis Lada Díaz	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
	Television, telecommunications and audiovisual production services	For account of others	Sogecable, S.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Antonio Massanell Lavilla	Telecommunications	For account of others	Telefónica Móviles, S.A.	Director
Enrique Used Aznar	Telecommunications equipment provider	For account of others	Amper, S.A.	Chairman
	Telecommunications	For account of others	Telecomunicaciones de Sao Paulo, S.A.	Director

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Name	Activity Carried On	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on(2)	Positions Held or Functions Performed at the Company
	Telecommunications	For account of others	Telefónica de Perú, S.A.A.	Director
	Telecommunications	For account of others	Terra Networks, S.A.	Director
	Telecommunications	For account of others	Telefónica International, S.A.	Director
Mario Eduardo Vázquez	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Chairman
	Telecommunications	For account of others	Telefónica Holding de Argentina, S.A.	Vice Chairman
	Telecommunications	For account of others	Compañía Internacional de Telecomunicaciones, S.A.	Vice Chairman
	Telecommunications	For account of others	Telefónica Móviles Argentina, S.A.	Chairman
	Telecommunications	For account of others	Telefónica Comunicaciones Personales, S.A.	Chairman
	Telecommunications	For account of others	Radio Móvil Digital Argentina, S.A.	Chairman
	Telecommunications	For account of others	Radio Servicios S.A.	Chairman
	Telecommunications	For account of others	Telinver, S.A.	Chairman
	Telecommunications	For account of others	Katalyx Argentina, S.A.	Chairman
	Telecommunications	For account of others	Katalyx Food Service Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Cataloguing Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Construction Argentina, S.R.L.	Manager
	Telecommunications	For account of others	Katalyx Transportation Argentina, S.R.L.	Manager
	Internet and e-commerce	For account of others	Adquira Argentina, S.A.	Chairman
	Internet and e-commerce	For account of others	Terra Networks Argentina, S.A.	Vice Chairman

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

Name	Activity Carried On	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on(2)	Positions Held or Functions Performed at the Company
	Telecommunications	For account of others	Telefónica Data Argentina, S.A.	Chairman
Antonio Viana Baptista	Telecommunications	For account of others	Telefónica Móviles, S.A.	Executive Chairman
	Telecommunications	For account of others	Telefónica Internacional, S.A.	Director
	Telecommunications	For account of others	Telefónica Móviles España, S.A.	Director
	Telecommunications	For account of others	Telefónica de Argentina, S.A.	Director
	Telecommunications	For account of others	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	For account of others	Brasilcel, N.V.	Director
	Telecommunications	For account of others	Portugal Telecom, SGPS, S.A.	Director

(2)	Only shown if the activity is carried on as an employee and, therefore, is carried on through a company.

Pursuant to Article 114.2 of the Spanish Corporations Law, also introduced by Law 26/2003, it is hereby stated that in the fiscal year to which these consolidated financial statements refer, the directors, or persons acting on their behalf, did not perform any transactions with Telefónica or any other company in the Telefónica Group other than in the course of the Company’s ordinary operations or in conditions other than normal market conditions.

18. OTHER INFORMATION

a) Financial guarantees

	2004	2003
Guarantees provided for financial transactions	13,534.71	14,284.93

The “Guarantees Provided for Financial Transactions” account relates mainly to guarantees provided by Telefónica for its subsidiaries and investees, mainly Telefónica Europe, B.V. to secure the transactions with third parties.

No significant losses are expected to arise for the Company in connection with these commitments.

The amount indicated for guarantees provided by Telefónica S.A. includes most notably the guarantee provided to certain credit institutions to cover the obligations of Ipse 2000, S.p.A. arising from the deferral of payment for the third-generation wireless telephony license in Italy. These guarantees are in turn counterguaranteed by the Group’s subsidiaries that own the investment in Ipse 2000, S.p.A.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

b) Litigation

Telefónica, S.A. and its Group companies are party to several lawsuits which are currently in progress in the law courts and the arbitration courts of the various countries in which the Telefónica Group is present.

Based on the reports of counsel engaged to act in the lawsuits of Telefónica, S.A., it is reasonable to consider that the adverse outcome of any of these as yet unresolved lawsuits will not materially affect the Telefónica Group’s economic and financial position or solvency. These lawsuits include most notably the following:

1) A proceeding contesting the resolutions adopted by the Special Stockholders’ Meeting of Telefónica, S.A. on February 4, 2000.

The stockholder Javier Sotos García, who owns 300 shares of the Company, filed a complaint contesting the resolutions adopted by the Special Stockholders’ Meeting on February 4, 2000, based on the purported contravention of the rules regulating the holding of the Meeting and on the purported contravention of the rules for disapplication of preemptive rights of subscription in capital increases.

On May 8, 2003, Court of First Instance no. 33 handed down a judgment wholly dismissing the complaint filed by the plaintiff stockholder, holding that it was inappropriate to rule on the voidness or voidability of the resolutions adopted by the Special Stockholders’ Meeting of Telefónica, S.A. on February 4, 2000, and awarding the costs of the proceeding against the plaintiff. On July 26, 2003, an appeal was filed by the latter at the Madrid Provincial Appellate Court. On December 11, 2003, Telefónica, S.A filed a reply brief contesting the appeal. On January 18, 2005, the appeal hearing was held. On February 9, notice was given of the judgment by the Provincial Appellate Court dismissing the appeal filed by Javier Sotos Garcia and awarding costs against the appellant. On February 18, notice was given of the filing of a pleading by Javier Sotos García preparing an extraordinary appeal against procedural infringements and a cessation appeal against the judgment of the Madrid Provincial Appellate Court on January 24, 2005.

2) A proceeding contesting certain resolutions adopted by the Annual Stockholders’ Meeting of Telefónica, S.A. on June 15, 2001.

The aforementioned stockholder, Javier Sotos García, also filed a complaint contesting some of the resolutions adopted by the Company’s Annual Stockholders’ Meeting on June 15, 2001.

The aforementioned complaint is based on the purported infringement of the contesting stockholder’s right to information and on the purported contravention of the legal rules for disapplication of preemptive rights of subscription in capital increases.

On January 23, 2004, the Company was notified that the proceeding had been stayed until such time as either of the parties applies for its resumption or the instance lapses.

Based on the opinion of its legal counsel, the Company is convinced that the outcome of the aforementioned court proceeding will be wholly satisfactory for the Company.

3) Complaint filed by IDT against Telefónica, S.A., Terra Networks, S.A. and Lycos, Inc.

International Discount Telecommunications Corporation (IDT) filed a complaint at the New Jersey State Courts in the U.S. against Telefónica, S.A., Terra Networks, S.A., Terra Networks U.S.A., Inc., and Lycos, Inc.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

This complaint is based on the purported breach of the joint venture agreement entered into between IDT and Terra Networks, S.A. in October 1999, on the purported nonperformance of the obligations under the agreement to terminate the joint venture agreement, on purported fraud and contravention of the legislation governing the purchase and sale of securities (Federal Securities Exchange Act) and, lastly, on purported fraudulent concealment of information.

The lawsuit is currently for an unspecified amount, without prejudice to the possibility of the claim by the plaintiff for damages being specified and quantified in the course of the proceeding.

Subsequently, IDT added a new claim to the complaint alleging that Telefónica was liable, as a control person, for the fraud alleged against Terra in its negotiations with IDT that led to the termination agreement. Telefónica has filed objections against this claim.

The defendants have filed an answer and, in turn, Terra Networks S.A. has filed a counterclaim.

In October 2002 the New Jersey State Court decided to dismiss the part of the complaint relating to certain purported breaches of the joint venture agreement, which also resulted in the exclusion of Terra Networks, U.S.A., Inc. from the proceeding.

On July 2, 2003, in light of the evidence taken, Terra Networks, S.A., Lycos, Inc. and Telefónica, S.A. filed pleadings seeking summary trial to determine the claims and have others dismissed. In turn, IDT has petitioned to have the counterclaim filed by Terra Networks, S.A. dismissed.

On September 1, 2004, the Court confirmed the decision in September 2002 granting IDT leave to file a third complaint against Telefónica, S.A.

Terra Networks, S.A. and Telefónica, S.A. have filed answers refuting the allegations of IDT in the third complaint.

On September 27, 2004, Telefónica, S.A. filed a motion to have the third complaint declared inadmissible for want of personal jurisdiction. The Court has not yet ruled on the motion.

On September 30, 2004, the Court ruled on two of the motions filed by the defendants in July 2003. In particular, the Court accepted the motion to have the complaint against Lycos declared inadmissible, but refused the request by Terra for summary trial.

The Court has not ruled on the other motions filed by Terra.

Based on the opinion of its legal counsel, the Company considers that it has a sound defense against the claims filed against it and, accordingly, Telefónica is confident that the outcome for Telefónica of the litigation arising from IDT’s complaint should not be adverse but, if it were, considers that the economic and financial impact on the Telefónica Group should not be material.

4) Sistemas e Instalaciones de Telecomunicación, S.A.U. (Sintel).

As a result of the voluntary bankruptcy proceeding being conducted at Madrid Court of First Instance no. 42, case number 417/2001, which is the continuation of the petition for Chapter 11-type insolvency filed by the director of Sintel on June 8, 2000, two criminal proceedings have commenced which affect Telefónica, S.A.

Under the bankruptcy order, inter alia, the effects of the bankruptcy were backdated to June 8, 1998. As a result of the backdated effects of the bankruptcy pursuant to the order, the bodies in the

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NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

bankruptcy sent Telefónica a payment demand for €22.87 million, which represented the total amount paid by Sintel, since they considered null and void as a matter of law the involvement of Sintel in the contract dated December 30, 1998, in which a debt of €21.35 million was recognized by reason of the sale of the shares of Sintel to Mastec Internacional, S.A. and the amounts paid by Sintel, which in the aforementioned contract appeared as a joint and several guarantor for the fulfillment of these payment obligations.

Telefónica filed an ancillary complaint in which it proposed that the effects of the bankruptcy be backdated to a date closer to that of the bankruptcy order, so that the contract dated December 30, 1998, would not be affected. The representatives of the employees filed another complaint to the contrary, proposing that the effects of the bankruptcy be backdated to the date of the sale of the shares of Sintel (April 1996).

The arrangement proposed by the bankrupt company and approved by the Court was the subject of an appeal to a superior court.

On June 14, 2004, an order was made dismissing all of the appeals filed and confirming the order approving the bankruptcy arrangement. An appeal was filed against this order and has been dismissed by the Supreme Court, thus making the bankruptcy arrangement final.

The two criminal proceedings are as follows:

“Abbreviated” proceeding no. 273/2001, in relation to which, on September 24, 2002, Telefónica, S.A. and Telefónica de España, S.A. appeared before Central Examining Court no. 1 filing a civil suit as parties suffering loss against the directors of Sintel and of Mastec Internacional, S.A. Leave was given for them to appear as parties to the proceeding.

Preliminary proceeding no. 362/2002, which was commenced on October 23, 2002, by Central Examining Court no. 1 for a possible offense of extortion. This proceeding arises from the preceding one, concerns the possible commission of an offense of extortion in the assumption by Sintel of joint and several liability with Mastec for the obligation to pay the related sale price. This preliminary proceeding has been joined to proceeding no. 273/2001. In April 2004, the motion filed by counsel for Telefónica, S.A. to have the case dismissed on the ground that the investigation should have continued was rejected. However, it must be stressed that no charges have been pressed to date, and the claim in the expanded criminal complaint that led to this proceeding has been expressly dismissed.

On June 29, 2004, notice was given of a pleading filed by counsel for the former employees of Sintel seeking to further expand the criminal complaint to include, this time, the existence of an offense of criminal insolvency purportedly committed in the sale of Sintel to Mastec Internacional, Inc. in April 1996. On July 4 and August 5, 2004, Telefónica, S.A. filed submissions seeking to have the aforementioned pleading declared inadmissible, although the judge has not yet granted leave to expand the criminal complaint.

5) Collective lawsuits filed by stockholders of Terra in the U.S., in connection with the tender offer by Telefónica, S.A. for Terra Networks, S.A.

On May 29, 2003, two class actions were filed at the Supreme Court of New York State by stockholders of Terra Networks, S.A. against Telefónica, S.A., Terra Networks, S.A. and certain former and current directors of Terra Networks, S.A.

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These actions are founded mainly on the claim that the price offered to the stockholders of Terra Networks, S.A. was not in keeping with the intrinsic value of the shares of that company, and seek to not have the tender offer approved or, alternatively, to have damages awarded to them.

It should be noted that since the filing of the complaints, the related proceedings have remained inactive.

Based on the opinion of its legal counsel, the Company considers that it has a sound defense against both the form and the substance of the claims filed against it and, accordingly, is confident that the outcome of the litigation should not be adverse for Telefónica.

6) Appeal for judicial review no. 6/461/03 filed at the National Appellate Court by the World Association of Stockholders of Terra Networks, S.A. (ACCTER) against the administrative decision made by the Spanish National Securities Market Commission (CNMV) to authorize the tender offer by Telefónica, S.A. for Terra Networks, S.A.

ACCTER filed an appeal for judicial review against the decision of the CNMV to authorize the tender offer made to Terra Networks, S.A. stockholders on June 19, 2003.

Telefónica, S.A. has filed an application, admitted for consideration, to appear in the proceeding as an intervening nonparty to defend the lawfulness of the decision by the CNMV.

In turn, the National Appellate Court has rejected the appellant’s request for an ex parte or inter partes injunctive stay of the aforementioned decision.

ACCTER filed a complaint for judicial review, and Telefónica, S.A. and the Government Legal Service filed their answers.

At present, the proceeding is ready for the rendering of judgment.

Based on the opinion of its legal counsel, the Company is convinced that the outcome of the aforementioned proceeding will be satisfactory for the Company.

c) Commitments

Strategic alliance between Telefónica and Terra

On February 12, 2003, Telefónica and Terra Networks, S.A. entered into a Framework Strategic Alliance Agreement to replace the Strategic Agreement dated May 16, 2000, to which Bertelsmann AG was also a party (whereby, in the framework of the acquisition of Lycos Inc. by Terra Networks, S.A., Telefónica, S.A. undertook to commission from Terra the portion of the advertising services committed by Bertelsmann AG that the latter did not commission from Terra Networks, S.A., up to a maximum amount of US$675 million).

Additionally, on February 12, 2003, Telefónica, S.A., Terra Networks, S.A., Lycos Inc. and Bertelsmann AG entered into a preferential interest agreement which will enable them to continue to explore opportunities for the mutual provision of communications, development and content services in the on-line market.

The term of the Framework Strategic Alliance Agreement is six years, ending on December 31, 2008. The agreement is automatically renewable for one-year periods unless it is expressly terminated by the parties.

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The main features of this Framework Strategic Alliance Agreement are summarized as follows:

1) Strengthening of the Terra Group as:

The exclusive provider of essential portal elements, including brand image, and aggregator of the broad and narrow band Internet content and services targeted at the residential, SOHO and, when so agreed, SME market segments, for the Telefónica Group companies’ connectivity and ISP services.

Preferential provider of consulting, management and maintenance services for the country portals of the Telefónica Group companies.

Exclusive provider of Telefónica Group employee on-line training services.

Preferential provider of on-line integral marketing services with the Telefónica Group companies.

2) Guaranteed minimum volume of acquisitions of Terra Group on-line advertising space by Telefónica Group companies.

3) Exclusive acquisition of connectivity and wholesale Internet access services by Terra Group companies from Telefónica Group companies under the legally permitted most-favored- customer conditions.

4) Outsourcing by Terra Group companies to Telefónica Group companies of all or part of the services and/or operation of the Internet access elements for the provision of ISP services to its residential, SOHO and, when so agreed, SME customers under the legally permitted most- favored-customer conditions.

5) Exclusive acquisition by Terra Group companies from Telefónica Group companies of the advanced broad and narrow band network and platform services required to construct the range of services to be offered to residential, SOHO and, when so agreed, SME customers under the legally permitted most-favored-customer conditions.

The Framework Strategic Alliance Agreement guarantees the generation for the Terra Group of a minimum annual amount throughout the term of the Agreement of €78.5 million. This amount is the difference between the revenues arising from the services provided to Telefónica Group companies under the aforementioned Framework Strategic Alliance Agreement and the costs and investments directly associated therewith. In compliance with the terms of the aforementioned Framework Agreement, the minimum annual amount was generated for the Terra Group in 2003 and 2004.

Agreements with Portugal Telecom (Brazil)

On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Moveis, SGPS, S.A., on the other, entered into an agreement in order to group together all their wireless telephony businesses in Brazil and, accordingly, they undertook to contribute all their wireless telephony assets in Brazil to a joint venture, which, subject to the obtainment of the necessary regulatory authorizations, would be a subsidiary of the two groups, and in which they would each have a 50% ownership interest. Also, under the terms of this agreement, the two parties expressed their interest in increasing their reciprocal ownership interests, subject to compliance with the applicable regulatory and bylaw conditions.

On October 17, 2002, Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements (Stockholders’ Agreement

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and Subscription Agreement) that implement the aforementioned agreement signed in January 2001. On December 27, 2002 (after having obtained the necessary authorizations), the two Groups’ holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V., in accordance with the provisions of the aforementioned Subscription Agreement.

In accordance with the aforementioned definitive agreements, Telefónica Móviles, S.A. and the Portugal Telecom Group will have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage of ownership of either of the parties falls below 40% during an uninterrupted period of six months. In this event, if the Group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, S.A., which would be obliged to buy (directly or through another company), all the Portugal Telecom Group’s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom Group’s holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica Móviles’ choice, in (i) cash, (ii) Telefónica Móviles S.A. shares and/or Telefónica, S.A. shares, or (iii) a combination of the two. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom Group had not increased its ownership interest to 50% of the total capital stock of Brasilcel N.V.

Also, in accordance with the definitive agreements, the Portugal Telecom Group will be entitled to sell to Telefónica Móviles, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., at Telefónica Móviles, S.A. or at any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica Móviles, S.A. will be entitled to sell to the Portugal Telecom Group, which will be obliged to buy, its holding in Brasicel, N.V. if there is a change of control at Portugal Telecom SGPS, S.A., at PT Móveis SGPS, S.A or at any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price will be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the group exercising the put option, in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.

Agreements for the acquisition of Pegaso (Mexico)

In accordance with the agreements entered into by Telefónica Móviles, S.A. on April 26, 2002, with Sprint, Leap Wireless, Qualcomm and other financial investors, the acquisition by Telefónica Móviles, S.A. of 65% of the capital stock of the Mexican company Pegaso Telecomunicaciones, S.A. de C.V. (Pegaso) was definitively concluded on September 10, 2002.

Also, in compliance with the agreements adopted on that date, Telefónica Móviles, S.A. and the Burillo group, which owned 35% of the remaining capital stock of Pegaso, all the shares of Pegaso were contributed to a company formed for this purpose called Telefónica Móviles México, S.A. de C.V. Telefónica Móviles, S.A. also contributed to this new company the companies which it owned in northern Mexico. After these contributions, Telefónica Móviles, S.A. had a 92% holding in the new company.

Under the agreements entered into, the Burillo group has certain mechanisms with which it can cease to be a stockholder, instrumented through an option to sell its holding in Telefónica Móviles México, S.A. de C.V. The

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Burillo group can exercise its put option in 2007 or 2008, or, if its holding in the company falls below 50% of its original ownership interest, on the date on which such decrease occurs. If the Burillo group did not exercise its put option, Telefónica Móviles could exercise its purchase option on the shares of the company owned by the Burillo group. In this case, the purchase price for the shares will be determined on the basis of a valuation of the company on the date on which the rights were exercised. The agreements entered into envisage that a portion of the purchase price will be paid in cash, the amount of which will depend upon the Burillo group’s original investment in the company, to which interest will be added and from which any cash distribution received by the Burillo group will be deducted. The remaining portion of the purchase price, if any, will be paid, at Telefónica Móviles’ choice, in cash, in shares of Telefónica Móviles or a combination of the two.

Also, under the stockholders’ agreement entered into the Burillo group has certain rights to veto agreements on the conversion of shares from one class to another, declarations of bankruptcy or Chapter 11-type insolvency proceedings, dissolution or liquidation, bylaw amendments which adversely affect the rights of the Burillo group and mergers or corporate reorganizations which do not afford the Burillo group the opportunity to maintain a given percentage of ownership.

Newcomm Wireless Services, Inc. (Puerto Rico)

On September 29, 2003, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica Internacional, S.A. for the obligation of Telefónica Móviles Puerto Rico (a subsidiary of Telefónica Móviles) regarding a loan of US$11 million granted by Banco Santander de Puerto Rico. On January 11, 2005, Telefónica Móviles Puerto Rico repaid the principal and paid the interest outstanding on the aforementioned loan, and the guarantee provided by Telefónica Internacional, S.A. and, consequently, the counterguarantee of Telefónica Móviles, were released from that date.

On December 23, 2003, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A. for the obligation of Newcomm Wireless Services, Inc. de Puerto Rico, regarding a bridge loan of US$61 million granted by ABN AMRO which matures on June 30, 2005. These guarantees are deemed to be recoverable on the basis of the company’s business plan and of their seniority for credit ranking purposes with respect to capital stock.

Atento

Within the framework of the strategic agreement entered into on February 11, 2000, by Banco Bilbao Vizcaya Argentaria S.A. (BBVA) and Telefónica, on December 4, 2001, the two entities signed an agreement establishing the procedure and conditions for the integration in Atento, a Telefónica Group subsidiary, of the BBVA Group’s Spanish and international contact center business.

The transaction agreed on consisted of the initial contribution by Telefónica S.A. of all its contact center business to a newly-formed subsidiary (Atento N.V.) and the subsequent inclusion of the BBVA Group in the stockholder structure of Atento N.V. through the contribution of the Spanish companies Procesos Operativos, S.A. and Leader Line, S.A., which entailed the transfer to Atento of the BBVA Group’s Spanish and international contact center business.

The transaction also envisaged the signing of various specific agreements for the provision to the BBVA Group by Atento of contact center services in Spain and Portugal and in several Latin American countries.

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Atento N.V. was incorporated on May 30, 2002. All Telefónica, S.A.’s contact center business was contributed to it on that date. The contributions by the BBVA Group under the terms of the agreement discussed in this section have not yet been made.

On October 24, 2003, BBVA, Telefónica, S.A. and Atento N.V. entered into an Agreement establishing the terms and conditions under which BBVA, through General de Participaciones Empresariales, S.L. (GPE) became a stockholder of Atento N.V. by contributing all the shares of Procesos Operativos, S.A. As a result of the performance of this Agreement, Telefónica, S.A. currently owns shares representing 91.35% of the capital stock of Atento N.V., and GPE (a BBVA Group company) owns the remaining 8.65%.

Subsequently, on December 1, 2003, the Atento Group company Atento Teleservicios España, S.A. acquired all the shares of Leader Line, S.A.

On November 27, 2003, BBVA and Atento N.V. entered into a framework contract for services, with a term of four years, establishing the terms under which Atento N.V. and its subsidiaries will provide contact center activities and services to the BBVA Group.

At the same time as the aforementioned acquisition of Leader Line, S.A., Telefónica and GPE entered into a put option contract whereby GPE has the right to sell to Telefónica, which will be obliged to buy, all the shares of Atento N.V. that GPE owns at the time the option is exercised.

Commitments in relation to Sogecable

As a result of the agreements dated May 8, 2002 and January 29, 2003, between Telefónica, S.A., Telefónica de Contenidos, S.A.U. and Sogecable, S.A., relating to the merger of Via Digital into Sogecable, on August 7, 2003, Telefónica de Contenidos acquired a commitment to contribute funds up to a maximum of €45,281,500 to offset Sogecable’s cash deficit if it is unable to repay any amount owed under a syndicated loan and credit facility granted to Sogecable on August 7, 2003, by several financial institutions. This guarantee to contribute funds to cover possible cash deficits at Sogecable expires on June 30, 2005, the date on which it is estimated that the restructuring process brought about by the merger of the digital platforms will have been completed.

Also, on August 7, 2003, Telefónica de Contenidos, S.A.U. acquired a commitment, up to a maximum of €80 million, to guarantee compliance with the payment obligations arising for Sogecable under the aforementioned syndicated loan and credit facility, or to indemnify the syndicate of banks and savings banks up to the same amount against the damage and loss that the syndicate may suffer if any of Sogecable’s obligations in relation to the contract were to be rendered null, void or ineffective for Sogecable.

In any case, the maximum amount guaranteed by Telefónica de Contenidos, S.A.U. in relation to the aforementioned syndicated loan and credit facility granted to Sogecable may not exceed €80 million, and the guarantee will be reduced in proportion to the voluntary or mandatory early repayments that take place during the term of the related agreement, which ends on December 31, 2010.

Telefónica, S.A. and Telefónica de Contenidos, S.A.U. have stated that they currently plan not to dispose of this holding for at least three years from the exchange date.

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Other commitments in the form of performance bonds for concessions or licenses

1) Telefónica Móviles España, S.A.U., a subsidiary of Telefónica Móviles, S.A., which is in turn a subsidiary of Telefónica, S.A., provided certain financial guarantees to the Spanish State amounting to €1,100 million, in relation to the grant to Telefónica Móviles España, S.A.U. of a UMTS license in Spain. These guarantees ensure fulfillment of the commitments assumed by the company awarded the license in relation to network deployment, job creation, investments, etc.

Telefónica Móviles España, S.A.U. initiated negotiations with the Ministry of Science and Technology with a view to changing the existing system of guarantees. This process was completed through an Official Notice issued by the Secretary of State for Telecommunications and for the Information Society on July 28, 2003, as a result of which the 71 guarantees in force at that date amounting to €630.9 million that were securing the commitments assumed under the UMTS license were returned to Telefónica Móviles España, S.A.U., after the latter had arranged, in the same month, a guarantee of €167.5 million with the Government Depositary, to secure compliance with the UMTS service commitments prior to launch of the UMTS and the commitments of the first year from the date of commercial launch, in accordance with the new system of guarantees. In September 2003, Telefónica Móviles España, S.A.U. cancelled the returned guarantees at the respective banks.

On June 23, 2004, the Ministry of Industry, Tourism and Commerce issued an order authorizing the change in the commitments assumed by Telefónica Móviles España, S.A.U. in connection with the operation of the third-generation wireless telecommunications (UMTS) service. Under this Order the requests filed by Telefónica Móviles España, S.A.U. in this respect were upheld, compliance with certain commitments was reinterpreted and other commitments were eliminated for the benefit of public interest.

As a result of this change, the amount to be guaranteed by Telefónica Móviles España, S.A.U. as a performance bond for the commitments assumed prior to the launch of the UMTS service and in the first year of service was reduced to €157.5 million. The guarantee therefore amounted to €157.5 million as of December 31, 2004.

2) Telefónica Móviles, S.A. is backing the commitments assumed by Grupo de Telecomunicaciones Mexicanos, S.A. de C.V. (GTM) to the regulator, COFETEL for the long-distance national license it has obtained. The maximum amount of this support is MXP 124.15 million. As of the date of preparation of these financial statements no disbursements had been made in this connection.

3) In 1999 Telefónica de Argentina, S.A. provided guarantees for the promissory notes amounting to US$22.5 million provided by Telefónica Comunicaciones Personales, S.A. to the Argentine Government to guarantee the fulfillment of the obligations assumed in the obtainment of the PCS licenses for areas I and III. Also, Telefónica de Argentina, S.A. jointly and severally guaranteed, with Telecom Argentina Stet-France Telecom, S.A., the promissory notes amounting to ARP 45 million provided jointly by Telefónica Comunicaciones Personales, S.A. and Telecom Personal, S.A. to the Argentine Government to guarantee the fulfillment of the obligations assumed in the obtainment of the PCS licenses for area II. These guarantees are still in force, pending verification by the Regulatory Authority of the fulfillment of the PCS network coverage obligations secured by these guarantees. In 2003 the Regulatory Authority verified substantially all the coverage obligations in areas I and III, leaving only the cities of La Rioja, Córdoba and Catamarca. The Regulatory Authority completed the verification of the PCS network coverage obligations in the aforementioned cities and in area II in 2004. The Regulatory Authority must now decide the return of the guarantees.

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Telefónica, S.A. and those of its subsidiaries which head subgroups perform, as holding companies, various equity investment purchase and sale transactions in the course of their business activities, in which it is standard practice to receive or provide guarantees regarding the nonexistence of liabilities, contingencies, etc. in the investments forming the subject matter of the related transactions.

The contingencies arising from the commitments described above were evaluated when the financial statements as of December 31, 2004, were prepared, and the provisions recorded with respect to the commitments taken as a whole are not representative.

d) Fees paid to auditors

The fees paid to the various member firms of the Deloitte Touche Tohmatsu international organization, to which Deloitte, S.L. (the auditors of Telefónica, S.A.) belongs, amounted to €1.84 million in 2004 and €2.07 million in 2003.

The detail of the foregoing amounts is as follows:

	Millions of Euros
	2004	2003
Audit of financial statements	0.57	0.67
Other audit services	0.71	0.66
Non-attest work	0.56	0.74

TOTAL	1.84	2.07

e) Environmental matters

Telefónica, S.A., as head of the Telefónica Group, engages in activities relating to the ownership of shares and the provision of financing and corporate counseling to various Group companies. In view of the business activities in which the Company engages, it does not have any liability, expenses, assets, provisions or contingencies of an environmental nature that might be material with respect to its net worth, financial position and results of operations. Accordingly, no specific disclosures relating to environmental issues are included in these notes to 2004 financial statements.

f) Adoption of International Financial Reporting Standards—IFRS

Under Regulation (EC) no. 1606/2002 of the European Parliament and of the Council of July 19, 2002, all companies governed by the law of an EU Member State and whose securities are admitted to trading on a regulated market of any Member State must prepare their consolidated financial statements for the years beginning on or after January 1, 2005, in conformity with the International Financial Reporting Standards (IFRS) previously adopted by the European Union. In conformity with this Regulation, the Group will have to present its consolidated financial statements for 2005 in accordance with the IFRS adopted by the European Union.

Under IFRS 1, First-Time Adoption of International Financial Reporting Standards, although the first consolidated financial statements prepared in accordance with IFRS will, in the case of the Group, be those for

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the year ending December 31, 2005, it will be necessary to include, for comparison purposes, the figures for the preceding year (2004) prepared on a basis consistent with that used to calculate the figures for 2005. Accordingly, an opening balance sheet will have to be prepared as of the date of transition to IFRS accounting methods (January 1, 2004, in the case of the Group), also in accordance with the IFRS in force as of December 31, 2005.

In order to meet the obligation imposed by Regulation (EC) no. 1606/2002, the Group has established a plan for the transition to IFRS that includes, inter alia, the following steps:

•	Analysis of the differences between the methods provided for in the National Chart of Accounts in force in Spain and related implementing rules, and in IFRS.

•	Selection of the methods to be used in cases or areas in which IFRS permit alternative accounting treatments to be applied.

•	Assessment and determination of the appropriate changes to or adaptations of the operating procedures and systems used for compiling and providing the information required in order to prepare the consolidated financial statements.

•	Preparation of the opening consolidated financial statements, as of the transition date, in accordance with IFRS.

The Group commenced to implement the plan for the transition to IFRS in 2003 and the stage of completion is currently as planned for the adaptation to be completed in 2005.

19. SUBSEQUENT EVENTS

In the period from December 31, 2004, through the date of preparation of these financial statements the following events worthy of mention took place at Telefónica, S.A.:

Interim dividend out of 2004 income

In accordance with the stockholder return policy approved by the Company’s Board of Directors, and in conformity with the resolution adopted by the Board on January 26, 2005, on February 23, 2005, the Board of Directors of Telefónica, S.A., on the basis of the financial information furnished to it, resolved, pursuant to Article 216 of the Spanish Corporations Law currently in force, to distribute a fixed interim dividend out of 2004 income of €0.23 gross per share for the Company’s outstanding shares carrying dividend rights, up to a maximum total amount of €1,139.86 million. This interim dividend will be paid on May 13, 2005.

ACCOUNTING STATEMENT SUPPORTING THE DISTRIBUTION OF THE INTERIM DIVIDEND:

Millions of Euros
Income from January 1, 2004, through December 31, 2004	1,301.40
Mandatory appropriations to reserves	130.14
Distributable income	1,171.26

Proposed interim dividend (maximum amount)	1,139.86

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CASH POSITION:

As shown in the financial statements for 2004, prepared by the Board of Directors on February 23, 2005, on December 31, 2004, there was sufficient liquidity for the distribution of dividends. This liquidity also existed as of January 31, 2005, as evidenced by the following statement of liquidity:

Cash available for distribution	Millions of Euros
Cash	31.04
Unused credit facilities	6,836.06
Proposed interim dividend (maximum amount)	(1,139.86)

Difference	5,727.24

Dividend with a charge to additional paid-in capital

Also, in conformity with the resolution adopted by the Board of Directors on January 26, 2005, the Company’s Board resolved to propose to the next Stockholders’ Meeting that a fixed cash dividend of €0.27 per share be distributed with a charge to additional paid-in capital. This dividend will be paid, subject to approval by the aforementioned Stockholders’ Meeting and as announced by the Company, on November 11, 2005.

Merger by absorption of Terra Networks, S.A. into Telefónica, S.A.

On February 9, 2005, Telefónica, S.A.’s Standing Committee resolved to propose to Terra Networks, S.A. the commencement of negotiations for the eventual merger of the two companies. The basis for the negotiations included the proposal of a certain share exchange ratio.

The Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. resolved at their respective meetings held on February 23, 2005, to approve a plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A. through the dissolution of the former and the transfer en bloc of all its assets and liabilities to the latter, which will acquire, by way of universal succession, all the rights and obligations of Terra Networks, S.A. The exchange ratio for the shares of the companies to be merged was determined on the basis of the actual net asset value of Telefónica, S.A. and Terra Networks, S.A. and will be as follows: 2 shares of Telefónica, S.A. of €1 par value each, for 9 shares of Terra Networks, S.A. of €2 par value each. The merger plan will be submitted for approval by the respective Stockholders’ Meetings.

MTN Program for the issuance of debt instruments (Telefónica Emisiones, S.A.U.)

Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has launched a program for the issuance of debt instruments (“the Program”) for up to a total of €15,000 million. The related Prospectus was filed with the UK Listing Authority for which purpose the Dealership Agreement, the Issue and Paying Agency Agreement, the Deed of Covenant, the Deed of Guarantee and the Master Global Notes were formalized on February 4, 2005.

Under the Deed of Guarantee, the issues of debt instruments to be made by Telefónica Emisiones, S.A.U. under the aforementioned Program shall be irrevocably and unconditionally guaranteed by Telefónica, S.A.; all in conformity with the resolutions adopted by Telefónica, S.A.’s Standing Committee at its meeting on December 22, 2004.

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TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

20. STATEMENTS OF CHANGES IN FINANCIAL POSITION

APPLICATION OF FUNDS	2004	2003	SOURCE OF FUNDS	2004	2003
—Funds applied in operations	—	—	Funds obtained from operations	496.42	187.82
—Start-up and debt arrangement expenses	11.62	21.30
—Fixed asset additions:
a) Intangible assets	16.01	20.05	—Long-term deferred tax assets	7.58	4.63
b) Tangible fixed assets	72.77	7.35	—Long-term debt	—	—
c) Long-term investments	3,918.76	7,199.91	—Fixed asset disposals:
			a) Intangible assets	2.13	—
Dividends	1,924.16	1,653.15	b) Tangible fixed assets	7.01	—
—Long-term debt	2,223.88	951.48	c) Long-term investments	2,561.94	5,048.72
			—Transfer to short-term of loans to Group companies	1,703.82	3,981.83
—Variation in working capital due to inclusion of Inmobiliaria Telefónica S.A.U. (Note 2)	30.88	—

TOTAL FUNDS APPLIED	8,198.08	9,853.24	TOTAL FUNDS OBTAINED	4,778.90	9,223.00

FUNDS OBTAINED IN EXCESS OF FUNDS APPLIED (INCREASE IN WORKING CAPITAL)	—	—	FUNDS APPLIED IN EXCESS OF FUNDS OBTAINED (DECREASE IN WORKING CAPITAL)	3,419.18	630.24
	8,198.08	9,853.24		8,198.08	9,853.24

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TELEFÓNICA, S.A.

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2004

VARIATIONS IN WORKING CAPITAL

INCREASE IN WORKING CAPITAL	2004	2003
Short-term investments	883.42	60.92
Treasury stock	2,031.05	454.70
Cash	221.99	9.36
Accrual accounts	6.90	—
Accounts payable	—	—

TOTAL	3,143.36	524.98
VARIATION IN WORKING CAPITAL	3,419.18	630.24

	6,562.54	1,155.22

DECREASE IN WORKING CAPITAL	2004	2003
Accounts receivable	2.10	58.93
Short-term investments	—	—
Cash	—	—
Accounts payable	6,560.44	1,086.63
Accrual accounts	—	9.66

TOTAL	6,562.54	1,155.22

VARIATION IN WORKING CAPITAL	—	—

	6,562.54	1,155.22

The reconciliation of the balances in the statements of income to the funds obtained from operations is as follows:

	Millions of Euros
	2004	2003
Income for the year	1,328.56	1,373.71
Add:
Depreciation and amortization expense	49.89	47.91
Amortization of debt arrangement expenses	34.31	38.23
Short-term investment valuation provisions	0.26	—
Period provisions	—	42.70
Amortization of executive loyalty-building expenses	—	8.6

Less:
Gain on disposal of long-term investments	16.26	29.44
Short-term investment valuation provisions	—	30.80
Investment valuation provisions	761.77	755.27
Reversal of provisions	0.77	170.70
Capitalized interest	1.72	—
Corporate income tax	136.08	337.21

Funds obtained from operations	496.42	187.82

21. EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

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MANAGEMENT REPORT

TELEFÓNICA, S.A.

2004

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Translation of a report originally issued in Spanish. In the event of a discrepancy, the Spanish-language version prevails.

Initial summary

The Telefónica Group’s earnings increased in 2004 as a result of the significant commercial drive in all lines of business, making it possible to successfully face up to the stiffer competition and to strengthen its position in the strategic markets in which it has a presence.

The Telefónica Group had to manage its businesses against a difficult backdrop characterized by the slowdown in the growth of the traditional services, the poor economic situation in certain of the countries in which it operates, the stiffer competition and certain unfavorable decisions taken by the regulator. In order to address this situation, Telefónica focused its management priorities on its customers, making them the central linchpin of the Company’s strategy. The implementation of a more commercial, customer-oriented corporate model entailed a process of transformation at the Telefónica Group towards a more flexible means of managing the businesses, which enabled the Group to increase its operating efficiency and to make more efficient use of the resources used.

This strategy enabled Telefónica to maintain a prominent position in the industry, where it leads the Spanish- and Portuguese-speaking wireline and wireless telephony markets, with more than 118 million customers, to enjoy a solid financial position with a significant level of cash flow generation and to become one of the leading European operators in terms of stock market capitalization.

Also, the success of this strategy make it possible for Telefónica to strengthen its commitment to its stockholder remuneration policy, improving the returns received by them. In this regard, the dividend approved by the Stockholders’ Meeting for 2003 was €0.40 per share (as compared with the €0.25 pain the previous year), and for this year, the Board of Directors, at its meeting on January 26, 2005, resolved to propose to the Stockholders’ Meeting that a dividend of €0.50 per share be paid, which represents a 25% with respect to the 2003 dividend. As part of this strategy, on November 24, 2004, the Board of Directors resolved to propose to the Stockholders’ Meeting that shares of treasury stock of Telefónica S.A. be distributed among the stockholders, in the proportion of one share for every 25 shares held by them, with a charge to additional paid-in capital.

The Telefónica Group’s objective for the future is to become the best and biggest integrated telecommunications group in the world, for which purpose it will embark on a transformation process based on three main pillars: customers, innovation and operating excellence. As regards the first of these three pillars, Telefónica will attempt to amplify its customer base by building up customer loyalty and increasing the share of the disposable income of its customers received by it. Also, Telefónica aims to extend innovation to the various processes in the value chain, including the commercial area. Lastly, the Group’s efforts in relation to operating excellence will focus on maintaining its position of leadership by implementing a policy targeted at maximizing efficiency and quality. The Group’s objective is to become the company with the best customer satisfaction levels in the industry, which it will achieve through an ongoing increase in productivity and investments in renewal.

Organization by line of business

The new organizational model, the implementation of which commenced in 2003, was fully in place in 2004. The new model has simplified the lines of business in order to achieve an organization that places greater emphasis on the key businesses and has a more flexible asset and cost structure.

In this regard, in 2004 the integration of the Telefónica Empresas business (Data, TIWS and Soluciones) into the wireline telephony businesses in both Spain and Latin America was fully operational. Telefónica de

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España assumed the business of Telefónica Empresas España and Telefónica Soluciones, and Telefónica Latinoamérica included under its management the Telefónica Empresas business in Latin America and the TIWS business.

Earnings

In 2004 the Company’s income amounted to €1,301.40 million, as compared with the €1,373.71 million obtained in 2003.

The most salient events reflected in the 2004 statement of income are as follows:

•	An operating loss of €269.97 million, up 2% on 2003, due once again to the effect of Telefónica’s cost containment drive in 2003 and 2004.

•	Financial income of €726.45 million, an increase of 81.30% with respect to the preceding year, which was due mainly to the effect of the evolution of the exchange differences recorded in the statement of income and to the increase in dividends received from Group companies.

•	The combination of the two aforementioned effects gave rise to income from ordinary activities of €456.48 million in 2004, a figure which was higher than the €136.44 million reported in 2003.

•	The Company obtained extraordinary income of €708.84 million in 2004, as compared with the €900.06 million reported in 2003. These results relate mainly to the investment valuation provisions recorded for subsidiaries.

Investment activity

The most significant investments made by Telefónica, S.A. in 2004 were as follows:

Telefónica, S.A. acquired 52,820,862 shares of Portugal Telecom, S.G.P.S., S.A. for €475.14 million. Also, on December 29, 2004, Portugal Telecom announced a capital reduction and retired 87,799,950 shares of treasury stock, equal to 7% of its capital stock. Following these transactions, Telefónica’s direct percentage of ownership increased to 8.55%.

In 2004 Telefónica, S.A. acquired 3,753,140 shares of Terra Networks, S.A. on the stock market for €10.69 million. As of December 31, 2004, Telefónica, S.A. had a direct ownership interest of 76.80% in this company, after taking into account the treasury stock of Terra Networks, S.A.

Also, it acquired 804,689 shares of Telefónica Móviles, S.A. for €6.92 million, giving it a direct holding of 71.03% in this company as of December 31, 2004.

In December 2004 Telfisa Perú SAC was incorporated with an initial capital stock of 12 million new soles through the issuance of 120,000 shares, 119,999 of which were disbursed by the Company for €2.75 million.

In addition, within the framework of the business activities carried on in the real estate area, which were taken over by Telefónica following the dissolution without liquidation of Inmobiliaria Telefónica, S.L.U. with the transfer en bloc of its assets and liabilities and the extinguishment of the latter, the Company is currently carrying out the construction work required to build the Telefónica Group’s new Head Offices. In this regard, the tangible fixed asset additions of Telefónica, S.A. in 2004 amounted to €74.49 million, as compared with the tangible fixed asset additions of €7.35 million in 2003.

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Financing

The principal financing transactions in 2004 were as follows:

On July 6, 2004, Telefónica arranged a syndicated credit facility of €3,000 million with certain Spanish and international credit institutions. This credit facility matures at five years (on July 6, 2009) and bears interest of EURIBOR/LIBOR plus a spread that will depend on the Company’s credit rating. The parties are subject to the habitual commitments and obligations in syndicated financing transactions. Banco Bilbao Vizcaya Argentaria, S.A. and Caja de Ahorros y Pensiones de Barcelona (“La Caixa”) acted, together with other entities, as the Underwriters and Managers of the transaction.

On November 26, 2004, Telefónica, S.A. and various branches of ABN Amro Bank N.V. entered into a credit line agreement for a total amount of US$ 377,083,385.71, guaranteed by the export credit agencies in Finland (“Finnvera”) and Sweden (“EKN”), bearing fixed interest of 3.26% and with final maturity on November 15, 2010. This financing will be used to repay a maximum of 85% of the network equipment purchases made by the Telefónica Móviles Group companies from Ericsson and Nokia.

Treasury stock

At the beginning of 2004 Telefónica held treasury stock representing 0.81787% of capital stock, i.e. 40,532,869 shares with a book value of €10.39 each, giving a total of €421.26 million and a par value of €40.53 million.

In 2004 the Company acquired for consideration 166,712,310 shares of treasury stock (representing 3.36392% of capital stock and with a par value of €166.71 million) at an average price of €12.18 per share.

As a result, 207,245,179 shares (representing 4.18179% of capital stock) of treasury stock were held at 2004 year-end, acquired at an average price of €11.83 per share, giving a total of €2,542.31 million and a par value of €207.24 million. As indicated in Note 4-f, pursuant to current accounting legislation, these shares of treasury stock were valued at their underlying book value and, consequently, a provision of €1,762.13 million was recorded.

Events subsequent to year-end

Interim dividend out of 2004 income.

Pursuant to the stockholder remuneration policy approved by the Company’s Board of Directors, and in conformity with the resolution adopted at the Board meeting held on January 26, 2005, on February 23, 1995, the Board of Directors of Telefónica, S.A., based on the economic and financial information furnished to it, resolved, in accordance with Article 216 of the current Corporations Law, to distribute an interim dividend out of 2004 income, consisting of a fixed amount of €0.23 gross payable on all the Company’s shares currently outstanding carrying the right to receive such dividend, for a total maximum amount of €1,139.86 million, and to pay this dividend on May 13, 2005.

ACCOUNTING STATEMENT REQUIRED FOR THE DISTRIBUTION OF THE INTERIM DIVIDEND:

Millions of Euros
Income obtained in the period from January 1, 2004 to December 31, 2004	1,301.40
Mandatory appropriations to reserves	130.14
Distributable income	1,171.26
Proposed interim dividend (maximum amount)	1,139.86

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CASH POSITION:

As disclosed in the 2004 financial statements, which were prepared by the Board of Directors at their meeting on February 23, 2005, as of December 31, 2004, there was sufficient liquidity to be able to distribute the dividend. This liquidity also existed as of January 31, 2005, as evidenced by the following liquidity statement:

Millions of Euros
Funds available for distribution
Cash	31.04
Available credit facilities	6,836.06
Proposed interim dividend (maximum amount)	(1,139.86)
Difference	5,727.24

Dividend with a charge to additional paid-in capital

Also, in conformity with the resolution adopted by the Board of Directors on January 26, 2005, the Company’s Board resolved to propose to the next Stockholders’ Meeting that a fixed cash dividend of €0.27 per share be distributed with a charge to additional paid-in capital. This dividend will be paid, subject to approval by the aforementioned Stockholders’ Meeting and as announced by the Company, on November 11, 2005.

Completion of the TIES Program

In February 2005, as scheduled in the Report issued by the Board of Directors in relation to the resolutions adopted in point IX of the Agenda by the Stockholders’ Meeting on April 7, 2000 (in connection with the establishment of the TIES Program), Telefónica, S.A. acquired 34,760,964 shares, which it currently holds as treasury stock. It is planned to propose to the Company’s next Ordinary Stockholders’ Meeting that capital de reduced with the concomitant retirement of the aforementioned shares.

MTN Programme for the issuance of debt instruments (Telefónica Emisiones, S.A.U.)

Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., has established a programme for the issuance of debt instruments (Programme for the Issuance of Debt Instruments, the “Programme”) for a maximum total amount of €15,000,000,000, the prospectus for which has been filed with the UK Listing Authority and for which purpose the documents entitled Dealership Agreement, Issue and Paying Agency Agreement, Deed of Covenant, Deed of Guarante and Master Global Notes were formalized on February 4, 2005.

In accordance with the Deed of Guarante, the debt instrument issues made under the aforementioned Programme by Telefónica Emisiones, S.A.U. will be guaranteed, irrevocably and unconditionally, by Telefónica, S.A., all pursuant to the resolutions adopted by the Standing Committee of Telefónica, S.A. at a meeting held on December 22, 2004.

Merger by absorption of Terra Networks, S.A. by Telefónica, S.A.

On February 9, 2005, the Standing Committee of Telefónica, S.A. resolved to propose to Terra Networks, S.A. that negotiations be initiated with a view to the possible merger of the two companies. Under the bases for the negotiations, a given exchange ratio was proposed.

On February 23, 2005, the Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. resolved to approve a Plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A., through the dissolution of the former and the transfer en bloc of all its assets and liabilities to the latter, which will acquire, by universal succession, the rights and obligations of Terra Networks, S.A. The share exchange ratio for the shares of the entities participating in the merger, which was determined on the basis of the actual value of the net worth of Telefónica, S.A. and Terra Networks, S.A., will be as follows: 2 shares of Telefónica, S.A. of €1 par value each, for 9 shares of Terra Networks, S.A. of €2 par value each. This merger Plan will be submitted for approval by the respective Stockholders’ Meetings.

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Terra Networks, S.A.

Merger Balance Sheets as of December 31, 2004

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Translation of a report originally issued in Spanish based on our work performed in accordance with generally accepted auditing standards in Spain. In the event of a discrepancy, the Spanish-language version prevails.

Auditors’ report on financial statements

To the Stockholders of

Terra Networks, S.A.:

1. We have audited the financial statements of TERRA NETWORKS, S.A. comprising the balance sheet as of December 31, 2004, and the related statement of operations and notes to financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made. Our work did not include an examination of the 2004 financial statements of Terra Networks España, S.A., which was effectively wholly-owned by Terra Networks, S.A., whose gross investment as of that date amounted to €93,973 thousand (see Note 7). The financial statements of Terra Networks España, S.A. were audited by BDO Audiberia Auditores, S.L. and our opinion as expressed in this report on the financial statements of Terra Networks, S.A. is based, with respect to the ownership interest in Terra Networks España, S.A., solely on the report of the aforementioned auditors.

2. As required by Spanish corporate law, for comparison purposes the directors present, in addition to the 2004 figures for each item in the balance sheet and statements of operations and of changes in financial position, the figures for 2003. Our opinion refers only to the 2004 financial statements. Our auditors’ report dated February 25, 2004, on the 2003 financial statements contained an unqualified opinion.

3. Since the Company is the head of a group and meets certain requirements, it is obliged under current legislation to prepare separate consolidated financial statements, on which we issued our auditors’ report on this same date which was qualified for the same uncertainty as that described in paragraph 5 to this report. The effect of consolidation, which was performed on the basis of the individual accounting records of the companies composing the Terra Group, with respect to the individual financial statements referred to above, was to decrease assets and the income for the year by €303,399 thousand and €26,945 thousand, respectively, and to increase reserves by €27,717 thousand (see Note 4-c to the financial statements referred to above).

4. On February 23, 2005, the Board of Directors of Terra Networks, S.A., approved the plan for the merger of Telefónica, S.A. and the Company. This merger has not yet been approved by the respective Stockholders’ Meetings. In this connection, the financial statements referred to above were prepared without taking into account the effects, if any, that could arise from the aforementioned merger.

As of December 31, 2004, the “Long-Term Investments” caption included a balance of €287,009 thousand, relating to prepaid income taxes and tax assets capitalized for tax losses incurred in 2001 and prior years (see Note 9). The directors of Terra Networks, S.A. consider that, subject to the materialization of certain circumstances and the fulfillment of certain assumptions, and based on the projections and business plans prepared by their external advisers for the next ten years, in the context of the aforementioned merger, this amount is recoverable in the aforementioned period of time. In view of the nature of any business plan, which is based on future expectations, significant differences may arise between the projected and actual results. Management of Terra Networks, S.A. intends to update the plan every year and, in any case, whenever the evolution of the business makes this necessary.

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5. As indicated in Note 14-d)1, as of the date of this Auditors’ Report no decision had yet been handed down in relation to the claim for damages of an unquantified amount, filed by IDT (International Discount Telecommunications Corporation) against Terra Networks, S.A., Terra Networks USA, Inc. and Telefónica, S.A. The Company’s directors and their external legal advisers consider that Terra Networks, S.A., has solid arguments on which to oppose the claims; although at the present stage of the proceedings they consider that they cannot predict the final outcome thereof.

6. In our opinion, based on our audit and on the report of BDO Audiberia Auditores, S.L., except for the effects of any adjustment that might have been required had the final outcome of the uncertainty described in paragraph 5 above been known, the financial statements for 2004 referred to above present, in all material respects, a true and fair view of the net worth and financial position of Terra Networks, S.A. as of December 31, 2004, and of the results of its operations and of the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards applied on a basis consistent with that of the preceding year.

7. The accompanying management report for 2004 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the management report is consistent with that contained in the financial statements for 2004. Our work as auditors was confined to checking the management report with the aforementioned scope, and did not include a review of any information other than that drawn from the Company’s accounting records.

/s/ Deloitte, S.L.

DELOITTE, S.L.

Registered in ROAC under no. S0692

Javier Acevedo Jiménez de Castro

February 24, 2005

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Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain

(see Note 18). In the event of a discrepancy, the Spanish-language version prevails.

TERRA NETWORKS, S.A.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(Thousands of Euros)

	2004	2003
CREDIT
Revenues:
Net sales and services	27,856	40,646

	27,856	40,646

Operating loss	33,473	18,631

Financial revenues from investments in Group companies (Note 10)	36,334	34,059
Financial revenues from investments in other companies	383	—
Exchange gains	29,442	2,054

Financial loss	—	—

Loss on ordinary activities	—	—
Other extraordinary revenues (Note 12)	30,434	12,010

Extraordinary loss	126,050	195,881

Loss before taxes	100,915	191,803

Corporate income tax (Note 9)	291,832	—

Loss for the year	—	191,803

	2004	2003
DEBIT
Expenses:
Procurements	58	2,225
Personnel expenses (Note 11)	16,826	19,067
Depreciation and amortization expense	22,747	10,956
Advertising and publicity	975	2,468
Rent and royalties	3,005	3,152
Professional services	9,316	7,382
Other operating expenses	8,402	14,027

	61,329	59,277

Operating income		—

Financial expenses with Group companies	1,746	—
Financial expenses on other debts	589	1,061
Other financial expenses	—	770
Exchange losses	5,216	11,573

Financial income	58,608	22,709

Income from ordinary activities	25,135	4,078

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	2004	2003
DEBIT
Variation in investment valuation allowances (Note 7)	135,714	203,548
Extraordinary expenses and losses (Note 12)	20,770	4,343

Extraordinary income	—	—

Income before taxes	—	—

Corporate income tax (Note 9)	—	—

Net income for the year	190,917	—

The accompanying Notes 1 to 18 are an integral part of the statement of operations for the year ended December 31, 2004.

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Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 18). In the event of a discrepancy, the Spanish-language version prevails.

TERRA NETWORKS, S.A.

BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

	12/31/04	12/31/03
ASSETS
	(Thousands of Euros)
FIXED AND OTHER NONCURRENT ASSETS:
Intangible assets, net (Note 5)	174,333	13,333
Research and development expenses	—	—
Intellectual property	11,032	10,546
Computer software	43,102	40,783
Intangible assets in progress	11	2,484
Other intangible assets	181,990	232
Accumulated amortization	(61,802)	(40,712)
Property and equipment, net (Note 6)	1,863	4,843
Plant and machinery	4,926	6,484
Computer hardware	8,237	8,233
Furniture	1,071	1,200
Other tangible fixed assets	1,123	1,274
Accumulated depreciation	(13,494)	(12,348)
Long-term investments (Note 7)	1,043,376	1,715,073
Investments in Group and associated companies	990,099	3,773,835
Loans to Group and associated companies (Note 10)	448,321	472,777
Long-term deposits and guarantees	1,013	810
Tax receivables (Note 9)	287,009	287,009
Investment valuation allowances	(683,066)	(2,819,358)
Long-term treasury stock (Note 8-a)	15,120	126,262

Total fixed and other noncurrent assets	1,234,692	1,859,511

CURRENT ASSETS:
Accounts receivable-	67,769	90,839
Receivable from Group and associated companies (Note 10)	63,399	83,532
Other accounts receivable	4,370	7,307
Tax receivables (Note 9)	6,812	19,279
Short-term investments in Group companies (Note 10)	826,204	1,360,913
Other short-term investments	13,760	—
Cash	7	33
Accrual accounts	6,965	9,844

Total current assets	921,517	1,480,908

TOTAL ASSETS	2,156,209	3,340,419

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	12/31/04	12/31/03
	(Thousands of Euros)
STOCKHOLDERS’ EQUITY AND LIABILITIES
STOCKHOLDERS’ EQUITY (Note 8):
Capital stock	1,149,883	1,202,936
Additional paid-in capital	3,975,217	5,126,134
Other reserves	121,534	165,863
Accumulated losses	(3,803,587)	(3,611,784)
Income / (Loss) for the year	190,917	(191,803)

Total stockholders’ equity	1,633,964	2,691,346

DEFERRED REVENUES	10,479	32,620

PROVISION FOR CONTINGENCIES AND EXPENSES (Note 7)	408,428	417,751

LONG-TERM PAYABLES TO GROUP COMPANIES (Note 10)	26,183	26,183

CURRENT LIABILITIES:
Payable to Group companies (Note 10)	41,590	132,340
Trade accounts payable	28,567	32,169
Taxes payable (Note 9)	3,402	3,362
Other nontrade payables	3,529	4,495
Accrual accounts	67	153

Total current liabilities	77,155	172,519

TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES	2,156,209	3,340,419

The accompanying Notes 1 to 18 are an integral part of the balance sheet as of December 31, 2004.

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Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 18). In the event of a discrepancy, the Spanish-language version prevails.

TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS

1. COMPANY DESCRIPTION

Terra Networks, S.A. (“the Company”) was incorporated for an indefinite period of time in Madrid on December 4, 1998, under its original name of Telefónica Comunicaciones Interactivas, S.A. The Company changed its corporate name to Telefónica Interactiva, S.A. on February 17, 1999, and to Terra Networks, S.A. on September 7, 1999.

Its registered office is at calle Nicaragua, 54, Barcelona.

Its corporate purpose is the provision and operation of Spanish and international telecommunications services, the provision of related content production services for on-line access, interactive services, and the provision and operation of current and future information and communications services and technologies, subject in all cases to the applicable legislation and to the prior obtainment, where necessary, of such administrative authorizations or licenses as might be required.

The Company may also engage in the design, development, manufacture and marketing of supplementary equipment and systems for the functioning of said communications and in the provision of services relating to project coordination and management and to the installation, maintenance, operation, management, administration and marketing of, and counseling on, communications systems.

All the business activities composing the corporate purpose may be carried on in Spain and abroad, and the Company may perform them directly or through interests in the business activities of other companies with a similar corporate purpose, either by promoting the foundation or formation of such companies or by acquiring holdings in their capital.

In order to carry on its business activities, Terra Networks, S.A. has formed or acquired subsidiaries in most of the countries in which it provides its services. Specifically, as of December 31, 2004, and once Lycos, Inc. had been excluded from the scope of consolidation, the Terra Networks, S.A. and Subsidiaries Group (the “Terra Group”) was providing services through direct or indirect holdings in Spain, Germany, Austria, Denmark, France, the Netherlands, Italy, the U.K., Sweden, Switzerland, the U.S., Argentina, Brazil, Chile, Colombia, Costa Rica, El Salvador, Guatemala, Honduras, México, Nicaragua, Panama, Peru, Puerto Rico, the Dominican Republic, Uruguay and Venezuela. The holdings in Germany, Austria, Denmark, France, the Netherlands, Italy, the U.K., Sweden and Switzerland are the result of the continuation within the Terra Group of Lycos Europe N.V. following the sale of Lycos, Inc.

Divestment of Lycos, Inc.

On October 5, 2004, Terra Networks, S.A. executed the agreement reached on July 31, 2004, with the Korean company Daum Communications, Corp. whereby Terra Networks, S.A. sold all the shares of Lycos, Inc. to the Korean company once the required administrative authorizations had been obtained, in particular, the approval of the U.S. antitrust authorities.

Prior to the sale, Lycos, Inc. transferred certain assets to Terra Networks, S.A., including the equity interests in Lycos Europe, N.V., and Terra Networks USA, LLP. and other financial assets.

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The book value of the assets transferred was €332.9 million, the detail being as follows:

Asset Transferred	Thousands of Euros
Lycos Europe, N.V	47,880
Cash	68,855
Accounts receivable from Terra Networks, S.A	88,804
Accounts receivable from Terra Networks Operations	20,287
Loan to Terra Networks, S.A	106,353
Loan to One Travel.com, Inc	728

TOTAL	332,907

The selling price of Lycos Inc. was set at US$108 million, and the gain on the transaction, taking into account the value of the assets received, amounted to €26 million and is recorded under the “Other Extraordinary Revenues” caption in the accompanying statement of operations (see Note 12).

Payment of dividend

On June 22, 2004, the Stockholders’ Meeting of Terra Networks, S.A., approved the payment of a fixed cash dividend of €2 gross on each of the Company’s outstanding shares, with a charge to the “Additional Paid-in Capital” account. The dividend was paid on July 30, 2004, for a total amount of €1,136 million (see Note 8).

Restructuring process

In order to create a more streamlined and flexible organization that is closer to its end customers, in 2004 the Terra Networks Group decided to change both its organizational and corporate structure. Thus, from the standpoint of its leverage in the Telefónica Group, a rationalization process was carried out, in which areas and functions were simplified, which affected both the corporate centers (Terra Networks, S.A. and Terra Networks Latam, E.T.V.E., S.L.) and various subsidiaries (Lycos, Inc. and Terra Networks México, S.A. de C.V., among others). The Group’s presence was also strengthened in the markets in which the Telefónica Group has a presence.

In order to carry out its restructuring process, Terra Networks, S.A. considered it necessary to reduce labor costs and, accordingly, in March 2004, presented a Labor Force Reduction Plan. This Plan consists of three phases, two of which were completed in 2004 and a third phase which is planned for 2005.

As of December 31, 2004, the first two phases had affected 58 persons and the expenses arising from the process were recorded under the “Extraordinary Expenses” caption (see Note 12) in the accompanying statement of operations. Since this restructuring process is voluntary for the company, no provisions were recorded in the financial statements as of December 31, 2004, for the costs that might be incurred in the third phase.

Acquisition of treasury stock and capital reductions

On July 15, 2004, Barclays Bank, S.A. sold to Terra Networks, S.A., outside the market, 7,000,000 shares issued by the latter, at a price of €2.16 per share, under the agreements between the two entities. These shares were initially acquired by Banco Zaragozano, S.A. (which was succeeded by Barclays Bank, S.A. as a result of

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

the merger of the two banks) as the agent financial institution for the Stock Option Plan for the Terra Group’s employees (see Note 14-a). The aforementioned 7,000,000 shares acquired by Terra Networks, S.A. are held as treasury stock to be retired, if applicable, pursuant to a resolution of the Stockholders’ Meeting.

On December 16, 2003, the Board of Directors of Terra Networks, S.A., pursuant to the powers granted to it by the Stockholders’ Meetings of June 8, 2000 and April 2, 2003, approved the acquisition by Terra Networks, S.A. of 26,525,732 shares of Terra Networks, S.A. owned by Citibank, NA, as the agent bank for the Stock Option Plans assumed by the Company as a result of the integration of Lycos, Inc. These shares represent 4.41% of the capital stock of Terra Networks S.A. The aforementioned 26,525,732 shares of treasury stock were retired in accordance with a resolution of the Stockholders’ Meeting of Terra Networks, S.A., held on June 22, 2004 (see Note 8), to reduce capital stock by €53,053 thousand.

These shares were acquired from Citibank, NA in order to be able to recognize the new tax asset that arose in 2004 and those that might arise in subsequent years. This was achieved through the inclusion of Terra Networks, S.A. in the Telefónica consolidated tax group in 2004 since, once this acquisition had been made, Telefónica, S.A. had an ownership interest of 75.29% of the effective capital stock of Terra Networks, S.A. (capital stock less treasury stock). As a result of the aforementioned integration, an account receivable from Telefónica, S.A. amounting to €291,832 thousand as of December 31, 2004, was recognized in this connection (see Note 9).

Tender offer

On June 19, 2003, the Spanish National Securities Market Commission (“CNMV”) authorized Telefónica S.A. to submit a tender offer for all the Terra Networks, S.A. shares listed and traded on the Spanish computerized trading system (continuous market) and on Nasdaq (National Association of Security Dealers Automated Quotations, U.S.A), after Telefónica, S.A.,2 had submitted the mandatory application for authorization and the information memorandum for the launch of a tender offer, pursuant to the applicable legislation.

The tender offer, as described in the related information memorandum registered with the CNMV on June 19, 2003, was instrumented as an acquisition in cash, the consideration being €5.25 per share of Terra Networks, S.A. The tender offer was subject to the acquisition by Telefónica, S.A. of a number of Terra Networks, S.A. shares, which, together with those already owned by Telefónica and frozen until the date of publication of the results of the tender offer, accounted for at least 75% of the capital stock of Terra Networks, S.A. at the date of publication of the results of the tender offer. Also, Telefónica, S.A. expressly reserved the right to waive this condition, on the date of expiration of the tender offer acceptance period (July 23, 2003).

On June 26, 2003, the Board of Directors of Terra Networks, S.A., in accordance with the opinion issued by the investment banks Citigroup and Lehman Brothers, deemed the tender offer for all the shares of Terra Networks, S.A. to be fair and reasonable for the stockholders. Also, in keeping with this positive assessment, the Board of Directors indicated its willingness to accept the tender offer for the 2,420,468 shares formerly held by Lycos, Inc. The directors who individually owned Terra Networks, S.A. shares and the director appointed by BBVA also indicated their willingness to accept the offer.

On July 25, 2003, the CNMV informed the Parent Company that the tender offer launched by Telefónica, S.A. for 370,675,587 shares of Terra Networks, S.A. had been accepted for 202,092,043 shares, representing 54.52% of the shares for which the tender offer was launched, and 33.60% of the target company’s capital stock.

[2]	Resolution adopted at the meeting of the Board of Directors of Telefónica, S.A., on May 28, 2003.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

Also on July 25, 2003, Telefónica S.A. confirmed through a relevant fact disclosure its decision to waive the minimum limit to which the tender had been restricted. Consequently, the resulting direct holding represented 71.97% of the total capital stock of Terra Networks, S.A.

Alliances with Bertelsmann AG and alliance agreement with Telefónica S.A.

On May 16, 2000, Terra Networks, S.A., Telefónica, S.A., Lycos, Inc. and Bertelsmann AG entered into agreements for cooperation in the access to the new content of the Terra Group and joint marketing campaigns. Under the agreement, Bertelsmann AG would make payments amounting to US$325 million for the products and services purchased from the Terra Group in the first two years following the merger of Terra Networks, S.A. and Lycos, Inc. The agreement also stated that Bertelsmann AG would make certain additional payments up to a total amount of US$675 million for the products and services purchased from the Terra Group in the first three years following the second anniversary of the merger of Terra Networks, S.A. and Lycos, Inc., and Telefónica, S.A. undertook to purchase goods and services from the Terra Group during that period for the amount of the purchases not made by Bertelsmann AG, up to a total amount of US$675 million.

On February 12, 2003, Terra Networks, S.A. and Telefónica, S.A. entered into a framework strategic alliance agreement to replace the aforementioned strategic agreement of May 16, 2000. Also, all the former signatories of the aforementioned agreement entered into a new preferential interest agreement that will enable them to continue to explore opportunities for mutually providing communications, development and content services in the on-line market.

The new agreement between Terra Networks, S.A. and Telefónica, S.A. was entered into in response to, on the one hand, the changes in the Internet businesses and, in particular, the development of broadband technology and, on the other, the need to adapt the range of products and services offered by the Terra Group under the agreement dated May 16, 2000, to the aforementioned new market conditions and to the specific needs of the Telefónica Group in the markets in which it operates.

As reflected by a study carried out by an independent appraiser at the request of the Parent Company’s Board of Directors, the capacity of the new strategic alliance agreement to create value for the Terra Group and its stockholders is at least equal to that of the agreement which it replaces. The alliance makes maximum use of the capacity of the Telefónica Group, as a connectivity and broad and narrow band Internet access provider, and of the Terra Group, as a portal, aggregator, provider and manager of wireline telephony Internet content and services in the residential, SOHO and, when so agreed, SME market. The framework agreement defines a new model for relations between the two companies that will make it possible to make better use of their respective capacities to promote their Internet growth, in order to harness synergies and create value for the two Groups, ensuring the generation for the Terra Group of a minimum annual value of €78.5 million throughout the term of the agreement. This amount is the difference between the revenues arising from the services provided under the framework agreement and the costs and investments directly associated therewith. The terms of the framework agreement is six years, extendible for successive 12-month periods.

In compliance with the terms of the framework strategic alliance agreement, in 2004 the aforementioned minimum annual value was generated for the Terra Group.

Terra Networks, S.A. stockholders

Terra Networks, S.A. is listed on the Spanish continuous market (in the special securities trading segment known as the “New Market”) and, consequently, on the four Spanish Stock Exchanges, as well as on the

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NASDAQ. At its meeting of December 11, 2003, the Technical Advisory Committee of the Ibex Indexes resolved, in accordance with the Technical Standards for the Composition and Calculation of the Ibex 35 indexes, to exclude the Terra Networks (TRR) securities from the Index, effective January 2, 2004.

As of December 31, 2004 and 2003, the Company’s stockholders were as follows:

Stockholder	Percentage of Ownership
	12/31/04		12/31/03
Telefónica, S.A	75.87	(*)	71.97	(*)
Treasury stock	1.22		4.41
Other stockholders	22.91		23.62

Total	100.00		100.00

(*)	Telefónica’s effective ownership interest (capital less treasury stock) is 76.80% and 75.29%, respectively.

As of December 31, 2004, the “Other Stockholders” caption included the holdings owned by Caja de Ahorros y Pensiones de Barcelona (1.197%), the purpose of which is to provide coverage for the Stock Option Plans for the Terra Group’s employees (see Notes 8 and 14-a and 14-b). If these options are not exercised by the time they mature, the shares will be retired.

Environmental matters

In view of the business activities carried on by Terra Networks, S.A., it does not have any environmental liabilities, expenses, assets, provisions or contingencies that might be material with respect to its net worth, financial position or results. Therefore, no specific disclosures relating to environmental issues are included in these notes to financial statements.

2. BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS

a) True and fair view-

The accompanying financial statements, which were prepared by the Company’s directors from the accounting records of Terra Networks, S.A., are presented in accordance with the Spanish National Chart of Accounts and, accordingly, give a true and fair view of the Company’s net worth, financial position and results of operations.

The 2004 financial statements will be submitted for approval by the Stockholders’ Meeting, and it is considered that they will be approved without any changes. The 2003 financial statements were approved by the Stockholders’ Meeting on June 22, 2004.

The figures in the accompanying balance sheets, statements of operations and notes to financial statements are expressed in thousands of euros, unless otherwise stated.

b) Accounting policies-

The financial statements as of December 31, 2004, were prepared by applying the Spanish generally accepted accounting principles and valuation methods described in Note 4. All obligatory accounting principles with a significant effect on the financial statements were applied in their preparation.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

3. DISTRIBUTION OF INCOME

In 2004, Terra Networks, S.A. earned income of €190,917 thousand.

The proposed distribution of 2004 income that the Company’s Board of Directors will submit for approval by the Stockholders’ Meeting is as follows: a) to allocate 10% of the income for the year (€19,092 thousand) to the legal reserve; and b) to offset “Accumulated Losses”.

4. VALUATION STANDARDS

The main valuation methods applied by the Company in preparing its financial statements, in accordance with the Spanish National Chart of Accounts, were as follows:

a) Intangible assets-

Computer software is recorded at cost only when it will foreseeably be used over several years, in which case it is amortized on a straight-line basis over three years. Software maintenance expenses are expensed currently.

Intellectual property is recorded at the amounts paid for the acquisition from third parties of title to, or the right to use, the Terra brand name, and is amortized on a straight-line basis over five years.

The “Other Intangible Assets” caption includes the rights acquired under long-term contracts for services and content. These rights are amortized on a straight-line basis over the related contract term. Additionally, due to the divestment at Lycos, Inc. on October 5, 2004, the goodwill assigned to the agreement entered into by Bertelsmann AG, Telefónica, S.A. and Terra Networks, S.A., which had been included in the value of the portfolio of Lycos, Inc. under the “Long-Term Investments” caption in the balance sheet as of December 31, 2003 (see Note 7), was reclassified to the “Other Intangible Assets” caption for a net amount of €181,805 thousand. This asset is being amortized on a straight-line basis over the term of the aforementioned agreement (six years).

€21,108 thousand of amortization of intangible assets were charged to the 2004 statement of operations (see Note 5)

b) Property and equipment-

Property and equipment are carried at cost.

The costs of expansion, modernization or improvements leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of the assets are capitalized.

Upkeep and maintenance expenses are expensed currently.

The Company depreciates its property and equipment by the straight-line method at annual rates based on the following years of estimated useful life:

Years of Estimated Useful Life
Plant	10
Furniture	5
Computer hardware	3
Other tangible fixed assets	4-6
Other fixtures	10

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

€1,639 thousand of depreciation of property and equipment were charged to the 2004 statement of operations (see Note 6).

c) Long-term investments-

The investments in Group and associated companies are recorded at the lower of cost or underlying book value of the holdings, adjusted by the amount of the unrealized gains disclosed at the time of the acquisition and still existing at the date of subsequent valuation.

Unrealized losses (cost higher than market or fair value at year-end) are recorded under the “Investment Valuation Allowances” caption up to the limit of cost. Should unrealized losses exceed cost, reducing the value of the latter to zero, the overprovision is reclassified for balance-sheet purposes to the liability “Provisions for Contingencies and Expenses” caption on the liability side of the balance sheet. In 2004 €11,950 thousand were reversed with a charge to this caption (see Note 7).

As a general rule, and pursuant to current accounting legislation, the Company amortizes goodwill over ten years. The “Investment Valuation Allowance” account includes €37,350 thousand that were recorded in 2004 in order to reflect the same amortization of Goodwill in the individual financial statements as that recorded in the consolidated financial statements.

The investment in Uno-e Bank, S.A. is valued at the guaranteed amount of €148.5 million based on the capital increase which placed the final holding of Terra Networks, S.A. at year-end at 33%, and the Company acquired the right to sell it to BBVA for the aforementioned amount.

Under current legislation, the Company is not required to prepare consolidated financial statements because it is consolidated in a higher group, the parent company of which is governed by Spanish legislation. However, the Company prepares separate consolidated financial statements. The effect on the accompanying financial statements of fully consolidating the majority holdings and of accounting for the other holdings by the equity method would be as follows:

Increase (Decrease)
Assets	(303,399)
Stockholders’ equity	772
Revenues	512,622
Income / Loss for the year	(26,945)

d) Corporate income tax-

The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income, net of tax relief and tax credits, excluding tax withholdings and prepayments.

In 1999, 2000 and 2001 the Company recorded the tax asset for the tax losses incurred in these years, since it considered their recoverability to be reasonably assured on the basis of the business plan then in force.

As indicated in Note 9, although Terra Networks, S.A. and other Spanish Group companies have formed part of the consolidated Tax Group of which Telefónica, S.A. is the Parent Company since January 1, 2004, it is

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

considered that tax assets relating to tax losses incurred from that date onwards and contributed to the Tax Group will be recoverable as taxable income is generated by the Tax Group which can be offset in accordance with accounting legislation. In 2004 an account receivable from Telefónica, S.A. of €291,832 thousand was recognized in this connection.

e) Foreign currency transactions-

Fixed-income securities and receivables and payables denominated in foreign currencies are translated to euros at the exchange rates ruling at the transaction date, and are adjusted at year-end to the exchange rates then prevailing.

Exchange losses are recorded as financial expenses in the year in which they arise.

The positive net differences in each group of currencies are recorded under the “Deferred Revenues” caption on the liability side of the balance sheet, unless exchange losses in a given group have been charged to income in prior years or in the current year, in which case the positive net differences are credited to period income up to the limit of the negative net differences charged to income in prior years or in the current year.

f) Recognition of revenues and expenses-

Revenues and expenses are recognized when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises. However, in accordance with the accounting principle of prudence, the Company only records realized income at year-end, whereas foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known.

g) Treasury stock-

Treasury stock is valued at the lower of cost, comprising the total amount paid for its acquisition, or market. The market value is taken to be the lowest of underlying book value, the average market price in the last quarter of the year or the year-end market price.

The amount reflected in the treasury stock account as of December 31, 2004, arises, as described in Note 1, from the acquisition from Barclays Bank, S.A. of 7,000,000 shares at a price of €2.16 per share, as the agent financial institution for the Stock Option Plan for the Terra Group’s employees. Since the underlying book value of these shares is higher than the acquisition price thereof, it was not necessary to record any value adjustment. The coverage of the stock option plans continues to be guaranteed by Terra Networks, S.A. since the shares acquired are solely for delivery to employees or for sale on their behalf when they exercise their options or, in accordance with the resolutions of the Company’s Stockholders’ Meetings of June 8, 2000 and April 2, 2003, for retirement if, on maturity of the options, they still have not been exercised.

The Company recorded the related restricted reserve pursuant to Article 79.3 of the revised Corporations Law (see Note 8-d).

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

5. INTANGIBLE ASSETS

The detail of the balance of the “Intangible Assets” caption and of the variations therein in 2004 is as follows:

	Thousands of Euros
	Balance at 12/31/03	Additions	Retirements	Transfers	Balance at 12/31/04
Intellectual property	10,546	409	—	77	11,032
Computer software	40,783	509	—	1,810	43,102
Intangible assets in progress	2,484	10	(356)	(2,127)	11
Other intangible assets	232	22	(69)	181,805	181,990
Accumulated amortization	(40,712)	(21,108)	18	—	(61,802)

Total intangible assets, net	13,333	(20,158)	(407)	181,565	174,333

The “Transfers” column for 2004 includes basically the reclassification of the full amount of the goodwill assigned to the agreement entered into between Bertelsmann AG, Telefónica, S.A. and Terra Networks, S.A. from the “Investments in Group Companies” caption for a net amount of €181,805 thousand (see Note 5).

6. PROPERTY AND EQUIPMENT

The detail of the balance of the “Property and Equipment” caption and of the variations therein in 2004 is as follows:

	Thousands of Euros
	Balance at 12/31/03	Additions	Retirements	Transfers	Balance at 12/31/04
Plant	6,484	168	(1,969)	243	4,926
Computer hardware	8,233	52	(56)	8	8,237
Furniture	1,200	72	(207)	6	1,071
Other tangible fixed assets	1,274	495	(629)	(17)	1,123
Accumulated depreciation	(12,348)	(1,639)	493	—	(13,494)

Total property and equipment, net	4,843	(852)	(2,368)	240	1,863

The retirements from the various “Property and Equipment” captions relate mainly to the assets that were written off following the transfer of the building in which the Company was carrying on its activity. The “Losses on Property and Equipment” caption includes €1,961 thousand relating to these asset retirements.

7. LONG-TERM INVESTMENTS

The detail of the “Long-Term Investments” caption and of the variations therein in 2004 is as follows:

	Thousands of Euros
	Balance at 12/31/03	Additions	Retirements	Transfers	Balance at 12/31/04
Investments in Group and associated companies	3,773,835	65,897	(2,595,036)	(254,597)	990,099
Loans to Group and associated companies (Note 10)	472,777	11,428	(17,956)	(17,928)	448,321
Long-term deposits and guarantees	810	203	—	—	1,013
Tax receivables (Note 9)	287,009	—	—	—	287,009
Investment valuation allowances for
Group and associated companies	(2,819,358)	(135,714)	2,193,662	78,344	(683,066)

Total long-term investments, net	1,715,073	(58,186)	(419,330)	(194,181)	1,043,376

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

The “Additions” caption includes the capital increases in the period and the holdings in Lycos Europe, N.V. and Terra Networks USA, Inc., which Lycos Inc. transferred to Terra Networks, S.A. prior to their sale (see Note 1).

The “Retirements” caption includes mainly the sale of the holding in Lycos, Inc. on October 5, 2004, and the repayment of the loans to various companies.

The “Transfers” caption includes the reclassification to the “Other Intangible Assets” caption of the goodwill associated with the Strategic Alliance entered into with Telefónica, the net book value of which amounted to €181,805 thousand as of October 5, 2004. In addition, this caption includes the capitalization of long-term Terra Networks España, S.A. loans amounting to €17,500 thousand.

In 2004 the credit balances of the investment valuation allowance amounting to €11,950 thousand, which had been recorded under the “Provisions for Contingencies and Expenses” caption, were reversed. The balance of the “Provisions for Contingencies and Expenses” caption includes as of December 31, 2004, a total amount of €400,345 thousand relating to the aforementioned item.

At 2004 year-end an exhaustive analysis was carried out of the evolution of the subsidiaries’ business plans, based on the new market circumstances in general and on the Internet industry in particular, in order to determine the recoverability of the goodwill and tax assets recognized based on the estimated future generation of value of each of the businesses and countries, in accordance with the accounting principle of prudence in valuation. Based on this analysis, as of December 31, 2004, the goodwill relating to One Travel.com, Inc. (in which Terra Networks, S.A. owns an indirect holding through Terra Networks Asociadas, S.L.), was written down by €8,892 thousand and no amount relating to the tax assets was reversed since the recoverability thereof was deemed to be reasonably assured.

The detail of the direct investments in Group and associated companies as of December 31, 2004, is as follows (amounts in thousands of euros):

Company, Line of Business and Address	% of Direct and Indirect Ownership	Gross Book Value at 12/31/04	Net Worth at 12/31/04	Accumulated Allowance (*)
Terra Intangibles, S.A (formerly Terra Interactiva de Contenidos, S.A.) ISP Vía Dos Castillas, 33, Pozuelo de Alarcón, Madrid	100%	19,293	13,885	(5,408)
Terra Networks España, S.A. (formerly Telefónica Servicios y Contenidos por la Red, S.A.) ISP and Portal Vía Dos Castillas, 33, Pozuelo de Alarcón, Madrid	100%	93,973	(374,082)	(468,059)
Terra Business Travel, S.A. (formerly Terra Lycos, S.A.) Brokerage activities and/or organization of tourist services. Travel agency. Vía Dos Castillas, 33 Pozuelo de Alarcón, Madrid	100%	560	555	(5)

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

Company, Line of Business and Address	% of Direct and Indirect Ownership	Gross Book Value at 12/31/04	Net Worth at 12/31/04	Accumulated Allowance (*)
LE Holding Corporation Portfolio company Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 USA	100%	(**)	(**)	(**)
Lycos Europe, N.V. Internet Portal Richard Holkade 30-34, Haarlem, The Netherlands	Indirect holding of 32.1% through L.E. Holding Corp.	47,880	46,567	(1,313)
Terra Networks USA, Inc. (1) Internet Portal 1201 Brickell Avenue Suite 700, Miami, Florida, 33131, USA	100%	7,764	6,972	(792)
Uno-e Bank, S.A. On-line bank Julián Camarillo, 4, Edificio C, 28037 Madrid	33%	189,832	119,530	(41,332)
Cierv, S.L. Design of communications products Vía Dos Castillas, 33, Pozuelo de Alarcón, Madrid	100%	10,077	Not available	(10,077)
Corporación Real Time Team, S.L. Design, programming, advertising and consulting on the Internet Claudio Coello, 32, 1ext	100% Indirect holding of 12.04% through CIERV, S.L. and 87.96% through Terra Networks	12,398	Not available	(20,437)
Terra Networks Latam E.T.V.E, S.L. (formerly Terra Networks Asociadas Extranjeras, S.L.) Administration and management of foreign securities Vía Dos Castillas, 33. Pozuelo de Alarcón, Madrid	100%	540,693	90,558	(450,135)
Terra Lycos Holding, B.V. Portfolio company Koningslaan 34, 1075 AD Amsterdam, The Netherlands	100%	18	Not available	(18)
Terra Networks Asociadas, S.L. Portfolio company Vía Dos Castillas, 33, Pozuelo de Alarcón, Madrid	100%	61,115	(17,673)	(78,788)
Terra Networks Colombia Holding, S.A. (1) Portfolio company Diagonal 97, Nº 17-60, Oficina 402. Bogotá, Colombia	90%	6,496	(2,901)	(7,047)
Total Group and associated companies		990,099		(1,083,411)

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

(*)	Including provisions for contingencies and expenses
(**)	Less than €1,000
(1)	Consolidated data

The accumulated investment valuation allowance was recorded mainly as a result of the losses incurred by the companies from the date of their acquisition through December 31, 2004, and includes the allowance for the amortization of the goodwill recorded in the consolidated financial statements.

The main additions, incorporations, disposals and transfers of companies in 2004 are described below:

Lycos, Inc.

On October 5, 2004, Terra Networks, S.A. executed the agreement reached on July 31, 2004, with the Korean company Daum Communications, Corp. whereby Terra Networks, S.A. sold all the shares of Lycos, Inc. to the Korean company once the required administrative authorizations had been obtained, in particular, the approval of the U.S. antitrust authorities.

Prior to the sale, Lycos, Inc. transferred certain assets to Terra Networks, S.A., including the equity interests in Lycos Europe, N.V., and Terra Networks USA, LLP. and other financial assets (see Note 1). The gain on the transaction, taking into account the value of the assets received, amounted to €26,171 thousand and is recorded under the “Other Extraordinary Revenues” caption in the accompanying statement of operations (see Note 12).

Terra Networks España, S.A.

Terra Networks España, S.A. currently provides Internet access and portal services in Spain.

In December 2004 Terra Networks España, S.A. concluded its merger with Ordenamiento de Links Especializados, S.L. (OLE).

In 2004 Terra Networks España, S.A. capitalized long-term loans totaling €17.5 million. In addition, Terra Networks España, S.A. repaid loans amounting to €3 million and paid interest on long-term loans amounting to €9,451 thousand. In 2004, OLE repaid loans amounting to €3,005 thousand to Terra Networks, S.A.

Terra Networks Guatemala, S.A.

Terra Networks Guatemala, S.A. has holdings in Terra Networks El Salvador, S.A. de C.V., Terra Networks Costa Rica, S.A. de C.V., Terra Networks Honduras, S.A. de C.V. Terra Networks Nicaragua, S.A. de C.V., Terra Networks Caribe, S.A. and Terra Networks Panamá, S.A., which engage in the development of the Internet business in their respective countries.

In 2004 Terra Networks Guatemala, S.A. carried out capital increases totaling US$858 thousand which were subscribed in full by Terra Networks, S.A. In December 2004 this amount was contributed to Terra Networks Latam, E.T.V.E., S.L.

Terra Networks Argentina, S.A.

In 2004 Terra Networks Argentina, S.A. carried out capital increases totaling US$1,212 thousand which were subscribed in full by Terra Networks, S.A. In December 2004 this amount was contributed to Terra Networks Latam E.T.V.E., S.L.

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

Terra Networks México Holding, S.A. de C.V.

In 2004 Terra Networks México Holding, S.A. carried out capital increases totaling US$1,197, which was subscribed in full by Terra Networks, S.A. In December 2004 this amount was contributed to Terra Networks Latam E.T.V.E., S.L.

Terra Networks Venezuela, S.A.

In 2004 Terra Networks Venezuela, S.A. increased capital by a total of US$256 thousand, and this amount was subscribed in full by Terra Networks, S.A. In December 2004 this amount was contributed to Terra Networks Latam, E.T.V.E. S.L.

Terra Networks Colombia Holding, S.A.

In 2004 Terra Networks Colombia Holding, S.A. increased capital by US$6,227 thousand, and this amount was subscribed in full by Terra Networks, S.A.

Terra Networks Asociadas, S.L.

In 2004, Terra Networks, S.A. granted loans to Terra Networks Asociadas, S.L. totaling €9,506 thousand.

With this financing Terra Networks Asociadas, S.L. performed, among other transactions, capital increases at Inversis Networks, S.A., Educaterra and Maptel amounting to €1,601 thousand, €6,235 thousand and €1,041 thousand, respectively, and granted loans to One Travel.com, Inc., amounting to €774 thousand.

Terra Networks Latam E.T.V.E., S.L

In 2004 Terra Networks, S.A. increased capital at Terra Networks Latam E.T.V.E., S.L. the consideration for which was the contribution of investments in Latin American companies amounting to €3,522 thousand.

Also, Terra Networks, S.A. granted a loan of €1,900 thousand to Terra Networks Latam E.T.V.E., S.L.

Terra Lycos, S.A.

In 2004 Terra Lycos, S.A. carried out capital increases amounting to €500 thousand, which were subscribed in full by Terra Networks, S.A.

Lycos Europe Holding Corp.

Lycos Europe Holding Corp. was formed on June 7, 2004 under Delaware State law, with a capital stock of 3,000 shares of US$0.001 par value each. The Company’s sole stockholder is Terra Networks, S.A. and it was formed solely to act as the holding company of the shares of Lycos Europe, N.V. and to facilitate the transfer thereof on the sale of Lycos, Inc. (see Note 1).

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

8. STOCKHOLDERS’ EQUITY

The variations in equity accounts in 2004 were as follows:

	Thousands of Euros
	Capital Stock	Additional Paid-in Capital	Other Reserves	Accumulated Losses	Income for the Year	Total
Balance at December 31, 2003	1,202,936	5,126,134	165,863	(3,611,784)	(191,803)	2,691,346
Capital reduction	(53,053)	(70,258)	—	—	—	(123,311)
Treasury stock value adjustment	—	—	(2,865)	—	—	(2,865)
Transfers	—	55,138	(55,138)	—	—	—
Distribution of dividends		(1,135,883)	13,760		—	(1,122,123)
Exercise of options		86	(86)			—
Distribution of income	—	—	—	(191,803)	191,803	—
Income for the year	—	—	—	—	190,917	190,917

Balance at December 31, 2004	1,149,883	3,975,217	121,534	(3,803,587)	190,917	1,633,964

a) Capital stock-

As of December 31, 2004, the Company’s capital stock consisted of 574,941,513 fully subscribed and paid shares of €2 par value each.

On July 14, 2004, a capital reduction of €53,053 thousand was executed in a public deed following the retirement of 26,526,402 shares of treasury stock of €2 par value each, pursuant to a resolution adopted by the Stockholders’ Meeting on June 22, 2004. These shares, which related to surplus shares left over from the Lycos, Inc. employee stock option plans, were acquired from Citibank, NA by virtue of the resolution of the Board of Directors of December 16, 2003, using the powers granted to it by the Stockholders’ Meetings of June 8, 2000 and April 2, 2003. As of December 31, 2004, these Terra Networks, S.A. shares were recorded under the “Treasury Stock” caption. The capital retirement reduced the balances of the “Capital Stock”, “Additional Paid-in Capital” and “Treasury Stock” captions by €53,053 thousand, €70,258 thousand and €123,311 thousand, respectively.

As of December 31, 2004, the Company held 7,000,000 shares of treasury stock acquired from Barclays Bank, S.A. These shares are covering the stock option plan for employees of Terra Group (see Notes 1 and 4-g). These shares, which should be retired at the next Stockholders’ Meeting, represent 1.217% of the capital stock, are valued at €2.16 and amount to €15,120 thousand, and this amount is recorded under the “Treasury Stock” caption on the asset side of the accompanying balance sheet.

b) Additional paid-in capital-

In a single session on June 22, 2004, the Stockholders’ Meeting of Terra Networks, S.A. approved the payment of a fixed cash dividend of €2 gross on each of the Company’s outstanding shares with a charge to the “Additional Paid-in Capital” caption. The effect on the “Additional Paid-in Capital” caption in this connection amounted to €1,136 million.

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

c) Legal reserve-

Under the revised Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock.

The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased capital stock amount.

Except as mentioned above, until the legal reserve exceeds 20% of capital stock, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose. Since the Company has incurred losses since its incorporation through 2003, the balance of the legal reserve was zero as of December 31, 2004.

d) Reserve for treasury stock-

In accordance with Article 79.3 of the revised Spanish Corporations Law, the Company has recorded a restricted reserve of €15,120 thousand for a total of 7,000,000 shares of treasury stock.

e) Reserves for retired capital-

Pursuant to Article 167 of the revised Corporations Law, the Company recorded a restricted reserve of €92,654 thousand for the amount of the par value of the shares retired in 2004 and previous years in order to avoid its creditors having the right to contest the aforementioned capital reductions.

f) Stock option plans-

The “Stockholders’ Equity” caption includes the effect of the increase in capital stock and additional paid-in capital relating to the shares issued to cover the outstanding Stock Option Plans on Terra Networks, S.A. shares.

As of December 31, 2004, 13,879,903 shares had been issued to cover these Stock Option Plans on shares of Terra Networks, S.A.

As described in Note 1, on July 15, 2004, Barclays Bank, S.A. sold to Terra Networks, S.A., outside the market, 7,000,000 shares issued by the latter, at a price of €2.16 per share. These shares continue to cover the Stock Option Plans for Terra Group employees in progress at that date and are recorded under the “Treasury Stock” caption on the asset side of the accompanying balance sheet (see Note 4-g); however, these shares must be retired at the next Stockholders’ Meeting.

In addition to the aforementioned shares of treasury stock, the financial institution Caja de Ahorros y Pensiones de Barcelona, as agent bank for the various stock option plans outstanding as of December 31, 2004, owns 6,879,903 shares.

If after the option exercise period has expired certain options have not been exercised, Terra Networks, S.A. will have to retire the surplus shares. Accordingly, the shares issued by Terra Networks, S.A. on which the related purchase options are not exercised must be presented to the Stockholders’ Meeting of Terra Networks, S.A. for their retirement, with the concomitant effect on the financial statements due to the reduction of capital stock and additional paid-in capital.

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

9. TAX MATTERS

a) Tax receivables and taxes payable-

The detail of the “Tax Receivables” and “Taxes Payable” captions in the accompanying balance sheet as of December 31, 2004, is as follows:

	Thousands of Euros
	Long-term	Short-term
Tax receivables:
Withholdings from income from movable capital receivable	—	6,154
Prepaid income taxes	55,839	—
Tax loss carryforwards	231,170	—
VAT refundable	—	658
Other tax receivables	—	—

Total	287,009	6,812

Taxes payable:
Personal income tax withholdings	—	805

Accrued social security taxes	—	357

Other taxes payable	—	2,240

Total	—	3,402

The prepaid income tax of €55,839 thousand relates to timing differences arising as a result of the difference between accounting and tax methods for recognizing certain items. These differences are due basically to the investment valuation allowance recorded in prior years in order to reflect in the financial statements the decline in the value of investments that exceeds the limit of the cost thereof (see Note 4-c).

The Company has the last four years open for review by the tax inspection authorities for all the taxes applicable to it. The Company’s directors do not expect any additional material liabilities to arise for the Company in the event of a tax audit.

b) Corporate income tax-

Corporate income tax is calculated on the basis of income per books determined by application of generally accepted accounting principles, which does not necessarily coincide with taxable income.

Under current tax legislation, and following the modifications introduced by Law 24/2001 on Tax, Administrative, Labor and Social Security Measures, the tax loss of a given year can be carried forward for offset against the taxable income of the fifteen years following that in which income was first reported.

At 2004 year-end the Company had recorded an account receivable of €287,009 thousand relating to prepaid taxes and tax loss carryforwards earned prior to January 1, 2004. The Company performed an analysis of the recoverability of the tax assets recognized, which focused on analyzing the impact that the future earnings expectations of the subsidiaries will have on Terra Networks, S.A. and, in particular, on the reversal of the investment valuation allowance recorded in the Company’s individual financial statements.

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

These future earnings expectations were obtained from the projections and business plans used in the analysis of the recoverability of goodwill.

The detail of the tax loss carryforwards as of December 31, 2004, is as follows:

Thousands of Euros	Tax Losses
1999	93,516
2000	534,074
2001	863,272
2002	1,015,675
2003	186,722
2004	884,220

Total	3,577,479

The reconciliation as of December 31, 2004, of the loss before taxes for the year to the tax loss for corporate income tax purposes, and the definitive reconciliation of the loss before taxes for the year to the tax loss for 2003 following the filing of the tax return are as follows:

Thousands of Euros	2004	2003
Loss for the year before taxes	100,915	191,803
Tax asset earned in the sale of Lycos, Inc	776,379	—
Permanent differences	(4,983)	(52,620)
Timing differences	11,909	47,539

Tax loss	884,220	186,722

Terra Networks S.A.’s current business plan, approved by the Board of Directors, envisages the obtainment of sufficient taxable income to enable the aforementioned account receivable to be offset.

In connection with the sale of the holding in Lycos Inc. (see Note 1), Terra Networks, S.A. recognized a tax asset amounting to €272 million in 2004, which was included in the total tax asset of €306 million recognized in 2004. This tax asset arose from the difference between the selling price of the shares of Lycos Inc. (€89 million) and the value at which the capital increase through which this company was acquired was recorded, net of the adjustments (mainly provisions to the investment valuation allowance) which had already been tax deductible prior to the sale.

Additionally, the Company is considering the possibility of reporting a higher tax loss for 2004, for an amount of up to €7,418 million, as a result of using as the acquisition value for tax purposes the value that would result from using the market value of the Lycos Inc. shares received, rather than the book value at which they were recorded, in conformity with Article 159 of the Spanish Corporations Law. However, since this has been rejected by the tax authorities in replies to the requests for tax rulings on similar cases, and in view of the uncertainties concerning the final decision that may be adopted, as of the date of preparation of these financial statements no effect for accounting purposes was taken into account in this connection.

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

c) Application of the consolidated tax regime

On July 2, 2001, the Spanish tax authorities approved the application by the Terra Group of the consolidated corporate income tax regime from 2001 onwards.

Accordingly, in the period from 2001 to December 31, 2003 (see Note 9-d) the companies resident in Spain that met the requirements provided for in Articles 78 et seq. of Corporate Income Tax Law 43/1995 were taxed under the consolidated tax regime as Tax Group no. 111/01, of which Terra Networks, S.A. was the Parent Company. This Tax Group was dissolved on December 31, 2003.

d) Inclusion in the Telefónica consolidated Tax Group

As described in Note 1, on December 16, 2003, the Board of Directors of Terra Networks, S.A., exercising the powers granted to it by the Stockholders’ Meetings of June 8, 2000 and April 2, 2003, approved the acquisition by Terra Networks, S.A. of 26,525,732 Terra shares owned by Citibank, NA as the agent bank for the Stock Option Plans assumed by the Company when Lycos, Inc. was included in the Group.

These shares were acquired in order to be able to recognize the new tax asset arising in 2004 and, possibly, in subsequent years. This was achieved through the inclusion of Terra Networks, S.A. in the Telefónica consolidated Tax Group in 2004 since, once the acquisition had been made, the Telefónica, S.A. ownership interest accounted for 75.29% of the effective capital stock of Terra Networks, S.A. (capital stock less treasury stock). The inclusion of Terra Networks, S.A. in the Telefónica, S.A. Consolidated Group enabled the new tax asset generated from January 1, 2004, to be used earlier, since the related tax losses can be offset against the taxable income earned by the consolidated Tax Group the Parent Company of which is Telefónica, S.A. The tax assets generated prior to 2004 by the present Terra Networks, S.A. Consolidated Group are not transferable and can only be offset against the taxable income generated by the Terra Networks, S.A. Consolidated Group companies.

As a result of the acquisition by Telefónica S.A. of an effective ownership interest of over 75% in Terra Networks, S.A., the Company considers that, pursuant to Legislative Royal Decree 4/2004 approving the revised Corporate Income Tax Law, for tax purposes it will no longer be the Parent Company of its subsidiaries in Spain and, accordingly, Tax Group no. 111/01 was dissolved in 2004, making 2003 the last year in which the Group was taxed under the consolidated tax regime as an independent Group.

Following the inclusion in the Telefónica consolidated Tax Group in 2004, Terra Networks, S.A. recorded under the “Short-Term Loans to Group Companies” caption on the asset side of the balance sheet the tax asset relating to the losses incurred in the year amounting to €291,832 thousand (see Note 10).

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

10. GROUP COMPANIES

The detail of the balances arising from transactions with Group companies as of December 31, 2004, is as follows:-

	Thousands of Euros
	Long-Term Investments	Short-Term Investments		Receivable from Group Companies	Long-Term Debt	Payable to Group Companies
Telefonía y Finanzas, S.A. (Telfisa)	—	501,385		—	—	1
Terra Networks Perú, S.A	—	413		3,597	—	(86)
Terra Networks Brasil, S.A	—	—		19,239	—	2,444
Terra Networks Guatemala, S.A	—	—		1,158	—	17
Telefónica, S.A	—	291,832	(*)	3,113	26,183	(219)
Terra Lycos Intangibles, S.A	—	—		229	—	13,537
Terra Networks Colombia, S.A	—	—		23	—	617
Terra Networks México, S.A. de C.V	—	—		10,297	—	(259)
Telefónica Procesos Técnicos Informáticos, S.A	—	—		—	—	88
Terra Networks Colombia Holding, S.A	—	—		1,816	—	129
Telefónica Móviles de España, S.A	—	—		531	—	186
TPI España, S.A	—	—		—	—	180
Terra Networks España, S.A	397,027	13,297		7,516	—	1,756
Azeler Automoción, S.A	—	—		52	—	—
Endemol Group	—	—		519	—	668
Terra Networks Chile S.A	—	—		7,218	—	2,147
Telefónica de España, S.A.U	—	—		170	—	440
Ifigenia Plus, S.L	3,471	—		157	—	2
Terra Networks Operations, Inc	—	—		100	—	15,699
Terra Networks USA, Llc	—	18,595		230	—	399
Terra Networks Argentina S.A	—	—		3,795	—	2,557
Terra Networks Caribe, S.A	—	—		83	—	127
Terra Networks LATAM, S.L	16,830	—		47	—	526
T.Soluciones Informáticas y Comunicaciones, S.A	—	—		—	—	51
Maptel Networks, S.A	2,271	—		825	—	5
Rumbo, S.A	3,757	—		806	—	—
Educaterra, S.L	472	—		397	—	222
Telefónica I+D, S.A	—	—		—	—	461
Terra Venezuela, S.A	—	—		177	—	3
Terra Asociadas, S.L	24,471	—		—	—	—
T.Datacorp, S.A	—	—		103	—	—
Onetravel.com, Inc	—	682		—	—	—
Telefónica Contenidos, S.A	—	—		206	—	23
Aremate.com, Inc	—	—		505	—	—
Iniciativas Residenciales en Internet, S.L	—	—		429	—	—
Other group and associated companies	22	—		43	—	(131)

Total	448,321	826,204		63,399	26,183	41,590

(*)	See Note 9.

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

The “Long-Term Investments” and “Short-Term Investments” captions include the loans and credits granted at long and short-term, respectively, to subsidiaries, the main features of which are as follows:

Company	Currency	Principal	Maturity	Interest Rate	Equivalent Value in Thousands of Euros
Long-term:
Red Universal de Marketing y Bookings Online, S.A	Euros	400,000	12/13/2006	0%	400
Red Universal de Marketing y Bookings Online, S.A	Euros	1,490,085	05/09/2007	0%	1,490
Red Universal de Marketing y Bookings Online, S.A	Euros	650,000	12/23/2007	0%	650
Red Universal de Marketing y Bookings Online, S.A	Euros	675,000	12/23/2007	0%	675
Red Universal de Marketing y Bookings Online, S.A	Euros	300,000	11/30/2008	0%	300
Red Universal de Marketing y Bookings Online, S.A	Euros	242,000	11/30/2008	0%	242
Terra Networks España, S.A	Euros	397,027,003	11/30/2008	0%	397,027
Ifigenia Plus, S.L	Euros	3,470,538	11/30/2008	0%	3,471
T.N. Latam E.T.V.E., S.L	Euros	16,830,000	11/30/2008	0%	16,830
T.N. Asociadas, S.L	Euros	24,470,373	11/30/2008	0%	24,471
Maptel Networks, S.L	Euros	2,271,012	11/30/2008	0%	2,271
Educaterra, S.L	Euros	472,000	11/30/2008	0%	472
Terra Lycos Holding BV	Euros	22,000	10/28/2009	0%	22

Total long-term loans to Group and associated companies					448,321

Short-term:
Telefonía y Finanzas, S.A. (Telfisa)	Euros	501,386,040	N/A	2.57%	501,386
Terra Networks, Perú, S.A	U.S. Dollars	540,000	30/11/2005	0%	413
One Travel.com, Inc	U.S. Dollars	881,274	30/09/2005	Libor +2 b. p.	682
Terra Networks USA, Inc	U.S. Dollars	25,431,452	05/10/2005	4%	18,385
Telefónica, S.A	Euros				291,832
Accrued interest					13,506
Total short-term loans to Group and associated companies					826,204

The loans and credits granted to Spanish companies are participating loans and do not earn interest until these companies start to generate income. In 2004 Terra Networks España began to generate income and, accordingly, the interest on these participating loans amounting to €13,297 thousand was recorded under the “Short-Term Loans to Group and Associated Companies” caption.

The balances with Telfisa relate to the Company’s current account with that company, which earns interest at market rates.

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

The financial revenues earned in the year on the aforementioned loans and credits amounted to €36,334 thousand. This amount was recorded under the “Financial Revenues from Investments in Group Companies” caption in the accompanying statement of operations.

11. PERSONNEL EXPENSES

The detail of the “Personnel Expenses” caption as of December 31, 2004, is as follows:

Thousands of Euros
Wages and salaries	14,220
Severance costs	—
Social security costs	1,398
Contributions to pension plans	271
Other employee welfare expenses	937

Total	16,826

The average number of employees, by category, in the year ended December 31, 2004, was as follows:

Category	Average No. of Employees
Executive Vice Presidents	8
Senior Vice Presidents	5
Vice Presidents	11
Directors	31
Managers	35
Graduates	43
Clerical staff	21

Total	154

As described in Note 1, in 2004 the Group carried out a labor force restructuring process, through a Labor Force Reduction Plan, giving rise to a significant reduction in personnel expenses and in the number of employees; consequently, the average number of employees dropped from 176 in 2003 to 154 in 2004.

12. EXTRAORDINARY EXPENSES AND LOSSES

The detail of the extraordinary expenses and losses as of December 31, 2004, is as follows:

Thousands of Euros
Early termination of contracts	8,496
Labor force and business restructuring costs	7,252
External consulting expenses	3,009
Losses on retirements of assets	2,013

Total	20,770

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

As described in Note 1, in order to create a more streamlined and flexible organization that is closer to its end customers, in 2004 the Terra Networks Group decided to change both its organizational and corporate structure. Thus for the purpose of its leverage in the Telefónica Group, a rationalization process was carried out, in which areas and functions were simplified, which affected both the corporate centers (Terra Networks, S.A. and Terra Networks Latam, E.T.V.E., S.L.) and various subsidiaries (Lycos, Inc. and Terra Networks México, S.A. de C.V., among others). The Group’s presence was also strengthened in the markets in which the Telefónica Group has a presence. All this gave rise to a significant drop in personnel costs and to a reduction of the average headcount in 2004 to 154 persons, as compared with the average headcount of 176 persons in 2003. The expenses incurred in this process were recorded under the “Early Termination of Contracts”, “Labor Force and Business Restructuring Costs” and “External Consulting Expenses” captions in 2004.

€946 thousand were recorded under the “Labor Force and Business Restructuring Costs” caption in the 2004 statement of operations in relation to indemnity payments to directors and senior executives.

The detail of the “Other Extraordinary Revenues” caption as of December 31, 2004, is as follows:

Thousands of Euros
Gain on the sale of Lycos, Inc. (Note 1)	26,171
Repayment of advances collected	2,875
Other extraordinary revenues	1,388

Total	30,434

13. DIRECTORS’ COMPENSATION AND OTHER BENEFITS

In the year ended December 31, 2004, the compensation and other benefits paid to the Board members, which were recorded in the accompanying statement of operations, were as follows (in thousands of euros):

2004
Salaries of executive directors	461
Indemnity payments to directors of Lycos, Inc	511
Compensation of Board members	571
Fees for attending Committee meetings	32

Total	1,575

As described in Note 14, as of December 31, 2004, the Board members of the Terra Group hold no purchase options on Terra Networks, S.A. shares.

As of December 31, 2004, there were no other commitments to the directors.

Annex A-3-29

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

The information presented below is required mainly under the provisions of the Corporations Law and the Securities Market Law:

1) The directors who hold equity investments in companies engaging in identical, similar or complementary business activities are as follows:

Board member	Ownership Interest in	% of Ownership	Line of Business	Functions Performed or Positions Held
Francisco Moreno de Alborán y Vierna	Jazztel, S.A.	0.1	Telecommunications	—
Angel Vilá	Telefónica, S.A.	<0.01	Telecommunications	Corporate Development General Manager
Enrique Used Aznar	Amper, S.A.	0.39	Telecommunications	Chairman
	Telefónica, S.A.	<0.01	Telecommunications	Board Member
Telefónica Data Corp, S.A	Telefónica, S.A.	<0.01	Telecommunications Wireless	Board Member
(Antonio Viana-Baptista).	Telefónica Móviles, S.A.	<0.01	Telecommunications	Executive Chairman
	Portugal Telecom SGPS, S.A.	<0.01	Telecommunications	Board Member
	PT Multimedia	<0.01	Internet	Board Member

2) The directors do not perform any activities as independent professionals or as employees, that are identical, similar or complementary to those that constitute the Company’s corporate purpose, except for the following, who perform them under the terms and conditions indicated below:

Antonio Viana-Baptista, representative of the director of Telefónica DataCorp, S.A.

Activity Carried on	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on	Positions Held or Functions Performed at the Company through which the Service is Provided
Director	Employment relationship	Telefónica, S.A.	Board Member
		Telefónica Móviles, S.A.	Executive Chairman
		Telefónica de Argentina, S.A.	Board Member
Director	Employment relationship	Telefónica Internacional, S.A.	Board Member
		Brasilcel, N.V.	Board Member
	Employment relationship	Telefónica Móviles España, S.A.	Board Member
		Telefónica de España, S.A.	Board Member
Director	Employment relationship	Portugal Telecom SGPS, S.A.	Board Member

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

Enrique Used Aznar

Activity Carried on	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on	Positions Held or Functions Performed at the Company through which the Service is Provided
Director	Employment relationship	Amper, S.A.	Chairman
		Telefónica, S.A.	Board Member
		Telefónica del Perú, S.A.	Board Member
		Telecomunicaciones de Sao Paulo, S.A.	Board Member
		Telefónica Internacional, S.A.	Board Member

Luis Bassat Coen

Activity Carried on	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on	Positions Held or Functions Performed at the Company through which the Service is Provided
Director	Employment relationship	Telefónica, Publicidad e Información, S.A.	Board Member
		Ogilvy Interactive, S.A.	Chairman

Carlos Fernández-Prida Méndez-Núñez

Activity Carried on	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on	Positions Held or Functions Performed at the Company through which the Service is Provided
Director	Employment relationship	Telefónica de Argentina, S.A.	Board Member

Joaquín Faura Batlle

Activity Carried on	Type of Arrangement under which the Activity is Carried on	Company through which the Activity is Carried on	Positions Held or Functions Performed at the Company through which the Service is Provided
Director	Employment relationship	Endemol Interactive	Board Member

In 2004 Terra Networks, S.A. held eleven Board of Directors’ meetings, eleven meetings of the Audit and Control Committee and nine meetings of the Appointments and Compensation Committee.

14. COMMITMENTS

a) Terra Networks, S.A. Stock Option Plan-

The Terra Networks, S.A. Stock Option Plan was approved by the Stockholders’ Meeting on October 1, 1999, and was implemented by Board of Directors’ resolutions adopted on October 18, 1999 and December 1, 1999.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

The Plan provides for, through the exercise of the stock options by their holders, the ownership by the employees and executives of the Terra Group companies of a portion of the capital stock of Terra Networks, S.A. up to a maximum of 14,000,000 shares.

In order to establish the necessary coverage for the aforementioned Plan, on October 5, 1999, Banco Zaragozano, S.A., Caja de Ahorros y Pensiones de Barcelona and Terra Networks, S.A. entered into a contract under which these entities granted to Terra Networks, S.A. an irrevocable purchase option on 14,000,000 issued shares, which may be exercised at any time prior to April 30, 2004. These shares were subscribed in full by these banks (see Note 1).

The approval and implementation of this compensation system were notified to the Spanish National Securities Market Commission (CNMV) and were made public through the complete information memorandum verified and registered in the CNMV Official Register on October 29, 1999, and in the Prospectus presented to the Securities and Exchange Commission (SEC) in the U.S.

On December 1, 1999 and June 8, 2000, the Board of Directors, exercising the powers granted to it by the Stockholders’ Meeting, implemented the First Phase of the Plan by granting options to employees of the Terra Group. The main features of these options are as follows:

1. Each of the stock options under the Plan entitles the participant (employee or executive) to acquire one share of Terra Networks, S.A. at an exercise price of €11.81 per share.

2. The duration of the Plan is four years and three months (therefore ending on February 28, 2004), and the options may be exercised at a rate of one-third of those granted each year from the second year onwards.

3. The exercise of the options is conditional upon the beneficiary remaining a Terra Group employee.

In 2001 the Board of Directors implemented the Second Phase of the Terra Networks, S.A. Stock Option Plan, which was approved pursuant to a resolution of the Stockholders’ Meeting of June 8, 2000, and launched pursuant to a resolution of the Board of Directors dated December 22, 2000, which authorized the launch of a Second Phase of the Stock Option Plan, at the recommendation of the Appointments and Compensation Committee following a proposal by the Chairman, through the assignment of options to executives and employees who were already beneficiaries of the Stock Option Plan, in addition to the assignment of options to new employees who had joined the Terra Group through that date.

The main features established by the Board of Directors for this assignment were as follows:

1. Each of the stock options under the Plan entitles the holder to acquire one share of Terra Networks, S.A. at an exercise price of €19.78 per share.

2. The duration of the Plan was modified by a resolution adopted by the Stockholders’ Meeting on June 8, 2000, and was set at six years with a two-year grace period. The options can be exercised at a rate of one-quarter of those granted each year from the third year through the sixth year.

3. The exercise of the options is conditional upon the beneficiary remaining a Terra Group employee.

4. Options were granted to one executive director and four general managers and persons of similar category, and this was duly notified to the CNMV on December 29, 2000.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

On February 21, 2001, the Board of Directors resolved to modify the resolution adopted on December 22, 2000, in respect of the duration and method of accrual of the stock options. Accordingly, the period for the exercise of the options assigned was set at five years, and the options may be exercised at a rate of one-quarter each year from the end of the first year.

In 2001, at the recommendation of the Appointments and Compensation Committee, the Board of Directors approved, each quarter, specifically at its meetings on May 10, July 25 and November 6, the assignment of options to new Company employees, and set the exercise price at the market price of the shares during the related quarter and with the same terms and conditions as regards exercise period and duration as those envisaged for the Second Phase of the Plan.

On June 7, 2001, the Stockholders’ Meeting of Terra Networks, S.A. resolved to partially modify the resolution relating to the Stock Option Plan, which was ratified and approved by the Stockholders’ Meeting on June 8, 2000, as regards the extension of the Stock Option Plan to Company executives and directors, and extended the option exercise period to ten years from that in which they were granted, stipulating that a portion of the options could be exercised each year during this period. As of the date of preparation of these financial statements, the Board of Directors had not implemented the extension of the duration of the options.

Also in 2002, at the recommendation of the Appointments and Compensation Committee, the Board of Directors approved at its meetings on January 30, July 25 and September 26, the assignment of options to new Company employees, and set the exercise price at the market price of the shares during the related quarter and with the same terms and conditions as regards exercise period and duration as those envisaged for the Second Phase of the Plan. In addition, the assignment of further options was approved by the Board of Directors at its meeting on February 25, 2002.

In June 2002 it was decided to confine assignments of options to new hires, and that options could be assigned from that date onwards to professional categories 1 and 2.

On April 28 and 29, 2004, Terra Networks, S.A. entered into contracts with La Caixa and Barclays Bank (which absorbed Banco Zaragozano and succeeded it in all its rights and obligations), respectively, to extend the contracts executed on October 5, 1999; the term of the contract with La Caixa was extended through April 30, 2006, and that of the contract with Barclays Bank through July 15, 2004.

On June 22, 2004, the Stockholders’ Meeting of Terra Networks, S.A. resolved, in connection with item IV on the agenda relating to the “Reduction of capital stock through the retirement of shares of treasury stock, with disapplication of the creditors’ right to contest, and delegation of power in connection with the coverage of the Option Plans”, to delegate powers to the Board of Directors of Terra Networks, S.A., in connection with the coverage of the Option Plans of Terra Networks, S.A., so that it can decide, if necessary or appropriate in view of the evolution of the share market price, to eliminate such coverage or to continue without coverage or, if appropriate, to establish any other coverage system to cater for the obligations arising from the Option Plans, thus extending the power conferred under the resolution adopted by the Stockholders’ Meeting on October 1, 1999, in relation to item two on the Agenda.

On July 15, 2004, in compliance with the aforementioned contract dated October 5, 1999, and with the extension dated April 29, 2004, Terra Networks, S.A. purchased from Barclays Bank, outside the market, the 7,000,000 Terra Networks, S.A shares owned by the latter. These shares were classified as treasury stock and will be retired, if so decided, at the Stockholders’ Meeting.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

On July 22, 2004, the Board of Directors of Terra Networks, S.A., after obtaining a favorable report from the Audit and Control Committee, resolved to reduce by €2 the exercise price of the Terra Networks, S.A. stock options granted to the beneficiaries of the Terra Group’s Stock Option Plans, on or after the date of dividend payment with a charge to additional paid-in capital approved by the Stockholders’ Meeting of Terra Networks, S.A., i.e. on or after July 30, 2004.

As of December 31, 2004, options on 3,118,870 shares had been assigned to Terra Group employees and executives, all of which relate to the second phase of the Option Plan, since the rights relating to the first phase expired in April. The weighted average stock option exercise price is €14.21.

As of December 31, 2004, the Terra Group’s executives held 650,000 stock options under the Terra Networks, S.A. Stock Option Plan, the weighted average exercise price of which is €16.37.

As of December 31, 2004, no directors of Terra Networks, S.A. held any stock options.

The information on the options under the Terra Networks, S.A. Stock Option Plan not yet exercised as of December 31, 2004, is as follows:

Range of Prices in the Year	No. of Options Not Yet Exercised	Weighted Average Price in the Year
€4.48—€5.07	153,400	4.81
€5.33—€6.90	359,000	6.41
€7.09—€7.51	124,500	7.26
€9.68—€17.78	1,746,920	17.14

Total outstanding options at 12/31/04	2,383,820	14.21

b) Terra Networks, S.A. Stock Option Plan resulting from the assumption of the Stock Option Plans of Lycos, Inc.-

Under the agreements entered into for the acquisition of Lycos, Inc., it was agreed to exchange options on the shares of Lycos, Inc. for options on the shares of Terra Networks, S.A.

On June 8, 2000, the Stockholders’ Meeting of Terra Networks, S.A. resolved to assume the Stock Option Plans of Lycos, Inc., provided that the two companies merged.

On October 25, 2000, the Board of Directors of Terra Networks, S.A. approved (i) the exchange of options on Lycos, Inc. shares existing prior to the conclusion of the transaction for options on Terra Networks, S.A. shares; (ii) the transfer to Citibank, NA (Agent Bank) of all the options on Lycos, Inc. shares so that they could be exercised early; and (iii) the entering into of a contract between Terra Networks, S.A. and the Agent Bank in connection with the new Terra Networks, S.A. Stock Option Plan.

As a result of the exchange of Lycos, Inc. stock options for Terra Networks, S.A. stock options, the employees, executives and directors of Lycos, Inc. received purchase options on 62,540,249 shares of Terra Networks, S.A. owned by the Agent Bank.

On June 7, 2001, the Stockholders’ Meeting of Terra Networks, S.A. resolved to partially modify the resolution relating to the Stock Option Plan, which was ratified and approved by the Stockholders’ Meeting on

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

June 8, 2000, as regards the obligations arising from the assumption of the Lycos, Inc. stock options by Terra Networks, S.A., following the exchange of shares between the latter and Lycos, Inc., which may be covered with Terra Networks, S.A. shares held by Citibank, NA, as a result of the exchange of Lycos, Inc. shares held by Citibank, NA to cover the stock options of the employees and executives of Lycos, Inc.

As described in Note 1, on December 16, 2003, the Board of Directors of Terra Networks, S.A., exercising the powers granted to it by the Stockholders’ Meetings of June 8, 2000 and April 2, 2003, approved the acquisition by Terra Networks, S.A. of 26,525,732 shares of Terra Networks, S.A. held by Citibank, NA as the agent bank for the stock option plans assumed by the Company as a result of the integration of Lycos, Inc. These shares continue to cover the Lycos Inc. employee Stock Option Plans at that date.

As of December 31, 2003, the employees, executives and directors of Lycos, Inc. had exercised 16,216,587 options, and a commitment to exercise 19,272,198 options at a weighted average exercise price of US$20.77 had been made.

On June 22, 2004, the Stockholders’ Meeting of Terra Networks, S.A. resolved, inter alia, to reduce capital stock by €53,052,804 for the purpose of retiring 26,526,402 shares of treasury stock. The resolution expressly stated that 26,507,482 of the shares to be retired had been acquired by Terra Networks, S.A. from Citibank N.A. and were classified as treasury stock to cover the obligations arising from the Lycos Inc. Stock Option Plans assumed by Terra Networks, S.A. under section D) of the resolution adopted by the Stockholders’ Meeting on June 8, 2000, in connection with item five on the Agenda (in the revised version approved by the Stockholders’ Meeting on June 7, 2001).

Also, under the aforementioned capital reduction resolution, the Board of Directors of Terra Networks, S.A. was expressly empowered to decide, if necessary or appropriate in view of the evolution of the share market price, to eliminate such coverage or to continue without coverage or, if appropriate, to establish any other coverage system to cater for the obligations arising from the Option Plans of Lycos, Inc.

On July 22, 2004, the Board of Directors of Terra Networks, S.A., after obtaining a favorable report from the Audit and Control Committee, resolved to reduce by €2 the exercise price of the Terra Networks, S.A. stock options granted to the beneficiaries of the Terra Group’s Stock Option Plans, on or after the date of dividend payment with a charge to additional paid-in capital approved by the Stockholders’ Meeting of Terra Networks, S.A., i.e. on or after July 30, 2004.

On July 31, 2004, Terra Networks, S.A. and the Korean company Daum Communications entered into a contract for the sale of all the Lycos, Inc. shares. The transaction was finally implemented on October 5, 2004, once the required administrative authorizations had been obtained, in particular, the approval of the U.S. antitrust authorities.

Under the contract for the sale of the shares, Terra Networks, S.A. undertook to continue to assume the obligations arising from the Stock Option Plans of Terra Networks, S.A. vis-à-vis the beneficiaries of Lycos, Inc., although it was established that Lycos, Inc. could carry out, for the account and at the expense of Terra Networks, S.A., such actions as might be necessary or appropriate in connection with the exercise of the options by the beneficiaries.

As of December 31, 2004, the employees, executives and directors of Lycos had exercised 1,089,238 options, and a commitment to exercise 10,863,239 options at a weighted average price of US$18.00 had been made.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

The information on the options under the Terra Networks, S.A. Stock Option Plan resulting from the assumption of the Stock Option Plans of Lycos, Inc. shares not yet exercised as of December 31, 2004, is as follows:

Range of Prices in the Year	No. of Options Not Yet Exercised	Weighted Average Price in the Year
€0—€4	1,012,338	2.71
€4—€8	162,296	6.63
€8—€12	4,285,262	9.83
€12—€24	4,668,293	19.18

Total outstanding options at 12/31/04	10,128,189	13.38

c) Guarantee commitments to third parties-

As a holding company, in the course of its business operations Terra Networks, S.A. has performed various transactions in which it is standard practice to receive or provide guarantees on liabilities, contingencies, etc. arising from the investments forming the subject matter of the transactions.

Company management considers that the liabilities, if any, which might arise from the aforementioned commitments would not have a significant impact on the Company.

As of December 31, 2004, Citibank International PLC, Sucursal en España, for the account of Terra Networks, S.A., issued two counterguarantee letters for the following companies vis-à-vis various agencies or entities, the detail being as follows:

2004
Lycos, Inc	7,342
One Travel.com	596

Total	7,938

At the date of preparation of these financial statements, the guarantee provided for Lycos, Inc. had been released.

d) Litigation in progress-

1. Complaint filed by IDT against Telefónica, S.A., Terra Networks, S.A. and against Lycos, Inc.

On January 31, 2001, International Discount Telecommunications Corporation (IDT) commenced proceedings at the New Jersey Courts in the U.S. against Telefónica, S.A., Terra Networks, S.A. and Lycos, Inc. This complaint is based on the purported breach of the joint venture agreement entered into between IDT and Terra Networks, S.A. in October 1999, on the purported nonperformance of the obligations under the agreement to terminate the joint venture agreement, on purported fraud and contravention of the legislation governing the purchase and sale of securities (Federal Securities Exchange Act) and, lastly, on purported fraudulent concealment of information.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

After this complaint was filed, it was amended by IDT, which eliminated all explicit reference to a claim for damages of a specified amount, since this was contrary to the U.S. legislation under which the claim was filed. The lawsuit is currently for an unspecified amount, without prejudice to the possibility of the claim for damages being specified and quantified in the course of the proceeding.

In May 2002 the Court set aside the part of the complaint relating to the charges filed for the purported breaches of the joint venture agreement.

In July 2002 IDT added to the “second amended claim” a new claim that Telefónica, S.A. would be liable, as a controlling person, for the fraud claimed against Terra Networks, S.A. in its negotiations with IDT that led to the termination agreement. Telefónica, S.A. has filed objections against this claim, which are currently before the Court.

On July 2, 2003, Telefónica S.A., Terra Networks S.A. and Lycos Inc. filed a summarized request for the taking of evidence and prepared pleadings requesting that certain charges be set aside, including the breach of the securities legislation claimed against Telefónica, S.A.

In September 2004 IDT filed a third claim, identical to the second, against the three companies, except in this case the claim against Telefónica, S.A. was based on its liability as the controlling company of the defendant Terra Networks, S.A.

Terra Networks, S.A. and Telefónica S.A. have filed an answer and, in turn, Telefónica S.A. has pleaded a want of jurisdiction. In September 2004 the Court resolved not to continue with the proceedings against Lycos, Inc.

On October 4, 2004, a conference took place with the Judge in charge of the case who resolved to take expert evidence (reports and examinations). A date has yet to be set for the parties to file before the Judge supervising the evidence proposed by the parties a complete Pre-trial Order which includes a summary of the claims and related answers and of the evidence taken. As a guide, our lawyers consider that the trial is most likely to be held in the last quarter of 2005, and will at least examine the alleged infringement by Terra Networks, S.A. of the Federal Securities Exchange Act, in relation to its failure to advise IDT of the transaction with Lycos, Inc. prior to April 30, 2000.

The external legal counsel of Terra Networks, S.A. considers that the Company has a sound defense to counter the claim, although based on the current status of the proceedings, they do not consider that they are in a position to predict its outcome.

2. Bumeran Participaciones, S.R.L. (liquidated company)

The minority stockholders of Bumeran Participaciones, S.R.L. (liquidated company) have filed complaints contesting the resolution adopted at the Stockholders’ Meeting of December 18, 2002, to dissolve the company and appoint a liquidator. They are seeking to have the courts set aside the aforementioned resolution to dissolve Bumeran Participaciones, S.R.L., having petitioned the court to stay the resolution as an injunctive measure, which was set aside by the Court of First Instance and the Madrid Provincial Appellate Court.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

Aside from the aforementioned procedures, two arbitration proceedings were filed against Terra Networks, S.A., as follows:

•	The first by Master Equities (minority stockholder of Bumeran Participaciones S.R.L.); and

•	The second by the other minority stockholders of Bumeran Participaciones S.R.L. (Lorne Consultants, S.A., Regent Equities, S.A., Pablo Larguia and Century Equities, S.A).

The current status of the proceedings is as follows:

•	A favorable ruling was handed down to Terra Networks, S.A., which was acquitted of the two arbitration proceedings through the Awards dated March 15, 2004, which are now firm and final.

•	In the proceeding to contest the resolutions adopted on December 18, 2002, by the Stockholders’ Meeting of Bumeran Participaciones, S.R.L., which is being heard by the Majadahonda Court of First Instance 6 through the Order dated June 24, 2004, the Court ordered all the plaintiffs to discontinue the proceedings, and, consequently, that these proceedings to be stayed. This Decision was clarified by the aforementioned Court through an Order dated July 28, 2004, which upheld that the proceeding should be stayed. One of the plaintiffs (Master Equities) appealed to the Madrid Provincial Appellate Court, while the remainder accepted the Court’s Decision. The Madrid Provincial Appellate Court has yet to hand down a decision on the proceeding and to order the definitive stay of proceedings or, where appropriate, the continuation of the proceeding to contest the resolutions of the Stockholders’ Meeting. The external legal counsel of Terra Networks, S.A. considers that, if the Madrid Provincial Appellate Court confirms the Decision dated June 24, 2004, handed down by the Majadahonda Court of First Instance 6, the proceeding would be definitively concluded, without any type of liability for Terra Networks, S.A. The outcome of the Appeal and the conclusion of the Proceeding will not have a significant impact on the financial statements of Terra Networks, S.A.

3. Collective lawsuits filed by stockholders of Terra Networks, S.A. in the U.S., in connection with the admission to listing of Terra

Terra Networks, S.A. has been summoned to appear as a defendant in five complaints filed in the U.S. involving Terra Networks, S.A. and certain of its directors and executives who worked for the Company during the period of time when the Initial Public Offering was launched in the U.S. in 1999.

The five lawsuits filed against Terra Networks, S.A. are part of the more than one thousand complaints filed in the U.S. in 2000 and 2001 in connection with approximately three hundred IPOs. These complaints, challenging the allotments made under the IPOs, allege, principally, that the security placement institutions allotted shares to privileged customers in these IPOs, which had awakened great interest in the potential investors and for which the closing price on the first day was expected to be high. These complaints allege that in exchange for allotting shares to them, these customers agreed to buy shares on the secondary market at a predetermined price in order to keep the market value of the shares artificially high, and that the placement institutions received from their customers inflated fees or remuneration of another kind that could be deemed to be unlawful or unauthorized or to otherwise contravene SEC and Nasdaq rules.

Also, the directors and executives of Terra Networks, S.A. negotiated and signed an agreement with the plaintiffs whereby the latter agreed to exclude the individual defendants from the proceedings, without prejudice to the possibility of including them once again in the event that the plaintiffs put forward appropriate grounds for doing so.

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

In July 2002 Terra Networks, S.A. and other defendant securities issuers jointly filed a petition to have the joined claim dismissed. This petition was rejected by the Judge on February 19, 2003.

The plaintiffs, the securities issuers (including Terra Networks, S.A.) and their insurance companies have finalized the terms of an agreement which mainly establishes that the insurance companies undertake to guarantee the availability of a certain sum of money on condition that the plaintiffs do not collect the same sum from the placement institutions. The Accord and Satisfaction does not resolve the dispute between the plaintiffs and the placement institutions.

On February 15, 2005, the Judge hearing the case approved, on a preliminary basis, the Accord and Satisfaction, although he suggested to the parties involved specific minor amendments to the wording of the Agreement before its definitive approval, scheduled by the Court to take place on March 18, 2005. Accordingly, the Company is confident that the outcome of the litigation will not have an adverse effect on Terra Networks, S.A.

4. Collective lawsuits filed by stockholders of Terra Networks, S.A in the U.S. in connection with the tender offer by Telefónica, S.A. for Terra Networks, S.A.

On May 29, 2003, two class actions were filed at the Supreme Court of New York State by stockholders of Terra Networks, S.A. against Telefónica, S.A., Terra Networks, S.A. and certain former and current directors of Terra Networks, S.A.

These actions are founded mainly on the claim that the price offered to the stockholders of Terra Networks, S.A. was not in keeping with the intrinsic value of the Company’s shares, and seek to not have the tender offer approved or, alternatively, to have damages awarded to them.

In connection with the status of the first claim, formal notice was served on the directors domiciled in Massachusetts. The time period allowed for filing an answer has been extended without any deadline, as has the time period for production of the documents requested, which may be demanded by the plaintiffs by serving 30 days’ prior notice. However, no formal notice of the second complaint has yet been served.

Based on the opinion of the legal counsel of Terra Networks, S.A., in no case has the plaintiff filed before the Court an injunctive measure and, accordingly, any subsequent petition filed would be ineffective. Also, the external legal counsel of Terra Networks, S.A. considers that should a claim be filed for damages, Terra Networks, S.A. would have strong grounds on which to contest such a claim and, accordingly, the Company is confident that the outcome of the litigation would not be adverse for Terra Networks, S.A.

5. Riaz Valani, Tabreez Verjee, Michael Downing and Global Asset Capital against Lycos, Inc.

On July 17, 2003, former stockholders of IMDI (the former owner of the Sonique product) filed a complaint against Lycos, Inc. and IMDI at the San Francisco State Court alleging breach of contract, willful interference and unfair practices in connection with the payment under the agreement for the acquisition of IMDI/Lycos, Inc. several years ago.

In September 2004 the other stockholders of IMDI (minority stockholders) filed a further claim against Lycos Inc. (no action was brought against Terra Networks, S.A.), which, in turn, petitioned for it to be added to the first complaint. At the end of November 2004 Terra Networks, S.A. learned that the first plaintiffs had extended their claim to it, to its current Chairman and Board of Directors and to Terra Networks USA, Inc. and

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

Terra Networks Operations, Inc. On February 14, 2005, an Accord and Satisfaction was reached with the first plaintiffs in which Terra Networks, S.A. agreed to pay an amount for which a provision had already been recorded in the accompanying financial statements.

6. Lycos, Inc. against Overture Services, Inc.

Lycos Inc. filed a complaint against Overture Services Inc., which is being processed by the Massachusetts District Court, claiming that the latter company infringed certain contractual agreements, such as those relating to the non-assignment of contracts, confidentiality and payment, provided for in the Integration and Distribution contract entered into by the parties on September 30, 2001, as a result of which Overture was acquired by Yahoo!.Inc., which is a direct competitor of Lycos Inc. The amount of this complaint has not been quantified.

In turn, Overture Services Inc. filed a counterclaim against Lycos, Inc. alleging that it was in fact Lycos Inc. that was in breach of contract by infringing the principle of good faith.

The possibility of commencing negotiations for a possible Accord and Satisfaction between the co-litigant parties is being studied. The Company considers that the economic agreement that will be reached will not have an adverse effect on its net worth.

7. Universal Communications Systems, Inc.

In July 2004 Universal Communications Systems, Inc. filed a complaint amounting to US$300 million against Lycos, Inc. at the Courts of Florida, claiming that consumer fraud had been committed and that UCSY’s brand had been diluted (through the Ranging Bull website forums—a Lycos finance web site similar to Invertia). The litigation was made public and was assumed by the Korean company Daum Communications, Corp. under the purchase and sale agreement entered into by it as a result of its acquisition of Lycos, Inc.

Without prejudice to the foregoing, the plaintiffs recently filed a new complaint against Terra Networks, S.A. in 2005, of which we have not been duly summonsed in conformity with the Hague Convention and, accordingly, the claim has not yet been received in the name of Terra Networks, S.A. The procedural strategy to be followed by Terra Networks, S.A. in relation to this claim is being evaluated.

15. PAYMENTS TO AUDITORS

The payments made by Terra Networks, S.A. in 2004 to the various member firms of the Deloitte & Touche Worldwide Organization, to which Deloitte, S.L., the Company’s auditor, belongs, amounted to €435 thousand.

The detail of the foregoing amount is as follows:

Thousands of Euros
Audit of financial statements	314
Other audit services	121
Work additional to or other than audit services	—

Total	435

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NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

16. SUBSEQUENT EVENTS

a) Changes in the Board of Directors

On February 10, 2005, the Board of Directors of Terra Networks, S.A. accepted the resignation of the directors Ángel Vilá Boix and Telefónica Data Corp. Also, on that same date the Board of Directors of Terra Networks, S.A. appointed the Company stockholders Alfonso Merry del Val Gracie and Fernando Labad Sasiaín as new directors by co-optation to cover the aforementioned vacancies.

b) Merger with Telefónica, S.A.

The Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. resolved at their respective meetings held on February 23, 2005, to approve a plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A. through the dissolution without liquidation of the former and the transfer en bloc of all its assets and liabilities to the latter, which will acquire, by way of universal succession, the rights and obligations of Terra Networks, S.A.

The exchange ratio for the shares of the companies to be merged, which was determined on the basis of the actual net worth values of Telefónica, S.A. and Terra Networks, S.A., will be as follows: two (2) shares of Telefónica, S. A., of one euro (€1) par value each, for every nine (9) shares of Terra Networks, S.A., of two euros (€2) par value each.

Pursuant to Article 226 of the Mercantile Register Regulations, a copy of the Merger Plan was filed at the Barcelona and Madrid Mercantile Registries.

Also, the Board of Directors of Terra Networks, S.A. resolved to propose to the Company’s next Stockholders’ Meeting that a dividend be distributed in cash with a charge to the “Additional Paid-in Capital” account of €0.60 gross for each of the Company’s outstanding shares carrying dividend rights on the payment date. This payment will be made prior to the registration of the aforementioned merger at the Mercantile Registry.

It is noted that this agreement was adopted within the framework of the negotiation process with Telefónica, S.A. relating to the aforementioned merger between the two entities. The exchange ratio initially proposed by Telefónica, S.A. of two shares of Telefónica, S.A. for every nine shares of Terra Networks, S.A. was maintained and, accordingly, this distribution represents a significant improvement in the valuation of Terra Networks, S.A. for the purpose of the merger.

c) Sale of One Travel.com, Inc

On February 11, 2005, Terra Networks Asociadas, S.L. (a subsidiary of Terra Networks, S.A.) resolved to sell its holding in OneTravel.com, Inc., representing 54.1% of the capital stock, within the framework of various agreements entered into by OneTravel.com, Inc. with the U.S. company RCG Companies, Inc. aimed at the merger of the two companies. The execution of this merger depends on the obtainment of the internal approval of the respective companies.

The transaction totals US $25.5 million, of which US $2.5 million will be paid when the agreement is signed, US $10.5 million when the merger is formalized and US $12.5 million will be deferred for a period of between six months and one year through a bond convertible into shares of the buyer.

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

(17) STATEMENTS OF CHANGES IN FINANCIAL POSITION

	Thousands of Euros
	2004	2003
APPLICATION OF FUNDS
Capital reduction	123,311	73,616
Distribution of dividend	1,122,123	—
Fixed assets additions:
*Intangible assets	950	5,754
*Property and equipment	787	2,659
*Investments in Group and associated companies	21,883	10,885
Conversion to capital of short-term receivables	—	36,385
Deferred revenues	22,141	—
Transfer to long term of short-term loans	—	469,020
Acquisition of treasury stock	15,120	—
Loans to Group and associated companies	—	1,867
TOTAL FUNDS APPLIED	1,306,315	600,186
FUNDS OBTAINED IN EXCESS OF FUNDS APPLIED	—	—

SOURCE OF FUNDS
Funds obtained from operations	323,207	22,701
Disposal of Lycos, Inc.	88,878	—
Fixed asset disposals:
*Intangible assets	407	—
*Property and equipment	2,368	—
*Investments in Group and associated companies	17,956	7,656
Provision for contingencies and expenses	622	5,456
Transfer to short term of long-term debt	428	—
Deferred revenues	—	21,264
Transfer to long term of short-term debt	—	26,183
Options exercised	85	—
Retirement of treasury stock	123,311	73,616
Variation in working capital due to sale of Lycos, Inc.	285,026	—
TOTAL FUNDS OBTAINED	842,288	156,876

FUNDS APPLIED IN EXCESS OF FUNDS OBTAINED	464,027	443,310

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TERRA NETWORKS, S.A.

NOTES TO 2004 FINANCIAL STATEMENTS—(Continued)

	Thousands of Euros
	Increase		Decrease
	2004	2003	2004	2003
VARIATION IN WORKING CAPITAL
Accounts receivable		—	23,070	6,841
Tax receivables		—	12,467	7,183
Short-term investments		—	520,949	487,189
Cash		24	26
Accrual accounts		—	2,879	1,352
Current liabilities	95,364	59,231
TOTAL	95,364	59,255	559,391	502,565

VARIATION IN WORKING CAPITAL		—	464,027	443,310

The reconciliation of the income for the year to the funds obtained from operations is as follows:

Thousands of Euros	2004
Income for the year	190,917
Intangible asset amortization expense	21,108
Property and equipment depreciation expense	1,639
Gains on long-term investment disposals	(26,171)
Variations in investment valuation allowances	135,714

Funds obtained from operations	323,207

18. EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

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Translation of a report originally issued in Spanish. In the event of a discrepancy,

the Spanish-language version prevails.

TERRA NETWORKS GROUP

2004 MANAGEMENT REPORT

Introduction

The Terra Group’s 2004 earnings were significantly better than those for 2003 thanks to a considerable marketing effort and the organizational and corporate restructuring process carried out, despite the increasingly competitive environment and the difficulties resulting from certain regulatory decisions.

The Terra Group changed its structure and made various divestments, including most notably the sale of its shares of Lycos, Inc., in order to create an organization that is more versatile, flexible and focused on maximizing the satisfaction of its customers by providing them with the best range of products on the market.

In 2004 the Terra Group simultaneously focused on developing and launching new products in the various regions in which it operates, which permitted it to increase its customer base considerably and to achieve a high level of customer loyalty.

This strategy enabled the Terra Group to consolidate its position as the leading Internet company in Spain and in Latin America, in the three main businesses in which it operates: access, portal and value added services.

The Terra Group’s strategy for the future will be to concentrate on the development and marketing of value added services linked to access, focusing on broadband, and on increasing and consolidating its portal audiences. All of this while strictly controlling the funds that make it possible to achieve the levels of efficiency required in order to implement a more commercial and customer-centered corporate model that is profitable for its stockholders.

Total customers

As of December 31, 2004, the Terra Group had 6.3 million subscribers paying for Internet access and value-added services, which represents an increase of 25% in comparison with 2003. The figure for subscribers is based on services contracted, since certain customers may have contracted access products and value added services at the same time.

Pay access subscribers totaled 1.8 million as of December 31, 2004, up 9% on 2003 year-end. Noteworthy in this connection was the 66% increase in broadband customers (mainly ADSL), which totaled 1.1 million at year-end, of which 68% relate to Brazil, 18% to Spain and 12% to Chile.

Value-added services customers totaled 4.5 million as of December 31, 2004, an increase of 33%, of which 3.2 million are a result of the Alliance with Telefónica.

Business performance and results

1.- Revenues

The Terra Group’s total accumulated revenues as of December 2004 amounted to €540 million, down 1% on the revenues obtained in 2003. It should be taken into account that the year-on-year variation was affected by changes in the scope of consolidation, including most notably the sale of the shares of Lycos, Inc. in the first few

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days of October 2004. Therefore, since in 2004 Lycos’s results were only consolidated from January 1 to September 30, in the comparisons that exclude the change in scope of consolidation, Lycos’s contribution in the last three months of the year (October, November and December) was eliminated in 2003. Excluding this change in the scope of consolidation and the effect of fluctuations in the exchange rates of certain currencies with respect to the euro, the currency in which the Terra Group consolidates its financial statements, revenues in 2004 would have been 8% higher than in 2003.

Of the total revenues, the Strategic Alliance with the Telefónica Group contributed €134 million in 2004, which is on a par with the revenues amounting to €101 million in 2003.

Revenues are generated by the following four business lines.

I) Access services

This line of business generated revenues of €237 million in 2004, equal to 44% of total operating revenues and, in constant euro terms, represents growth of 10% with respect to the preceding year.

Noteworthy as regards access was the increase in and improvement of broadband access services; a special mention should be given to the doubling of the speed of this service in both Spain and Latin America.

In Spain, the marketing drive focused on the sale of the broadband products “ADSL Home”, a product available 14 hours a day, and “ADSL Plus”, a product available 24 hours a day, which is being offered with an Antivirus service included.

In Brazil the pay access business performed particularly well and its position was consolidated in the latter quarters, enabling the Group to continue to head the ADSL market with a market share of 50%.

In the future this line of business will be affected by the forging of the commercial agreement between Terra México and Alestra whereby the latter will manage the operation of the Internet access services provided by Terra in the Mexican market.

II) Advertising and e-commerce

This business line contributed revenues of €120 million in 2004, 22% of total operating revenues which, in constant euro terms, represented a drop of 10% with respect to 2003.

In 2004 this line of business was affected by:

•	the reduction of Lycos’s revenues, which culminated with the sale in October 2004 of this company’s shares, which contributed revenues of €35 million in the year to this line of business; and

•	the reduction of the revenues of One Travel, a company at which it was decided to divest, and which contributed revenues of €26 million in 2004.

The other businesses achieved growth of 23% in advertising and e-commerce revenues in 2004 with respect to 2003, excluding the impact of exchange rates.

The Terra Group continued its pledge to focus on providing integral marketing services that give advertisers access to a more segmented public and make it possible to increase the effectiveness of the Internet as an advertising medium.

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In September 2004 the Terra Group and Google entered into an agreement that permits the quality of Terra’s search engine in all its portals in Spain and Latin America to be improved, making it possible for Terra’s users to access the most powerful search engine technology available. The agreement also includes other lines of action, in various formulas for the joint marketing of the service using Terra’s portals in all the countries in which it is present, which will result in higher revenues for the Company.

III) Communications, portal and content sale services

This line of business contributed revenues of €122 million in 2004, equivalent to 23% of total operating revenues which, in constant euro terms, represented growth of 6% with respect to 2003. Excluding the change in the scope of consolidation arising from the sale of Lycos in October 2004, this business line’s revenues would have increased by 12% with respect to 2003.

These revenues include services provided to residential customers, professionals and SMEs, either directly or through corporations, and primarily, the Telefónica Group, through the Strategic Alliance, which contributed 57% of the total revenues in this connection.

This business line was strengthened by the launch of new Communication and Contents products and services. These products and services include most notably the following:

•	Terra Secure Connection: a selection of services related with PC security and protection

•	Terra Antivirus: products intended to detect and block PC viruses.

•	Terra Mail Plus Kit: a package that offers e-mail with extras: increased capacity, increased security and greater access flexibility.

•	Terra Fútbol with Real Madrid and Barcelona: a premium area with exclusive content of the two most popular soccer clubs in Spain; news alerts, Real Madrid SMS/MMS: an information service for wireless telephones with the latest news on the club and live coverage from start to finish of matches and goals.

•	Terra Música Premium (Terra Premium Music): the first platform for listening to and downloading digital music via the Internet in Spain.

•	Fotologs: a web photo album enabling photos to be shared.

IV) SMEs, corporate services and other

This business line contributed revenues of €62 million in 2004, accounting for 11% of total operating revenues which, in constant euro terms, represented growth of 2% with respect to 2003. The Strategic Alliance with the Telefónica Group contributed 33% of these revenues, through the provision of e-learning services and several Internet and technology consulting projects.

2.- EBITDA

The Terra Group has seen a progressive and continuous improvement in its earnings before interest, taxes, depreciation and amortization (EBITDA), and it achieved positive EBITDA in all four quarters of 2004. The Company’s EBITDA in 2004 amounted to €21 million, and the EBITDA margin on revenues was 4%, in contrast with the EBITDA of -€29 million recorded in 2003, with a margin on revenues of -5%.

In 2004 significant personnel restructuring processes took place mainly in Spain, the U.S., Mexico and at Group level, contributing to a significant reduction in personnel expenses and to a reduction of the average labor force from 2,300 persons in 2003 to 2,018 persons in 2004. The headcount at 2004 year-end was 1,606, as compared with 2,255 at 2003 year-end.

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3.- Net income

Net income totaled €164 million in 2004, as compared with a loss of €173 million in 2003.

In 2004, thanks to the inclusion of Terra in the Telefónica S.A. consolidated Tax Group, the Terra Group recognized a tax asset of €306 million arising basically from the sale of the shares of Lycos, Inc. Also, in 2004 an extraordinary net loss of €26 million was recognized, which includes, inter alia, the cost of the aforementioned restructuring processes.

4.- Main investments

a) Lycos Europe

Lycos Europe is one of Europe’s leading portals, with 23 million single users per month and a presence in ten countries. It ended 2004 with revenues of €104 million, compared with the €85 million obtained in 2003. The development and adaptation of new products, the forging of new commercial agreements, its expense containment policy and the write-downs and restructuring processes carried out in previous years enabled the Company to achieve EBITDA of -€34 million in 2004, compared with the -€40 million reported in 2003, and a net loss of €45 million, as compared with the loss of €56 million incurred in 2003 (1). Lycos Europe commenced 2005 by reinforcing its strategy of focusing on key products, seeking to reduce its cost structure, to balance its revenues and to generate a high proportion of these revenues through pay services. To this end, in 2004 the Company acquired the Internet access company Tiscali Sweeden.

b) Uno- e

Uno-e ended 2004 with an ordinary margin of €59 million, a positive operating margin of €20 million and net income of €8 million, which represents a very significant improvement compared with 2003 and signified that the bank has managed to report significant profits following the integration of the consumer finance division of Finanzia. In 2004 the bank managed to maintain the funds managed in a very aggressive market, since it was managing 0.6 % more funds than at 2003 year-end. The changes in the price strategy led to a reduction in the volume of deposits gained, which was partly offset by the strong growth in off-balance sheet products. A salient feature of the year was a significant reduction in delinquency in relation to consumer financing with respect to 2003 and to the budget. These results were achieved in the first full year of integration, and place Uno-e in an excellent position to face up to the coming years.

c) One Travel

Gross sales in 2004 amounted to US$ 93 million, down 12% with respect to 2003. EBITDA was -€2.1 million in 2004, compared with -€0.5 million in 2003, due to lower consolidated revenues and the heavy dependence of these revenues on the sale of airline tickets, a business with a scant margin and for which there is a very competitive market. The consolidation of this company from April 2003 gave the Terra Group additional revenues of €31 million in 2003 and of €26 million in 2004.

4.- Cash

The “Cash” balance as of December 31, 2004, amounted to €529 million. The balance dropped in 2004 due mainly to the payment of a dividend of €1,136 million (€2 per share) at the end of July. Excluding the impact of this dividend payment, the Terra Group would have generated positive cash flow for the first time in its history of €71 million in 2004.

(1)	Based on information presented to the Audit Committee.

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Research and development

As part of its technological strategy to develop products and services for the Internet, the Terra Group places special emphasis on its research, development and innovation program, for which it is closely backed by highly prestigious companies in the industry, (such as Telefónica I+D), and which it coordinates actively and on an ongoing basis with the programs of other companies in the Telefónica Group, which is undoubtedly one of the main benchmarks in this area in the world.

In 2004 the Terra Group consolidated its active involvement in the European Celtic (Cooperation for a European Sustained Leadership in Telecommunications) initiatives program, as part of its work towards the development of applications and services and of proposals for the Sixth European Union Framework Program, which addresses the possibility of creating virtual communities that will provide a new generation of real-time multimedia communications services. Terra Networks is also participating, together with other Telefónica Group companies, in other highly significant European projects, such as Akogrimo (relating to mobile access to online services) and others included in the Eureka! program.

The monitoring of, active involvement in and promotion of open source development initiatives focused on the development of communication services is a firm pledge of the Terra Group for the open collaborative environments for software development.

In 2004 projects were also performed aimed at introducing information technologies within the framework of solutions for SMEs, focusing particularly on communications and e-commerce, since the Terra Group considers these to be essential tools for increasing the productivity and the business opportunities of these fundamental leverages to the world economy.

In the multimedia and entertainment services fields, the development of advanced on-line games platforms, streaming and downloading of audiovisual contents and systems for the management of rights on digital content were areas on which the research and development program focused most closely in 2004. The launch in the market of products such as “Terra Música” is a direct consequence of our R+D+i capability in this area.

As a general rule, the aforementioned developments are planned on the basis of the Company’s Innovation Plan and are carried out in strict compliance with a methodology aimed at the development of “Seis Sigma” quality products and services.

Management team changes

On January 27, 2004, the Board of Directors of Terra Networks, S.A. accepted the resignation of Edward M. Philip as a director of Terra Networks, S.A.

On February 24, 2004, the Board of Directors of Terra Networks, S.A. accepted the resignations of Luis Ramón Arrieta Durana and Joaquim Agut Bonsfills from the Board of Directors of Terra Networks, S.A.

The Stockholders’ Meeting of Terra Networks, S.A. held on June 22, 2004, resolved, inter alia, to ratify the appointment by cooptation of Joaquim Faura Battle as a director of the Company, for a period of five years pursuant to legislation and the Company’s bylaws.

The Board of Directors’ Meeting of Terra Networks, S.A. held on February 10, 2005, accepted the resignation from their posts of the directors Angel Vilá Boix and Telefónica Data Corp. Also, at that meeting, the Board of Directors of Terra Networks, S.A. appointed by cooptation the stockholders of the Company Alfonso Merry del Val Gracie and Fernando Labad Sasiaín as new directors to fill the aforementioned vacancies.

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Sale of Lycos

On October 5, 2004, Terra Networks, S.A. executed the agreement entered into on July 31, 2004, with the Korean company Daum Communications, Corp. whereby Terra sold all of the shares of Lycos, Inc. to that company.

Before the sale, Lycos, Inc. transferred certain assets to Terra Networks, S.A., including the holdings in Lycos Europe, N.V., and Terra Networks USA, LLP and other financial assets.

The book value of the transferred assets was €332.9 million. The selling price of Lycos, Inc. was set at US$ 108 million, and the gain from the transaction, taking into account the value of the assets received, amounted to €26 million.

Payment of dividend

On June 22, 2004, the Stockholders’ Meeting of Terra Networks, S.A. approved with a sufficient majority, the payment of a dividend with a charge to the “Additional Paid-in Capital” caption (Resolution Six).

The extraordinary dividend was paid in cash on July 30, 2004 with a charge to the “Additional Paid-in Capital” caption for a fixed amount of €2 gross per share on the Company’s outstanding shares, giving a total dividend of €1,136 million.

Capital reduction

On June 22, 2004, the Stockholders’ Meeting approved, inter alia, a capital reduction through the retirement of shares of treasury stock. Capital stock was reduced by €53,052,804, in order to retire 26,526,402 shares of treasury stock of €2 par value each.

As a result of this capital reduction, the Company’s capital stock consisted of 574,941,513 fully subscribed and paid shares of €2 par value each.

Treasury stock

On July 15, 2004, Terra Networks, S.A. announced that Barclays Bank had sold it, outside the market, 7,000,000 Terra Networks, S.A. shares at a price of €2.16 per share.

Consequently, as of December 31, 2004, Terra Networks owned 7,000,000 shares of treasury stock, covering the Stock Option Plan for employees of the Terra Group. These shares, which must be retired at the next Stockholders’ Meeting, represent 1.217% of capital stock, are valued at €2.16 and are recorded for a total amount of €15,120,000 under the “Treasury Stock” caption on the asset side of the accompanying balance sheet.

Events subsequent to year-end

a) Merger with Telefónica, S.A.

On February 9, 2005, Terra Networks, S.A. received an invitation from Telefónica, S.A. to merge the two companies.

At an extraordinary meeting on February 10, 2005, the Board of Directors of Terra Networks, S.A. was informed of the invitation of Telefónica S.A., and resolved to initiate a period of study and negotiation to determine the degree to which a potential merger would be in the interest of Terra Networks, S.A., and to study

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the terms and conditions thereof. For this purpose, the Board of Directors of Terra Networks, S.A., in the absence of the nominee directors appointed at the behest of Telefónica S.A. and in a process led by the independent directors, resolved to appoint Lehman Brothers and Citigroup as financial advisers in this transaction.

The Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. resolved at their respective meetings held on February 23, 2005, to approve a plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A., through the dissolution without liquidation of the former and the transfer en bloc of all its assets and liabilities to the latter, which will acquire, by way of universal succession, the rights and obligations of Terra Networks, S.A.

The exchange ratio for the shares of the companies to be merged, which was determined on the basis of the actual net worth values of Telefónica, S.A. and Terra Networks, S.A., will be as follows: two (2) shares of Telefónica, S. A., of one euro (€1) par value each, for every nine (9) shares of Terra Networks, S.A., of two euros (€2) par value each.

Also, the Board of Directors of Terra Networks, S.A. resolved, within the framework of the negotiations with Telefónica, S.A. in relation to the merger of the two companies, to propose to the Company’s next Stockholders’ Meeting that a dividend be distributed in cash, with a charge to the “Additional Paid-in Capital” account, of €0.60 gross for each of the Company’s outstanding shares carrying dividend rights on the payment date. This payment will be made prior to the registration of the aforementioned merger at the Mercantile Registry.

b) Sale of One Travel.com, Inc

On February 11, 2005, Terra Networks, S.A. resolved to sell its holding in One Travel.com, Inc., representing 54.15% of the capital stock, within the framework of various agreements entered into by between OneTravel.com, Inc. and the U.S. company RCG Companies, aimed at the merger of the two companies. The value of the transaction totals US$25.5 million.

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Annex B-1

Opinion of Morgan Stanley & Co. Limited

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Annex B-1

The Board of Directors

Telefónica, S.A.

Gran Vía, 28

28013 Madrid

Spain

February 23, 2005

Gentlemen,

We understand that Telefónica, S.A. (“Telefónica”) and Terra Networks, S.A. (“Terra”) propose to enter into an agreement substantially in the form of the draft dated February 23, 2005 (the “Merger Agreement”), which provides, among other things, for the merger of Telefónica and Terra (the “Merger”). Pursuant to the Merger Agreement, (i) every nine issued and outstanding Terra common shares, with a nominal value of Euro 2.00 per share, will be converted into the right to receive two new Telefónica common shares, with a nominal value of Euro 1.00 per share (such rate of exchange being the “Exchange Ratio”) and (ii) Terra will distribute an extraordinary dividend of Euro 0.60 per Terra common share prior to or upon the Merger (the “Dividend”) (the “Exchange Ratio” and the “Dividend” together being the “Total Consideration”). The terms a nd conditions of the Merger are more fully set out in the Merger Agreement.

As at the date hereof, we understand that Telefónica owns 75.87% of the shares in Terra.

You have asked for our opinion as to whether the Total Consideration pursuant to the Merger Agreement is fair from a financial point of view to Telefónica.

For the purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information relating to Telefónica and Terra respectively;

(ii) reviewed the reported prices and trading activity for the ordinary shares of Telefónica and Terra respectively;

(iii) compared the financial performance of Terra and Telefónica and the prices and trading activity of the ordinary shares of each of Telefónica and Terra with that of certain other comparable publicly-traded companies comparable with Telefónica and Terra, respectively and their securities;

(iv) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

(v) reviewed certain equity research reports prepared by a number of investment banks relating to Telefónica and Terra respectively;

(vi) reviewed certain equity research reports prepared by a number of investment banks relating to certain publicly-traded companies comparable with Telefónica and Terra respectively;

(vii) reviewed certain internal financial statements and other financial and operating information concerning Telefónica and Terra respectively;

(viii) reviewed Terra’s management business plan dated February 14, 2005;

(ix) discussed the past, current and future operations of Terra with the management of Telefónica;

(x) reviewed the pro-forma impact of the Merger on Telefónica’s earnings per share;

(xi) reviewed the Merger Agreement and certain related documents; and

(xii) considered such other factors, reviewed such other information and performed such other analyses as we have deemed appropriate.

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We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to internal financial statements, the financial projections and other financial data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Terra and Telefónica. We have discussed with the management of Telefónica the strategic rationale for the Merger and the perceived strategic, financial and operating benefits of the Merger for Telefónica if the Merger is consummated. We have not made any independent valuation or appraisal of the assets or liabilities of Telefónica or Terra, nor have we been furnished with any such appraisals. Further, in accordance with your instructions, we have only conducted a limited due diligence review for the purposes of this opinion and, in particular, we have not been provided with, or had, access to the management of Terra. With respect to legal, tax and accounting matters relating to the Merger, we have relied upon the information provided by and the judgments made by Telefónica and its legal, tax and accounting advisors.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the Merger.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions.

We have acted as financial advisor to the Board of Directors of Telefónica in connection with this transaction and we will receive a fee for our services, including a transaction fee which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Limited and its affiliates have provided financial advisory and financing services to Telefónica and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Telefónica in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Telefónica or any other company or currency or commodity that may be involved in this transaction.

Our opinion does not address the merits of the underlying decision by Telefónica to enter into the Merger and does not constitute an opinion or recommendation to any shareholder of Telefónica or Terra as to how such shareholder should vote at any shareholders’ meetings to be held in connection with the Merger. In addition, this opinion does not, in any manner, address the prices at which Telefónica’s ordinary shares will trade following consummation of the Merger.

It is understood that this letter is for the information of the Board of Directors of Telefónica and may not be referred to, disclosed to any third party or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Telefónica is required to make with the U.S. Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law, provided that the form and content of any such disclosure has been approved in advance by Morgan Stanley in writing.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Total Consideration pursuant to the Merger Agreement is fair from a financial point of view to Telefónica.

Very truly yours,

MORGAN STANLEY & CO. LIMITED

By:	/s/ JOAQUÍN ARENAS
Name:	Joaquín Arenas
Title:	Managing Director

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Annex B-2

Opinion of Lehman Brothers Europe Limited

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Annex B-2

To the Attention of:

Board of Directors

Terra Networks S.A.

Barcelona

C/Nicaragua, n. 54

28029 Barcelona

Members of the Board:

We understand that Telefónica, S.A. (“Telefónica “) has made a proposal to merge with Terra Networks, S.A. (the “Company”) (the “Proposed Transaction”). The suggested consideration to be offered to Company shareholders by Telefónica consists of two Telefónica share per each nine Company shares (the “Exchange Ratio”), after the payment of an extraordinary dividend by the Company to its shareholders of €0.60 per share. The terms and conditions of the Proposed Transaction, which is structured as a “Fusion por Absorcion” (Statutory Merger), are set forth in more detail in the draft “Proyecto de Fusion de 9th February 2005” (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders (other than Telefónica) of the Exchange Ratio to be offered in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, and in relation to the Company, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company’s common stock since its initial public offering to the present and a comparison of that trading history with those of other companies that we deemed relevant, and (5) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, and in relation to Telefónica we reviewed and analyzed such publicly available information as we deemed relevant and, in particular the consensus price targets for Telefónica shares published by research analysts and an analysis of the recent trading performance of the Telefónica shares. We have not had access to non-public information relating to Telefónica nor have we met with its management team to assess its future prospects.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. At your request, we also retained independent counsel to advise us on certain matters relating to the material tax attributes of the Company and the effect of the Proposed Transaction on those attributes, and we have relied on that advice. With respect to the financial projections of the Company, including information as to the Company’s material tax attributes, upon advice of the Company we have assumed that such projections and information have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of, and information

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available to, the management of the Company as to the future financial performance and tax attributes of the Company. However, for purposes of our analysis, we have also utilized our own sector wide and company specific assumptions and estimates which resulted in certain adjustments to the projections of the Company. We have discussed these adjusted projections with the management of the Company and they have agreed with the logic of the use of such adjusted projections in arriving at our opinion. In arriving at our opinion we have (i) taken into account, among other factors, the proposed dividend of €0.23 to be paid by Telefónica to its shareholders in respect of 2004 and the proposed distribution by Telefónica of one Telefónica share for each 25 Telefónica shares, in which Company shareholders will not participate and (ii) not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, we were not asked or authorized to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Based on publicly available information, we have assumed, for the purposes of our opinion, that the Company has 561.2 million shares currently in issue, which number excludes treasury shares and options to acquire shares currently out of the money. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered in the Proposed Transaction is fair to the shareholders of the Company (other than Telefónica).

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to vote in favor of the Proposed Transaction at the upcoming Annual Shareholder Meeting.

Very truly yours,

By:	/s/ JUAN GICH
Juan Gich Managing Director February 23, 2005

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Opinion of Citigroup Global Markets Limited

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February 23, 2005

The Board of Directors

Terra Networks, S.A.

Via Dos Castillas 33, Atica, Ed. 1

28224—Pozuelo de Alarcon (Madrid)

Spain

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the ordinary shares (“Shares”) of Terra Networks, S.A. (“Terra”) of the Consideration (defined below) set forth in a “Proyecto de Fusión” (the “Agreement”) to be entered into between Terra and Telefónica, S.A. (“Telefónica”). As more fully described in the Agreement, (i) Terra will be merged with and into Telefónica (the “Merger”) and (ii) each outstanding Share, other than Shares held by Telefónica, will be converted into the right to receive 2/9ths of an ordinary share of Telefónica (“Telefónica Shares”) (the “Consideration”).

In arriving at our opinion, we reviewed a draft dated February 23, 2005, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Terra concerning the businesses, operations and prospects of Terra. We examined certain publicly available business and financial information relating to Terra and Telefónica as well as certain financial forecasts and other information and data relating to Terra, including information as to Terra’s material tax attributes, which were provided to or discussed with us by the management of Terra. We were not, however, provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica. We reviewed the financial terms of the Merger in relation to, among other things: current and historical market prices and trading volumes of Shares and Telefónica Shares; the historical and projected earnings and other operating data of Terra and Telefónica; and the capitalization and financial condition of Terra and Telefónica. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Terra and Telefónica. We have taken into account, among other factors, the proposed dividend of €0.23 per Telefónica Share in respect of 2004 and the proposed distribution by Telefónica of one Telefónica Share for each 25 Telefónica Shares, in which the holders of Shares will not participate, and the proposed dividend of €0,60 per Share to be paid by Terra to all holders of Shares. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Terra that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Terra, including information as to Terra’s material tax attributes, provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Terra that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Terra as to the future financial performance of Terra and the expected realization by Terra of its material tax attributes. At your request, we also retained independent counsel to advise us on certain matters relating to the

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material tax attributes of Terra and the effect of the Merger on those attributes, and we have relied on that advice. We have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Agreement in the form reviewed by us, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Terra or Telefónica. Representatives of Terra have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us (other than changes that are favorable to the holders of Shares). Our opinion, as set forth herein, relates to the relative values of Terra and Telefónica. We are not expressing any opinion as to what the value of the Telefónica Shares actually will be when issued pursuant to the Merger or the price at which the Telefónica Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Terra or Telefónica (other than material tax attributes of Terra, referred to above) nor have we made any physical inspection of the properties or assets of Terra or Telefónica. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Terra. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Terra or the effect of any other transaction in which Terra might engage. In particular, we have taken into account the fact that Telefónica currently controls Terra. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. We do not assume any obligation to update this opinion after the date hereof.

Citigroup Global Markets Limited has acted as financial advisor to Terra in connection with the proposed Merger and will receive a fee for such services upon delivery of this opinion. We and our affiliates in the past have provided services to Terra and Telefónica unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Terra and Telefónica for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Terra, Telefónica and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Terra in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to the Board of Directors of Terra or any stockholder as to how such Directors or stockholder should vote or act on any matters relating to the proposed Merger. This opinion should not be taken to supplant any additional inquiries or procedures that the Board of Directors of Terra should undertake in its evaluation of the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Shares (other than Telefónica and its affiliates).

Very truly yours,

/s/ ALBERTO IBAÑEZ
Alberto Ibañez Chairman Citigroup Spain and Portugal

CITIGROUP GLOBAL MARKETS LIMITED

23rd February 2005

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Report of the Spanish Independent Expert

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Free translation of the report originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails.

To the Directors of

Telefónica, S.A. and

Terra Networks, S.A.

Pursuant to the provisions of article 236 of the Revised Text of the Spanish Corporations Law Ms. Eloísa Bermejo Zofio, Mercantile Registrar number IV for Madrid and its province, appointed KPMG Auditores, S.L. as independent expert to prepare this single report regarding the plan to carry out a merger by absorption of Terra Networks, S.A. by Telefónica, S.A. (hereinafter jointly referred to as the Companies) and about the net equity contributed by the company that will disappear and, in particular, as to whether or not the share exchange ratio is justified, the methods that have been used to calculate it and whether these are appropriate, stating the values determined and any specific valuation difficulties that may exist, as well as stating whether the net equity contributed by the company that will be dissolved is at least equal to the increase in share capital of the acquiring company.

1 Description of the Transaction

1.1 Identification of the entities participating in the merger

•	Telefónica, S.A. (hereinafter Telefónica)

Telefónica, domiciled in Madrid, at Gran Vía, 28, was incorporated for an indefinite period by means of a notarial instrument executed before Mr. Alejandro Roselló Pastor, a Madrid Notary, on April 19, 1924, at entry No. 141 in his notarial register.

Telefónica is registered with the Commercial Registry of Madrid, in Book 12.534, Folio 21, Page M-6.164.

Telefónica’s Taxpayer ID number is A-28.015.865.

•	Terra Networks, S.A. (hereinafter Terra)

Terra, domiciled in Barcelona, at Nicaragua, 54, was incorporated for an indefinite period as Telefónica Comunicaciones Interactivas, S.A. by means of a notarial instrument executed before Mr. José Antonio Escartín Ipiens, a Madrid Notary, on December 4, 1998, at entry No. 5,276 in his notarial register, and changed its name to the current one by virtue of an instrument dated October 1, 1999, drawn up before Mr. Francisco Arriola Garrote, a Madrid Notary, and recorded under entry No. 1,269 in his notarial register. Terra moved to its current domicile by resolution adopted at the ordinary general shareholders’ meeting held on June 8, 2000, converted into a public instrument before Mr. Nicolás Ferrero López, a Notary of Pozuelo de Alarcón, on August 3, 2000, and recorded under entry No. 2,893 in his notarial register.

Terra is registered with the Commercial Registry of Barcelona, in Book 32.874, Folio 165, Page B-217.925.

Terra’s Taxpayer ID number is A-82.196.080.

1.2 Merger share exchange ratio

In accordance with the Merger Plan prepared by the boards of directors of Telefónica and Terra (hereinafter, the Plan or the Merger Plan), approved on February 23, 2005, the exchange ratio for the shares of the entities participating in the merger, which was determined by the Boards of Directors of Telefónica and Terra on the basis of the actual value of the corporate assets and liabilities of Telefónica and Terra, will be as follows (with no supplemental cash compensation):

Two (2) shares of Telefónica, each having a par value of one euro (€1), for every nine (9) Terra shares, each having a par value of two euro (€2).

The dividends that both companies plan to distribute (see section 1.6) have been taken into consideration in determining the share exchange ratio.

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Furthermore, as mentioned in the Plan, Morgan Stanley & Co. Limited, (hereinafter Morgan Stanley) as Telefónica’s financial advisor for this transaction (hereinafter, the Transaction) has expressed to the company’s board of directors in its fairness opinion that the agreed-upon exchange ratio to be paid by Telefónica was fair from a financial point of view for Telefónica’s shareholders. For their part, Lehman Brothers Europe Limited International (Europe), Spanish Branch, (hereinafter the Lehman) and Citigroup Global Markets Limited, (hereinafter the Citigroup) as Terra’s financial advisors for the Transaction, have expressed to the latter company’s board of directors in their fairness opinion that from a financial point of view the agreed-upon exchange ratio is fair for the shareholders of Terra other than its majority shareholder, Telefónica.

1.3 Merger balance sheets

For the purposes set forth in Article 239 of the Revised Text of the Spanish Corporations Law, the balance sheets for the merger shall be deemed to be the individual balance sheets of Telefónica and Terra as of December 31, 2004. These balance sheets were prepared by the respective boards of directors on February 23, 2005 and verified by the auditors of both companies and will be submitted for the approval of the shareholders at the general shareholders’ meetings of each of the companies that must decide on the merger, prior to the adoption of the merger resolution itself.

The merger balance sheet as at December 31, 2004 of Telefónica has been audited by Deloitte, S.L. who issued an unqualified audit report thereon dated March 4, 2005.

The merger balance sheet as at December 31, 2004 of Terra has been audited by Deloitte, S.L who issued an audit report on the individual annual accounts dated February 24, 2005 including the following emphasis paragraphs which are transcribed literally:

“3) Since the Company is the head of a group and meets certain requirements, it is obliged under current legislation to prepare separate consolidated financial statements, on which we issued our auditors’ report on this same date which was qualified for the same uncertainty as that described in paragraph 5 to this report. The effect of consolidation, which was performed on the basis of the individual accounting records of the companies composing the Terra Group, with respect to the individual financial statements referred to above, was to decrease assets and the income for the year by €303,399 thousand and €26,945 thousand, respectively, and to increase reserves by €27,717 thousand (see Note 4-c to the financial statements referred to above).

4) On February 23, 2005, the Board of directors of Terra Networks, S.A., approved the plan for the merger of Telefónica, S.A. and the Company. This merger has not yet been approved by the respective Stockholders’ Meetings. In this connection, the financial statements referred to above were prepared without taking into account the effects, if any, that could arise from the aforementioned merger.

As of December 31, 2004, the “Long-Term Investments” caption included a balance of €287,009 thousand, relating to prepaid income taxes and tax assets capitalized for tax losses incurred in 2001 and prior years (see Note 9). The directors of Terra Networks, S.A. consider that, subject to the materialization of certain circumstances and the fulfillment of certain assumptions, and based on the projections and business plans prepared by their external advisers for the next ten years, in the context of the aforementioned merger, this amount is recoverable in the aforementioned period of time. In view of the nature of any business plan, which is based on future expectations, significant differences may arise between the projected and actual results. Management of Terra Networks, S.A. intends to update the plan every year and, in any case, whenever the evolution of the business makes this necessary.”

The report also includes the following qualification:

“5) As indicated in Note 14-d)1, as of the date of this Auditors’ Report no decision had yet been handed down in relation to the claim for damages of an unquantified amount, filed by IDT (International

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Discount Telecommunications Corporation) against Terra Networks, S.A., Terra Networks USA, Inc. and Telefónica, S.A. The Company’s directors and their external legal advisers consider that Terra Networks, S.A., has solid arguments on which to oppose the claims; although at the present stage of the proceedings they consider that they cannot predict the final outcome thereof.”

1.4 Maximum increase in capital of Telefónica

The Merger Plan states that, at the date of the Plan, Telefónica held four hundred and thirty-six million two hundred and five thousand four hundred and nineteen (436,205,419) Terra shares, representing seventy five point eighty seven percent (75.87%) of the share capital.

The share capital of Terra is represented by 574,941,513 shares. The report also states that at that date, Terra held seven million (7,000,000) treasury stock, which were allocated for redemption following the amendment of the hedging system for the various Terra stock option plans for employees and management. The above-mentioned seven million (7,000,000) shares will not be part of the exchange, in compliance with the provisions of Article 249 of the Revised Text of the Spanish Corporations Law and similar provisions, although, following the registration of the merger, Telefónica will succeed Terra as the entity bound by such plans, which will be amended in accordance with the share exchange ratio established in this Plan. To avoid prejudice to the interests of the beneficiaries of these plans, Telefónica will establish, if necessary, mechanisms to ensure that due attention will be given to the commitments assumed by Terra in connection with the above-mentioned stock option plans.

Considering that the share capital of Terra is represented by 574,941,513 shares and that at the date of the merger Terra will hold 7,000,000 treasury stock, the maximum number of Terra shares that may be subject to the exchange would be 131,736,094 and, therefore, the maximum number of Telefónica shares to be conveyed to the Terra shareholders in the exchange would amount to 29,274,687.555.

Considering that the shares are indivisible and that fractions of shares cannot be issued or conveyed, it is imperative that the total number of Terra shares on the market for the share exchange must be a multiple of the share exchange ratio for the exchange to be properly carried out. Consequently, Telefónica plans to acquire seven additional Terra shares. In this case, the maximum number of shares necessary to perform the share exchange would be 29,274,686.

The Plan states that, if necessary, Telefónica will increase its share capital by the exact amount needed to make the exchange for Terra shares in accordance with the exchange ratio established in the Merger Plan.

The increase would be carried out through the issuance of the precise number of shares, each having a nominal value of one euro (€1), belonging to the same single class and series as the current Telefónica shares, as represented by book-entry accounts, with the application, in any event, of the provisions of Article 249 of the Corporations Law. In particular, the Terra shares held by Telefónica will not be exchanged, and will be cancelled.

The difference between the net book value of the assets and liabilities received by Telefónica by virtue of the merger covered by the Plan and the par value of the new shares issued by Telefónica – adjusted, if necessary, by the proportion represented by the new shares of the total shares delivered in exchange – shall be treated as share issuance premium.

Both the par value of such shares and the corresponding share issuance premium shall be entirely paid-up as a result of the en bloc conveyance of the corporate assets and liabilities of Terra to Telefónica, which, through universal succession, shall acquire the rights and obligations of Terra.

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Based on Terra’s individual annual accounts at December 31, 2004, the value of shareholders’ equity of Terra, amounted to Euro 1,633,964 thousand at that date. The value of shareholders’ equity of Terra, net of treasury stock, at that date amounted to Euros 1,618,844 thousand.

Prior to execution of the merger, Terra plans to distribute a dividend of €0.60 per share issued with dividend-receipt rights, which should be taken into account in determining the book value of the assets and liabilities of Terra that will be transferred to Telefónica. The total amount of this dividend, considering that Terra’s treasury stock currently totals 7,000,000 shares, would be Euros 340,765 thousand.

Consequently, the total amount of the share capital increase that Telefónica would be required to make would amount to Euros 29,274,686. The maximum share issuance premium, calculated on the basis of the net assets and liabilities of Terra at December 31, 2004 less the total amount of the dividends that Terra plans to distribute prior to the inscription of the merger in the Commercial Registry would amount to Euros 267,180 thousand.

Not withstanding the above, the maximum amount of the capital increase to be carried out by Telefónica pursuant to the established exchange ratio may be reduced through the delivery to Terra shareholders of old own shares held by Telefónica as treasury stock.

1.5 Date from which the shares delivered in exchange will carry the right to participate in corporate earnings

Shares that may be issued by Telefónica in connection with the capital increase mentioned in the previous paragraph, will entitle their owners to participate in the corporate earnings obtained by Telefónica as from January 1, 2005.

Previously existing Telefónica shares and shares delivered or issued in connection with the exchange will participate, with equal rights in proportion to the par value of each share, in distributions made after the date that the merger deed is recorded with the Commercial Registry.

1.6 Dividends

For the preparation of this Merger Plan and the determination of the share exchange ratio indicated in Section 1.2 above, the boards of directors of Telefónica and Terra took into consideration the following dividend-payment plans:

a. Telefónica plans to make the following distributions:

i. Payment of an interim dividend on account of the earnings for the fiscal year ended December 31, 2004, which will be paid on May 13, 2005. This dividend was announced by the board of directors at its meeting held on January 26, 2005 and amounted to €0.23 per share.

As indicated in Section 1.5 above, Terra shareholders who become Telefónica shareholders as a result of the merger will not benefit from this dividend. This has been taken into consideration in the calculation of the share exchange ratio.

ii. The distribution of Telefónica’s treasury stock, at the ratio of one share of treasury stock for every twenty-five shares owned by the shareholders, to be charged against the share issuance premium. The proposal for this distribution plan was approved by the board of directors at its meeting held on November 24, 2004. The distribution is subject to the corresponding approval by the shareholders of Telefónica at their ordinary general meeting. The payment is expected to be made during the days following the meeting and, in any event, before the merger of Telefónica and Terra is recorded with the Commercial Registry.

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Terra shareholders who become Telefónica shareholders as a result of the merger will not benefit from such distribution. This was therefore taken into consideration in the determination of the share exchange ratio.

iii. The payment of a dividend with a charge against the share issuance premium which should be paid on November 11, 2005. The proposal for this dividend was announced by the board of directors at its meeting held on November 24, 2004. The distribution is subject to the corresponding approval by shareholders at the ordinary general shareholders’ meeting of Telefónica. The exact amount of this dividend is expected to be €0.27 per share.

Unlike the provisions for dividends described above in subsections (i) and (ii), this dividend will be received by both the Telefónica shareholders and the Terra shareholders who become Telefónica shareholders as a result of the merger. This was therefore not taken into consideration in the determination of the share exchange ratio.

b. Terra expects to distribute a dividend of €0.60 per share, with a charge to the share issuance premium. The proposal for this distribution was approved by the board of directors at its meeting held on February 23, 2005. The distribution is subject to the corresponding approval by the shareholders at the ordinary general shareholders’ meeting of Terra. Payment is expected to be made during the days following the meeting and, in any event, before the merger of Telefónica and Terra is recorded with the Commercial Registry.

Only the shareholders of Terra will benefit from such distribution. This was therefore taken into consideration in the determination of the share exchange ratio.

1.7 Date of the accounting effects of the merger

January 1, 2005 is established as the date from which the transactions of Terra shall be deemed for accounting purposes to be for the account of Telefónica.

1.8 Administrative authorizations

The effectiveness of the planned merger shall be subject to the provision of notices and the procurement of the applicable relevant authorizations and registrations in Spain and in the other jurisdictions in which both companies are present.

2 Valuation methods used to determine the share exchange ratio

A description of the methods followed by the Boards of Directors of Telefónica and Terra to determine the share exchange ratio, based on information received from these companies, is as follows:

2.1 Telefónica

The actual value of Telefónica used by the Boards of Directors to determine the share exchange ratio amounted to €66,361 million. This amount has been calculated based on the closing trading price of Telefónica on February 21, 2005 (€14.19 per share), discounting a total of €0.80 per share. This adjustment has been made on the basis of the dividends that Telefónica intends to distribute prior to registration of the merger and which, accordingly, will not be attributable to the shareholders of Terra once the share exchange has taken place. The dividends considered are as follows: (i) a dividend of €0.23 per share on account of profits for the year ended December 31, 2004, which will be paid to the current shareholders of Telefónica on May 13, 2005; and (ii) a non-monetary dividend, with a charge to the share issuance premium, of one share from Telefónica treasury stock for every twenty five shares held by the Telefónica shareholders which is planned to be paid immediately

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after the ordinary general meeting of shareholders is held to decide upon the merger. The estimated value of this dividend is €0.57 per share. The €0.27 dividend per share that is planned to be paid on November 11, 2005 has not been taken into consideration in making the adjustment because it will be paid subsequent to the registration of the merger and, consequently will benefit both the shareholders of Telefónica and the shareholders of Terra and will therefore not affect the share exchange ratio.

The closing trading price of Telefónica shares adjusted for the aforementioned dividends amounts to €13.39 per share and, multiplied by a total of 4,956 million Telefónica shares amounts to €66,361 million.

The Companies, after consultation with their financial advisors, consider that the valuation method based on the market quotation of the company is justified given the high level of liquidity of Telefónica shares.

Based on the information received from Telefónica, management of Telefónica contracted the services of Morgan Stanley as financial advisors for the Transaction, and to assist Telefónica with the valuation process of the Companies and Telefónica’s determination and justification of the merger exchange ratio.

Appendix I includes the report prepared by Telefónica summarizing the valuation analyses and the justification of the share exchange ratio prepared by Telefónica with the financial advice of Morgan Stanley.

2.2 Terra

The actual value of Terra used by the Boards of Directors to determine the share exchange ratio is €1,690 million. This actual value has been based on the sum-of-the-parts method, principally based on the discounting of cash flows, which has been contrasted with the following valuation methods: (i) multiples of comparable quoted companies, (ii) multiples paid in comparable transactions (iii) market quotations, and (iv) target prices of equity analysts. Furthermore, a dividend of €0.60 has been discounted which Terra plans to distribute prior to the registration of the merger. The resulting unit value of the Terra share is €2.98.

Based on the information received, Terra contracted the services of Citigroup and Lehman as financial advisors for the Transaction, and to assist Terra with the valuation process of the Companies and Terra’s determination and justification of the merger exchange ratio.

Appendix II includes the reports prepared by Terra summarizing the valuation analyses and the justification of the exchange ratio prepared by Terra based on the advice of its financial advisors, Citigroup and Lehman.

3 Scope and procedures applied in our work

Our analyses and confirmations have been carried out solely to comply with the requirements of article 236 of the Revised Text of the Spanish Corporations Law. The following procedures have been employed in our work:

3.1 Procurement and analysis mainly of the following information:

•	The Merger Plan of February 23, 2005 formulated and approved by the boards of directors of Telefónica and Terra.

•	Certificates of agreements of the boards of directors of Telefónica and Terra relating to the approval of the Merger Plan of February 23, 2005.

•	Fairness opinions and valuation analysis documents on the Companies prepared by Morgan Stanley & Co. Limited, Lehman Brothers International (Europe), Spanish Branch and Citigroup, upon request of the respective boards of directors of the respective Companies.

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•	Information prepared by Terra and Telefónica in reply to the information required by the CNMV relating to the merger transaction dated February 25, 2005 and March 23, 2005.

•	Individual and consolidated audited annual accounts of Telefónica and Terra for the years ended December 31, 2003 and 2004, audited by Deloitte, S.L. Audited annual accounts of Terra Networks España, S.A., Sociedad Unipersonal for the year ended December 31, 2004 audited by BDO Audibería Aduitores, S.L.

•	Strategic Plan of Terra for the period from 2005 to 2008 both inclusive.

•	Budget for Terra in respect of 2005.

•	Financial projections of the statements of profit and loss of Terra prepared by management for the period from January 1, 2005 to December 31, 2008.

•	Analytical financial information for Terra, by line of business, for the years ended December 31, 2003 and 2004.

•	Financial projections of the statements of profit and loss of Telefónica prepared by management for the period from January 1, 2005 to December 31, 2008.

•	Tax and legal reports relating to the planned merger, prepared for or by the management of each Company.

•	Strategic Alliance Framework Agreement signed between Telefónica and Terra.

•	Other commercial and shareholder contracts of the Companies, including those relating to options and binding offers for the purchase/sale of significant shareholdings or those under negotiation, which were considered relevant to the performance of our work.

•	Stock exchange information on the quotations of Telefónica and Terra shares.

•	Stock exchange information on shares of companies comparable to Telefónica and Terra.

•	Public information on transactions concerning shares of companies with similar activities to those of Terra and Telefónica or any of their businesses, where appropriate.

•	Financial reports prepared by equity research analysts on Telefónica and Terra.

•	Other information considered relevant to our work.

3.2 Review and analysis using available information of each of the valuation analysis documents and the Fairness Opinions provided by the respective investment banks.

3.3 Review of the valuation methodologies employed and the respective parameters used by the Boards of Directors to determine the share exchange ratio for the projected merger, with available supporting documentation.

3.4 Sensitivity analysis of the most significant variables which could affect the business of the Companies and, consequently, their estimated values and the corresponding share exchange ratio.

3.5 Meetings with management of both Companies and their advisors and auditors to gather other information, where applicable, which may be considered relevant to our work.

3.6 Procurement of a letter signed by the management of each Company confirming that, to the best of their knowledge, we have been provided with all information considered relevant for the preparation of our independent expert report, and that no other events have taken place between the date of the auditors’ reports of

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Telefónica and Terra for the year ended December 31, 2004 and the date of our report that have not been brought to our attention and which may substantially modify the true and fair view of the Companies’ net equity and/or financial position at that date and, consequently, affect the merger share exchange ratio.

Our work has been based on audited and/or unaudited information provided by Management of the Companies. For the purposes of our work we have assumed the integrity and accuracy of this information and that it reflects the Companies’ Management’s best estimates of the future operating and financial prospects of the businesses.

Our work has also been based on information taken from public sources. However, our work did not include contrasting this information with external evidence. Nonetheless, we have confirmed, to the extent possible, that information provided is consistent with other data that has been provided to us during the course of our work.

We have assumed that all the required authorisations and registrations in Spain and other jurisdictions, in which the companies are present necessary to carry out the proposed merger transaction will be obtained without any adverse effect to Telefónica or Terra or the expected benefits of the merger transaction which could have a significant effect on our analysis.

We would also point out that our work is of an independent nature and therefore does not represent any kind of recommendation to Companies’ management, shareholders or to third parties in relation to the position which should be taken regarding the planned merger Transaction or other transactions involving the Companies’ shares. Our work does not address the relative merits of the current or past business strategies of the Companies or the planned merger transaction as compared to other business strategies or transactions that might be available to the Companies, nor does it address the underlying business decision of the Companies to proceed with the proposed merger transaction.

4 Special valuation difficulties

4.1 In addition to objective factors, all valuation work involves subjective factors which require the use of judgment. Consequently, the “value” obtained represents only a point of reference for the parties interested in carrying out a transaction. It is therefore not possible to provide assurance that third parties would necessarily agree with the conclusions reached.

4.2 It should also be taken into consideration that, in the context of an open market, different prices could exist for a particular business due to a number of subjective factors.

4.3 The discounted cash flow method used, among others, by the Companies and their financial advisors for the valuation of Terra and Telefónica has been based on the financial projections of the Companies prepared in accordance with the assumptions determined by the Companies’ management, comprising their best estimates and judgments based on current circumstances and expected developments. Given the uncertainties inherent in any information concerning the future, certain assumptions may not materialize as initially defined and unexpected events could occur. It should be also taken into consideration that Terra forms part of the Telefónica group and the policies of both companies could therefore be more closely inter–related. Considering both of these circumstances, the estimated results and cash flows may not materialize as defined. If Telefónica were not a shareholder of Terra the results and cash flows could differ from those used and the values obtained could therefore be affected.

4.4 Based on the information received in relation with Terra’s sale of its participation in Lycos Inc. in 2004, Telefónica is considering the possibility of reporting additional tax losses for the 2004 tax year, under the procedure established in the third additional provision of Royal Decree 1163 of 21 September 1990, up to a

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maximum additional amount of €7,418 million. The additional tax loss carried forward would arise as a result of using, as the tax acquisition value of the shares in Lycos Inc, their fair market value at acquisition date rather than their net book value at which they were accounted for. Although, based on the interpretation of applicable tax legislation, certain technical arguments exist to support the rectification of the income tax return to claim the additional tax losses, the absence of identical or similar precedents that permit their application gives rise to reasonable uncertainties as to their possible acceptance by the tax authorities and, consequently, the possible effective use of such tax credits by the consolidated tax group of Telefónica, as well as the period in which these tax credits would become available for use.

4.5 We would point out that in accordance with information obtained and meetings held it is not possible to reliably estimate the terms or probability of renewal of the Strategic Alliance Framework contract between Telefónica and Terra dated February 12, 2003 when it expires on December 31, 2008. By virtue of this contract Telefónica guaranteed Terra a minimum margin of €78.5 million per annum until December 31, 2008 measured as the difference between the income resulting from the services rendered as a result of this agreement and the directly associated costs and investments.

4.6 The audit report on the consolidated annual accounts of Terra for the year ended December 31, 2004 included the following qualification:

“5) As indicated in Note 17-d)1, as of the date of this Auditors’ Report no decision had yet been handed down in relation to the claim for damages of an unquantified amount, filed by IDT (International Discount Telecommunications Corporation) against Terra Networks, S.A., Terra Networks USA, Inc. and Telefónica, S.A. The Company’s directors and their external legal advisers consider that Terra Networks, S.A., has solid arguments on which to oppose the claims; although at the present stage of the proceedings they consider that they cannot predict the final outcome thereof.”

Consequently, the estimated range of values might have been affected had the outcome of the current uncertainty regarding this claim been known.

5 Conclusions

Based on the work carried out, with the sole purpose of complying with article 236 of the Revised Text of the Spanish Corporations Law and considering those matters described in section 4 above, we consider that:

•	The valuation methodologies used by the Boards of Directors to determine the actual value of the Companies are appropriate in the context and the circumstances of the proposed transaction, and justify the share exchange ratio proposed in the Merger Plan.

•	The net equity transferred by the company that will be dissolved is at least equal to the maximum increase in capital of the acquiring company as foreseen in the Merger Plan.

Our conclusion should be interpreted within the context of the scope of our verifications, which does not include responsibilities other than those relating to the reasonableness of the methods employed and the proposed share exchange ratio.

This report has been prepared exclusively to comply with the provisions of article 236 of the Revised Text of the Spanish Corporations Law and should not be used for any other purpose.

(Signed)

Ana Martínez Ramón
Partner

April 2005

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Free translation of the report originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails.

Appendix I

Telefónica engaged Morgan Stanley & Co. Limited (hereinafter Morgan Stanley) to provide financial advisory services, including the assistance to Telefónica in the valuation of the companies, and the determination of the proposed merger exchange ratio. On February 23, 2005 Morgan Stanley rendered a fairness opinion to the Board of Directors of Telefónica in relation to the Transaction, in which it concluded that, based upon and subject to the considerations set forth in the said document, the exchange ratio to be paid by Telefónica and the extraordinary dividend of €0.60 per share to be distributed by Terra to its shareholders pursuant to the Merger Plan were fair from a financial point of view for Telefónica.

Telefónica determined the financial terms of the Transaction reflected in the Merger Plan based on valuation work performed, the advisory services of Morgan Stanley and negotiations with Terra under market conditions.

As part of its financial advisory services to Telefónica, Morgan Stanley carried out various analyses of the valuation of the companies in relation to the preparation of its fairness opinion. The analyses, summarized below, were based on closing prices for the ordinary shares of Telefónica and Terra as of February 21, 2005, adjusted to reflect the following dividend distributions announced by each of the two companies:

i. Telefónica’s share price: adjusted for a total of €0.80 per share in dividends announced by Telefónica (which will not be payable to Terra’s current shareholders in respect of the Telefónica shares they will receive following the merger, pursuant to the Merger Plan) as follows: (a) €0.23 per share cash dividend payable to Telefónica’s current shareholders on May 13, 2005; on account of profits for the year ended December 31, 2004; and (b) the distribution of one Telefónica share held in treasury stock for every 25 Telefónica shares held by current Telefónica shareholders with a charge to the share premium reserve following the annual general shareholders’ meeting to be held on May 25, 2005 (estimated at €0.57 per share at Telefónica’s closing share price as of February 21, 2005).

ii. Terra’s share price: adjusted for the extraordinary cash dividend of €0.60 per share announced by Terra’s board on February 23, 2005, which will be distributed to Terra’s current shareholders prior to inscription of the merger in the Commercial Registry.

Trading Range Analysis

Morgan Stanley reviewed the range of closing prices of Telefónica and Terra ordinary shares for various periods ended February 21, 2005. Morgan Stanley observed the following:

Period ended February 21, 2005	Telefónica		Terra
Last Three Months	€12.18 -	€13.76	€2.20 -	€2.70
Last Six Months	€10.66 -	€13.76	€2.17 -	€2.70
Last Twelve Months	€10.40 -	€13.76	€2.17 -	€2.70

Morgan Stanley calculated that the exchange ratio of 2 Telefónica ordinary shares for every 9 Terra ordinary shares pursuant to the Merger Plan represented a 15% premium on the unaffected share price of Terra ordinary shares as of February 11, 2005, and a 14% premium on the average price of Terra ordinary shares for the 30 trading days prior to February 21, 2005.

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Comparable Companies Analysis

Morgan Stanley compared certain financial information of Telefónica and Terra with publicly available consensus financial projections in analysts’ reports for other companies that shared similar business characteristics to Telefónica and Terra, respectively. The companies used in this comparison were as follows:

i. With respect to Telefónica: Belgacom, British Telecom, Deutsche Telekom, France Telecom, KPN, Hellenic Telecommunications (OTE), Portugal Telecom, Swisscom, Tele Danmark (TDC), Telecom Italia, TeliaSonera, Telekom Austria and Telenor; and

ii. With respect to Terra: using as reference the unaffected closing share price of T-Online as of October 8, 2004 (prior to Deutsche Telekom’s announcement of a minority buy-out tender offer followed by a merger with T-Online)

For the purposes of this analysis, Morgan Stanley analyzed the ratio of enterprise value (defined as market capitalization plus total debt less cash and cash equivalents, plus other adjustments) to estimated calendar year 2005 earnings before interest, taxes, depreciation and amortization for Telefónica and to estimated calendar year 2006 earnings before interest, taxes, depreciation and amortization for Terra. Morgan Stanley applied this multiple to Telefónica’s 2005 and Terra’s 2006 earnings before interest, taxes, depreciation and amortization, utilizing as information sources for Telefónica, publicly available consensus financial projections analysts’ reports, and for Terra, financial projections prepared by the management of Terra.

Based on Telefónica’s and Terra’s current number of outstanding ordinary shares and options, Morgan Stanley estimated the implied value per Telefónica and Terra ordinary share, respectively, as of February 21, 2005, as follows:

Financial data	Relevant data Statistic (EBITDA)	Comparable Companies’ Multiples	Implied Value Per Share
Telefónica Aggregate Value to Estimated 2005
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	€14,301 million	5.6x - 6.6x	€10.89 - €13.77
Terra Aggregate Value to Estimated 2006
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	€60 million	12.6x	€2.67

None of the companies utilized in the comparable companies analysis are identical to Telefónica or Terra. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Telefónica or Terra, such as the impact of competition on the businesses of Telefónica or Terra and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Telefónica or Terra or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley calculated the range of equity values per ordinary share for Telefónica and Terra based on a discounted cash flow analysis. With respect to Telefónica, Morgan Stanley relied on publicly available consensus financial projections in analysts’ reports for calendar years 2005 through 2010 and extrapolations from these

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projections for calendar years 2011 through 2014. In arriving at a range of equity values per share of Telefónica ordinary shares, Morgan Stanley calculated the terminal value by applying a range of perpetual growth rates ranging from 1.0% to 1.5% . The unlevered free cash flows for calendar year 2005 through 2014 and the terminal value were then discounted to present values using a range of discount rates (weighted average cost of capital) of 8.0% to 9.0% . With respect to Terra, Morgan Stanley relied on Terra’s financial projections provided by the management of Telefónica (which in turn had received them from Terra) for calendar years 2005 through 2008 and extrapolations from such projections for calendar years 2009 through 2014.

With respect to those financial projections and other information and data relating to Terra, including information as to Terra’s tax situation, Morgan Stanley was advised by the Telefónica management that these projections and other information and data were prepared on bases of best current estimates and judgments of the management of Telefónica as to the future financial performance of Terra and of its tax situation. In arriving at a range of equity values per share of Terra ordinary shares, Morgan Stanley calculated the terminal value by applying a range of perpetual growth rates from 3.0% to 4.0% . The unlevered free cash flows from calendar year 2005 through 2014 and the terminal value were then discounted to present values using a range of discount rates of 11.5% to 12.5% . The unlevered free cash flows included the benefits for Telefónica resulting from the business or future tax or other savings of Terra, as well as payments to be received by Terra under its strategic alliance agreement signed with Telefónica.

The following table summarizes the results of Morgan Stanley’s analysis:

Key Assumptions	Implied Equity Value (millions)	Implied Equity Value Per Share (€)
Telefónica: 1.0% - 1.5% perpetual growth rate, 8.0% - 9.0% discount rate	€69,928 - €88,215	€14.11 - €17.80
Terra: 3.0% - 4.0% perpetual growth rate, 11.5% - 12.5% discount rate	€1,448 - €1,522	€2.55 - €2.68

Equity Research Analysts’ Price Targets

Morgan Stanley reviewed and analyzed the public market trading price targets for Telefónica and Terra ordinary shares prepared and published by equity research analysts. These price targets reflect each analyst’s estimate of the future public market trading price of Telefónica and Terra ordinary shares. The range of equity analyst price targets reviewed for Telefónica and Terra were €13.70—€15.70 and €2.30—€2.65, respectively.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Telefónica or Terra ordinary shares and these estimates are subject to uncertainties, including the future financial performance of Telefónica and Terra and future financial market conditions.

Precedent Transactions Analysis

Morgan Stanley reviewed Deutsche Telekom’s minority buy-out tender offer for the 26% free float of T-Online it did not own and the follow-on merger between Deutsche Telekom and T-Online announced on October 9, 2004.

For the purposes of this analysis, Morgan Stanley analyzed the ratio of enterprise value, defined as market capitalization plus total debt less cash and cash equivalents plus other adjustments, to estimated calendar year 2005 earnings before interest, taxes, depreciation and amortization and applied this multiple to Terra’s 2005 earnings before interest, taxes, depreciation and amortization, included in the financial forecasts prepared by the

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management of Terra. Based on Terra’s current number of outstanding ordinary shares and options, Morgan Stanley estimated the implied value per Terra ordinary share as of February 21, 2005 as follows:

Financial data	Financial Statistic	Multiple applied based on precedent transaction	Implied Value Per Share
Enterprise Value of Terra to Estimated 2005 Earnings Before Interest, Taxes, Depreciation and Amortization	€52 million	17.7x	€2.96

None of the companies or transactions utilized in the precedent transaction analyses were identical to Terra or the merger. In evaluating the precedent transaction, Morgan Stanley made judgments and assumptions with regards to general business, market and financial conditions and other matters, many of which are beyond the control of Terra, such as the impact of competition on the business of Terra or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Terra or the industry or in the financial markets in general, which could affect the public trading value of the company or enterprise value of the transactions to which they are being compared.

Exchange Ratio Analysis

Morgan Stanley reviewed the ratios of the closing prices of Terra ordinary shares divided by the corresponding closing prices of Telefónica ordinary shares over various periods ended February 21, 2005. Morgan Stanley examined the premiums represented by from the merger exchange ratio of 0.2222, as set forth in the Merger Plan, using the benchmarks mentioned below and found them to be as follows:

	Telefónica (€/share)		Terra (€/share)		Implied exchange ratio	Implied premium(1)
last 90-day average	€12.18 -	€13.76	€2.20 -	€2.70	0.181 - 0.196	23% - 13%
last six-month average	€10.66 -	€13.76	€2.17 -	€2.70	0.196 - 0.204	9% - 13%
last twelve-month average	€10.40 -	€13.76	€2.17 -	€2.70	0.196 - 0.209	6% - 13%

1.	Implied premium defined as announced exchange ratio of 0.2222 divided by implied exchange ratio for each average valuation

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Free translation of the report originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails.

Appendix II

Terra engaged Citigroup Global Markets Limited (hereinafter Citigroup) and Lehman Brothers Europe Limited (hereinafter Lehman Brothers) to provide financial advisory services in connection with the Transaction and to assist Terra with the valuation process of Terra and Telefónica and Terra’s determination and justification of the proposed exchange ratio for the merger. On February 23, 2005 both entities rendered a fairness opinion to the Board of Directors of Terra in relation to the Transaction in which they concluded that, based upon and subject to the considerations set forth in their reports, the merger exchange ratio and the extraordinary dividend of €0.60 per share to be distributed by Terra to its shareholders pursuant to the Merger Plan were fair from a financial point of view for the shareholders of Terra other than Telefónica.

Terra determined the financial terms of the Transaction reflected in the Merger Plan based on valuation work performed, the advisory services of both firm and advisors and negotiations with Telefónica under market conditions.

As part of their financial advisory services to Terra, Citigroup and Lehman Brothers carried out various analyses of the valuation of Companies in relation to the preparation of their respective fairness opinions. A summary of the analysis carried out by each of the aforementioned advisors is set out below:

1 Citigroup

A summary of the principal financial analyses performed by Citigroup in connection with the preparation of its fairness opinion is set out below. For these purposes, Citigroup considered, inter alia, the proposed dividend of €0.23 per share to be distributed by Telefónica with a charge to 2004 and the distribution proposed by Telefónica of 1 Telefónica share for every 25 Telefónica shares, in which holders of Terra shares would not benefit, as well as the proposed dividend of €0.60 per Terra share, which would be paid to all holders of Terra shares.

Historical Share Price Performance

Citigroup reviewed the relationship between movements in prices of Terra ordinary shares and the implied offer price for the merger for the period from July 25, 2003, the date on which Telefónica officially announced to the CNMV the number of Terra ordinary shares it had acquired in the tender offer, through February 11, 2005, the last trading day before Telefónica publicly announced its intention to make an offer for a merger transaction with Terra. The implied offer price for the merger was calculated by multiplying the adjusted Telefónica share price by the exchange ratio of 2/9 and then adding €0.60 for the effect of the anticipated dividend on Terra ordinary shares to be paid before consummation of the merger. The adjusted Telefónica share price was arrived at by subtracting the anticipated cash dividend of €0.23 from the Telefónica unadjusted share price and then adjusting the result for the anticipated dividend in shares on Telefónica ordinary shares of one share for every 25 shares. Terra shareholders will not participate in these cash and stock dividends. Citigroup also adjusted the Terra share price for the €2.00 cash dividend per Terra ordinary share paid in July 2004 in the period prior to the payment of such dividend.

In addition, Citigroup compared the implied offer price with the trading price of a Terra ordinary share on February 11, 2005 (the last trading day prior to the public announcement of Telefónica’s intention to make an offer) and the one-, three- and six-month averages trading prices in the periods prior and up to February 21, 2005, in the case of Telefónica, and up to February 11, 2005, in the case of Terra. The following table sets forth the results of this analysis:

	Terra Ordinary Share Price(€)	Implied Offer Price (€)	Premium
February 11, 2005	3.19	3.58	12%
Last Month Average	3.11	3.56	14%
Last 3-Month Average	2.96	3.49	18%
Last 6-Month Average	2.90	3.35	16%

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Precedent Transactions Analysis

Considering that Telefónica currently controls Terra, Citigroup compared the premium that the implied offer price for the merger represented over the price on the last trading day before announcement and over the three- and six-month trailing averages with the premia paid similar last trading days and for similar trailing periods represented by:

•	the cash consideration for four recent de-listing tender offers by Spanish companies;

•	the consideration in three recent mergers involving significant shareholders (owning less than half of the equity) of Spanish companies acquiring the remainder of the equity of those companies; and

the consideration for two recent offers by controlling shareholders (owning over half of the equity) of European internet service providers to acquire the remainder of the equity of those companies.

The precedent transactions considered by Citigroup were the following:

Spanish De-Listing Offers

Date Announced	Company
April 22, 2002	Hidroelectrica del Cantabrico
December 9, 2003	Aceralia Corporacion Siderurgica SA
May 31, 2004	Centros Comerciales Carrefour SA
June 4, 2004	Cementos Molins SA

Mergers with Significant Spanish Shareholder

Date Announced	Acquiror	Target
April 16, 2002	FCC	Portland Valderrivas
July 1, 2003	ACS	Dragados Group
August 1, 2003	Metrovacesa	Bami

Offers by Controlling Shareholders of European Internet companies

Date Announced	Acquiror	Target
February 23, 2004	France Telecom	Wanadoo
October 9, 2004	Deutsche Telekom	T-Online

Citigroup relied on publicly available for financial information for the precedent transactions and the companies involved therein. The following table summarizes the median premia (discount) offered in these transactions over the price on the last trading day before announcement and the three- and six-month trailing averages and, in the far right column, sets forth for comparative purposes the same information for the implied offer price in the proposed merger between Terra and Telefónica:

Period	Median Spanish DeListing Offer Premia (Discount)	Median Spanish Merger Consideration Premia	Median European ISP Premia	Implied Offer Price Premium For Proposed Merger
1 day	(2.2)%	9.3%	8.6%	12%
3 month	2.7%	2.4%	17.3%	18%
6 month	7.0%	7.0%	19.0%	16%

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Citigroup observed that none of the precedent transactions were identical to the proposed merger of Terra and Telefónica.

Terra Valuation

Discounted Cash Flow Analysis

Citigroup’s primary methodology for reviewing the value of Terra was a sum-of-the-parts discounted cash flow analysis for each of Terra’s individual operating assets and certain non-operating assets. Citigroup applied country-specific discount rates based on weighted average cost of capital assumptions to calculate the net present value of Terra management’s forecast free cash flows from its operating assets, the benefits of future tax savings relating to net operating losses and payments to be received by Terra under its strategic alliance agreement with Telefónica. Citigroup applied greater discount rates, however, to calculate the net present value of a potential additional tax credit resulting from the August 2, 2004 sale by Terra of Lycos Inc. as Terra’s ability to realize value from this contingent asset is speculative and difficult to predict. Citigroup then adjusted the value of Terra to reflect Terra’s net cash (including amounts due from Telefónica under tax sharing arrangements) and other non-operating assets (including investments in unconsolidated entities and other non-wholly owned affiliates and anticipated proceeds from disposals). The result of this sum-of-the-parts discounted cash flow analysis was an implied value per Terra ordinary share of €2.90 to €3.71.

Comparable Companies Analysis

Using publicly available information, Citigroup reviewed the relative share price performance from July 2003 to February 2005 of Terra and the following five listed European internet service providers, as well as a market-weighted index comprised of these companies:

•	freenet.de

•	Iliad

•	Telecom Italia Media

•	Tiscali

•	United Internet

Citigroup also compared the listed companies’ multiples of firm value (equal to equity value plus straight debt, minority interests, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash) to forecasted revenues, gross profit and projected EBITDA for 2005—2007 with such multiples for Terra. Citigroup then calculated a range of illustrative valuations for Terra’s operating assets by applying variances of plus or minus 10% from the medians of such multiples for the comparable companies to Terra’s management’s forecasts and then adding Terra’s net cash and other non-operating assets valued in a manner consistent with the methodology employed in the analysis described above under the section “Discounted Cash Flow Analysis”. The result of this comparable companies analysis was an implied value per Terra ordinary share of €2.73 to €3.77.

Citigroup observed that none of the selected companies were identical to Terra. In particular, Citigroup noted that Terra’s lower expected profitability for 2005-2007 would suggest a valuation of Terra toward the lower end of the valuation range.

Research Analysts’ Target Prices

Citigroup reviewed research analysts’ target prices for Terra ordinary shares published between July 1, 2004 (after adjusting for the €2.00 cash dividend per Terra ordinary share paid in July 2004) and February 15, 2005. The range of these target prices (excluding the highest and lowest values) was from €2.80 to €3.17.

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Telefónica Valuation

Citigroup was not provided with any non-publicly available business or financial information, including financial projections, for Telefónica and Citigroup had no access to Telefónica’s management. This limited the valuation analyses with respect to Telefónica that were available to Citigroup.

Citigroup reviewed the value of Telefónica using a sum-of-the-parts analysis that used various valuation methodologies for Telefónica’s primary operating assets, including trading comparables and market value, and then adjusted for overhead costs, non-operating assets and liabilities and minority interests. For Telefónica’s principal operating assets—Telefónica Moviles, the fixed-line Spanish telecommunications business and Telefónica International—which collectively represent the majority of Telefónica’s firm value, Citigroup’s primary valuation methodology was based on a comparable companies analysis. Citigroup compared Telefónica Moviles to Telecom Italia Mobile and Vodafone and its market value; the Spanish fixed-line business was compared to British Telecom, and Telefónica International to Telmex, Telesp, Brasil Telecom and Tele Norte Leste. The result of this analysis was an implied value in the range of €13.36 to €16.39 per Telefónica share, as compared to a market price of €14.19 per Telefónica share as of February 21, 2005.

Citigroup also reviewed research analysts’ target prices for Telefónica ordinary shares published between June 18, 2004 and February 11, 2005. The range of these target prices (excluding the three highest and the three lowest values) was from €13.50 to €16.50.

2 Lehman Brothers

A summary of the financial analysis utilized by Lehman Brothers in relation with the issue of its fairness opinion to Terra’s Board of Directors is outlined below. For this purpose, Lehman Brothers took into account, amongst other factors, the proposed dividend of €0.23 per Telefónica share on account of 2004 profits and the distribution proposed by Telefónica of 1 Telefónica share for every 25 Telefónica shares, from which the holders of Terra shares would not benefit, and the proposed dividend of €0.60 per Terra share which Terra would pay to all Terra shareholders.

Terra Valuation

Sum-of-the-Parts Analysis

Lehman Brothers has carried out the valuation of Terra on the basis of a sum-of-the-parts approach, utilizing different valuation methodologies depending on the type of asset. For Terra’s cash position, Lehman Brothers used book value as of December 31, 2004. For financial investments and interests in other companies, Lehman Brothers used market value, option value or net present value of future proceeds from the sale of interests subject to an offer or a commitment to buy from a third party. For the strategic alliance contract between Terra and Telefónica and Terra’s joint venture interests, operating assets and tax credits, Lehman Brothers used the discounted cash flow method, whereby forecast free cash flows attributable to such assets were discounted to net present value by weighted average cost of capital rates.

In addition to using a discounted cash flow methodology, as a supplemental method, Terra’s Spanish operating assets were also valued by using a comparable companies approach, whereby multiples derived from implied values from transactions involving companies in comparable businesses and from EBITDA and revenue of comparable companies were applied to Terra’s Spanish access business and its other Spanish divisions. Multiples derived from subscriber acquisition costs and gross margins of companies in comparable businesses of Terra España were also applied to Terra’s Spanish access business.

The result of Lehman Brother’s sum-of-the-parts analysis was an implied value per Terra ordinary share of €3.18.

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Other Value Effects

Lehman Brothers then observed that potential synergies, loss of historical tax credits and the potential ability to realize value from a tax credit relating to Terra’s sale of Lycos Inc. were other potential sources of value or of loss of value not included in the sum-of-the parts analysis of Terra. Accordingly, Lehman Brothers calculated an adjustment to its sum-of-the-parts implied value per Terra ordinary share described above to take into account an estimate of the aggregate impact of these other potential effects on value to arrive at an adjusted merger value per Terra ordinary share of €3.57.

Comparable Companies Analysis

Lehman Brothers compared Terra as a whole against the following eight other companies:

•	easynet

•	freenet.de

•	Iliad

•	TI Media

•	T-Online

•	Tiscali

•	United Internet

•	Web.de

Lehman Brothers applied the average multiple of the comparable companies’ enterprise values to the forecast EBITDA for each of 2005 and 2006 to Terra’s forecast EBITDA for such years to calculate implied firm values for Terra, and then made adjustments to such firm values for other assets and liabilities. The results of this analysis were implied equity values of €3.05 and €3.18 per Terra ordinary share based on Terra’s forecast EBITDA for 2005 and 2006, respectively.

Lehman Brothers noted that, while the review of comparable companies served as comparative information, due to the different profitability and risk profile of Terra, the comparable companies analysis should not be deemed a meaningful valuation methodology.

Research Analyst Valuation

Lehman Brothers also reviewed research analyst target prices for Terra ordinary shares in reports published between April 2004 and February 8, 2005. Lehman Brothers adjusted two of the target prices published in April 2004 for the €2.00 dividend on Terra ordinary shares paid in July 2004. The average of these target prices was €3.00 and the median was €3.00.

Telefónica Valuation

Lehman Brothers was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica. Therefore, Lehman Brothers Limited analyzed Telefónica’s valuation using a market-based approach.

Research Analyst Valuation

Lehman Brothers reviewed research analyst target prices for Telefónica ordinary shares in reports published between November 11, 2004 and February 21, 2005. The average of these target prices was €14.92 and the median was €14.55.

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Historical Share Price Performance

Lehman Brothers reviewed the historical share price performance and trading volumes of Telefónica ordinary shares from May 25, 2003, the launch date of Telefónica’s 2003 tender offer for Terra shares, through to February 14, 2005, the date that Telefónica announced its intention to make an offer for a merger transaction with Terra. Lehman Brothers also calculated the average market price of Telefónica ordinary shares for the one-month, six-month and one-year periods prior to February 14, 2005 and for the period from May 25, 2003 to February 14, 2005. The following table sets forth the results of this analysis:

Period	Average Share Price (€)
1 month	14.02
6 months	13.05
1 year	12.67
Since Launch of Tender Offer on May 28, 2003	11.52

Relative Valuation

Lehman Brothers performed on analysis of relative valuation by comparing market prices of Terra ordinary shares (as adjusted for the extraordinary dividend payment of €2.00 per share on July 29, 2004) to market prices of Telefónica ordinary shares during the period from May 28, 2003 to February 1, 2005. Lehman Brothers also calculated the average ratio of the market price of a Telefónica ordinary share to the adjusted price of a Terra ordinary share for the month of January 2005, the six-month period of August 2004 through January 2005, the one-year period of February 2004 through January 2005 and for the period from May 25, 2003 to January 4, 2005. The following table sets forth the results of this analysis:

Period	Average Ratio
1 month	4.49:1
6 months	4.45:1
1 year	4.30:1
Since Launch of Tender Offer on May 28, 2003	4.02:1

Lehman Brothers noted that the ratios set forth in the table above were not adjusted to include the effect of the anticipated cash dividend of €0.60 to be paid to Terra shareholders prior to consummation of the merger.

Public Market Valuation of Consideration

Lehman Brothers then analyzed the implied offer price for the proposed merger based on the exchange ratio of 4.5:1 Term shares for Telefónica share, the high and low market prices for Telefónica ordinary shares during the one month period prior to February 22, 2005 and the market price on such date, and adding the effect of the €0.60 anticipated dividend on Terra ordinary shares. The results of this analysis are set forth in the table below:

	Low	High	As of February 22, 2005
Implied Terra Share Price in Offer (€)	3.59	3.84	3.69

Lehman Brothers observed that the range of the implied offer price set forth in the table above is greater than the adjusted merger value of €3.57 per Terra ordinary share discussed above under the heading “Terra Valuation—Other Value Effects”.

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REPORT OF THE DIRECTORS OF

TELEFÓNICA, S.A.

REGARDING THE MERGER PLAN OF

TELEFÓNICA, S.A. AND TERRA NETWORKS, S.A.

Madrid, April 13, 2005

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REPORT OF THE DIRECTORS OF

TELEFÓNICA, S.A.

REGARDING THE MERGER PLAN OF

TELEFÓNICA, S.A. AND TERRA NETWORKS, S.A.(1)

1. INTRODUCTION

At meetings held on February 23, 2005, the Boards of Directors of TELEFÓNICA, S.A. (hereinafter, “Telefónica”) and TERRA NETWORKS, S.A. (hereinafter, “Terra”) approved the Merger Plan of Telefónica and Terra, which has been prepared and signed by the directors of each company (with the abstentions and absences indicated in the Merger Plan itself), pursuant to the provisions of Section 234 et. seq. of the Spanish Corporations Law, and has been deposited with the Commercial Registries of Madrid and Barcelona on March 2, 2005 and March 3, 2005, respectively.

In compliance with the provisions of Section 237 of the Corporations Law, the directors of Telefónica prepare and approve, upon the terms set forth below, the detailed report of the directors regarding the Merger Plan (hereinafter, the “Report”), which, in accordance with the provisions of such Section, provides a detailed explanation and rationale of the legal and financial aspects of such Plan.

The Report has been divided into three parts. The first part contains the strategic reasons for the transaction (see Section 2 below). The second part contains a review of the legal aspects of the transaction; basically the procedure for the merger (see Section 3 below). The third and final part covers financial aspects, paying particular attention to the calculation of the exchange ratio and particular valuation difficulties (see Section 4 below).

2. STRATEGIC REASONS FOR THE TRANSACTION

2.1 Recent Changes in the Telephony and Internet Businesses

Like many other Internet companies, Terra has evolved within the context of a strategic model based on a separation between the Telephony business and the Internet service provider (ISP) business. Notwithstanding other prior circumstances, it has recently (more specifically, during the last twelve months) become manifestly obvious, in a clear and distinct manner, that an irreversible crisis is affecting the traditional model of the pure Internet services provider, and that, in parallel, a new model based on the operational integration of the Telephony and Internet businesses has appeared in the telecommunications market.

The root of these changes lies in the emergence, development, and blossoming of broadband technology applied to Internet access, which has led to the blurring—especially in the last year, during which its penetration and growth have accelerated exponentially—of the traditional line of separation between the above-mentioned Telephony and Internet businesses.

In fact, the following phenomena have recently become evident:

(a) The explosion of broadband technology has fostered a new dynamic in the supply market, with which synchronization can only be obtained based on a complete interweaving of network functions and the provision of services or, put another way, the integrated managed of the connectivity, access and service layers. In this scenario, Internet access providers need to become communications operations in order to compete in the market. For such reason, they must either invest in network infrastructure (which would compromise their viability, given the time required for the maturation of the investment and the high capital

(1)	This is a translation of an original in Spanish. In case of any inconsistency between both texts, the Spanish version, being the official version for Spanish corporate purposes, will prevail.

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cost of addressing it) or else become fully integrated with the network operators, who already have the necessary infrastructure and technical and human resources.

(b) Moreover, on the demand side, today’s customer is not content with Internet access alone. Users’ preferences are becoming increasingly oriented towards integrated offerings (voice, images, Internet access, etc.), for which it is necessary to hold a position as operators who can offer all of the services that the market demands, and thereby compete with other entities that are able to provide all of these services to the end customer.

(c) In addition, the technological evolution of the services—the rapid increase in connection speeds, the technical complexity needed to provide high-quality audiovisual content, the required interoperability of the various elements of the offering (e-mail, messaging, voice mail, content consumption, etc.)—demands increasingly greater capabilities, scale, and resources in order to stay competitive in a market that is growing in size but whose offerings are constantly changing.

All of this explains the activities of competing groups aimed at making bandwidth the center or core of their strategy, and, consequently, at reintegrating the Telephony and Internet businesses. The most recent examples are the mergers of France Telecom and its Internet subsidiary Wanadoo, and of Deutsche Telekom and T-Online. The proposed merger of Telefónica and Terra contained in the Merger Plan obeys the same logic.

2.2 Reasons for and Objectives of the Merger

As explained in the Merger Plan, the Boards of Directors of Telefónica and Terra believe that it is absolutely necessary to take the path of integrating their Telephony and Internet businesses in order to have any guarantee of success in dealing with the challenges posed by the development of the industry, technological change and customers’ new needs. It is thus intended to create a customer-oriented business segment able to offer customers integrated solutions in the telecommunications market that consolidates access, voice and video over ADSL.

The Boards of Directors of Telefónica and Terra see the merger as a strategic imperative of this highest order, and as an outstanding opportunity for mutual advantage. The shareholders of both Terra and Telefónica will benefit from it.

Although the merger will depend in part on the ability of the directors of the acquiring company to obtain the expected business opportunities and synergies, it can be affirmed that the integration of the businesses of Telefónica and Terra resulting from the merger will make it possible:

(a) To strengthen the competitive positioning of Terra and Telefónica in the above-referenced markets, which will translate into an increase in customers and an expanded share of the market. This is the case because of (i) the greater capacity of the unified firm to respond to the integrated offerings of competitors; (ii) the improved position for creating new services that optimize the use of the Telefónica’s network capabilities (which is critical for services with a need for greater bandwidth, greater security, etc.) and that integrate them fully into the service provided to the end customer; (iii) the strengthening of the offering made to the market, combining the positive attributes of the Telefónica and Terra brand names, which in turn will make it possible to strengthen the leadership of the combined company; (iv) the greater scale of operations, which will make it possible to undertake innovative projects that would now be more difficult to undertake; and (v) the greater leveraging of the commercial resources of the two companies, e.g., proprietary channels, third-party channels, joint advertising, etc. In particular, the integration of Terra and Telefónica will allow for improved positioning of the acquiring company as a leader in the Internet portal market, given that it will be able to extend the use of the portal to Telefónica’s customer base, will facilitate the establishment of alliances with leading content providers, and will allow for the provision of highly integrated network services.

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(b) To make better use of current customer bases, through (i) the ability to define and implement a global strategy based on customer segments, beyond the current product-based vision; (ii) increased penetration; (iii) an increase in the loyalty of existing customers, by reducing churn rates through the packaged sale of services; (iv) increased cross-sales of services; and (v) the resulting increase in per-customer earnings.

(c) To minimize costs and optimize investments, through (i) the integrated management of networks and platforms (provision of services, billing, CRM/customer service, etc.), with the additional benefit of greater quality for the end customer, through end-to-end management; (ii) the rationalization of investments that are particularly relevant, given the growing needs for an ability to manage new services that are broadband intensive; (iii) the total elimination of duplication in the development of new services; (iv) the streamlining of corporate structures, eliminating duplications and thereby improving management and increasing efficiency; and (v) an increased ability to achieve synergies in the purchases of contents and services. In particular, the integration of Terra and Telefónica will allow for strengthening access to the Internet business, given that, by participating in the Telephony operating business, there will be a reduction in financial risk as well as the risk of acquisition of technical and marketing capabilities associated with the open loop leasing system, and a significantly higher value will be captured as compared to the re-sale of access on a wholesale basis.

(d) To facilitate the exploitation of the opportunities for growth in new markets, using broadband Internet access as an offering that is more attractive and competitive than fixed-base telecommunications (a factor that is particularly relevant in terms of the expansion of the Brazilian market).

(e) To develop a single strategy and to promote and create businesses in the e-commerce field and general gateways for access to information and advertising, as a result of the major growth of broadband Internet access in all markets.

3. LEGAL ASPECTS OF THE MERGER PLAN

3.1 Legal Structure of the Merger Transaction

The legal structure selected for the integration of the businesses of Telefónica and Terra is the merger by absorption of Terra (the acquired company) by Telefónica (the acquiring company), with the dissolution without liquidation of Terra and the en bloc transfer of all of its assets and liabilities to Telefónica, which will acquire, by universal succession, all of the rights and obligations of Terra.

Such en bloc transfer entails the acquisition by Telefónica in a single act of all of the elements comprising the assets and liabilities of Terra. Therefore, there will be a transfer all of Terra’s rights and obligations and, in general, all of its legal relationships, which shall continue in force even though the holder thereof will change, except in those events in which a change in the holder of the legal relationship entails the termination thereof.

At the same time, the merger entails the shareholders of Terra (other than Telefónica) becoming shareholders of Telefónica through the allocation to them of shares representing a portion of the capital stock of Telefónica in proportion to their respective interest in the capital stock of Terra pursuant to the terms set forth in the Plan.

The basic commercial regulation of merger transactions is contained in Sections 233 et. seq. of the Corporations Law and Sections 226 to 234 of the Regulations of the Commercial Registry.

3.2 Analysis of Legal Aspects of the Merger Plan

The absorption Merger Plan has been prepared following the rules of Sections 234 and 235 of the Corporations Law.

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In addition to the minimum disclosures required by the Corporations Law, the Merger Plan includes and expands upon other aspects, the inclusion of which has been deemed appropriate by the directors of Telefónica and Terra.

3.2.1. Identification of the Entities Participating in the Merger

Pursuant to the provisions of Section 235(a) of the Corporations Law, Section 2 of the Plan identifies the companies participating in the merger, with each of their corporate names, their respective domiciles, and information identifying their registration with the Commercial Registry and their Tax ID Number.

The choice of Telefónica as the acquiring company is due not only to its larger size and market capitalization or the fact that Terra is a 75%-owned subsidiary of Telefónica, but also to the strategic reason for the transaction, which is to integrate the Telephony business with the Internet business.

3.2.2. Merger Exchange Ratio

Pursuant to Section 235(b) of the Corporations Law, Section 3 of the Plan contains the merger exchange ratio. The exchange ratio has been determined on the basis of the actual value of the assets of the entities participating in the merger, and is two (2) shares of Telefónica, each having a par value of one Euro, for every nine (9) shares of Terra, each having a par value of two Euros. The shares of Telefónica that are delivered in exchange shall have the same characteristics and rights as Telefónica’s other outstanding shares. No additional cash compensation is planned.

Section 4 of this report contains a financial analysis of the merger exchange ratio.

3.2.3. Merger Balance Sheets

Section 4 of the Merger Plan specifies that for the purposes set forth in Article 239.1 of the Corporations Law, the balance sheets for the merger shall be deemed to be the balance sheets of Telefónica and Terra as of December 31, 2004, which have been verified by their respective auditors and which will be submitted for the approval of the shareholders at their respective General Shareholders’ Meetings prior to the adoption of the merger resolution.

Although the reference to the merger balance sheets is not explicitly required by Section 235 of the Corporations Law, it has been deemed that it is supplemental to the information that has been deemed appropriate to mention in the Plan.

3.2.4. Procedure for the Exchange of Shares

Section 5 of the Plan complies with the requirement set forth in Section 235(c) of the Corporations Law that mention be made of the procedure for exchanging the shares of companies that are to be cancelled.

Section 6 of the Plan provides that, if necessary, Telefónica may increase its share capital by the amount necessary and issue the exact number of shares needed to make the exchange for Terra shares in accordance with the exchange ratio established in the Plan, in application of the provisions of Section 249 of the Corporations Law. This section also provides that the increase in capital may be reduced by the delivery to Terra shareholders of old shares held in Telefónica’s treasury. In this sense, the Telefónica’s Board of Directors has ultimately chosen to satisfy the entire exchange by means of the delivery of old Telefónica shares that are in the company’s treasury, and will therefore propose at the General Shareholders’ Meeting that Telefónica fully satisfy the exchange by means of the delivery of Telefonica’s own shares. Therefore, there will be no proposal at the General Shareholders’ Meeting for Telefónica to increase its capital in order to satisfy the exchange of shares arising from the merger.

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Therefore, once the merger has been approved by the shareholders acting at the General Shareholders’ Meetings of Telefónica and Terra and the merger has been recorded with the Commercial Registry, Telefónica will deliver to Terra shareholders the shares that Telefónica holds in treasury, in accordance with the exchange ratio described above. As referred to above, such exchange shall take place upon the recording of the merger instrument with the Commercial Registry of Madrid, and will be effected by the relevant financial entity and during the period indicated in the announcements to be published in the Official Gazette (Boletín Oficial) of the Commercial Registry and in two widely-circulated newspapers in Madrid and Barcelona.

Pursuant to the prohibition established in Section 249 of the Corporations Law, there will be no exchange of Terra shares that it holds in treasury or that are held by Telefónica or by any person acting in their own name but on behalf of Terra or Telefónica. Taking into account that Terra does not expect to reduce its direct holdings of treasury shares, currently 7,000,000 shares of Terra’s own stock, and that Telefónica, in order to allow for the total number of Terra shares that are to participate in the exchange to be a multiple of the exchange ratio, plans to acquire seven additional Terra shares prior to the call of Terra’s General Shareholders’ Meeting, the exchange of Terra shares will require that Telefónica deliver a maximum of 29,274,686 of its own shares, which will be frozen as of the date of adoption of the merger resolution. All of the shares of Terra will be cancelled as a result of the merger.

The exchange of Terra shares for Telefónica shares shall be made through the entities participating in the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. [Securities Registration, Clearing, and Liquidation Systems Management Company, Inc.] (Iberclear) that are depositories thereof.

Pursuant to the provisions of paragraph (d) of Section 5 of the Merger Plan, those shareholders of Terra who hold shares representing a fraction of the number of Terra shares designated as the exchange ratio may purchase or transfer shares in order to exchange them in accordance with such exchange ratio. Each shareholder must individually make timely decisions for such purpose to either purchase or sell Terra shares in the market in order to reach the number of Terra shares that are a multiple of nine.

Without prejudice to the foregoing, and pursuant to the provisions of Section 5 of the Plan, the Boards of Directors of Telefónica and Terra, after due conversations, will submit for approval at their respective General Shareholder Meetings a mechanism designed to facilitate the exchange with those Terra shareholders who are holders of a number of shares that is not a multiple of nine (9). The basic terms and conditions of such mechanism are as follows:

(a) Taking into account that the exchange ratio for the merger is equivalent, in singular terms, to the delivery of one Telefónica share for every 4.5 shares of Terra, at the close of the last session for trading in Terra stock on the Spanish stock exchanges (hereinafter, the “Reference Date”), each shareholder of Terra who by application of such singular exchange ratio of one Telefónica share for each 4.5 Terra shares is entitled to receive a whole number of Telefónica shares, and who has an odd-lot residue of less than 4.5 Terra shares, may transfer such residue to the odd-lot agent appointed for such purpose (hereinafter, the “Odd-Lot Agent”), all with the understanding that for the calculation of the odd-lot corresponding to each shareholder position, all of the Terra shares forming such position will be calculated.

Likewise, a Terra shareholder who is the owner of less than 4.5 Terra shares will be able to transfer such shares to the Odd-Lot Agent. It shall be deemed that each shareholder of Terra accepts the odd-lot acquisition system, without having to remit instructions to the relevant entity participating in Iberclear, which shall inform the shareholder of the results of the transaction once it has been concluded.

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(b) Given the agreed exchange ratio, and regardless of the number of shares comprising each shareholder’s position, the only circumstances under which the acquisition of odd-lots may take place are the following:

Number of Terra shares	Corresponding Telefónica shares by virtue of the exchange	Odd-lot shares of Terra subject to the odd-lot acquisition system
1	0	1
2	0	2
3	0	3
4	0	4
5	1	0.5
6	1	1.5
7	1	2.5
8	1	3.5
9	2	0

Therefore, in any shareholder positions, if there is an odd-lot, will oscillate between a minimum of 0.5 Terra shares and a maximum of 4 Terra shares.

(c) The acquisition price of the odd-lots will be determined based on the arithmetic mean of the average weighted prices of Terra shares on the Automated Quotation System (Sistema de Interconexión Bursátil) (continuous market) for the last three trading sessions for Terra stock on the Spanish stock exchanges. If the odd-lot in question is other than one share, its acquisition price shall be calculated based on the same criterion set forth herein, but in a proportion corresponding to the specific amount of the odd-lot.

(d) The entity appointed as the Odd-Lot Agent, acting on its own behalf, will acquire the odd-lot shares remaining in the positions existing at the close of the trading session corresponding to the Reference Date. The shares or fractions of shares of Terra acquired by the Odd-Lot Agent shall be exchanged for the number of Telefónica shares set forth in the Merger Plan.

3.2.5. Date from which the Shares Delivered in Exchange will Carry the Right to Participate in Corporate Earnings and Date of the Merger for Accounting Purposes

In compliance with the provisions of the second sub-section of Section 235(c) of the Corporations Law, Section 7 of the Plan sets January 1, 2005 as the date from which the shares delivered by Telefónica in exchange will give their holders the right to participate in Telefónica’s corporate earnings under the same terms as the other shares currently in circulation. After the registration of the merger instrument with the Commercial Registry, the holders of Telefónica shares delivered in exchange for Terra shares will participate in distributions paid by Telefónica with rights equal to the holders of all other Telefónica shares. This means that the shares delivered in exchange will participate in the corporate earnings of Telefónica for the fiscal year beginning January 1, 2005.

In addition, and pursuant to the provisions of paragraph d) of Section 235 of the Corporations Law, Section 9 of the Plan sets January 1, 2005 as the date from which the Terra transactions are deemed for accounting purposes to have taken place on behalf of Telefónica.

3.2.6. Special Rights and Benefits Extended to Directors and Independent Experts

Pursuant to the provisions of Section 235(e) of the Corporations Law, Section 10 of the Plan provides that the shares to be delivered by Telefónica shall not give special rights to the holders thereof.

Likewise, such section states that there are no special Terra shares or owners of special rights in Telefónica other than the shares, except for those belonging to the beneficiaries (employees, officers and directors of

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companies in the Terra group) of stock option plans described in the last paragraph of Section 5 of the Plan. Following the registration of the merger with the Commercial Registry, Telefónica will succeed Terra as the entity bound by such plans, which will be amended in accordance with the exchange ratio established in the Plan. Thus, Terra stock option rights shall be automatically converted into Telefónica stock option rights, upon the terms resulting from the exchange ratio established in the Merger Plan. All references to Terra or, as applicable to Lycos Inc. or to Lycos Virginia in such option plans shall be deemed to be made to Telefónica starting on the date of registration of the merger.

In addition, as set forth in Section 5 of the Plan, in order not to prejudice the interests of the beneficiaries of such plans, Telefónica will establish, if necessary, mechanisms to ensure that due attention will be given to the commitments assumed by Terra in connection with such stock option plans. In this regard, no specific mechanism is expected to be established in order to meet the commitments assumed by Terra with respect to the stock option plans outside of the provisions above, given that there is no obligation in such plans to establish specific mechanisms, nor is it considered necessary under the current market situation.

For its part, Section 11 of the Merger Plan, in compliance with the provisions of Section 235(f) of the Corporations Law, provides that no benefits in Telefónica of any type shall be extended to the directors of any of the entities participating in the merger, or to KPMG Auditores S.L., the independent expert appointed by the Commercial Registry to prepare the mandatory report regarding the Plan.

3.2.7. Other Mentions of the Merger Plan

The Merger Plan contemplates other matters, the mention of which, like some of the content already commented on, is not expressly required by applicable legislation. As in the cases already analyzed, these are matters whose importance has caused the directors of the companies participating in the merger to believe that the inclusion thereof would be appropriate. Such matters are summarized below:

(a) Dividends.—Section 8 of the Plan describes the distributions and dividend payments that Telefónica and Terra expect to make and that have been taken into consideration for the preparation of the Merger Plan and the determination of the exchange ratio.

Telefónica plans to make the following distributions:

(i) Payment of a dividend based on the earnings for the fiscal year ending December 31, 2004, which will be paid on May 13, 2005. This dividend was announced by the Board of Directors at its meeting held on January 26, 2005. On February 23, 2005, the Board of Directors resolved to set the amount of such dividend at 0.23 Euros per share. As indicated in Section 7 of the Plan, Terra shareholders who become Telefónica shareholders as a result of the merger will not benefit from such dividend. This has therefore been taken into account for the formulation of the exchange ratio.

(ii) A portion of the reserve for additional paid-in capital will be distributed by means of the delivery of Telefónica’s treasury stock, at the ratio of one share of treasury stock for each twenty-five shares owned by the shareholder, charged against the reserve for additional paid-in capital. The proposal for such distribution plan was approved by the Board of Directors at its meeting held on November 24, 2004. The effectiveness of the distribution is subject to the corresponding approval by the shareholders at the Ordinary General Shareholders’ Meeting of Telefónica. The payment is expected to be made during the days following the meeting and, in any event, before the merger of Telefónica and Terra is recorded with the Commercial Registry. Terra shareholders who become Telefónica shareholders as a result of the merger will not benefit from such distribution. This has therefore been taken into account for the formulation of the exchange ratio

(iii) The payment of a dividend with a charge against the reserve for additional paid-in capital, which should be paid on November 11, 2005. This proposal for this dividend was announced by the

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Board of Directors at its meeting held on November 24, 2004. The effectiveness of the distribution is subject to the corresponding approval by shareholders at the Ordinary General Shareholders’ Meeting of Telefónica. The exact amount of such dividend is expected to be 0.27 Euros per share. Unlike the provisions for dividends described above in subsections (i) and (ii), this dividend will be received by both the Telefónica shareholders and the Terra shareholders who become Telefónica shareholders as a result of the merger. This has therefore not been taken into account for the formulation of the exchange ratio.

Terra expects to pay a dividend in the amount of 0.60 Euros per share, with a charge against the “Reserve for Additional Paid-In Capital” account. The proposal for such distribution was approved by the Board of Directors at its meeting held on February 23, 2005. The effectiveness of the distribution is subject to the corresponding approval by the shareholders at the Ordinary General Shareholders’ Meeting of Terra. Payment is expected to be made during the days following the meeting and, in any event, before the merger of Telefónica and Terra is recorded with the Commercial Registry. Only the shareholders of Terra will benefit from such distribution. This has therefore been taken into account for the formulation of the exchange ratio.

(b) Tax Regulations.—Section 12 of the Plan provides that the merger transaction will be governed by the special tax regime set forth in Chapter VIII of Title VII of the Restated Text of the Corporate Income Tax Law, for which purpose the merger transaction will be reported to the Government Inspection Office of the Ministry of Finance in accordance with the terms of Section 96 of such Consolidated Text and related provisions.

(c) Bylaw/Charter Amendments.—Section 13 of the Plan provides that in the context of the merger transaction, the Boards of Directors of Telefónica and Terra may submit for the approval of the shareholders at their respective General Shareholders’ Meeting the bylaw/charter amendments of Telefónica that pertain to the Plan itself, and such others that are mutually decided upon.

In this regard, it is expressly stated that the Boards of Directors of Telefónica and Terra have not agreed to submit for approval at their respective General Shareholders’ Meetings any amendment to Telefónica’s charter/bylaws with respect to the merger. It is noted, however, that Telefónica plans to reduce its capital stock in order to retire shares pursuant to the TIES Program.

(d) Appointment of Independent Expert.—Section 14 of the Plan provides that the directors of Telefónica and Terra have asked the Commercial Registry of Madrid to appoint a single independent expert for the preparation of the report on the Merger Plan referred to in Section 236 of the Corporations Law.

The Commercial Registry of Madrid appointed KPMG Auditores, S.L. as independent expert, and such expert accepted the appointment on March 3, 2005.

(e) Administrative Authorizations.—Finally, Section 15 of the Project refers to the notices, authorizations and registrations upon which the effectiveness of the merger between Telefónica and Terra is conditioned.

It is not expected that authorizations or registrations in Spain or the other jurisdictions in which both companies are present need be effected or obtained in order for the merger to become effective, other than with respect to the registration of the “Form F-4” that has been submitted to the United States Securities and Exchange Commission. The National Securities Market Commission has been notified of the submission of this form, as well as the contents thereof, by means of a Communication of Relevant Facts.

3.3. Implementation of the Legal Process for Merger by Absorption

Below is a brief reference to the principle milestones marking the implementation of the merger process, with special mention of the relevant rules of the Corporations Law.

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3.3.1. Approval and Signing of the Merger Plan

In order to carry out the merger, Section 234.1 of the Corporations Law requires the directors of the companies participating in the merger to prepare a merger plan.

The Merger Plan, which contains the basis and rules for implementing the merger transaction, was approved and signed by the directors of Telefónica and Terra at meetings held on February 23, 2005 (with the abstentions and absences indicated in the Merger Plan itself). Two signed specimens of such Merger Plan have been deposited with the Commercial Registries of Madrid and Barcelona, respectively, prior to the call of the General Shareholders’ Meetings of Telefónica and Terra, the fact of the deposit in Madrid having been published in the Official Gazette of the Commercial Registry on March 14, 2005 and the fact of the deposit in Barcelona having been published in the Official Gazette of the Commercial Registry on March 29, 2005.

3.3.2. Report of the Independent Expert Regarding the Merger Plan

In addition, pursuant to the provisions of Section 236.2 of the Corporations Law, on February 24, 2005, the Commercial Registry of Madrid was jointly requested by Telefónica and Terra to appoint a single independent expert to prepare a single report regarding the Merger Plan and regarding the assets to be received by Telefónica from Terra as a result of the merger.

On March 3, 2005, the Commercial Registry of Madrid appointed KPMG Auditores, S.L. as the independent expert, and such expert accepted the appointment on the same date. On March 29, 2005, KPMG Auditores, S.L., asked the Commercial Registry of Madrid for an extension of the period for issuing its report, with an extension through May 3, 2005 being granted on March 30, 2005. Within such period, the expert has issued the corresponding report regarding the Merger Plan, in which it stated the following conclusion:

In accordance with the work performed, for the sole purpose of complying with the provisions of Article 236 of the Restated Text of the Corporations Act, and taking into account the stated in foregoing paragraph 4, we believe that:

•	The valuation methodologies used to determine the actual value of the Companies are proper within the context and circumstances of the transaction in question, and the exchange rate provided in the Merger Plan is justified.

•	The assets reported by the acquired company are at least equal to the acquired company’s capital increase as set forth in the Merger Plan.

3.3.3. Report of the Directors Regarding the Merger Plan

In accordance with Section 237 of the Corporations Law, the directors of Telefónica have approved this report on the date hereof, which report gives a rational for and detailed explanation of the legal and financial aspects of the Merger Plan, with special reference to the exchange ratio.

Likewise, in accordance with Section 237 of the Corporations Law, on April 12, 2005, the directors of Terra approved a report that contains their respective rationale for and explanation of the Merger Plan, and that is divided into two sections, one relating to “legal aspects of the merger” and another relating to “financial aspects.”

3.3.4. Notice of the General Shareholders’ Meetings

On April 20, 2005, the Boards of Directors of Telefónica and Terra are expected to approve the giving of notice of the respective General Shareholders’ Meetings to be held in Madrid and Barcelona, respectively. It is expected that the General Shareholders’ Meeting of Telefónica will be called for May 24, 2005, on first call, and on May 25, 2005, on second call, and the General Shareholders’ Meeting will be called for May 31, 2005, on the first and only call.

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Among the items comprising the Agenda of such General Meetings will be debate on and approval, if granted, of the merger between Telefónica and Terra, upon the terms set forth in the Merger Plan.

Pursuant to the provisions of Section 238.1 of the Corporations Law, upon publication of the notice of the respective General Meetings, the documents listed in Section 238.1 and set forth below will be made available to the shareholders, debtholders, and owners of special rights other than shares, as well as labor representatives, for examination thereof at the respective corporate headquarters of Telefónica and Terra.

In addition, from the date of publication of the notices of the respective General Meetings, the shareholders, debtholders and holders of special rights other than shares of Telefónica and Terra may request the free delivery or shipment of such documents, pursuant to the provisions of Section 240.2 of the Corporations Law.

3.3.5. Merger Resolutions and Publication of Announcements

Section 240 of the Corporations Law provides that the merger resolution must be adopted by the shareholders at the General Shareholders’ Meetings of each of the companies participating in the merger process, in accordance with the provisions of the Merger Plan.

Once the merger plan, if any, is adopted, the relevant announcement will be published three times in the Official Gazette of the Commercial Registry and in two widely-circulated newspapers in Madrid and Barcelona, respectively, all in compliance with the requirements of Section 242 of the Corporations Law. Upon publication of these announcements, which shall set forth the right of the shareholders and creditors of Telefónica and Terra to obtain the full text of the merger resolutions and the merger balance sheets, a period of one month will commence for the creditors of the merging companies to challenge the merger until claims which have not expired as of the date of publication are guaranteed, in accordance with Section 243 of the Corporations Law.

3.3.6. Execution and Registration of the Merger Instrument

Once the relevant merger resolutions have been adopted, the announcements have been published, and the legal period has passed without any creditor having exercised its right of challenge or, if applicable, the claims thereof, if enforced, have been duly satisfied or guaranteed, the corresponding merger instrument will be executed.

Prior to the registration of the merger instrument, a notation will be placed on the instrument by the Commercial Registrar of Barcelona stating that there are not impediments to registration of the intended merger. Thereafter, such instrument will be submitted for registration with the Commercial Registry of Madrid, and the Commercial Registry of Barcelona will be requested to cancel the registration entries for Terra.

3.3.7. Performance of the Exchange

Upon the passage of the merger resolutions at the General Shareholders’ Meetings of Telefónica and Terra, and the registration of the merger instrument with the Commercial Registry of Madrid, the shares of Telefónica will be exchanged for the shares of Terra upon the terms set forth in the Plan.

3.4. Information Regarding the Planned Merger Transaction

Pursuant to the provisions of Section 238 of the Corporations Law, as from the publication of the call notice of the corresponding General Meeting the following documents will be made available to the shareholders, debtholders, and holders of special rights other than shares, as well as the labor representatives, for examination thereof at the corporate headquarters of each of the companies participating in the merger:

(a) The Merger Plan.

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(b) The report of the independent expert, KPMG Auditores, S.L., on the Merger Plan.

(c) This report of the directors of Telefónica on the Merger Plan, and the corresponding report of the directors of Terra.

(d) The annual financial statements and management’s discussion and analysis for the last three fiscal years of the companies participating in the merger, together with the corresponding auditors’ reports.

(e) The merger balance sheet of each of the companies participating in the merger, accompanied by the corresponding verification report issued by the auditors.

(f) The charter/bylaws of each of the companies participating in the merger.

(g) The list of names, surnames, and age, nationality and address of the directors of the companies participating in the merger, as well as the date on which they took office and, if applicable, an indication of those who will be proposed as directors of Telefónica as a result of the merger.

Pursuant to the provisions of Section 240.2 of the Corporations Law, the shareholders, debtholders and holders of special rights other than shares may obtain the free delivery or shipment of the full text of the documents set forth above.

The documents referred to in the preceding paragraphs will be available for consultation on the website of Telefónica (http://www.telefonica.es) and Terra (http://www.terranetworks.es) beginning on the date of the notice of meeting.

4. FINANCIAL ASPECTS OF THE MERGER PLAN

4.1. Merger Balance Sheets and Changes

Section 4 of the Merger Plan specifies that the balance sheets of Telefónica and Terra ended as of December 31, 2004, and which have been verified by the respective auditors of these companies, shall be considered the merger balance sheets for purposes of Section 239.1 of the Corporations Law, and will be submitted for approval at the respective General Shareholders’ Meetings prior to the adoption of the merger resolution.

It is hereby noted that, with respect to the possibility given by such legal rule to change certain valuations in order to insert alterations that might not appear in the accounting entries, the use of such possibility has not been required with respect to the merger balance sheets of Telefónica and Terra. Therefore, such merger balance sheets do not contain any changes regarding the respective balance sheets ended as of December 31, 2004.

Likewise, it is hereby noted that no significant changes in the assets of Telefónica or Terra have occurred between the date of the Merger Plan and the date of this report.

4.2. Exchange Ratio

Section 3 of the Merger Plan provides that the exchange ratio established for the merger is two (2) shares of Telefónica, each having a par value of one Euro, for each nine (9) shares of Terra, each having a par value of two Euros (with no supplemental cash compensation).

As provided in the Merger Plan, the directors of Telefónica and Terra have not resolved for the shareholders of Terra to receive any supplemental cash compensation.

4.3. Determination of the Exchange Rate

As is also set forth in Section 3 of the Merger Plan, the merger exchange ratio has been determined based on the actual value of the assets of Telefónica and Terra.

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In order to determine the actual values of the corporate assets of Telefónica and Terra and to calculate the exchange ratio, Telefónica’s directors have used the valuation methods described in Sections 4.3.1 and 4.3.2 below, which are justified and contrasted with other methods in Section 4.3.3 below. In determining the exchange ratio, the directors of Telefónica have also taken into account the forecasts for the payment of dividends by both companies that are described in Section 3.2.7(a) of this Report.

Morgan Stanley & Co. Limited (hereinafter, “Morgan Stanley”), as Telefónica’s financial advisor for the merger transaction, has rendered to the company’s Board of Directors a fairness opinion that the agreed-upon exchange ratio was fair to Telefónica’s shareholders. For their part, Lehman Brothers International (Europe), Spain Branch, and Citigroup Global Markets Limited, as Terra’s financial advisors for this transaction, have expressed to the latter company’s Board of Directors in their fairness opinion that the agreed-upon exchange ratio is equitable for Terra’s shareholders other than its majority shareholder, Telefónica.

4.3.1. Actual Value of Telefónica

In the case of Telefónica, the valuation has been based on the listing price of the Company’s shares. In the opinion of Telefónica’s directors and financial advisor, this valuation method is justified due to the high liquidity of Telefónica’s shares and the fact that the shares to be delivered by Telefónica to Terra’s shareholders as a result of the merger represent less than one day’s volume of listings on the ordinary market, for which reason there will not be a negative impact on the price for those shareholders who decide to sell their securities on the stock market. In any event Telefónica and its financial advisor have used several valuation methods which, by way of comparison, allow reaching the conclusion that the market quotation value reflects an appropriate valuation of the Company.

On such basis, Telefónica has been assigned an actual value of €66,361 million, which has been used to set the exchange ratio. As has been stated, such amount has been calculated based on the listed price of Telefónica’s shares at the close of the trading session on February 21, 2005 (€14.19 per share), discounting a total of €0.80 per share corresponding to the dividends that Telefónica expects to distribute prior to the registration of the merger, which implies a value of €13.39 per share. The above amount (€66,361 million) results from multiplying the share price by the total number of Telefónica shares, 4,956 million.

4.3.2 Actual Value of Terra

For its part, as regards Terra, the directors of Telefónica and its financial advisor believe that the different methods applied represent different focuses for valuation and are complementary. Among these methods, notable are those based on (i) discounted cash flow, (ii) multiples of the listing prices of comparable companies, (iii) multiples paid in comparable transactions, and (iv) market listings. Although it might be estimated that the discounted cash flow method best reflects the intrinsic value of Terra, the limited access that Telefónica’s financial advisors have had to Terra’s management team has prevented basing conclusions exclusively on this methodology. In any event, as it could not be otherwise, the directors valued Terra in its current condition, without taking into account historical periods when the share prices were much higher.

The actual value of Terra used to determine the exchange ratio is €1,690 million. This actual value has been chosen from within certain ranges in order to match the exchange ratio of two Telefónica shares for nine Terra shares. The ranges which were used have been calculated using the different valuation methodologies set forth above (a summary thereof is set forth in Section 4.3.3 below), and the dividend of €0.60 that Terra expects to distribute prior to the registration of the merger has been discounted. All of the foregoing results in a unitary value of €2.98 for each share of Terra.

4.3.3. Valuation Methodology and Procedure

Telefónica contracted the services of Morgan Stanley as financial advisor for the merger transaction, and to assist Telefónica with the valuation process of the companies and Telefónica’s determination and justification of

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the merger exchange ratio. As already stated, on February 23, 2005, Morgan Stanley rendered a fairness opinion with respect to the transaction addressed to Telefónica’s Board of Directors in which it concluded that, based upon and subject to the matters stated in such document, the merger exchange ratio and the extraordinary dividend of 0.60 Euros per share expected to be distributed by Terra to its shareholders pursuant to the Merger Plan, were fair to Telefónica from a financial point of view.

With the advice of Morgan Stanley, Telefónica carried out the corresponding work of evaluating the companies participating in the merger, and based thereon and after arms-length negotiations with Terra, decided upon the financial terms of the merger that are reflected in the Plan.

In arriving to its opinion, Morgan Stanley carried out various financial analyses. Set forth below is a summary of such analyses, which are based on prices for the shares of Telefónica and Terra as of February 21, 2005, adjusted for the following dividends that both companies expect to distribute:

•	Telefónica:

Telefónica’s price is adjusted for a total of €0.80 per share in dividends declared by Telefónica (and which will not be payable to Terra’s shareholders with respect to the Telefónica shares they would receive in the merger, pursuant to the Merger Plan), as follows: (i) a dividend of €0.23 per share dividend based on earnings for the fiscal year ending December 31, 2004, payable to Telefónica’s shareholders on May 13, 2005; and (ii) the distribution of Telefónica’s treasury stock, at the ratio of one share of treasury stock for each twenty-five shares owned by the shareholder, from the additional paid-in capital reserve, which is expected to occur following the Ordinary General Shareholders’ Meeting (estimated at €0.57 per share at Telefónica’s closing share price as of February 21, 2005).

•	Terra:

Terra’s price is adjusted for the €0.60 extraordinary dividend approved by Terra’s board of directors on February 23, 2005, which will be distributed to Terra’s shareholders prior to the registration of the merger with the Commercial Registry.

(i) Trading Range Analysis

Morgan Stanley has reviewed the range of closing prices for the shares of Telefónica and Terra for various periods ending on February 21, 2005. Morgan Stanley has observed the following:

Period ending February 21, 2005	Telefónica		Terra
Last 90 Days	€12.18 -	€13.76	€2.20 -	€2.70
Last Six Months	€10.66 -	€13.76	€2.17 -	€2.70
Last Twelve Months	€10.40 -	€13.76	€2.17 -	€2.70

Morgan Stanley has calculated that the exchange ratio of 2 Telefónica shares for every 9 Terra shares pursuant to the Merger Plan represents a 15% premium over the unaffected price of Terra shares as of February 11, 2005, and a 14% premium to the 30 trading days average of Terra shares prior to February 21, 2005.

(ii) Comparable Companies Analysis

Morgan Stanley has compared certain financial information of Telefónica and Terra to financial estimates published in financial analysts’ reports for certain companies with business models similar to those of Telefónica and Terra, respectively. The companies used in this analysis are the following:

(a) With respect to Telefónica: Belgacom, British Telecom, Deutsche Telekom, France Telecom, KPN, Hellenic Telecommunications (OTE), Portugal Telecom, Swisscom, Tele Danmark (TDC), Telecom Italia, TeliaSonera, Telekom Austria y Telenor; and

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(b) With respect to Terra: using as a reference the unaffected closing share price of T-Online as of October 8, 2004 (prior to Deutsche Telekom’s announcement of a minority buy-out tender offer followed by a statutory merger with T-Online).

For the purposes of this analysis, Morgan Stanley has used the ratio of aggregate value (defined as market capitalization plus total debt less cash and cash equivalents, plus other adjustments) to estimated 2005 earnings before interest, taxes, depreciation and amortization for Telefónica and to estimated 2006 earnings before interest, taxes, depreciation and amortization for Terra. Morgan Stanley has applied these multiples to Telefónica’s 2005 and Terra’s 2006 earnings, utilizing as information sources for Telefónica, financial forecasts published in financial analysts’ reports, and for Terra, financial forecasts prepared by such management team.

Based on the number of Telefónica’s and Terra’s shares, Morgan Stanley has estimated the implied value per share of Telefónica and Terra, respectively, as of February 21, 2005, as follows:

Financial Statistic	Financial Statistic Amount	Multiple Based on Analysis of Comparable Companies	Implied Value per Share
Telefónica’s aggregate business value to 2005 earnings before interest, taxes, depreciation and amortization	€14,301MM	5.6x – 6.6x	€10.89 - €13.77
Terra’s aggregate business value to 2006 earnings before interest, taxes, depreciation and amortization	€60MM	12.6x	€2.67

No company utilized in the comparable companies analysis is identical to Telefónica or Terra. In evaluating comparable companies, Morgan Stanley has made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Telefónica or Terra, such as the impact of competition on the businesses of Telefónica or Terra and the industry generally, industry growth and the absence of any significant changes in the financial condition and prospects of Telefónica or Terra or the industry or in the financial markets in general. Mathematical analysis (such as calculating the average or median) is not in itself a meaningful method of using comparable company data.

(iii) Discounted Cash Flow Analysis

Morgan Stanley has calculated the range of equity values per share for each of Telefónica and Terra based on a discounted cash flow analysis. With respect to Telefónica, Morgan Stanley has relied on publicly available consensus financial forecasts for 2005 through 2010 and extrapolations from such protections for 2011 through 2014. In arriving at a range of equity values per share of Telefónica, Morgan Stanley has calculated the residual value by applying a range of perpetual growth rates ranging from 1.0% to 1.5% . The unleveraged free cash flows from 2005 through 2014 and the residual value were then discounted using a range of average weighted capital cost rates from 8.0% to 9.0%. With respect to Terra, Morgan Stanley has relied on financial projections for Terra provided by Telefónica’s management team (as received by them from Terra), for 2005 through 2008 and extrapolations from such projections for 2009 to 2014. With respect to those financial projections and other information and data relating to Terra, including information as to Terra’s material tax attributes, Morgan Stanley has been advised by Telefónica’s management team that such financial forecasts and other information and data were prepared based on bases reflecting the best current estimates and judgments of Telefónica’s management team as to the future financial performance of Terra and the judgment of Telefónica’s management team regarding the financial performance and material tax attributes of Terra. In order to determine the equity value per share of Terra, Morgan Stanley has calculated the residual value by applying a range of perpetual growth rates from 3.0% to 4.0% . The unleveraged free cash flows from 2005 through 2014 and the residual value have been discounted using a range of average weighted capital cost rates of 11.5% 12.5%. The unleveraged free cash

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flows include the benefits to Telefónica resulting from the business or tax or other savings as well as payments to be received by Terra arising from its strategic alliance with Telefónica.

The following table summarizes the results of Morgan Stanley’s analysis:

Key Assumptions	Implied Market Value (€MM)	Implied Market Value per Share
Telefónica: 1.0% - 1.5% perpetual growth rate; 8.0% - 9.0% discount rate	€69,928 - €88,215	€14.11 - €17.80
Terra: 3.0% - 4.0% perpetual growth rate; 11.5% - 12.5% discount rate	€1,448 - €1,522	€2.55 - €2.68

(iv) Financial Analysts’ Price Targets

Morgan Stanley has reviewed and analyzed future public market trading price targets for Telefónica and Terra published by financial analysts. These targets reflect estimates of future public market trading prices for the shares of Telefónica and Terra. The range of target prices for Telefónica and Terra is €13.70 - €15.70 and €2.30 - €2.65, respectively.

The public market trading price targets published by financial analysts do not necessarily reflect current market trading prices for Telefónica or Terra. Such estimates are subject to uncertainties, including the future financial performance of Telefónica and Terra and future market conditions.

(v) Analysis of Precedent Transactions

Morgan Stanley has analyzed the tender offer by Deutsche Telekom for the 26% of T-Online it didn’t already own, and the subsequent merger between Deutsche Telecom and T-Online announced on October 9, 2004.

For the purposes of this analysis, Morgan Stanley has used the ratio of aggregate value (defined as market capitalization plus total debt less cash and cash equivalents plus other adjustments) to estimated 2005 earnings before interest, taxes, depreciation, and amortization, and has applied this multiple to Terra’s 2005 earnings before interest, taxes, depreciation and amortization, based on financial forecasts prepared by Terra’s management. Based on the number of shares, Morgan Stanley has estimated the implied value per share as of February 21, 2005 as follows:

Financial Statistic	Financial Statistic Amount	Multiple Applied Based on Precedent Transactions	Implied Value per Share
Terra’s aggregate business value to 2005 earnings before interest, taxes, depreciation and amortization	€52 MM	17.7x	€2.96

No company or transaction utilized in the precedent transaction analyses is identical to Terra or the merger. In evaluating the comparable companies, Morgan Stanley has made judgments and assumptions with regards to industry performance and business, economic, market and financial conditions and other matters, many of which are beyond the control of Terra, such as the impact of competition on the business of Terra networks or the industry generally, industry growth and the absence of any adverse material change in the financial condition or forecasts for Terra or the industry of the financial markets in general, which could affect public trading values or the aggregate value of the transactions to which the merger in question is being compared.

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(vi) Exchange Ratio Analysis

Morgan Stanley has analyzed the ratio of the closing prices of Terra’s stock divided by the corresponding closing prices of Telefónica’s stock over various periods ending February 21, 2005. Morgan Stanley has examined the premiums arising from a comparison of the announced exchange ratio of 0.2222, as set forth in the Merger Plan, and the benchmarks set forth in the following table, observing the following:

	Telefónica (€/share)		Terra (€/share)		Implied Exchange Ratio	Implied Premium (1)
Last 90 Days Avg.	€12.18 -	€13.76	€2.20 -	€2.70	0.181 – 0.196	23% - 13%
Last Six Months Avg.	€10.66 -	€13.76	€2.17 -	€2.70	0.196 – 0.204	9% - 13%
Last Twelve Months Avg.	€10.40 -	€13.76	€2.17 -	€2.70	0.196 – 0.209	6% - 13%

(1)	Implied premium defined as announced exchange ratio of 0.2222 divided by the resulting exchange ratio for each trading average

(vii) Comparison with Criteria for De-Listing Offers

Telefónica’s directors and Morgan Stanley have determined that the value of Terra used to calculate the exchange ratio meets the requirements set forth in Section 7(3) of Royal Decree 1197/1991 for the determination of the de-listing offering price. The amounts that they arrived at, adjusted for the €0.60 per share dividend that Terra is to pay to its shareholders prior to registration of the merger, are as follows:

(a) Book value: €2.28 per share.

(b) Last 6 months average listing price (prior to 02/21/05): €2.31 per share.

(c) Last twelve months tender offer price: although it would not be applicable because no offer has been made during the last year, it is appropriate to indicate that the offer for Telefónica in May 2003 was made at a price of €2.65 per share (discounting the €2 extraordinary dividend distributed in 2004 and the €0.60 extraordinary dividend pending distribution prior to the merger).

(d) Liquidation value: Although the specific calculations have not been made, Telefónica’s directors and financial advisors believe that the liquidation value would never be more than the above-mentioned book value (€2.28 per share).

All of the foregoing leads to the deduction that the valuation of Terra taken into account in formulating the exchange ratio (€2.98) is considerably greater than the highest of the indicated criteria.

(viii) Reference to Tax Credit Arising from the Sale of Lycos Inc. during the fiscal year 2004

As set forth in Terra’s report corresponding to its annual financial statements for fiscal year 2004, Terra has recognized a tax credit in the amount of €272 million, which is the result of multiplying the applicable tax rate by the difference between the sale price of Lycos Inc. shares and the value with which the capital increase used to acquire this company was accounted for, less corrections that were already deductible for tax purposes prior to the sale.

Such report also notes that the possibility of showing a greater negative tax basis for fiscal year 2004, in the amount of up to 7.418 billion Euros, as a result of applying the tax acquisition value resulting from taking the market value of Lycos shares that were received, instead of the book value with which they were recorded in application of the provisions of Section 159 of the Corporations Law. Notwithstanding the foregoing, given the contrary position stated by the Spanish Revenue Service in response to tax questions in similar cases, and current

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uncertainties regarding the final decision that it might adopt, as of the date of preparation of the annual financial statements, no accounting effect whatsoever was taken into account with respect thereto for purposes of the valuation. Despite the fact that the above-mentioned legal difficulties put the effectiveness of such tax credits into question, and that in the best of cases under the current situation, there will probably be a long time before recovery thereof, a value of approximately €230 million has been attributed thereto, which equals €0.40 per share of Terra.

4.4. Net Book Value of Terra’s Assets to be Received by Telefónica

Pursuant to the individual balance sheets of Terra as of December 31, 2004, the value of Terra’s equity that will be received by Telefónica on such date is the amount of 1,633,964 thousand Euros.

4.5. Total Number of Telefónica Shares Needed to Satisfy the Exchange

Given the type of exchange established in the Merger Plan, taking into account the prohibition on participating in the exchange set forth in Section 249 of the Corporations Law, and assuming, as is envisaged:

(a) that Terra’s capital stock, currently represented by 574,941,513 shares, with a par value of 2 Euros each, will not change through the registration of the merger with the Commercial Registry;

(b) that Telefónica will not change its shareholdings in Terra (436,205,419 shares, representing 75.87% of the capital stock) as of the date of the Plan, except for the acquisition on the Stock Exchange of 7 additional shares of Terra (with Telefónica becoming the holder of 436,205,426 Terra shares); and

(c) that on the date of the exchange, Terra will not have more than the 7,000,000 of its own shares mentioned in Section 5 of the Merger Plan held in treasury, and such treasury stock will not change through the date of registration of the merger with the Commercial Registry;

the maximum number of Terra shares that would participate in the exchange would be 131,736,087, for which reason the maximum number of Telefónica shares to deliver to the shareholders of Terra in the exchange would be 29,274,686.

As noted in Section 3.2.4 above, Telefónica has a sufficient number of shares in treasury to satisfy the merger exchange with old shares. The Board of Directors of Telefónica therefore expects to fully perform the exchange with old Telefónica shares, which will simplify the procedure.

4.6. Report of Terra’s Directors

Sections 2.4 and 2.5 of the report recently issued by Terra’s directors on the Merger Plan contain a detailed description of the criteria used by its financial advisors (Citigroup Global Markets Limited and Lehman Brothers Europe Limited) in order to value Terra and Telefónica and to assist Terra in the determination of and rationale for the exchange ratio proposed for the merger. The report of Terra’s directors concludes by stating that the exchange ratio is considered to be fair for Terra’s shareholders other than Telefónica.

Terra retained the financial advisory services of Citigroup Global Markets Limited and Lehman Brothers Europe Limited with respect to the merger and the process of valuation of Terra and Telefónica, as well as the determination of and rationale for the exchange ratio proposed for the merger. As already indicated, on February 23, 2005, both entities issued fairness opinions to Terra’s Board of Directors regarding the merger transaction in which, based on and subject to the provisions of such documents, the merger exchange rate and the extraordinary dividend of 0.60 Euros per share (initially not contemplated in Telefónica’s merger plan) that Terra is to distribute to its shareholders in accordance with the Merger Plan, are fair from a financial point of view for

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Terra’s shareholders other than Telefónica. The report of Terra’s directors on the Merger Plan (which, as already indicated, can be viewed on the websites of Telefónica and Terra as from the date of call to the respective Ordinary General Shareholders’ Meetings) contains a summary of the various valuation analyses of the companies performed by Citigroup Global Markets Limited and Lehman Brothers Europe Limited with respect to the preparation of their fairness opinion.

(ix) CONCLUSION

For the foregoing reasons, the directors of Telefónica state their conviction that:

(a) the Merger Plan which is the subject of this Report is highly appropriate for both entities and the shareholders thereof, given that the merger will allow for the integration of the Telephony and Internet businesses and thereby ensure success in facing the challenges raised by the development of the industry, technological change and new customer needs; and

(b) the exchange ratio proposed in the Plan is justified, and is fair for the shareholders of both entities, as confirmed by the reports of the financial advisors and the independent expert appointed by the Commercial Registry.

* * * * *

This report has been prepared and approved in Madrid, on April 13, 2005, by the directors of Telefónica, who sign below. It is hereby noted that the Directors Antonio Viana-Baptista and Enrique Used Aznar have abstained from participating in the drafting and signing of this Report, as they understand that they are affected by a potential conflict of interest. For this reason, their signatures do not appear in this document. Likewise, it is stated that the signature of the Director Mr. José Fonollosa García is missing, since he did not attend the meeting of the Board of Directors held on the aforesaid date.

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BOARD OF DIRECTORS OF TELEFÓNICA

/s/ CÉSAR ALIERTA IZUEL César Alierta Izuel	/s/ ISIDRO FAINÉ CASAS Isidro Fainé Casas

/s/ FERNANDO DE ALMANSA MORENO-BARREDA Fernando de Almansa Moreno-Barreda	/s/ JESÚS MARÍA CADENATO MATÍA Jesús María Cadenato Matía

/s/ MAXIMINO CARPIO GARCÍA Maximino Carpio García	/s/ CARLOS COLOMER CASELLAS Carlos Colomer Casellas

/s/ ALFONSO FERRARI HERREO Alfonso Ferrari Herreo	/s/ GONZALO HINOJOSA FERNÁNDEZ DE ANGULO Gonzalo Hinojosa Fernández de Angulo

/s/ MIGUEL HORTA E COSTA Miguel Horta e Costa	/s/ LUIS LADA DÍAZ Luis Lada Díaz

/s/ ANTONIO MASSANELL LAVILLA Antonio Massanell Lavilla	/s/ MARIO E. VÁZQUEZ Mario E. Vázquez

/s/ ANTONIO ALONSO UREBA Antonio Alonso Ureba	/s/ PABLO ISLA ÁLVAREZ DE TEJERA Pablo Isla Álvarez de Tejera

/s/ GREGORIO VILLALABEITIA GALÁRRAGA Gregorio Villalabeitia Galárraga	/s/ J. ANTONIO FERNÁNDEZ RIVERO J. Antonio Fernández Rivero

/s/ JOSÉ FONOLLOSA GARCÍA José Fonollosa García

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REPORT OF THE DIRECTORS OF TERRA NETWORKS, S.A.

ON THE PLAN FOR THE MERGER BY ABSORPTION OF

TERRA NETWORKS, S.A. INTO TELEFÓNICA, S.A.

Madrid, April 12, 2005

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Page
1.	Legal aspects of the merger	Annex C-3-3
1.1	General characteristics	Annex C-3-3
1.2	Applicable legislation	Annex C-3-3
1.3	Selection of Telefónica as absorbing company	Annex C-3-3
1.4	Legal procedure for the merger	Annex C-3-3
1.4.1	Merger Plan and exchange ratio	Annex C-3-3
1.4.2	Deposit of the Merger Plan	Annex C-3-3
1.4.3	Report of an Independent expert	Annex C-3-4
1.4.4	Report of the directors	Annex C-3-4
1.4.5	Call of Shareholders’ Meetings to deliberate and, if appropriate, approve the merger	Annex C-3-4
1.4.6	Publication of the merger resolutions and opposition period for creditors	Annex C-3-5
1.4.7	Deed of merger	Annex C-3-5
1.4.8	Making the exchange	Annex C-3-5
1.5	Procedure for exchanging the shares	Annex C-3-5
1.6	Terra stock option plans	Annex C-3-7
1.7	Bylaw amendments at the absorbing company	Annex C-3-8
1.8	Administrative issues	Annex C-3-8
1.9	Applicable tax regime	Annex C-3-8
2.	Economic Aspects	Annex C-3-8
2.1	Strategic support for the merger	Annex C-3-8
2.2	Merger balance sheets	Annex C-3-10
2.3	Exchange ratio	Annex C-3-10
2.4	Actual net worth of Terra and Telefónica	Annex C-3-11
2.4.1	Actual net worth of Telefónica	Annex C-3-11
2.4.2	Actual net worth of Terra	Annex C-3-11
2.5	Valuation methods	Annex C-3-12
2.5.1	Citigroup	Annex C-3-12
2.5.2	Lehman Brothers	Annex C-3-16
2.5.3	Reference to tax credit arising from the sale of Lycos, Inc. during fiscal year 2004	Annex C-3-19
2.6	Comparison with the methods foreseen for de-listing offers	Annex C-3-19
2.7	Conclusions	Annex C-3-19

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This report was prepared by the Directors of Terra Networks, S.A. pursuant to Article 237 of the Revised Spanish Corporations Law approved by Legislative Royal Decree 1564/1989, of December 22 (the “Corporations Law”), with a view to explaining and supporting in detail, in compliance with the legislation in force, the merger plan (the “Plan” or the “Merger Plan”) of Terra Networks, S.A. (the absorbed company, hereinafter “Terra”) and Telefónica, S.A. (the absorbing company, hereinafter “Telefónica”), deposited at the Madrid and Barcelona Mercantile Registries on March 2 and 3, 2005, respectively.

1. Legal aspects of the merger

1.1 General characteristics

In accordance with the provisions of the Plan, the terms of which are deemed to be reproduced here as necessary, the projected merger will consist of the absorption of Terra into Telefónica with the extinguishment of the former, by dissolution without liquidation, and the transfer en bloc of its assets and liabilities to the absorbing company, which acquires, by universal succession, the right and obligations of the absorbed company.

This universal transfer means that all the assets and liabilities making up the absorbed company’s net worth are acquired in a single act. Accordingly, all the assets, right and obligations and, in general, all the legal relationships of the absorbed company are transferred, which relationships will remain in force despite the change in party, save in those cases in which, at the wish of the parties or by statutory provision, a change in party under the specific legal relationship gives rise to the termination of such relationship.

The merger also means that the shareholders of the absorbed company are simultaneously incorporated into the absorbing company through the allotment to those shareholders of shares representing a part of the absorbing company’s capital stock in proportion to their respective holdings in the capital stock of the absorbed company.

1.2 Applicable legislation

The basic corporate legislation on mergers is found in Articles 233 through 251 of the Corporations Law and in Articles 226 through 234 of the Mercantile Registry Regulations.

1.3 Selection of Telefónica as absorbing company

Telefónica was selected as absorbing company due to its larger size and stock market capitalization, its greater presence on the telecommunications market and the fact that Telefónica owns 75.87% of the capital stock of Terra.

1.4 Legal procedure for the merger

1.4.1 Merger Plan and exchange ratio

For a merger to be carried out, the Corporations Law requires the Directors of the merging companies to prepare a merger plan.

In this connection, on February 23, 2005, all the Directors of Terra and Telefónica (with the exceptions recorded in the Merger Plan itself) approved and signed the Merger Plan.

The Merger Plan sets an exchange ratio, without any additional cash payment, of two (2) Telefónica shares, each with a par value of one euro (€1), for every nine (9) Terra shares, each with a par value of two euros (€2).

1.4.2 Deposit of the Merger Plan

Pursuant to Article 226 of the Mercantile Registry Regulations, a copy of the said Merger Plan was deposited at the Madrid and Barcelona Mercantile Registries on March 2 and 3, 2005, respectively.

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The fact that the Merger Plan was deposited at the Madrid Mercantile Registry was published in the Official Mercantile Registry Gazette on March 14, 2005 and at the Barcelona Mercantile Registry in the Official Mercantile Registry Gazette on March 29, 2005.

1.4.3 Report of an Independent expert

Likewise, pursuant to Article 236 of the Corporations Law, on February 24, 2005 the Directors of each merging company asked the Registrar of the Madrid Mercantile Registry, as the Registrar of the registered office of the absorbing company, to appoint a single independent expert on behalf of both companies to issue a report on the Merger Plan.

On March 3, 2005, the Madrid Mercantile Registry appointed KPMG Auditores, S.L. as independent expert to issue a single report on the Merger Plan and the net worth contributed by the company which is to be extinguished.

The aforesaid independent expert issued its report by the statutory deadline, with the following conclusion:

“Based on the work carried out, with the sole purpose of complying with article 236 of the Revised Text of the Spanish Corporations Law and considering those matters described in section 4 above, we consider that:

•	The valuation methods used by the Board of Directors to calculate the actual value of the Companies are appropriate in the context and the circumstances of the proposed transaction, and justify the share exchange ratio proposed in the Merger Plan.

•	The net equity transferred by the company that will be dissolved is at least equal to the maximum increase in capital of the acquiring company as foreseen in the Merger Plan.”

1.4.4 Report of the directors

The Directors of Terra also approved and signed this Report on the date hereof, with a view to explaining and supporting the legal and economic aspects of Merger Plan in detail, with special reference to the exchange ratio, all in compliance with Article 237 of the Corporations Law.

1.4.5 Call of Shareholders’ Meetings to deliberate and, if appropriate, approve the merger

Once the foregoing requirements have been met, the management bodies of the two companies will resolve to call their respective Shareholders’ Meetings with a view to deliberating and, should be the case, approving the projected merger. It is foreseen that the Shareholders’ Meeting of Terra will be held on May 31, 2005, on first and only call, and that the Shareholders’ Meeting of Telefónica, will be held on May 24, 2005, on first call, and on May 25, 2005, on second call.

Pursuant to Article 238 of the Corporations Law, when the call notice for the Shareholders’ Meeting is published, the following documents will be made available to shareholders, debenture holders and holders of special rights other than shares, as well as to employee representatives, for inspection at the registered office:

(a) Merger Plan;

(b) Report of the independent expert on the Merger Plan;

(c) Report of the Directors of Terra and of Telefónica on the Merger Plan;

(d) Annual accounts and management reports for the last three fiscal years of Terra and Telefónica, with the related auditors’ report;

(e) Merger balance sheets of Terra and of Telefónica, which correspond to the last annual balance sheet of each company, with the related auditors’ report;

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(f) Current bylaws of Terra and at Telefónica;

(g) List of first names, last names and ages, in the case of individuals, or corporate name, in the case of legal entities, and, in either case, the nationalities and addresses of the Directors of Terra and of Telefónica, as well as the date since which they have held office and, if appropriate, the same details for those who are to be proposed as Directors as a result of the merger.

Pursuant to Article 240.2 of the Corporations Law, shareholders, debenture holders and holders of special rights other than shares may, as from the date of publication of the call notice to the respective Shareholders’ Meetings, ask to have the foregoing documents delivered or sent at no charge.

All of the foregoing documents will be accessible telematically as from the date of the call notice, on the Terra website (www.terranetworks.com).

1.4.6 Publication of the merger resolutions and opposition period for creditors

Pursuant to Article 242 of the Corporations Law, the merger resolution must be published three times in the Official Mercantile Registry Gazette and once in two large circulation newspapers in Madrid and Barcelona, respectively.

Following publication of these notices, which must state for the record the right of shareholders and creditors of Telefónica and Terra to obtain the full text of the merger resolutions and the merger balance sheets, a one-month period will commence in which the creditors of the merging companies may oppose the merger until they obtain sufficient guarantee for their financial claims not yet due at the time of publication, pursuant to Article 234 of the Corporations Law.

1.4.7 Deed of merger

Following adoption of the relevant merger resolutions, publication of the notices and lapsing of the statutory period without any creditor having exercised his right to oppose the merger or, if appropriate, after the financial claims of creditors who did exercise their right have been satisfied or duly guaranteed, the relevant deed of merger will be executed.

Prior to registration of the deed of merger, the Barcelona Mercantile Registrar will record an entry in the deed stating that, from the standpoint of the registry, there are no obstacles to registration at the Madrid Mercantile Registry. Afterwards, said deed of merger will be filed with the Madrid Mercantile Registry for its registration, and the Barcelona Mercantile Registry will be asked to cancel all the entries of Terra.

1.4.8 Making the exchange

After the deed of merger has been registered at the Madrid Mercantile Registry, the shares of Terra will be exchanged for shares of Telefónica on the terms stipulated in the Merger Plan and described in the following section.

1.5 Procedure for exchanging the shares

The procedure for exchanging Terra shares for Telefónica shares is described in section 5 of the Merger Plan.

Section 6 of the Merger Plan provides that, if necessary, Telefónica may increase its capital stock by the necessary amount and issue the needed number of shares to cover the exchange of Terra shares, according to the exchange ratio stipulated in the Plan and with application of Article 249 of the Corporations Law. Section 6 also

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provides that the amount by which capital is to be increased may be reduced by the delivery of Telefónica treasury stock to the shareholders of Terra.

In accordance with the provisions of the Merger Plan, it is foreseen that Telefónica will use only treasury stock to make the exchange of shares under the merger and, accordingly, it will not be necessary for Telefónica to issue new shares for the exchange.

In the light of the provisions of Article 249 of the Corporations Law (the Terra treasury stock or Terra shares owned by Telefónica will not be exchanged for Telefónica shares), in line with the exchange ratio included in the Merger Plan (2 Telefónica shares for every 9 Terra shares) and given that:

(i) the capital stock of Terra, currently represented by 574,941,513 shares, each with a par value of €2, will not be modified until the registration of the merger;

(ii) Telefónica currently owns 436,205,419 Terra shares (representing 75.87% of its capital stock), and this holding will not be modified, other than by the acquisition in the stock market of 7 Terra shares, so that the number of Terra shares on the market is a multiple of the exchange ratio, for the purpose of facilitating the exchange; and

(iii) Terra has no more treasury stock than the 7,000,000 shares referred to in section 5 of the Merger Plan and such treasury stock will not be modified until the registration of the merger;

the maximum number of Terra shares exchanged will be 131,736,087 which will require Telefónica to deliver up to a maximum of 29,274,686 shares of treasury stock, which will be frozen as from the date of adoption of the merger resolution.

Accordingly, after the merger has been resolved by the Annual Shareholders’ Meetings of Telefónica and Terra, and the merger resolution has been registered at the Mercantile Registry, Telefónica will make the exchange by delivering treasury stock to the shareholders of Terra, according to the aforesaid exchange ratio. The exchange will take place, as mentioned, after the deed of merger has been registered at the Madrid Mercantile Registry and will be made by the financial institution and during the period indicated in the notices to be published in the Official Mercantile Registry Gazette and in two of the large circulation newspapers in Madrid and Barcelona.

Terra shares will be exchanged for Telefónica shares through the entities participating in Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. [Securities Registration, Clearing, and Settlement Systems Management Company, Inc.] (IBERCLEAR) which are the custodians of the shares.

In accordance with section 5 (d) of the Merger Plan, shareholders of Terra who own shares representing a fraction of the number of Terra shares set in the exchange ratio may acquire or transfer shares with a view to exchanging them pursuant to the exchange ratio. The relevant decisions either to purchase or to sell Terra shares on the market in order to attain a number of Terra shares that is a multiple of nine must be made by each shareholder on an individual basis.

Notwithstanding the foregoing and under section 5 of the Merger Plan, the Boards of Directors of Terra and Telefónica deemed it appropriate, following the relevant conversations, to submit to the approval of their respective Shareholders’ Meetings a mechanism aimed at facilitating the exchange in the case of shareholders of Terra who own a number of shares that is not a multiple of nine (9). The terms and conditions of this mechanism are as follows:

(i) Bearing in mind that the exchange ratio is equivalent, in singular terms, to the delivery of one share of Telefónica for every 4.5 shares of Terra, at the close of the last stock market session of Terra, each

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shareholder of Terra who, pursuant to said exchange ratio, expressed in singular terms, of one share of Telefónica for every 4.5 shares of Terra, is entitled to receive a whole number of shares of Telefónica and has an excess fraction or a residue of shares of Terra of less than 4.5, may transfer such fraction or residue to such share fraction/residue acquirer as may be designated for the purpose by Telefónica and Terra. All the foregoing on the understanding that for the calculation of the fraction/residue corresponding to each shareholder position it will be considered the total number of shares of Terra forming such position.

Likewise, a shareholder of Terra who has a number of shares of Terra that is less than 4.5 may transfer those shares to the share fraction/residue acquirer.

It will be deemed that each shareholder of Terra accepts the share fraction/residue acquisition system provided for herein, without needing to send instructions to the relevant entity participating in IBERCLEAR, which will inform the shareholder of the result of the transaction after completion.

(ii) Having regard to the exchange ratio resolved, it is stated for the record that, regardless of the number of shares making up each shareholder position, the only situations in which a fraction/residue can be acquired are as follows:

Number of Terra shares	Corresponding number of shares of Telefónica by virtue of exchange	Fraction/residue of Terra shares subject to fraction/residue acquisition system
1	0	1
2	0	2
3	0	3
4	0	4
5	1	0.5
6	1	1.5
7	1	2.5
8	1	3.5
9	2	0

Consequently, in any shareholder position, if there is a fraction/residue, it will range from a minimum of 0.5 Terra shares to a maximum of 4 Terra shares.

(iii) The fraction/residue acquisition price will be set pursuant to the arithmetic mean of the average weighted prices of Terra shares on the Spanish Unified Computerized Trading System (Continuous Market) for Terra’s last three stock market sessions.

If the fraction/residue in question is one share of Terra, its purchase price will be the arithmetic mean of the average weighted prices of Terra shares on the Spanish Unified Computerized Trading System (Continuous Market) for the last three stock market sessions of Terra; by analogy, if the fraction/residue is not one share, its acquisition price will be calculated using the same criterion as that resolved herein, but in due proportion to the specific amount of the fraction/residue.

(iv) The entity designated as the share fraction/residue acquirer will, acting in its own name and behalf, acquire any excess share fraction or residue in the positions existing at the close of the last stock market session of Terra. The shares or fractions of shares of Terra acquired by the acquirer will be exchanged for the appropriate number of shares of Telefónica pursuant to the exchange ratio approved above.

1.6 Terra stock option plans

According to the provisions of the Merger plan, Telefónica will succeed Terra as obligor under the Terra stock option plans. Those plans are: (i) the Terra stock option plan approved at the General Shareholders’ Meeting of Terra held on October 1, 1999, as amended by resolutions approved at the General Shareholders’

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Meetings held on June 8, 2000 and on June 7, 2001 and as implemented by the Board of Directors of Terra, and (ii) stock option plans resulting from the assumption by Terra of the Lycos Inc. stock option plans approved at the General Shareholders’ Meeting of Terra held on June 8, 2000, amended by the General Shareholders’ Meeting held on June 7, 2001, and implemented by the Board of Directors.

Therefore, following the registration of the merger, Telefónica will succeed Terra as obligor under those plans. Terra stock option rights will be automatically converted into Telefónica stock option rights, on the terms resulting from the exchange ratio set in the Merger Plan. All reference to Terra or, as the case may be, to Lycos Inc. or to Lycos Virginia, in the stock option plans will be deemed made to Telefónica as from the date of registration of the merger.

In order not to harm the interests of the beneficiaries of those plans, Telefónica will, if necessary, establish mechanisms that ensure due regard to the commitments given by Terra in relation to said stock option plans.

1.7 Bylaw amendments at the absorbing company

No bylaw amendments will be made at the absorbing company as a result of the merger. Telefónica neverthless intends to reduce its share capital to redeem treasury stock in accordance with the TIES Program.

1.8 Administrative issues

Lastly, section 15 of the Merger Plan indicates that the effectiveness of the projected merger is subject to the service of the notices and to the obtainment of the authorizations and registrations required in Spain and in the other jurisdictions in which the two companies are present.

It is not expected to be any further need to apply for or obtain authorizations or registrations in Spain, or in the other jurisdictions in which the two companies are present, for the effectiveness of the merger, except for the registration of a form named F-4 that has been submitted by Telefónica to the Securities and Exchange Commission of the United States of America. The submission of such form and its content was reported to the Spanish Securities Market Commission by means of a Relevant Fact.

1.9 Applicable tax regime

The conditions required by the Revised Corporate Income Tax Law, approved by Legislative Royal Decree 4/2004 are met and, accordingly, the projected merger qualifies for the special tax regime set forth in Title VII, Chapter VIII and in additional provision two of the Revised Corporate Income Tax Law.

In this connection, pursuant to the Merger Plan, a proposal will be submitted to the Shareholders’ Meeting to adopt a resolution to submit the merger to the special tax regime indicated above.

2. Economic Aspects

2.1 Strategic support for the merger

As explained in the Merger Plan, the strategic support for the transaction is based on the fact that Terra, like many other Internet companies, has evolved within the context of a strategic model based on a separation between the telecommunications business and the Internet service provider (ISP) business. Notwithstanding other previous circumstances, it has recently (more specifically, during the last twelve months) become manifestly obvious, in a clear and distinct manner, that an irreversible crisis is affecting the traditional model of the pure Internet service provider, and that, at the same time, a new model based on the operational integration of the telephone and Internet businesses has appeared in the telecommunications market.

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The root of these changes lies in the emergence, development, and blossoming of broadband technology applied to Internet access, which has led to the blurring—especially in the last year, during which its penetration and growth have accelerated exponentially—of the traditional boundary between the above-mentioned businesses.

•	The explosion of broadband technology has, in fact, created a new dynamic in the supply market, with which synchronization can only be obtained based on a complete interweaving of the network functions and the provision of services, or, put another way, the integrated management of the connectivity, access, and service layers. In this scenario, Internet access providers need to become communications operations in order to compete in the market. Therefore, they must either invest in network infrastructure (which could compromise their viability, given the time required for the maturation of the investment and the high capital cost of addressing it), or else become fully integrated with network operators, who already have the necessary infrastructure and technical and human resources.

•	Moreover, on the demand side, today’s customer is not content with Internet access alone. Users’ preferences are becoming increasingly oriented toward integrated offerings (voice, images, Internet access, etc.), for which it is necessary to hold a position as operators who can offer all of the services that the market demands, and thereby compete with other entities that are able to provide all of these services to the end customer.

•	In addition, the technological evolution of the services—the rapid increase in connection speeds, the technical complexity needed to provide high-quality audiovisual content, the required interoperability of the various elements of the offering (e-mail, messaging, voicemail, content consumption, etc.)—demands increasingly greater capabilities, scale, and resources in order to stay competitive in a market that is growing in size but whose offerings are constantly changing.

All of this explains the activities of the competing groups aimed at making bandwidth the center or core of their strategy, and, consequently, at combining the telephone and Internet businesses. The most recent examples are the mergers of France Telecom and its Internet subsidiary Wanadoo, and of Deutsche Telekom and T-Online, the latter of which is about to be completed.

The proposed merger of Telefónica and Terra set forth in the Merger Plan obeys the same logic.

At this respect, the Boards of Directors of both companies have considered, in fact, that this path must be taken in order to have any guarantee of success in dealing with the challenges posed by the development of the industry, technological change, and customers’ new needs. It is thus intended to create a customer-oriented business segment able to offer customers integrated solutions within the telecommunications market.

Therefore, the merger is viewed as a strategic imperative of the highest order, and as an outstanding opportunity for mutual advantage. The shareholders of both Terra and Telefónica will benefit from it.

Following the content of the Merger Plan, trying to summarize the most essential aspects, it can be stated that the integration of the businesses resulting from the merger will make it possible:

(a) to strengthen the competitive positioning of Terra and Telefónica in the above-referenced markets, which will translate into an increase in customers and an expanded market share. This is the case because of (i) the increased capacity of the unified firm to respond to the integrated offerings of competitors; (ii) the improved position for creating new services that optimize the use of Telefónica’s network capabilities (which is critical for services with a need for greater bandwidth, greater security, etc.) and that integrate them fully into the service provided to the end customer; (iii) the strengthening of the offering made to the market, combining the positive attributes of the Telefónica and Terra brand names, which in turn will make it possible to strengthen the leadership of the combined company; (iv) the greater scale of operations, which will make it possible to undertake innovative projects that would now be more difficult to undertake; and

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(v) the greater leveraging of the commercial resources of the two companies, e.g., proprietary channels, third-party channels, joint advertising, etc.;

(b) to make better use of current customer bases, through (i) the ability to define and implement a global strategy based on customer segments, beyond the current product-based vision; (ii) increased penetration; (iii) an increase in the loyalty of existing customers, by reducing churn rates through the packaged sale of services; (iv) increased cross-sales of services; and (v) the resulting increase in per-customer earnings;

(c) to minimize costs and optimize investments, through (i) the integrated management of networks and platforms (provision of services, billing, CRM/customer service, etc.), with the additional benefit of greater quality for the end customer, through end-to-end management; (ii) the rationalization of investments that are particularly relevant, given the growing needs for an ability to manage new services that are broadband intensive; (iii) the total elimination of duplication in the development of new services; (iv) the streamlining of corporate structures, eliminating duplications and thereby improving management and increasing efficiency; and (v) an increased ability to achieve synergies in the purchases of contents and services;

(d) to facilitate the exploitation of the opportunities for growth in new markets, using broadband Internet access as an offering that is more attractive and competitive than fixed-base telecommunications (a factor that is particularly relevant in terms of the expansion of the Brazilian market);

(e) to develop a single strategy of promoting and creating businesses in the e-commerce field and general gateways for access to information and advertising, as a result of the major growth of broadband Internet access in all markets.

2.2 Merger balance sheets

Pursuant to Article 239.1 of the Corporations Law, the annual balance sheets of Terra and Telefónica as of December 31 2004 will be used as the merger balance sheets. Those balance sheets were verified by the merging companies’ auditors.

It is stated for the record that between the date of the Merger Plan and the date of this Report, there have been no significant changes in the net worth of Terra or in that of Telefónica.

2.3 Exchange ratio

The exchange ratio proposed in the Merger Plan, which was calculated on the basis of the actual net worth of Telefónica and Terra, will be as follows, without any additional cash payment: two (2) shares of Telefónica, each with a par value of one euro (€1), for every nine (9) Terra shares, each with a par value of two euros (€2).

The exchange ratio was calculated having regard to the following dividends that Telefónica and Terra plan to distribute, as referred to in section 8 of the Merger plan:

(i) As a result of the negotiation with Telefónica of the terms of the merger on market conditions, Terra will pay a dividend of €0.60 per share with a charge to the “Additional Paid-in Capital Reserve” account. The proposed distribution was resolved by Terra’s Board of Directors at its meeting on February 23, 2005 and will be submitted for approval by the Shareholders’ Meeting to be called to resolve on the merger. In any event, this dividend is to be paid prior to registration of the merger of Telefónica and Terra at the Mercantile Registry. Only Terra shareholders will benefit from this distribution.

(ii) By Telefónica:

(a) Payment on May 13, 2005, of an interim dividend for the year ended December 31, 2004. This dividend was announced by the Board of Directors at its meeting on January 26, 2005, and was

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establish as a fixed amount of €0.23 per share. Terra shareholders who become Telefónica shareholders as a result of the merger will not benefit from this dividend.

(b) The distribution of Telefónica treasury stock, in a ratio of one share of treasury stock for every twenty-five shares held by the shareholder, with a charge to the additional paid-in capital reserve. The proposed distribution was resolved by the Board of Directors at its meeting on November 24, 2004, and will be submitted for approval by the Annual Shareholders’ Meeting of Telefónica. Because the shares are to be delivered on June 28, 2005 and, in any case, before the merger of Telefónica and Terra is registered at the Mercantile Registry, Terra shareholders who become Telefónica shareholders as a result of the merger will not benefit from this dividend.

(c) The payment of a dividend with a charge to the additional paid-in capital reserve to be made on November 11, 2005, provided that the merger deed has been registered at the Madrid Mercantile Registry before then. If the merger is registered at the Mercantile Registry after that date, the dividend will be paid on the sixth stock exchange business day after the date of registration. The proposed dividend was announced by Telefónica’s Board of Directors at its meeting on November 24, 2004, and will be submitted for approval by the Annual Shareholders’ Meeting of Telefónica. The fixed amount of the dividend is €0.27 per share. Unlike the provisions for dividends described above in subsections (a) and (b), this dividend will be received by both Telefónica shareholders and the Terra shareholders who become Telefónica shareholders as a result of the merger.

2.4 Actual net worth of Terra and Telefónica

2.4.1 Actual net worth of Telefónica

In the case of Telefónica, the valuation by the Board of Directors of Terra was based on the company’s market price. This valuation method is justified by the high liquidity of the Telefónica share.

The application of this method results in the allocation to Telefónica of an actual value of €66,361 million, which was then used to set the exchange ratio. As mentioned, this amount was calculated having regard to the market price of Telefónica at the close of the stock market session on February 21, 2005 (€14.19 per share), discounting a total of €0.80 per share for the dividends that Telefónica plans to distribute prior to registration of the merger, which entails a value of €13.39 per share. The foregoing figure (€66,361 million) is the result of multiplying the price per share by the total number of Telefónica shares (4,956 million).

2.4.2 Actual net worth of Terra

In the initial proposal of Telefónica, the implied actual value of Terra amounted to €1,690 million, equal to €2.98 per share.

With a view to comparing the reasonableness of this implied value, the investment banks advising Terra on the transaction, Citigroup Global Markets Limited (“Citigroup”) and Lehman Brothers Europe Limited (“Lehman Brothers”) performed a valuation analysis of Telefónica and Terra, in the latter case primarily using a methodology involving a sum-of-the-parts discounted cash flow analysis for operating assets, according to section 2.5 below.

In the light of these valuations, Terra negotiated with Telefónica and Telefónica agreed to allow Terra to distribute an anticipated dividend of €0.60 per share prior to the merger, which entails a total amount of approximately €337 million.

Once this amount is discounted, the actual values of Terra considered by the Board of Directors of Terra are lower than €1,690 million, the implied premium in the exchange ratio ranging between approximately 10% and 15%.

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2.5 Valuation methods

Terra contracted the services of Citigroup and of Lehman Brothers as financial advisors for the merger and to assist Terra with the valuation process of Terra and Telefónica (collectively, the “Companies”) and Terra’s determination and justification of the exchange ratio proposed for the merger.

On February 23, 2005, the two advisors issued fairness opinions relating to the merger, addressed to the Board of Directors of Terra. In those opinions they concluded that, on the basis of and subject to the provisions of said documents, the exchange ratio of the merger taking into account the anticipated dividend of €0.60 per to be distributed by Terra to its shareholders pursuant to the Merger Plan is fair from a financial point of view for the Terra shareholders other than Telefónica. It is also stated for the record that Morgan Stanley & Co. Limited, as financial advisor of Telefónica for this transaction, expressed its fairness opinion to the Board of Directors of Telefónica, stating that the exchange ratio agreed is fair for Telefónica shareholders.

Based on the advice of both advisors, Terra performed the relevant evaluation of the Companies and, on the basis thereof and after negotiating with Telefónica on market conditions, it decided on the economic terms of the merger set forth in the Merger Plan. At this regard, it is stated for the record that the anticipated dividend of €0.60 per share to be distributed by Terra to its shareholders prior to the merger was not initially included in the merger proposal of Telefónica and is the result of such negotiation.

Citigroup and Lehman Brothers performed various valuation analyses of the Companies as a basis for the preparation of their respective fairness opinions. The following Sections 2.5.1 and 2.5.2 are a summary of each of the material analyses performed by each of the aforesaid advisors.

2.5.1 Citigroup

The following is a summary of the main financial analyses performed by Citigroup as a basis for the preparation of its fairness opinion.

For this purpose, Citigroup took into account, among other factors, the proposed dividend of €0.23 per Telefónica share in respect of 2004 and the proposed distribution by Telefónica of one Telefónica share for every 25 Telefónica shares, in which Terra shareholders will not participate, and the proposed dividend of €0.60 per Terra share to be paid by Terra to all Terra shareholders.

A) Past Share Price Performance

Citigroup reviewed the relationship between movements in prices of Terra shares and Telefónica shares and the implied offer price for the merger for the period between July 25, 2003 (the date on which Telefónica officially announced to the CNMV the number of Terra shares it acquired in the tender offer) and February 11, 2005 (the last trading day before Telefónica publicly announced its intention to make an offer for a merger with Terra).

The implied offer price for the merger was calculated by multiplying the adjusted Telefónica share price by the exchange ratio of 2/9 and then adding €0.60 for the effect of the anticipated dividend on Terra shares to be paid before consummation of the merger.

The adjusted Telefónica share price was calculated by subtracting the anticipated cash dividend of €0.23 from the Telefónica unadjusted share price and then adjusting the result for the anticipated stock dividend on Telefónica shares of one share for every 25 outstanding shares, in which cash and stock dividends Terra shareholders will not participate.

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Citigroup also adjusted the Terra share price for the €2.00 cash dividend per Terra ordinary share paid in July 2004 in the period prior to the payment of such dividend.

In addition, Citigroup compared the implied offer price with the trading price of a Terra share on February 11, 2005 (the last trading day prior to the public announcement of Telefónica’s intention to make an offer) and the one, three and six-month trailing averages in the period prior and up to February 21, 2005, in the case of Telefónica, and up to February 11, 2005, in the case of Terra.

The following table sets forth the results of this analysis:

	Terra Networks Ordinary Share Price (€)	Implied Offer Price (€)	Premium
February 11, 2005	3.19	3.58	12%
Last Month Trailing Average	3.11	3.56	14%
Last 3 Month Trailing Average	2.96	3.49	18%
Last 6 Month Trailing Average	2.90	3.35	16%

B) Precedent Transactions Analysis

Noting that Telefónica currently controls Terra, Citigroup compared the premium that the implied offer price for the merger represented over the price on the last trading day before the announcement and the three and six month trailing averages thereof with the premium on similar last trading days and for similar trailing periods represented by:

•	the cash consideration for four recent de-listing tender offers by Spanish companies;

•	the consideration in three recent mergers involving significant shareholders (owning less than half of the equity) of Spanish companies acquiring the remainder of the equity of those companies; and

•	the consideration for two recent offers by controlling shareholders (owning in excess of half of the equity) of European internet service providers to acquire the remainder of the equity of those companies.

The precedent transactions considered by Citigroup Global Markets Limited were the following:

Spanish De-Listing Offers

Date Announced	Company
April 22, 2002	Hidroelectrica del Cantabrico
December 9, 2003	Aceralia Corporacion Siderurgica SA
May 31, 2004	Centros Comerciales Carrefour SA
June 4, 2004	Cementos Molins SA

Spanish Significant Shareholder Mergers

Date Announced	Acquirer	Target
April 16, 2002	FCC	Portland Valderrivas
July 1, 2003	ACS	Grupo Dragados
August 1, 2003	Metrovacesa	Bami

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Offers by Controlling Shareholders of European ISPs

Date Announced	Acquirer	Target
February 23, 2004	France Telecom	Wanadoo
October 9, 2004	Deutsche Telekom	T-Online

With respect to the financial information for the foregoing transactions and the companies involved therein, Citigroup relied on information available in public documents. The following table summarizes the median premium (discount) offered in these transactions over the price on the last trading day before announcement and the three- and six-month trailing averages thereof and, in the far right column, sets forth for comparative purposes the same information for the implied offer price in the proposed merger between Terra Networks and Telefónica:

Period	Median Spanish De- Listing Offer Premium (Discount)	Median Spanish Merger Consideration Premium	Median European ISP Premium	Implied Offer Price Premium For Proposed Merger
1 day	(2.2)%	9.3%	8.6%	12%
3 month	2.7%	2.4%	17.3%	18%
6 month	7.0%	7.0%	19.0%	16%

Citigroup observed that none of the foregoing transactions was identical to the proposed merger of Terra and Telefónica.

C) Terra Networks Valuation

Discounted Cash Flow Analysis

Citigroup’s primary methodology for reviewing the value of Terra was a sum-of-the-parts discounted cash flow analysis for each of Terra’s individual operating assets and certain non-operating assets.

Citigroup applied country-specific discount rates based on weighted average cost of capital assumptions to calculate the net present value of Terra s management’s forecasted free cash flows from its operating assets, the benefits of future tax savings relating to net operating losses and payments to be received by Terra under its strategic alliance agreement with Telefónica. Citigroup applied greater discount rates, however, to calculate the net present value of a potential additional tax credit resulting from the August 2, 2004 sale by Terra of Lycos Inc. as Terra s ability to realize value from this contingent asset is speculative and difficult to predict.

Citigroup then adjusted the value of Terra to reflect Terra s net cash (including amounts due from Telefónica under tax sharing arrangements) and other non-operating assets (including investments in unconsolidated and other non-wholly owned affiliates and anticipated proceeds from dispositions).

The result of this sum-of-the-parts discounted cash flow analysis was an implied value per Terra share of €2.90 to €3.71.

Comparable Companies Analysis

Using publicly available information, Citigroup reviewed the relative share price performance from July 2003 to February 2005 of Terra and the following five publicly held European internet service providers, as well as a market-weighted index comprised of such companies:

•	freenet.de

•	Iliad

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•	Telecom Italia Media

•	Tiscali

•	United Internet

Citigroup also compared the listed companies’ multiples of firm value (equal to equity value plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash) to forecasted revenues, gross profit and EBITDA for 2005—2007 with such multiples for Terra.

Citigroup then calculated a range of illustrative valuations for Terra s operating assets by applying deviations of plus or minus 10% from the medians of such multiples for the comparable companies to Terra s management’s forecasts and then adding Terra s net cash and other non-operating assets valued in a manner consistent with the methodology employed in the analysis described above under the heading “—Discounted Cash Flow Analysis”.

The result of this comparable companies analysis was an implied value per Terra share of €2.73 to €3.77.

Citigroup observed that none of the selected companies was identical to Terra. In particular, Citigroup noted that Terra s relatively lower expected 2005-2007 profitability would suggest a valuation of Terra toward the lower end of the valuation range.

Research Analyst Target Prices

Citigroup reviewed research analysts’ target prices for Terra shares published between July 1, 2004 (after adjusting for the €2.00 cash dividend per Terra share paid in July 2004) and February 15, 2005.

The range of these target prices (excluding the highest and lowest values) was from €2.80 to €3.17.

D) Telefónica Valuation

Citigroup was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica and Citigroup had no access to Telefónica’s management. This limited the valuation analyses with respect to Telefónica that were available to Citigroup.

Citigroup reviewed the value of Telefónica using a sum-of-the-parts analysis that used various valuation methodologies for Telefónica’s primary operating assets, including trading comparables and market value, and then adjusted for overhead costs, non-operating assets and liabilities and minority interests.

For Telefónica’s principal operating assets—Telefónica Móviles, the fixed-line Spanish telecommunications business and Telefónica International—which collectively represent the substantial majority of Telefónica’s firm value, Citigroup’s primary valuation methodology was based on a comparable companies analysis. Citigroup compared Telefónica Móviles to Telecom Italia Mobile and Vodafone and its market value; for the Spanish fixed-line business, to British Telecom; and for Telefónica International, to Telmex, Telesp, Brasil Telecom and Tele Norte Leste.

The result of this analysis was an implied value in the range of €13.36 to €16.39 per Telefónica share, as compared to a market price of €14.19 per Telefónica share as of February 21, 2005.

Citigroup also reviewed research analysts’ target prices for Telefónica shares published between June 18, 2004 and February 11, 2005. The range of these target prices (excluding the three highest and the three lowest values) was from €13.50 to €16.50.

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2.5.2 Lehman Brothers

The following is a summary of the main financial analysis used by Lehman Brothers as the basis for the issue of its fairness opinion to the Board of Directors of Terra.

To this effect, Lehman Brothers took into account, among other factors, the proposed dividend of €0.23 per Telefónica share in respect of 2004 and the proposed distribution by Telefónica of one Telefónica share for every 25 Telefónica shares, in which Terra shareholders will not participate, and the proposed dividend of €0.60 per Terra share to be paid by Terra to all Terra shareholders.

A) Terra valuation

Sum-of-the-Parts Analysis

Lehman Brothers reviewed the stand-alone valuation of Terra Networks on the basis of a sum-of-the-parts approach, utilizing different valuation methodologies depending on the type of asset.

For Terra s cash position, Lehman Brothers used book value as of December 31, 2004. For financial investments and interest in other companies, Lehman Brothers used market value, option value or net present value of future proceeds from the sale of interests subject to an offer or a commitment to buy from a third party.

For the strategic alliance contract between Terra and Telefónica and Terra’s joint venture interests, operating assets and tax credits, Lehman Brothers used discounted cash flow valuation, pursuant to which forecasted free cash flows attributable to such assets were discounted to net present value by weighted cost of capital rates.

In addition to being valued on a discounted cash flow basis, as a supplemental comparison, Terra’s Spanish operating assets were also valued by using a comparable companies approach, pursuant to which multiples derived from implied values from transactions involving companies in comparable businesses and from EBITDA and revenue of comparable companies were applied to Terra’s Spanish access business and its other Spanish business. Multiples derived from subscriber acquisition costs and gross margins of companies in comparable businesses were also applied to Terra’s Spanish access business.

The result of Lehman Brother’s sum-of-the-parts analysis was an implied value per Terra Networks ordinary share of €3.18.

Other Value Sources

Lehman Brothers has also analyzed other potential sources of value or loss of value not included in the sum-of-the parts analysis like potential synergies, loss of past tax credits and the potential ability to realize value from a tax asset relating to Terra’s sale of Lycos Inc.

Accordingly, Lehman Brothers calculated an adjustment to its sum-of-the-parts implied value per Terra share described above to take into account an estimate of the aggregate impact of these other potential effects on value to arrive at an adjusted merger value per Terra share of €3.57.

Comparable Companies Analysis

Lehman Brothers compared Terra as a whole against the following eight other companies:

•	easynet

•	freenet.de

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•	Iliad

•	TI Media

•	T-Online

•	Tiscali

•	United Internet

•	Web.de

Lehman Brothers applied the average multiple of the listed companies’ enterprise values to forecasted EBITDA for each of 2005 and 2006 to Terra’s forecasted EBITDA for such years to calculate implied firm values for Terra, and then made adjustments to such firm values for other assets and liabilities.

The results of this analysis were implied equity values of €3.05 and €3.18 per Terra share based on Terra’s forecasted EBITDA for 2005 and 2006, respectively.

Lehman Brothers noted that, while the review of comparable companies served as comparative information, due to the different profitability and risk profile of Terra, the comparable companies analysis should not be deemed a meaningful valuation methodology.

Broker Views

Lehman Brothers also reviewed brokers’ target prices for Terra shares in reports published between April 2004 and February 8, 2005. Lehman Brothers adjusted two of the target prices published in April 2004 for the €2.00 dividend on Terra Networks ordinary shares paid in July 2004.

The average of these target prices was €3.00 and the median was €3.00.

B) Telefónica Valuation

Lehman Brothers was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica. Therefore, Lehman Brothers analyzed Telefónica’s valuation using a market-based approach. This method is supported by the share’s high liquidity.

Broker Views

Lehman Brothers reviewed brokers’ target prices for Telefónica in reports published between November 11, 2004 and February 21, 2005.

The average of these target prices was €14.92 and the median was €14.55.

Past Share Price Performance

Lehman Brothers reviewed the past share price performance and trading volumes of Telefónica shares from May 25, 2003 (the launch date of Telefónica’s 2003 tender offer for Terra shares) through to February 14, 2005 (the date that Telefónica announced its intention to make an offer for a merger with Terra).

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Lehman Brothers also calculated the average market price of Telefónica shares for the one-month, six-month and one-year periods prior to February 14, 2005 and for the period from May 25, 2003 to February 14, 2005. The following table sets forth the results of this analysis:

Period	Average Share Price (€)
1 month	14.02
6 months	13.05
1 year	12.67
Since Launch of Tender Offer on May 28, 2003	11.52

C) Relative Valuation

Lehman Brothers performed a relative analysis of the past share price performance by comparing market prices of Terra shares (as adjusted for a dividend payment of €2.00 per share on July 29, 2004) to market prices of Telefónica shares during the period between May 28, 2003 and February 1, 2005. Lehman Brothers also calculated the average ratio of the market price of a Telefónica share to the adjusted price of a Terra share for the month of January 2005, the six-month period of August 2004 through January 2005, the one-year period of February 2004 through January 2005 and for the period between May 25, 2003 and January 4, 2005.

The following table sets forth the results of this analysis:

Period	Average Ratio
1 month	4.49:1
6 months	4.45:1
1 year	4.30:1
Since Launch of Tender Offer on May 28, 2003	4.02:1

Lehman Brothers Europe Limited noted that the ratios set forth in the above table were not adjusted to include the effect of the anticipated cash dividend of €0.60 to be paid to Terra shareholders prior to consummation of the merger.

D) Public Market Valuation of Consideration

Lehman Brothers Europe Limited analyzed the implied offer price for the proposed merger based on the exchange ratio of 4.5:1, the high and low market prices for Telefónica shares during the one month period prior to February 22, 2005 and the market price on such date, and adding the effect of the €0.60 anticipated dividend on Terra shares.

The results of this analysis are set forth in the table below:

	Low	High	As of February 22, 2005
Implied Terra Networks Share Price in Offer (€)	3.59	3.84	3.69

Lehman Brothers observed that the range of the implied offer price set forth in the table above is greater than the adjusted merger value of €3.57 per Terra Networks ordinary share mentioned above under the heading “—Terra Networks Valuation—Other Value Effects”.

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2.5.2 Reference to tax credit arising from the sale of Lycos Inc. during fiscal year 2004

As set forth in Terra’s report corresponding to its annual financial statements for the fiscal year 2004, Terra has recognized a tax credit in the amount of €272 million, which is the result of multiplying the applicable tax rate by the difference between the sale price of Lycos Inc. shares and the value which the capital increase used to acquire this company was accounted for, less corrections that were already deductible for tax purposes prior to the sale.

Such report also notes that the possibility of showing a greater negative tax basis for fiscal year 2004, in the amount of up to 7.418 billion Euros, as a result of applying the tax acquisition value resulting from taking the market value of Lycos shares that were received, instead of the book value with which they were recorded in application of the provisions of Section 159 of the Corporations Act. Notwithstanding the foregoing, given the contrary position stated by the Spanish Revenue Service in response to tax questions in similar cases, and current uncertainties regarding the final decision that it might adopt, as of the date of preparation of the annual financial statements, no accounting effect whatsoever was taken into account with respect thereto. Despite the fact that the above-mentioned legal difficulties put the effectiveness of such tax credits into question, and that in the best of cases under the current situation, there will probably be a long time before recovery thereof, according to the advice received, a value of approximately €0.40 per share of Terra has been attributed thereto by the Board of Directors of Terra.

2.6 Comparison with the methods foreseen for de-listing offers

Merely as an indication, the Directors of Terra asked their financial advisor, Lehman Brothers, to calculate each of the Terra values that would result from applying the methods stipulated in Article 7.3 of Royal Decree 1197/1991, having regard to the dividend of €0.60 per share Terra plans to pay its shareholders prior to registration of the merger.

This analysis produced the following values:

•	Underlying book value of Terra: €2.31 per share (as of December 31, 2004).

•	Liquidation value of Terra: €2.28 per share.

•	Average market price of Terra during the six-month period prior to February 14, 2005 (weighted average): €2.30 per share.

•	Price of previously offered consideration, if any tender offer had been made in the preceding year. No tender offer had been made for Terra in the preceding year. Nonetheless, Terra was the subject of a tender offer by Telefónica in May 2003 at a price of €5.25 per share. Adjusting the price by the €2 anticipated dividend distributed by Terra to its shareholders between that date and the current time, and by the €0.60 anticipated dividend it plans to distribute before carrying out the merger, the comparable price would be €2.65 per share.

Consequently, the implied value of the Terra share in the merger (€2.98 per share) is higher than the highest price resulting from the application of the methods provided for in Article 7.3 of Royal Decree 1197/1991, adjusted by the €0.60 dividend per share to be distributed by Terra.

2.7 Conclusions

In the light of the foregoing, the Directors of Terra conclude:

•	that the merger examined in this Report is highly advisable for both merging companies and their shareholders, since the merger will permit the integration of the telephone and Internet businesses and

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thus enable the two companies to deal successfully with the challenges posed by the development of the industry, technological change and customers’ new needs; and

•	that the exchange ratio was calculated on the basis of the actual values of the two merging Companies; and that the exchange ratio is deemed fair for the shareholders of Terra other than its majority shareholder, Telefónica, as confirmed by the financial advisors.

* * *

On the basis of the foregoing considerations, repeating where necessary the content of the Merger Plan, in accordance with the provisions of article 237 of the Corporations Law, the Directors of Terra Networks, with the qualifications indicated below, approve and sign this Report on the Plan for the merger by absorption of Terra Networks, S.A. into Telefónica, S.A.

* * *

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Madrid, April 12, 2005.

/s/ MR. JOAQUÍN FAURA BATTLE Mr. Joaquín Faura Battle	/s/ MR. FRANCISCO MORENO DE ALBORÁN Y DE VIERNA Mr. Francisco Moreno de Alborán y de Vierna

/s/ MR. ALFONSO MERRY DEL VAL GRACIE Mr. Alfonso Merry del Val Gracie	/s/ MR. CARLOS FERNÁNDEZ-PRIDA MÉNDEZ-NÚÑEZ Mr. Carlos Fernández-Prida Méndez-Núñez

/s/ MR. LUIS BADÍA ALMIRALL Mr. Luis Badía Almirall

It is noted for the record that (i) all the Directors appointed as per indication of Telefónica, S.A., that is, Mr. J. Alfonso Bustamante Bustamante, Mr. Enrique Used Aznar and Mr. Fernando Labad Sasiaín have abstained from attending and participating in the deliberations of the Board of Directors of Terra Networks, S.A. on this Report and, consequently, have not signed it, because it was believed that they are subject to a potential conflict of interest; and (ii) that D. Luis Bassat Coen has also abstained from participating in the deliberations in relation to it, because it was believed that he is subject to a potential conflict of interest, and for this reason he has not signed this report either.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification under Telefónica Bylaws and Spanish Law. Under Spanish law the directors of Telefónica shall be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts contrary to the law or the articles, or acts carried out without the diligence with which they ought to perform their duties. No provision of our bylaws provides for the indemnification of the directors with respect to such liabilities.

Telefónica D&O Insurance. Telefónica maintains an insurance policy that protects our officers and the members of our Board of Directors from liabilities incurred as a result of actions taken in their official capacity.

Item 21. Exhibits

Exhibit Number	Description
2.1	Merger plan (included as Annex A-1 to the joint information statement/prospectus contained in this Registration Statement)

2.2	Merger Balance Sheets (included as Annex A-2 and Annex A-3 to the joint information statement/prospectus contained in this Registration Statement)

3.1	Bylaws of Telefónica (incorporated herein by reference to Exhibit 1.1 to Telefónica’s annual report on Form 20-F for the fiscal year ended December 31, 2003)

5.1	Executed Opinion of Uría & Menéndez, Spanish counsel to Telefónica, regarding the validity of the Telefónica ordinary shares.

8.1	Executed Opinion of Uría & Menéndez regarding certain Spanish income tax matters.

8.2	Executed Opinion of Davis Polk & Wardwell with respect to certain U.S. tax matters.

23.1	Consent of Deloitte, S.L. regarding incorporation by reference of its opinion contained in Telefónica’s 2004 Form 20-F.

23.2	Consent of Deloitte, S.L. regarding incorporation by reference of its opinion contained in Terra Networks’ 2004 Form 20-F.

23.3	Consent of Deloitte, S.L. regarding disclosure of its opinion regarding Telefónica, S.A.’s (parent company) financial statements as at and for the year ended December 31, 2004 in this registration statement on Form F-4.

23.4	Consent of Deloitte, S.L. regarding disclosure of its opinion regarding Terra Networks, S.A.’s (parent company) financial statements as at and for the year ended December 31, 2004 in this registration statement on Form F-4.

23.5	Consent of Deloitte & Touche S.p.A regarding incorporation by reference of its opinion contained in Telefónica’s 2004 Form 20-F.

23.6	Consent of BDO Audiberia regarding incorporation by reference of its opinion contained in Terra Networks’ 2004 Form 20-F.

23.7	Consent of KPMG Deutsche Treuhand-Gesellschaft regarding incorporation by reference of its opinions contained in Terra Networks’ 2004 Form 20-F.

23.8	Consent of Morgan Stanley & Co. Limited regarding disclosure of its opinion in this registration statement on Form F-4.

23.9	Consent of Lehman Brothers Europe Limited regarding disclosure of its opinion in this registration statement on Form F-4.

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Exhibit Number	Description
23.10	Consent of Citigroup Global Markets Limited regarding disclosure of its opinion in this registration statement on Form F-4.

23.11	Executed Consent of Uría & Menéndez (included in the opinion filed as Exhibit 8.1 to this registration statement).

23.12	Executed Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.2 to this registration statement).

23.13	Consent of KPMG Auditores, S.L. regarding disclosure of its opinion in this registration statement on Form F-4.

24	Power of Attorney (included as part of the signature pages).

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection

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with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the joint information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid, Spain on April 22, 2005.

TELEFÓNICA, S.A.
(Registrant)

By:	/s/ SANTIAGO FERNÁNDEZ VALBUENA
Name:	Santiago Fernández Valbuena
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below (whether as a member of the Board of Directors or officer of Telefónica, S.A., as authorized representative of Telefónica, S.A. or otherwise) constitutes and appoints César Alierta Izuel, Santiago Fernández Valbuena and Antonio Alonso Ureba and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents of each of them, full power and authority to do and perform each every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below on April 22, 2005 by the following persons in the capacities indicated:

Signature	Title

* César Alierta Izuel	Chief Executive Officer and Chairman of the Board of Directors

* Santiago Fernández Valbuena	Chief Financial Officer

* Alfonso Alonso Durán	Controller

* Isidro Fainé Casas	Vice-Chairman of the Board of Directors

José Antonio Fernández Rivero	Vice-Chairman of the Board of Directors

* Jesús María Cadenato Matía	Director

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Signature	Title

* Maximino Carpio García	Director

* Carlos Colomer Casellas	Director

* Alfonso Ferrari Herrero	Director

* José Fernando de Almansa Moreno-Barreda	Director

* Gonzalo Hinojosa Fernández de Angulo	Director

* Miguel Horta e Costa	Director

Pablo Isla Álvarez de Tejera	Director

* Luis Lada Díaz	Director

José Fonollosa García	Director

* Antonio Massanell Lavilla	Director

* Enrique Used Aznar	Director

* Antonio Viana-Baptista	Director

* Mario Eduardo Vázquez	Director

Gregorio Villalabeitia Galarraga	Director

* Antonio Alonso Ureba	Director and Secretary

Authorized Representative of Telefónica S.A. in the United States:

* Maria Dolores Pizarro Figueroa	General Counsel TLD Puerto Rico

*	Signed by Santiago Fernández Valbuena pursuant to the power of attorney provided above.

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EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger plan (included as Annex A-1 to the joint information statement/prospectus contained in this Registration Statement)

2.2	Merger Balance Sheets (included as Annex A-2 and Annex A-3 to the joint information statement/prospectus contained in this Registration Statement)

3.1	Bylaws of Telefónica (incorporated herein by reference to Exhibit 1.1 to Telefónica’s annual report on Form 20-F for the fiscal year ended December 31, 2003)

5.1	Executed Opinion of Uría & Menéndez, Spanish counsel to Telefónica, regarding the validity of the Telefónica ordinary shares.

8.1	Executed Opinion of Uría & Menéndez regarding certain Spanish income tax matters.

8.2	Executed Opinion of Davis Polk & Wardwell with respect to certain U.S. tax matters.

23.1	Consent of Deloitte, S.L. regarding incorporation by reference of its opinion contained in Telefónica’s 2004 Form 20-F.

23.2	Consent of Deloitte, S.L. regarding incorporation by reference of its opinion contained in Terra Networks’ 2004 Form 20-F.

23.3	Consent of Deloitte, S.L. regarding disclosure of its opinion regarding Telefónica, S.A.’s (parent company) financial statements as at and for the year ended December 31, 2004 in this registration statement on Form F-4.

23.4	Consent of Deloitte, S.L. regarding disclosure of its opinion regarding Terra Networks, S.A.’s (parent company) financial statements as at and for the year ended December 31, 2004 in this registration statement on Form F-4.

23.5	Consent of Deloitte & Touche S.p.A regarding incorporation by reference of its opinion contained in Telefónica’s 2004 Form 20-F.

23.6	Consent of BDO Audiberia regarding incorporation by reference of its opinion contained in Terra Networks’ 2004 Form 20-F.

23.7	Consent of KPMG Deutsche Treuhand-Gesellschaft regarding incorporation by reference of its opinions contained in Terra Networks’ 2004 Form 20-F.

23.8	Consent of Morgan Stanley & Co. Limited regarding disclosure of its opinion in this registration statement on Form F-4.

23.9	Consent of Lehman Brothers Europe Limited regarding disclosure of its opinion in this registration statement on Form F-4.

23.10	Consent of Citigroup Global Markets Limited regarding disclosure of its opinion in this registration statement on Form F-4.

23.11	Executed Consent of Uría & Menéndez (included in the opinion filed as Exhibit 8.1 to this registration statement).

23.12	Executed Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.2 to this registration statement).

23.13	Consent of KPMG Auditores, S.L. regarding disclosure of its opinion in this registration statement on Form F-4.

24	Power of Attorney (included as part of the signature pages).